UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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GLOBAL CROSSING LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 4, 2005

Dear Shareholder:

The Board of Directors cordially invites you to attend an Extraordinary General Meeting of Shareholders, which we will hold at 10:00 a.m., Eastern Standard Time, on February 28, 2005 at the Company’s offices at 200 Park Avenue, Florham Park, New Jersey.

The Notice of Extraordinary General Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting.

It is important that your shares be represented at the Extraordinary General Meeting, whether or not you plan to attend the meeting in person. Please complete, sign and date the enclosed proxy card and return it in the accompanying prepaid envelope to ensure that your shares will be represented at the meeting.

Thank you for your continued support.

LODEWIJK CHRISTIAAN VAN WACHEM
Chairman of the Board of Directors

Notice of Extraordinary General Meeting of Shareholders

We will hold an Extraordinary General Meeting of Shareholders (the “extraordinary meeting”) of Global Crossing Limited (“Global Crossing”) at the Company’s offices at 200 Park Avenue, Florham Park, New Jersey, on February 28, 2005, at 10:00 a.m., Eastern Standard Time, solely for the following purposes:

1.	To consider and act upon a proposal to approve the anti-dilution provisions of Global Crossing’s $250 million aggregate principal amount of 4.7% Senior Secured Mandatory Convertible Notes due 2008 and to ratify the issuance of such notes and the Board of Director’s approval of the issuance of the common shares into which they are convertible; and

2.	To transact any other business that may properly come before the extraordinary meeting and any adjournment or postponement of the meeting.

Only common and preferred shareholders of record at the close of business on January 3, 2005, which has been fixed as the record date for notice of the extraordinary meeting, are entitled to receive this notice and to vote at the meeting.

It is important that your shares be represented at the extraordinary meeting. Whether or not you expect to attend the meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly in the reply envelope provided.

By order of the Board of Directors,

MITCHELL C. SUSSIS
Secretary, Vice President & Deputy General Counsel

February 4, 2005

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Global Crossing Limited is soliciting your proxy for use at the Extraordinary General Meeting of Shareholders to be held on February 28, 2005 (the “extraordinary meeting”). These proxy materials are being mailed to shareholders beginning on or about February 4, 2005.

Global Crossing Limited, or “New GCL,” was formed under the laws of Bermuda in 2002. On January 28, 2002, Global Crossing Ltd., a company formed under the laws of Bermuda in 1997 (“Old GCL”), and a number of its subsidiaries commenced cases under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York. December 9, 2003 was the effective date for the joint plan of reorganization of Old GCL and such subsidiaries (the “Effective Date”). On that date, Old GCL transferred substantially all of its assets to New GCL. New GCL thereby became the parent company of the Global Crossing consolidated group of companies and succeeded to Old GCL’s reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as otherwise noted herein, references in this proxy statement to “Global Crossing,” “the Company,” “we,” “our” and “us” in respect of time periods on or prior to December 9, 2003 are references to Old GCL and its subsidiaries, while such references in respect of time periods after December 9, 2003 are references to New GCL and its subsidiaries. Pursuant to our plan of reorganization, on the Effective Date a subsidiary of Singapore Technologies Telemedia Pte Ltd (“ST Telemedia”; together with its subsidiaries, the “STT Shareholder Group”) invested $250 million in cash in exchange for a 61.5% equity interest in New GCL consisting of 6,600,000 common shares and 18,000,000 preferred shares.

Our principal executive offices are located at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. Our telephone number is 441-296-8600. You may visit us at our website located at www.globalcrossing.com.

Date, Time and Place

We will hold the Extraordinary General Meeting at the Company’s offices at 200 Park Avenue, Florham Park, New Jersey on February 28, 2005 at 10:00 a.m., Eastern Standard Time, subject to any adjournments or postponements.

Representatives of Ernst & Young LLP, our independent public accountants, are expected to be present at the extraordinary meeting and to respond to appropriate questions and will have the opportunity to make a statement should they so desire.

Who Can Vote; Votes Per Share

Common and preferred shareholders of record at the close of business on January 3, 2005 are eligible to vote at the extraordinary meeting. As of the close of business on that date, we had outstanding 22,000,000 common shares par value U.S. $.01 per share, and 18,000,000 2.0% Cumulative Senior Convertible Preferred Shares (the “Senior Preferred Shares”) par value U.S. $.01 per share. All of the Senior Preferred Shares and 6,600,000 common shares are currently held by the STT Shareholder Group. The Senior Preferred Shares are convertible into common shares on a one-for-one basis, subject to adjustment in certain circumstances.

Under our bye-laws and the certificate of designations for the Senior Preferred Shares, each common share and each Senior Preferred Share currently entitles the holder to one vote on all matters entitled to be voted on by holders of our common shares, with the Senior Preferred Shares and the common shares voting together as a single class. Each common share and each Senior Preferred Share will therefore be entitled to one vote on the proposal described in this proxy statement. Although the holders of the common and Senior Preferred Shares also have certain separate class voting rights under Bermuda law, no separate class vote will take place at the extraordinary meeting.

Quorum and Voting Requirements

The presence in person or by proxy of at least two shareholders entitled to vote and holding shares representing more than 50% of the votes of all outstanding common shares and Senior Preferred Shares will constitute a quorum at the extraordinary meeting. Abstentions and broker “non-votes” are counted for purposes of establishing a quorum. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.

Approval of the proposal set out below requires the affirmative vote of at least a simple majority of the votes cast. Abstentions and broker “non-votes” will not affect the voting results, although they will have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

How to Vote

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If you are the shareholder of record, you may either vote in person at the meeting or by proxy. All common shares represented by a proxy that is properly executed by the shareholder of record and received by our transfer agent, EquiServe Trust Company, N.A. (“Equiserve”), by 9:00 a.m., Eastern Standard Time, on February 28, 2005, will be voted as specified in the proxy, unless validly revoked as described below. To vote by mail, please sign, date and mail your proxy card in the envelope provided. If you return a proxy by mail and do not specify your vote, your shares will be voted as recommended by the Board of Directors.

As an alternative to appointing a proxy, a shareholder that is a corporation may appoint any person to act as its representative by delivering written evidence of that appointment, which must be received at our principal executive offices not later than one hour before the time fixed for the beginning of the extraordinary meeting. A representative so appointed may exercise the same powers, including voting rights, as the appointing corporation could exercise if it were an individual shareholder.

The Board of Directors is not currently aware of any business that will be brought before the extraordinary meeting other than the proposal described in this proxy statement. If, however, other matters are properly brought before the extraordinary meeting or any adjournment or postponement of the meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Revocation of Proxies

You may revoke your proxy or in the case of a corporation, its authorization of a representative at any time before it is voted (1) by so notifying the Secretary of the Company in writing at the address of our principal executive offices not less than one hour before the time fixed for the beginning of the extraordinary meeting, (2) by signing and dating a new and different proxy card or (3) by voting your shares in person or by an appointed agent or representative at the extraordinary meeting. You cannot revoke your proxy merely by attending the extraordinary meeting.

Proxy Solicitation

We will bear the costs of soliciting proxies from the holders of our common shares. Proxies will initially be solicited by us by mail, but directors, officers and selected other employees of the Company may also solicit proxies by personal interview, telephone, facsimile or e-mail. Directors, executive officers and any other employees who solicit proxies will not be specially compensated for those services, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. We have engaged Georgeson Shareholder Communications, Inc. to assist us in coordinating the mailing of proxy materials at an estimated fee of $1,200 plus disbursements. Equiserve has agreed to assist us in connection with the tabulation of proxies.

Interest of Certain Persons in Matter to be Acted Upon

Two of our directors, Peter Seah Lim Huat and Lee Theng Kiat, are executive officers of ST Telemedia and/or its corporate parent. The proposal to be acted upon at the extraordinary meeting relates to our 4.7% Senior Secured Mandatory Convertible Notes due 2008, which are held by a subsidiary of ST Telemedia, our indirect majority shareholder.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth, as of December 31, 2004, certain information regarding the beneficial ownership of the Company’s common shares by (1) each person or entity who is known by us to beneficially own 5% or more of our common shares, (2) each of our directors and Executive Committee members, (3) our Chief Executive Officer and our other four most highly compensated executive officers at the end of 2003 and (4) all of our directors, Executive Committee members and executive officers as a group. To our knowledge, each such shareholder has sole voting and investment power with respect to the shares shown, unless otherwise noted. For purposes of this table, an individual is deemed to have sole beneficial ownership of securities owned jointly with such individual’s spouse. Amounts appearing in the table below include (1) all common shares outstanding as of December 31, 2004 and (2) all common shares issuable upon the exercise of options, warrants or other rights within 60 days of December 31, 2004.

Beneficial Ownership of Common Shares

	Number of Shares(1)	Percentage of Class
STT Shareholder Group(2)	38,040,860	71.18%
Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (the “Slim Family”)(3)	4,380,000	19.91%
Richard Rainwater(4)	3,235,000	14.7%
Lodewijk Christiaan van Wachem, Chairman of the Board and Director	—	*
Peter Seah Lim Huat, Vice Chairman of the Board and Director(5)	16,000	*
E.C. “Pete” Aldridge, Jr., Director	—	*
Donald L. Cromer, Director	—	*
Archie Clemins, Director	—	*
Richard R. Erkeneff, Director	1,500	*
Lee Theng Kiat, Director(5)	88,800	*
Charles Macaluso, Director	—	*
Michael Rescoe, Director	—	*
Robert J. Sachs, Director	—	*
Steven T. Clontz, Executive Committee Member(5)	4,800	*
Jean F.H.P. Mandeville, Executive Committee Member(5)	41,200	*
Jeremiah D. Lambert, Executive Committee Member	—	*
John J. Legere, Chief Executive Officer and Executive Committee Member(6)	108,000	*
Jose Antonio Ríos, Chief Administrative Officer, President-Global Crossing International and Chairman of the Board - Global Crossing UK(6)	36,666	*
Daniel J. Enright, Executive Vice President, Global Operations(6)	16,666	*
Edward T. Higase, Executive Vice President, Worldwide Carrier Services(6)	16,666	*
Anthony D. Christie, Executive Vice President and Chief Marketing Officer(6)	16,666	*
All directors, Executive Committee members and executive officers(6) as a group (23 persons)	294,662	1.32%

*	Percentage of shares beneficially owned does not exceed one percent.

(1)	As of December 31, 2004, 22,000,000 common shares and 18,000,000 Senior Preferred Shares were issued and outstanding. The Senior Preferred Shares are held by the STT Shareholder Group and are convertible into common shares on one-for-one basis (subject to adjustment). Together, the common shares and Senior Preferred Shares held by the STT Shareholder Group constitute 61.5% of the outstanding voting shares of the Company. The provisions governing the conversion rights of the Senior Preferred Shares can be found in the “Certificate of Designations” filed as Exhibit 4.2 to our 2003 annual report on Form 10-K.

(2)	Based on information provided in Amendment No. 6 to Schedule 13D filed by such shareholders on December 30, 2004. STT Crossing Ltd. (“STT Crossing”) is an indirect subsidiary of Temasek Holdings (Private) Limited (“Temasek”), its ultimate parent entity, and is located at 51 Cuppage Road, #09-01, Starhub Centre, Singapore 229469. STT Crossing owns 6,600,000 common shares and all 18,000,000 Senior Preferred Shares of New GCL. In addition, STT Crossing and STT Hungary Liquidity Management Limited Liability Company, another member of the STT Shareholder Group (“STT Hungary”), each holds $125 million principal amount of the convertible notes described in Proposal No. 1. As a result, each of STT Crossing and STT Hungary has the immediate right to convert its convertible notes into 6,720,430 common shares (13,440,860 common shares in total). Temasek, through its ultimate ownership of STT Crossing and STT Hungary, may be deemed to have voting and dispositive power over all such shares; however, pursuant to Rule 13d-4 under the Exchange Act, Temasek expressly disclaims beneficial ownership of such shares.

(3)	Based on information provided in Amendment No. 2 to Schedule 13G filed by such shareholders on April 14, 2004 and on Form 4 filed by such shareholders on July 30, 2004. Including the Senior Preferred Shares beneficially owned by the STT Shareholder Group in the calculation, the Slim Family beneficially owns 10.95% of the outstanding voting shares. The members of the Slim Family have an address at Paseo de Las Palmas #736, Colonia Lomas de Chapultepec, 11000 Mexico, D.F., Mexico and have shared voting and dispositive power with respect to these shares. The members of the Slim Family are beneficiaries of a Mexican trust which in turn owns all of the outstanding voting securities of Inmobiliaria Carso, S.A. de C.V (“Inmobiliaria”). Inmobiliaria is a holding company with interests in the real estate industry, and is the sole member of Orient Star Holdings LLC (“Orient Star”), which holds 3,990,000 common shares of the Company. Orient Star is a Delaware limited liability company with portfolio investments in various companies. The other 390,000 common shares of the Company beneficially owned by the Slim Family are held by Carso Global Telecom S.A. de C.V., the majority of the outstanding voting equity securities of which are beneficially owned by the members of the Slim Family.

(4)	Based on information provided in Amendment No. 1 to Schedule 13D filed by such shareholder on September 21, 2004. Including the Senior Preferred Shares beneficially owned by the STT Shareholder Group in the calculation, Mr. Rainwater beneficially owns 8.09% of the outstanding voting shares. Such shares include (a) 3,126,458 shares owned directly by Mr. Rainwater and (b) 108,542 shares owned by The Richard E. Rainwater Charitable Remainder Unitrust No. 2 (the “Trust”). Mr. Rainwater is the sole trustee of the Trust and in that capacity exercises the power to vote and to dispose of all shares owned by the Trust. Mr. Rainwater may have a pecuniary interest in the shares owned by the Trust. Mr. Rainwater has sole voting and dispositive power with respect to the shares not owned by the Trust. Mr. Rainwater has a business address at 777 Main Street, Suite 2250, Fort Worth, Texas 76102.

(5)	These individuals’ holdings represent shares issuable upon exercise of options granted by the STT Shareholder Group in the outstanding common shares of the Company held by the STT Shareholder Group.

(6)	These individuals’ holdings represent shares issuable upon exercise of options granted by the Company under the 2003 Global Crossing Limited Stock Incentive Plan.

PROPOSAL NO. 1

APPROVAL OF THE ANTI-DILUTION PROVISIONS OF GLOBAL CROSSING’S $250 MILLION AGGREGATE PRINCIPAL AMOUNT OF 4.7% SENIOR SECURED MANDATORY CONVERTIBLE NOTES DUE 2008 AND RATIFICATION OF THE ISSUANCE OF SUCH NOTES AND THE BOARD’S APPROVAL OF THE ISSUANCE OF THE COMMON SHARES INTO WHICH THEY ARE CONVERTIBLE

On October 8, 2004, our Board of Directors (the “Board”) approved the issuance of $250 million aggregate principal amount of Global Crossing Limited’s 4.7% Senior Secured Mandatory Convertible Notes due 2008 (the “Convertible Notes”) in connection with a recapitalization plan intended to meet our long-term funding requirements (the “Recapitalization Plan”). On December 23, 2004, the Recapitalization Plan was consummated and the Convertible Notes were issued. The Convertible Notes are convertible into 16.2 million common shares (assuming conversion after four years), subject to certain adjustments described below (as adjusted, the “Conversion Shares”). The Board is now asking shareholders to approve certain anti-dilution provisions applicable to the Convertible Notes and to ratify the issuance of the Convertible Notes and the Board’s approval of the issuance of the Conversion Shares.

Background

Upon our emergence from bankruptcy on December 9, 2003, Global Crossing North American Holdings, Inc., our wholly-owned subsidiary, issued and sold $200 million aggregate principal amount of 11% Senior Secured Notes due 2006 (the “Senior Secured Notes”) to a member of the STT Shareholder Group. Proceeds from this sale were distributed to our pre-petition creditors. The Senior Secured Notes were secured by substantially all our assets.

During 2004, a member of the STT Shareholder Group also made available to Global Crossing (UK) Telecommunications Limited (“GCUK”), our primary operating company subsidiary in the United Kingdom, a $125 million senior secured credit facility (the “Bridge Loan Facility”). The Bridge Loan Facility was originally scheduled to mature on December 31, 2004, although on November 5, 2004 the maturity date was extended to January 15, 2005. The Bridge Loan Facility was secured by a lien on substantially all of the assets of GCUK and a pledge over the capital stock of GCUK. The terms of the Bridge Loan Facility required it to be repaid from the proceeds of any debt or capital markets transaction of GCUK. In addition, the STT Shareholder Group had the right to exchange a principal amount of the loan balance under the Bridge Loan Facility for an equivalent principal amount of debt securities issued in any such debt offering by GCUK.

The Restructuring Agreement

Since early 2004, we had been seeking to arrange financing to provide us with the additional liquidity needed through the end of 2004 and beyond and to refinance the Bridge Loan Facility. Although the indenture for the Senior Secured Notes permitted us to borrow up to $150 million under one or more working capital facilities, discussions with potential lenders throughout 2004 revealed that an amendment of the collateral security provisions of the Senior Secured Notes was required in order for us to obtain financing under such a working capital facility. In addition, our long-term financing requirements were substantially in excess of the amounts permitted to be incurred under the Senior Secured Notes indenture.

In order to permit a secured debt financing by GCUK and a working capital facility to proceed, on October 8, 2004 we and several of our subsidiaries entered into a restructuring agreement (the “Restructuring Agreement”) with several members of the STT Shareholder Group, pursuant to which the parties agreed to the Recapitalization Plan in which:

•	GCUK (or one of its subsidiaries) would complete a senior secured debt financing, whose proceeds of approximately $300 million or more would be used to finance our long-term liquidity requirements;

•	We would use a portion of the proceeds of the GCUK debt financing to redeem $75 million of the Senior Secured Notes for cash at par;

•	The remaining Senior Secured Notes ($125 million aggregate principal amount) would be canceled;

•	The $125 million Bridge Loan Facility would be canceled; and

•	We would issue $250 million aggregate principal amount of Convertible Notes to members of the STT Shareholder Group.

Our Board of Directors approved the Restructuring Agreement and the transactions contemplated by the Restructuring Agreement upon the recommendation of the ad hoc Finance Committee, which is comprised entirely of independent directors.

Reason for Shareholder Approval

Pursuant to the terms of the Restructuring Agreement as originally executed, at the time of their issuance the Convertible Notes were intended to include the Anti-Dilution Provisions (as defined below). However, after consultation with the staff of the National Association of Securities Dealers, Inc. (the “NASD”), it was determined that the existence of the Anti-Dilution Provisions could have caused the issuance of the Convertible Notes to be subject to NASD Rule 4350(i)(1)(D) (the “20% Rule”). The 20% Rule requires companies, such as us, whose securities are authorized for trading on the Nasdaq National Market System, to obtain shareholder approval for the sale, issuance or potential issuance, other than in a public offering, of securities convertible into common shares at a price less than the greater of book or market value if such common shares represent in excess of 20% of the common shares or of the voting power outstanding before such issuance.

On the date on which the Restructuring Agreement was executed (October 8, 2004), we had outstanding 40 million voting shares, consisting of 22 million common shares and 18 million Senior Preferred Shares. The 16.2 million shares issuable upon conversion of the Convertible Notes (assuming conversion after four years and no adjustments as described below) represent 40.5% of our total voting shares prior to the date of the issuance of the Convertible Notes. The effective purchase price of the Conversion Shares (the “Conversion Price”) was $18.60 per share, which is greater than the fair market value of the common shares of $15.85 per share at the time of the execution of the Restructuring Agreement (the “Per Share FMV”). However, the Restructuring Agreement contemplated that the Conversion Price could be adjusted under certain circumstances, including through application of the Anti-Dilution Provisions. Since the Anti-Dilution Provisions could theoretically cause the Conversion Price to fall below the Per Share FMV, it was determined that the 20% Rule could have required a shareholders vote prior to the issuance of the Convertible Notes if such notes were to include the Anti-Dilution Provisions.

Due to timing considerations relating to the Company’s liquidity and the GCUK secured debt financing, the Company and the STT Shareholder Group determined that it would be in the Company’s best interest to avoid the need to hold a shareholders meeting prior to the closing of the Recapitalization Plan. The parties therefore executed Amendment No. 1 to the Restructuring Agreement as of December 10, 2004. Pursuant to this amendment, the STT Shareholder Group agreed that the Convertible Notes would be issued with Anti-Dilution Provisions that will only go into full effect if they are approved by the shareholders at a duly convened shareholders meeting. Prior to such approval, the Conversion Price may not be decreased to less than $15.85 per share, as adjusted for stock splits, stock combinations, mergers, consolidations, spinoffs and other similar changes to the Company’s capital structure. In exchange, the Company agreed that it would hold a shareholders meeting to approve the Anti-Dilution Provisions and ratify the issuance of the Convertible Notes as soon as practicable and that the Board would recommend that the shareholders approve the relevant proposal. The Company also agreed not to issue any common shares or securities exchangeable or convertible into common shares until the shareholders meeting has been held. The Company has called this extraordinary meeting in order to fulfill its obligations under Amendment No. 1 to the Restructuring Agreement and to eliminate the restriction on the issuance of securities.

Consummation of the Recapitalization Plan

The Recapitalization Plan was consummated on December 23, 2004. On that date, GCUK issued approximately $404 million aggregate principal amount of senior secured notes due 2014 (the “GCUK Notes”) for aggregate gross proceeds of approximately $398 million. $75 million of the net proceeds were used to repay in part the Senior Secured Notes. The balance of the Senior Secured Notes, together with the entire Bridge Loan Facility, were refinanced by the Convertible Notes. The Convertible Notes were issued with Anti-Dilution Provisions that will only go into full effect if they are approved by the shareholders. The net proceeds of the GCUK Notes offering (after giving effect to the repayment of $75 million of the Senior Secured Notes), together with a $50 to $100 million working capital facility that we intend to enter into in the first quarter of 2005, are expected to meet our long-term funding requirements. We believe that the Recapitalization Plan has significantly improved our capital structure and financial resources.

The Initial Holders

The initial holders of the Convertible Notes are members of the STT Shareholder Group who held the outstanding debt that was refinanced with the Convertible Notes. Because the STT Shareholder Group beneficially own 61.5% of the total voting power of the shares entitled to vote at the extraordinary meeting, the STT Shareholder Group controls the outcome of this Proposal No. 1. ST Telemedia has informed us that it will vote all the voting shares that it beneficially owns in favor of this Proposal No. 1.

The STT Shareholder Group is not required to hold the Convertible Notes for any specified period.

Preemptive Rights

The holders of our common shares (other than the STT Shareholder Group) have no preemptive rights to purchase Convertible Notes or additional common shares.

Description of the Convertible Notes

The terms of the Convertible Notes are substantially similar to the terms of the Senior Secured Notes previously held by the STT Shareholder Group, except for the conversion rights applicable to the Convertible Notes. The principal terms of the Convertible Notes are summarized below.

General. The Convertible Notes were issued pursuant to an indenture with Wells Fargo Bank, National Association, as trustee. Wells Fargo Bank, National Association was also the trustee for the indenture governing the Senior Secured Notes. The trustee is not required to take action to enforce the liens securing the Convertible Notes unless the trustee is furnished with security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in taking such action. The Convertible Notes and the indenture governing the notes are governed by New York law.

Maturity and interest. The Convertible Notes will mature on the fourth anniversary of the date of their issuance and bear interest at the rate of 4.7% per annum. We will pay interest by issuing additional Convertible Notes with an aggregate principal amount equal to the amount of the interest to be paid. There is no sinking fund.

As described below, the Convertible Notes are convertible into common shares. However, in the event that we are unable to deliver common shares upon receiving a notice of conversion from a holder of Convertible Notes as the result of any law, rule or regulation or administrative proclamation or for any other reason (a “Conversion Restriction”), we will pay accrued interest on those Convertible Notes at a rate of 11% (calculated retroactively from the issue date) until their redemption, provided that upon a sale or transfer of Convertible Notes by the STT Shareholder Group to any third party, the initial interest rate of 4.7% will be reinstated upon the original terms of the Convertible Notes. If a Conversion Restriction exists on the maturity date, we will redeem the Convertible Notes for $250 million, plus accrued interest at 11% (calculated retroactively from the issue date). We would also be required to repay the Convertible Notes in cash if we were to default on the indenture governing the Convertible Notes.

Ranking. The Convertible Notes are senior in right of payment to all other indebtedness of us and our material subsidiaries (other than GCUK and its subsidiaries), except that they are equal in right of payment with one or more working capital facilities of us or our subsidiaries in an aggregate principal amount of up to $150 million and a limited amount of other senior indebtedness of us and our subsidiaries.

Guarantees. Most of our existing and future material subsidiaries, except for GCUK and its subsidiaries, guarantee the Convertible Notes.

Security. The Convertible Notes are secured by a lien on substantially all the assets of us and our material subsidiaries, except for GCUK’s assets and the assets of its subsidiaries. This lien will be second in priority to liens in favor of any permitted working capital or receivables facilities if and when any such facilities come into existence. The security includes a pledge over the shares of GCUK’s immediate parent company.

Operating Restrictions. The indenture governing the Convertible Notes contains covenants and events of default that are customary for high-yield senior notes. These provisions include (1) limitations on our ability and the ability of our subsidiaries (other than GCUK and its subsidiaries) to incur indebtedness or guarantee other indebtedness; (2) limitations on dividend and other payments to holders of equity and subordinated debt; (3) limitations on investments; (4) limitations on sale and leaseback transactions; (5) limitations on asset sales, consolidations, and mergers; (6) limitations on creating or assuming liens; and (7) limitations on transactions with affiliates. These provisions have limited exceptions, baskets and carve-outs. In particular, the limitation on indebtedness covenant permits the incurrence of (i) up to $150 million in additional debt under one or more working capital or receivables facilities; (ii) up to $50 million in purchase money debt or capital lease obligations; (iii) up to $50 million of additional indebtedness not otherwise permitted to be incurred; and (iv) additional subordinated debt if we satisfy the leverage ratio specified in the indenture, although we do not expect to satisfy that ratio for the foreseeable future. We also do not expect to pay any dividends on common shares in the foreseeable future.

Conversion. The holders of the Convertible Notes have the right to convert them into common shares at any time on or prior to their maturity date. Any Convertible Note that is not converted to common shares prior to the maturity date will convert automatically into common shares on the maturity date.

The number of common shares to be issued upon conversion of the Convertible Notes will be determined by dividing the principal amount so converted (together with any accrued but unpaid interest with respect to such principal amount) by the Conversion Price. The initial Conversion Price will be $18.60. Assuming that all the Convertible Notes are converted into common shares on the maturity date at the Conversion Price of $18.60, the Convertible Notes (including all Convertible Notes issued as interest) will convert into 16.2 million common shares. The terms of the Convertible Notes contain customary provisions for the adjustment of the Conversion Price in the event that we declare a stock dividend or stock split or any recapitalization, reorganization or similar transaction occurs.

In addition, provided the shareholders approve this Proposal No. 1, if we issue or sell common shares or any security convertible or exchangeable into common shares within six months of the issue date at a price per share that is less than 83.3% of the Conversion Price on the issue date, the number of common shares issuable upon conversion of the Convertible Notes will be determined by the following formula:

S =	(A * (1 – Y))	+	(A * Y)
	B		C

where:

S = the number of common shares issuable upon conversion;

A = the face amount of the Convertible Notes on the date of the new equity issuance;

B = the Conversion Price on the issue date;

C = the new equity price * 120%;

W = the sum of the number of common shares (1) outstanding on date of the issuance or sale of the new equity issuance, (2) issuable upon exercise of all warrants or upon conversion of all preferred stock or debt (including the Convertible Notes) and (3) issuable upon exercise of vested exercisable options;

X = the gross proceeds received by us as the result of such new equity issuance;

Y = X / (Z + X); and

Z = (the weighted-average price of our common shares in the 30-day period prior to the date of the issuance or sale of such new equity issuance) * W.

As a result of the foregoing (the “Anti-Dilution Provisions”), the Conversion Price will be adjusted to equal the face amount of the Convertible Notes on the date of the new equity issuance, divided by S. An adjustment made pursuant to this provision will become effective immediately after the consummation of the issuance or sale of the new equity issuance. The new equity issuance pursuant to which the Conversion Price would be adjusted as described above will be made subject to the approval of the independent members of the ad hoc Finance Committee of our Board of Directors.

For illustrative purposes only, if within six months of the issue date we were to engage in a new equity issuance of 10 million common shares at a price equal to $10 per share, the Anti-Dilution Provisions would result in a reduction of the Conversion Price from $18.60 to $17.37 per share.

In addition to the Anti-Dilution Provisions, if we make a new equity issuance for cash proceeds within two years of the issue date at a price per share less than 83.3% of the Conversion Price on the issue date, then the STT Shareholder Group will have the right (but not the obligation) to participate in such issuance, upon the same terms as the most favorable granted to any other participant in such issuance, such that the STT Shareholder Group’s percentage ownership of our company is unchanged, calculated to give pro forma effect to such issuance.

Early Redemption. The Convertible Notes will not be redeemable at our option prior to the occurrence of a Conversion Restriction. After the occurrence of a Conversion Restriction, GCL will have the right to redeem all or any part of the Convertible Notes held by the STT Shareholder Group at a redemption price in cash equal to 100% of the aggregate principal amount of the Convertible Notes redeemed, plus accrued and unpaid interest.

Change of Control. In the event of a change of control, we will be obligated to offer to purchase the Convertible Notes at a price equal to 101% of the outstanding principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Events of Default. The indenture governing the Convertible Notes contains events of default that are customary for high yield securities, including failure to make payments of principal and interest when due, breaches of covenants, cross-default to capital lease obligations or other indebtedness, bankruptcy, insolvency and unsatisfied judgment defaults. The indenture for the Convertible Notes provides for periodic certificates and legal opinions as to the absence of default and as to compliance with certain terms of the indenture.

Additional Amounts. We generally will pay such additional amounts as may be necessary so that the amount received by holders of the Convertible Notes after tax-related withholdings or deductions in relation to the Convertible Notes will not be less than the amount that holders would have received in the absence of the withholding or deduction.

Registration Rights. We will grant customary registration rights to the STT Shareholder Group in respect of the Convertible Notes and the shares issuable upon conversion of the Convertible Notes.

Subordination of Certain Debt. Loans by GCUK or its subsidiaries to us or our other subsidiaries are required to be subordinated in right of payment to the payment obligations to the holders of the Convertible

Notes upon and during the occurrence of an event of default under the indenture governing the Convertible Notes. The terms of any inter-company loan by GCUK to the Company or its affiliates must be agreed by the board of directors of GCUK, including the independent members thereof.

GCUK serves as a source of funding for the Company and its affiliates, and we expect to continue to use GCUK as a source of funding, subject to the covenants in the GCUK Notes and restrictions under English law. Because of losses that GCUK has accumulated, it will not be possible for GCUK to pay dividends to its parent company, an indirect subsidiary of the Company, until such time as these losses have been reduced and thereafter only to the extent of any available profit. Until that time, any funds to be made available by GCUK to the Company and its affiliates will be made through inter-company loans. However, GCUK’s ability to make loans to the Company and its affiliates is restricted by the indenture governing the GCUK Notes.

A loan or a dividend payment by GCUK is considered a “restricted payment” under the indenture governing the GCUK Notes. Such a payment generally is limited to, among other things, 50% of the operating cash flow of GCUK and its subsidiaries. In addition, within 120 days after the end of the period beginning on December 23, 2004 and ending December 31, 2005 and for each 12-month period thereafter, GCUK must offer to purchase a portion of the GCUK Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date, with 50% of GCUK’s excess operating cash flow from that period. GCUK may make restricted payments out of its operating cash flow, as well as certain other permissible amounts, only during the ten business days following the consummation of the annual excess cash tender offer.

Amendments. Subject to certain exceptions, the indenture governing the Convertible Notes may be amended with the consent of the holders of a majority in aggregate principal amount of the Convertible Notes then outstanding, and any past default or compliance with any provisions may also be waived (except a default in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of each holder of an outstanding note as described in the next sentence) with the consent of the holders of at least a majority in aggregate principal amount of the Convertible Notes then outstanding; provided that the holders of at least 85% in aggregate principal amount then outstanding generally will be required to consent to the release of any substantial portion of collateral that will secure the Convertible Notes. Without the consent of each holder of an outstanding Convertible Note, no amendment may, among other things (1) reduce the amount of Convertible Notes whose holders must consent to an amendment; (2) reduce the rate of or extend the time for payment of interest on any Convertible Note; (3) reduce the principal of, premium on, or extend the maturity of any Convertible Note; or (4) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Convertible Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Convertible Notes.

In addition, the indenture governing the Convertible Notes provides that we and our subsidiaries may not amend, supplement or waive any provision of the indenture for the GCUK Notes without notice to each of the holders of the Convertible Notes and the written consent of the holders of not less than a majority in aggregate principal amount of the Convertible Notes then outstanding.

Fairness Opinion of Blackstone Group L.P.

We retained The Blackstone Group L.P. (“Blackstone Group”) as a financial advisor to render an opinion as to the fairness to us and our shareholders (other than the STT Shareholder Group) from a financial point of view of the terms of the Convertible Notes. Blackstone Group is a nationally recognized, independent investment banking firm that is regularly engaged in rendering financial opinions in connection with mergers and acquisitions, private placements, tax matters, corporate planning and other purposes. On October 8, 2004, Blackstone Group provided its written opinion to our Board of Directors, that, based upon and subject to various considerations and assumptions, as of such date, the terms of the Convertible Notes were fair, from a financial point of view, to us and our shareholders (other than the STT Shareholder Group). The opinion of Blackstone Group is attached to this proxy statement as Annex A and is incorporated herein by reference. You are encouraged to read the attached opinion of Blackstone Group in its entirety.

Blackstone Group’s opinion is directed to the Board of Directors only and is directed only as to the fairness, from a financial point of view, to us and our shareholders (other than the STT Shareholder Group) of the terms of the Convertible Notes and does not constitute a recommendation as to how any of our shareholders should vote on any matter.

Blackstone Group received customary fees, including reimbursement of certain out-of-pocket expenses, for its services as a financial advisor related to the Recapitalization Plan. We have agreed to indemnify Blackstone Group against certain expenses and liabilities, including liabilities under federal securities law, incurred in connection with its services as a financial advisor.

More Information Regarding the Recapitalization Plan and the Convertible Notes

The terms of the Convertible Notes, the Restructuring Agreement and the other transactions contemplated by the Recapitalization Plan are complex and are only briefly summarized above. If you would like more information about these arrangements, please refer to the documents incorporated by reference into this proxy statement pursuant to items 3, 4 and 5 under “Incorporation By Reference,” below, as well as to the opinion of Blackstone Group attached to this proxy statement as Annex A.

Effect of Transaction and Shareholder Vote on Existing Shareholders

The exact number of common shares into which the Convertible Notes may ultimately be convertible may vary over time as described above. Assuming that all the Convertible Notes (including additional Convertible Notes issued as interest on Convertible Notes) are converted into common shares on the maturity date at the initial Conversion Price of $18.60, the Convertible Notes will be converted into 16.2 million common shares. Assuming no other changes in current shareholdings or shares outstanding, such a conversion would dilute the shareholdings of all shareholders other than members of the STT Shareholder Group from 70% of the common shares (38.5% of total voting shares) to 40.3% of the common shares (27.4% of total voting shares). This dilution could adversely affect the market price of the common shares.

If the shareholders approve this Proposal No. 1, the Anti-Dilution Provisions will become effective. In that event, if we were to engage in a New Equity Issuance within six months of the issue date at a price per share less than 83.3% of the Conversion Price on the issue date (i.e., $15.49), the Conversion Price would be adjusted downward pursuant to the formula described above. Such a downward adjustment in the Conversion Price would result in the issuance of a greater number of Conversion Shares upon conversion of the Convertible Notes, thereby resulting in greater dilution of all shareholders other than the STT Shareholder Group.

If the shareholders do not approve this Proposal No. 1, the Anti-Dilution Provisions will not become fully effective, although the Convertible Notes will remain outstanding and will be otherwise unaffected. Specifically, if the shareholders do not approve this Proposal No. 1, the Anti-Dilution Provisions will not be effective to the extent that they would result in the Conversion Price being decreased to less than $15.85 per share, as adjusted for stock splits, stock combinations, mergers, consolidations, spinoffs and other similar changes to the Company’s capital structure.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ANTI-DILUTION PROVISIONS OF THE CONVERTIBLE NOTES AND RATIFICATION OF THE ISSUANCE OF SUCH NOTES AND THE BOARD’S APPROVAL OF THE CONVERSION SHARES.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

In order to be included in our proxy statement and form of proxy relating to our 2006 Annual General Meeting of Shareholders, all proposals of shareholders who wish to bring business before such meeting must be received by us at our principal executive offices at Wessex House, 45 Reid Street, Hamilton HM12 Bermuda, not

later than 120 calendar days before the anniversary of the date on which our proxy statement for our 2005 Annual General Meeting of Shareholders is released to shareholders. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable law.

Under the Companies Act of 1981 (Bermuda), any shareholders who represent not less than 5% of the total voting power of shareholders having the right to vote at the meeting or who are 100 or more in number may requisition any resolution which may properly be moved at a shareholders’ meeting. A shareholder wishing to move a resolution at an annual meeting is generally required to give us notice of the resolution at our registered office at least six weeks before the meeting. Any such proposal must also comply with the other provisions contained in our bye-laws relating to shareholder proposals.

At this time, the right to appoint individuals for board membership is currently held by our majority shareholder, the STT Shareholder Group, and Michael Rescoe and Charles Macaluso, the directors appointed by the Creditors Committee in the Company’s chapter 11 reorganization. These designation rights will in general control the nomination process until either (a) the STT Shareholder Group’s share ownership percentage in the Company changes; or (b) the Creditor’s Committee directors’ terms are completed. However, should events occur so as to permit new directors to be nominated for appointment to our board, pursuant to Section 87(e) of our bye-laws, for a shareholder to nominate a director for election at the 2006 Annual General Meeting of Shareholders, a notice executed by that shareholder (not being the person to be proposed) must be received by our Secretary at least six weeks before the meeting at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. This notice should state the intention of that shareholder to propose such person for appointment and set forth as to each person whom the shareholder proposes to nominate for election (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class, series and number of voting shares which are beneficially owned by such person, (iv) particulars which would, if such person were so appointed, be required to be included in our register of directors and officers and (v) all other information relating to such person that is required to be disclosed in solicitations for proxies for the election of directors pursuant to the rules and regulations of the Securities and Exchange Commission under Section 14 of the Exchange Act, together with notice executed by such person of his or her willingness to serve as a director if so elected.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may only deliver one copy of this Proxy Statement to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered. A shareholder who wishes to receive a separate copy of our proxy statements and annual reports, now or in the future, should submit their request to us by telephone at (800) 836-0342 or by submitting a request by e-mail to investors@globalcrossing.com or a written request to the Secretary, Wessex House, 45 Reid Street, Hamilton HM12 Bermuda. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

INCORPORATION BY REFERENCE

We are permitted to “incorporate by reference” the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The following documents filed by us with the Commission are incorporated by reference in this proxy statement, except as superseded or modified by this proxy statement:

1. The following sections of Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2003, filed on October 8, 2004: (a) the consolidated financial statements as of and for the years ended December 31, 2003, 2002 and 2001, including the notes thereto (a copy of which is attached to this proxy statement as Annex B) and (b) Management’s Discussion and Analysis of Financial Condition and Results of Operations (a copy of which is attached to this proxy statement as Annex C).

2. The Quantitative and Qualitative Disclosures about Market Risk section of our Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 26, 2004 (a copy of which is attached to this proxy statement as Annex D).

3. The following portions of our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2004, filed on November 15, 2004: (a) the unaudited condensed consolidated financial statements as of and for the three and nine months ended September 30, 2004 and 2003, including the notes thereto (a copy of which is attached to this proxy statement as Annex E) and (b) Exhibit 4.6 thereto (Restructuring Agreement dated as of October 8, 2004).

4. Exhibit 10 (Amendment No. 1 to Restructuring Agreement dated December 10, 2004) to our Current Report on Form 8-K filed on December 13, 2004.

5. Exhibit 4.1 (Indenture, dated as of December 23, 2004, by and among Global Crossing Limited, those subsidiaries of Global Crossing Limited parties thereto, and Wells Fargo Bank, National Association, as trustee and agent) to our Current Report on Form 8-K filed on December 30, 2004.

In addition to the foregoing, the opinion of Blackstone Group dated October 8, 2004 and attached to this proxy statement as Annex A is incorporated herein by reference.

Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference in this proxy statement shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement. We will provide without charge to each person, including any beneficial owner, to whom this proxy statement is delivered, upon the written or oral request of that person, by first class mail or other equally prompt means within one business day of receipt of such request a copy of any document incorporated in this proxy statement by reference (other than exhibits unless those exhibits are specifically incorporated by reference into the documents). Requests for these copies should be sent to us by telephone at (800) 836-0342 or by submitting a request by e-mail to investors@globalcrossing.com or a written request to the Secretary, Global Crossing Limited, Wessex House, 45 Reid Street, Hamilton HM12, Bermuda.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.” You may also visit us at www.globalcrossing.com.

February 4, 2005

ANNEX A TO PROXY STATEMENT

FAIRNESS OPINION OF THE BLACKSTONE GROUP L.P.

October 8, 2004

Board of Directors

Global Crossing Limited

Wessex House, 45 Reid Street

Hamilton, Bermuda

Gentlemen:

Global Crossing Limited, Global Crossing Holdings Limited, Global Crossing North American Holdings, Inc., Global Crossing (UK) Telecommunications Limited, STT Crossing Ltd. and STT Hungary Liquidity Management Limited Liability Company (the foregoing two STT entities being together, “STT”) are considering entering into the proposed Restructuring Agreement, dated as of October 8, 2004 (the “Agreement”), which provides, among other things, for a series of transactions designed to restructure the Company and its subsidiaries (the “Restructuring”), including the issuance by the Company to STT of $250 million of new senior notes which are mandatorily convertible into common stock as provided in the term sheet attached as Exhibit A to the Agreement (the “New STT Notes”). We note that STT Crossing Ltd. is the beneficial owner of approximately 61.5% of the Company’s common stock. Except as otherwise noted, references to “GC” or the “Company” include Global Crossing Limited and its subsidiaries.

You have asked us whether, in our opinion, the terms of the New STT Notes are fair from a financial point of view to the Company and its shareholders (other than STT and its affiliates).

In arriving at the opinion set forth below, we have, among other things:

▪	Reviewed certain publicly available information concerning the business, financial condition, and operations of the Company which we believe to be relevant to our inquiry

▪	Reviewed certain internal information concerning the business, financial condition and operations of the Company which we believe to be relevant to our inquiry

▪	Reviewed certain internal financial analyses relating to the Company prepared by, and furnished to us by, the management of the Company

▪	Reviewed components of the revised strategic plan (including financial estimates and forecasts) for the Company furnished to us by the management of the Company

▪	Held discussions with members of management of the Company concerning their business, operating and competitive environment, financial condition, prospects, strategic objectives, prior discussions and negotiations with STT and the execution of the revised strategic plan

The Blackstone Group[o] L.P. 345 Park Avenue New York, NY 10154 212 583 5000

▪	Compared certain financial information for the Company with similar information for certain other emerging telecom companies the securities of which are publicly traded where applicable

▪	Performed various discounted cash flow analyses utilizing the Company’s financial projections for GC

▪	Considered the pro forma capital structure and financial effect of the Restructuring on the Company

▪	Performed various analyses concerning the Company’s liquidity pre- and post-Restructuring and the implementation of the revised strategic plan

▪	Reviewed the financial terms of certain recent issuances of mandatorily convertible debt and preferred securities and of recent “second lien” debt financings

▪	Reviewed the pricing and terms of recent convertible preferred and convertible debt offerings by telecom and single-B or lower-rated issuers

▪	Held discussions with Company management and Citigroup regarding the pro forma capital structure of GC following the Restructuring and the contemplated debt financing of Global Crossing (UK) Telecommunications Limited and working capital / accounts receivable financing, as well as the financing options for the Company without the Restructuring

▪	Reviewed the latest draft of the Agreement

▪	Performed such other studies and analyses, and took into account such other matters, as we deemed appropriate

In preparing this opinion, we have relied, without independent verification, upon the accuracy and completeness of all financial and other information that is available from public sources and all projections and other information provided to us by the Company or otherwise reviewed by us. We have assumed that the financial and other projections (including cash flow projections) and pro forma financial information prepared by the Company, and the assumptions underlying those projections and such pro forma information, including the amounts and the timing of all financial and other performance data, are reasonably prepared and represent management’s best estimates as of the date of their preparation.

While we have reviewed the Company’s historical and projected financial results and cash flow projections with respect to certain of their assets to the extent set forth above, we have not made an independent evaluation or appraisal of the Company’s assets and liabilities. We also have not performed due diligence on the Company’s physical properties and facilities; sales, marketing or service organizations; product markets; or customer contracts. We have not been authorized to hold, and have not held, discussions with other potential equity investors about their interest in, or the potential terms of, an investment in the Company. Representatives of the Company also have advised us that the consummation of the Restructuring is conditioned on completion of all the transactions contemplated by the Agreement and that, in the absence of the Restructuring, the issuance of the New STT Notes will not occur and the Company may be unable to meet its obligations under its existing credit facilities.

We further assume that the terms of the final New STT Notes will not vary materially from the term sheet set forth as Exhibit A to the Agreement and that the indenture pursuant to which the New STT Notes are issued will be substantially similar to the GCNAH Notes Indenture (as defined in the Agreement), except (x) as modified to implement the terms and conditions of the New STT Notes set forth in such Exhibit A and (y) to include covenants requiring the continued quotation of the Company’s common shares on Nasdaq. We have assumed that the Restructuring will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Restructuring, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits to the Company of the Restructuring. In addition, we further have assumed, that the terms of the Agreement will not materially differ from the final draft appended to this letter as Exhibit B. Our opinion

A-2

has been based, in part, on a comparison of the capitalization and financial condition of the Company before and after giving effect to the Restructuring. While we have analyzed and considered the underlying valuation of the Company in reaching the Opinion expressed herein , we are not expressing any view as to, and our opinion does not address, future performance or long-term viability of the Company, the actual value of the STT Notes or the actual value of the underlying Company common stock or the prices at which any of the foregoing could trade or otherwise be transferable at any time. We also express no view as to, and our opinion does not address, any terms (other than to the extent expressly specified herein) of the Restructuring, or credit arrangements to be entered into, in connection therewith or the rights or obligations thereunder, the relative merits of the Restructuring as compared to any alternative financing or business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We were not requested to, and we did not participate in the negotiation or structuring of the Restructuring. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed or otherwise generally available to us, as of the date hereof.

We have been engaged by the Company solely for purposes of rendering an opinion in connection with the issuance of the New STT Notes and will receive a fee upon the delivery of this opinion. The Company has also agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We and our affiliates in the past have provided services to the Company for which services we and our affiliates have received compensation.

It is understood that this letter is for the reliance of the Board of Directors (as well as the Finance and Audit Committees of the Board of Directors thereof) only and, without our prior written consent, is not to be relied upon or quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors. However, we understand that a description of this opinion may be contained in, and a copy of this opinion may be filed as an exhibit to, any disclosure documents required in connection with the Restructuring and we agree to not unreasonably withhold our written consent for such use as appropriate following our review of, and reasonable opportunity to comment on, any such document.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that, as of the date hereof, the terms of the New STT Notes are fair to the Company and its shareholders (other than STT and its affiliates) from a financial point of view.

Very truly yours,

/S/    THE BLACKSTONE GROUP L.P.

The Blackstone Group L.P.

A-3

ANNEX B TO PROXY STATEMENT

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(Excerpted from 2003 Annual Report on Form 10-K/A)

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS INCLUDED IN AMENDED

2003 ANNUAL REPORT ON FORM 10-K/A

Page
Report of Independent Registered Public Accounting Firm: Grant Thornton LLP	B-2

Consolidated Balance Sheets as of December 31, 2003 (Successor) as restated and December 31, 2002 (Predecessor)	B-3

Consolidated Statements of Operations for the period from December 10, 2003 to December 31, 2003 (Successor) as restated, January 1, 2003 to December 9, 2003 (Predecessor) as restated and the years ended December 31, 2002 (Predecessor) and 2001 (Predecessor)

B-4

Consolidated Statements of Shareholders’ Equity (Deficit) for the period from December 10, 2003 to December 31, 2003 (Successor) as restated, January 1, 2003 to December 9, 2003 (Predecessor) as restated and the years ended December 31, 2002 (Predecessor) and 2001 (Predecessor)

B-5

Consolidated Statements of Cash Flows for the period from December 10, 2003 to December 31, 2003 (Successor) as restated, January 1, 2003 to December 9, 2003 (Predecessor) as restated and the years ended December 31, 2002 (Predecessor) and 2001 (Predecessor)

B-6

Consolidated Statements of Comprehensive Income (Loss) for the period from December 10, 2003 to December 31, 2003 (Successor) as restated, January 1, 2003 to December 9, 2003 (Predecessor) as restated and the years ended December 31, 2002 (Predecessor) and 2001 (Predecessor)

B-7

Notes to Consolidated Financial Statements	B-8

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

GLOBAL CROSSING LIMITED

We have audited the accompanying consolidated balance sheet of Global Crossing Limited and subsidiaries (the “Company”) as of December 31, 2003 (Successor Company balance sheet) and 2002 (Predecessor Company balance sheet), and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit) and cash flows for the period from December 10, 2003 to December 31, 2003 (Successor Company operations), for the period from January 1, 2003 to December 9, 2003, and the years ended December 31, 2002 and 2001 (Predecessor Company operations). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, on December 26, 2002, the Bankruptcy Court entered an order confirming the plan of reorganization, as amended, which became effective on December 9, 2003. Similarly, on January 3, 2003, the Bermuda Court sanctioned the Schemes (the Bermuda equivalent to confirmation), and the Schemes became effective on December 9, 2003. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with AICPA Statement of Position 90-7, Financial Reporting for Entities in Reorganization Under the Bankruptcy Code, for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 4.

In our opinion, the Successor Company consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003, and the results of its operations and its cash flows for the period from December 10, 2003 to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor Company consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor Company as of December 31, 2002, and the results of its operations and its cash flows for the period from January 1, 2003 to December 9, 2003, and for the years ended December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the consolidated financial statements as of December 31, 2003 and for the periods from December 10, 2003 to December 31, 2003 and from January 1, 2003 to December 9, 2003 have been restated to reflect adjustments related to the Company’s cost of access liabilities and cost of access expenses. In addition, the Company has updated its liquidity disclosure in Note 33—State of Liquidity.

We have also audited Schedule II for the period from December 10, 2003 to December 31, 2003 (Successor Company operations), for the period from January 1, 2003 to December 9, 2003 and the years ended December 31, 2002 and 2001 (Predecessor Company operations). In our opinion, this schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information therein.

/s/ GRANT THORNTON LLP

New York, New York

March 8, 2004 (except with respect to the matters described in the fifth paragraph above, as to which the date is October 8, 2004)

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share information)

	Successor	Predecessor
	December 31, 2003	December 31, 2002
	(restated)
ASSETS:
Current assets:
Cash and cash equivalents	$290	$423
Restricted cash and cash equivalents	15	327
Accounts receivable, net of allowances of $124 and $134, respectively	421	482
Other current assets and prepaid costs	166	218

Total current assets	892	1,450
Property and equipment, net	1,186	1,059
Intangible assets, net (including goodwill of $13 and $0)	113	—
Other assets	57	126

Total assets	$2,248	$2,635

LIABILITIES:
Current liabilities:
Accounts payable	$143	$141
Accrued cost of access	229	235
Accrued restructuring costs—current portion	32	39
Deferred revenue—current portion	87	274
Deferred reorganization costs—current portion	128	—
Other current liabilities	421	445

Total current liabilities	1,040	1,134

Debt with controlling shareholder	200	—
Obligations under capital leases	200	225
Deferred revenue	148	1,438
Deferred reorganization costs	42	—
Other deferred liabilities	225	193
Liabilities subject to compromise	—	8,662

Total liabilities	1,855	11,652

CUMULATIVE CONVERTIBLE PREFERRED STOCK	—	1,918

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY (DEFICIT):
Preferred stock with controlling shareholder, 45,000,000 shares authorized, par value $0.10 per share, 18,000,000 shares issued and outstanding as of December 31, 2003	2	—
Common stock, 55,000,000 shares authorized, par value $.01 per share, 22,000,000 (6,600,000 with the controlling shareholder) shares issued and outstanding as of December 31, 2003	—	—
Predecessor common stock, 3,000,000,000 shares authorized, par value $0.01 per share, 909,052,691 shares issued and outstanding as of December 31, 2002	—	9
Predecessor treasury stock, 22,033,758 shares as of December 31, 2002	—	(209)
Additional paid-in capital	406	14,350
Accumulated other comprehensive loss	(4)	(344)
Accumulated deficit	(11)	(24,741)

	393	(10,935)

Total liabilities and shareholders’ equity (deficit)	$2,248	$2,635

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share information)

	Successor	Predecessor
	December 10 to December 31, 2003	January 1 to December 9, 2003	Years Ended
			December 31, 2002	December 31, 2001
	(restated)	(restated)
REVENUES	$178	$2,754	$3,116	$3,659
OPERATING EXPENSES:
Cost of access and maintenance	125	1,969	2,205	2,152
Other operating expenses	54	854	1,208	2,080
Termination of ship charter	—	(15)	—	—
Depreciation and amortization	9	144	137	1,548
Asset impairment charges	—	—	—	17,181
Restructuring charges	—	—	—	410

	188	2,952	3,550	23,371

OPERATING LOSS	(10)	(198)	(434)	(19,712)

OTHER INCOME (EXPENSE):
Interest income	1	—	2	21
Interest expense	(3)	(24)	(75)	(506)
Loss from write-down and sale of investments, net	—	—	—	(2,041)
Other income, net	2	59	204	(87)

LOSS FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS	(10)	(163)	(303)	(22,325)
Reorganization items, net	—	(127)	(95)	—
Gain on settlement of liabilities subject to compromise and recapitalization	—	23,934	—	—
Gain from fresh start adjustments	—	1,100	—	—

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(10)	24,744	(398)	(22,325)
Benefit (provision) for income taxes	(1)	(5)	102	1,847

INCOME (LOSS) FROM CONTINUING OPERATIONS	(11)	24,739	(296)	(20,478)
Income (loss) from discontinued operations, (net of provision for income taxes of $0, $0, $0, and $496, respectively)	—	—	950	(1,916)

NET INCOME (LOSS)	(11)	24,739	654	(22,394)
Preferred stock dividends	—	—	(19)	(238)

INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$(11)	$24,739	$635	$(22,632)

INCOME (LOSS) PER COMMON SHARE, Basic:
Income (loss) from continuing operations applicable to common shareholders	$(0.50)	$27.20	$(0.35)	$(23.37)

Income (loss) from discontinued operations, net	$—	$—	$1.05	$(2.16)

Income (loss) applicable to common shareholders	$(0.50)	$27.20	$0.70	$(25.53)

Shares used in computing basic income (loss) per share	22,000,000	909,413,046	903,217,277	886,471,473

INCOME (LOSS) PER COMMON SHARE, Diluted:
Income (loss) from continuing operations applicable to common shareholders	$(0.50)	$25.97	$(0.35)	$(23.37)

Income (loss) from discontinued operations, net	$—	$—	$1.05	$(2.16)

Income (loss) applicable to common shareholders	$(0.50)	$25.97	$0.70	$(25.53)

Shares used in computing diluted income (loss) per share	22,000,000	952,459,514	903,217,277	886,471,473

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(in millions, except share information)

	Common and Preferred Stock		Treasury Stock		Other Shareholders’ Equity (Deficit)		Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss)
Predecessor:
Balance at December 31, 2000	906,339,273	$9	22,033,758	$(209)	$13,848	$(82)	$(3,001)	$10,565
Issuance of common stock from exercise of stock options	5,401,476	—	—	—	20	—	—	20
Reduction of tax benefit on future stock option exercises	—	—	—	—	(33)	—	—	(33)
Issuance of common stock to convert preferred stock	710,752	—	—	—	27	—	—	27
Preferred stock dividends	—	—	—	—	(238)	—	—	(238)
Write-off unused share accrual	—	—	—	—	3	—	—	3
Amortization of compensation expense	—	—	—	—	24	—	—	24
Unrealized loss on securities, net	—	—	—	—	—	(78)	—	(78)
Foreign currency translation adjustment	—	—	—	—	—	(77)	—	(77)
Other	—	—	—	—	(14)	—	—	(14)
Net loss	—	—	—	—	—	—	(22,394)	(22,394)

Balance at December 31, 2001	912,451,501	$9	22,033,758	$(209)	$13,637	$(237)	$(25,395)	$(12,195)
Issuance of common stock to convert preferred stock	18,634,948	—	—	—	797	—	—	797
Preferred stock dividends	—	—	—	—	(19)	—	—	(19)
Write-off preferred stock cost to liquidation value	—	—	—	—	(72)	—	—	(72)
Write-off preferred stock issuance costs	—	—	—	—	(9)	—	—	(9)
Foreign currency translation adjustment	—	—	—	—	—	(65)	—	(65)
Additional minimum pension liability	—	—	—	—	—	(42)	—	(42)
Other	—	—	—	—	16	—	—	16
Net income	—	—	—	—	—	—	654	654

Balance at December 31, 2002	931,086,449	$9	22,033,758	$(209)	$14,350	$(344)	$(24,741)	$(10,935)
Issuance of common stock to convert preferred stock	543,038	—	—	—	24	—	—	24
Foreign currency translation adjustment	—	—	—	—	—	(68)	—	(68)
Additional minimum pension liability	—	—	—	—	—	(3)	—	(3)
Net loss (restated)	—	—	—	—	—	—	(293)	(293)
Impact on Fresh Start Adjustments:
Elimination of accumulated losses (restated)	—	—	—	—	—	—	25,034	25,034
Cancellation of shares in Predecessor	(931,629,487)	(9)	(22,033,758)	209	(14,374)	—	—	(14,174)
Other fresh start adjustments	—	—	—	—	—	415	—	415

Predecessor balance at December 9, 2003	—	$—	—	$—	$—	$—	$—	$—

Successor:
Equity infusion to controlling shareholder:
Issuance of preference shares	18,000,000	2	—	—	181	—	—	183
Issuance of common shares	6,600,000	—	—	—	67	—	—	67
Equity issued to creditors:
Issuance of common shares	15,400,000	—	—	—	157	—	—	157

Successor balance at December 9, 2003	40,000,000	$2	—	$—	$405	$—	$—	$407
Foreign currency translation adjustment	—	—	—	—	—	(4)	—	(4)
Amortization of stock compensation expense	—	—	—	—	1	—	—	1
Net loss (restated)	—	—	—	—	—	—	(11)	(11)

Balance, December 31, 2003 (restated)	40,000,000	$2	—	$—	$406	$(4)	$(11)	$393

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Successor	Predecessor
	December 10 to December 31, 2003	January 1 to December 9, 2003	Years Ended
			2002	2001
	(restated)	(restated)
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income (loss)	$(11)	$24,739	$654	$(22,394)
Adjustments to reconcile net income (loss) to net cash provided by (used in) continuing operations:
Loss from discontinued operations	—	—	234	1,590
Loss on sales of discontinued operations	—	—	—	326
Gain on abandonment of Asia Global Crossing	—	—	(1,184)	—
Gain on sale of fixed assets	—	(1)	(57)	—
Restructuring charge	—	—	—	115
Loss from write-down and sale of investments, net	—	—	—	2,041
Impairment of long-lived assets	—	—	—	17,181
Amortization of prior period IRUs	—	(78)	(74)	(80)
Non-cash fresh start adjustments	—	(1,100)	—	—
Gain on settlement of liabilities subject to compromise and recapitalization	—	(23,934)	—	—
Depreciation and amortization	9	144	137	1,548
Reorganization items, net	—	127	95	—
Stock related expenses	1	—	—	21
Provision for doubtful accounts	3	45	77	124
Deferred income taxes	—	—	—	(970)
Deferred reorganization costs	(51)	(13)	—	—
Other	(1)	(12)	(76)	12
Changes in operating assets and liabilities	(16)	132	601	(420)

Net cash provided by (used in) continuing operations	(66)	49	407	(906)
Net cash used in discontinued operations	—	—	(66)	(318)
Net cash used in reorganization items	(12)	(391)	(292)	—

Net cash provided by (used in) operating activities	(78)	(342)	49	(1,224)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(11)	(141)	(281)	(2,643)
Proceeds from sale of ILEC	—	—	—	3,369
Proceeds from sale of fixed assets	9	10	62	—
Investments in and advances to affiliates, net	—	—	—	(75)
Purchases of marketable securities	—	—	—	(12)
Proceeds from sale of marketable securities	—	2	4	124
Proceeds from sale of unconsolidated affiliates	—	—	—	164
Change in restricted cash and cash equivalents	5	(15)	(20)	(12)
Other	—	—	—	(1)

Net cash provided by (used in) investing activities	3	(144)	(235)	914

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Capital infusion by controlling shareholder	—	250	—	—
Proceeds from debt issued to controlling shareholder	—	200	—	—
Proceeds from short-term borrowings	—	—	—	61
Proceeds from long-term debt	—	—	17	4,016
Repayment of long-term debt	—	—	—	(2,630)
Repayment of short-term borrowings	—	—	—	(1,061)
Preferred dividends	—	—	—	(211)
Repayment of capital leases	(1)	(17)	(14)	(36)
Other	(1)	(3)	(1)	12

Net cash provided by (used in) financing activities	(2)	430	2	151

NET DECREASE IN CASH AND CASH EQUIVALENTS	(77)	(56)	(184)	(159)
CASH AND CASH EQUIVALENTS, beginning of period	367	423	607	766

CASH AND CASH EQUIVALENTS, end of period	$290	$367	$423	$607

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

	Successor	Predecessor
	December 10 to December 31, 2003	January 1 to December 9, 2003	Years ended
			December 31, 2002	December 31, 2001
	(restated)	(restated)
Net income (loss)	$(11)	$24,739	$654	$(22,394)
Foreign currency translation adjustment	(4)	(68)	(65)	(77)
Unrealized (loss) on securities, net of benefit for income taxes of $49	—	—	—	(78)
Additional minimum pension liability	—	(3)	(42)	—

Comprehensive income (loss)	$(15)	$24,668	$547	$(22,549)

Foreign currency translation adjustments are not adjusted for income taxes since they relate to investments that are permanent in nature.

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except number of sites, square footage, percentage, share and per share information)

1. BACKGROUND AND ORGANIZATION

Global Crossing Limited (formerly GC Acquisition Ltd.), a company organized under the laws of Bermuda in 2003 (“New GCL”), became the successor to Global Crossing Ltd., a company organized under the laws of Bermuda in 1997 (“Old GCL”), as a result of the consummation of the transactions contemplated by the Joint Plan of Reorganization, as amended (the “Plan of Reorganization”) of Old GCL and certain of its debtor subsidiaries (Old GCL, collectively with its debtor subsidiaries, the “GC Debtors”), pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) on December 9, 2003 (the “Effective Date”). In these notes to consolidated financial statements, references to the “Company” in respect of time periods preceding the Effective Date are references to Old GCL and its consolidated subsidiaries (collectively, the “Predecessor”), while such references in respect of time periods commencing with the Effective Date are references to New GCL and its consolidated subsidiaries (collectively, the “Successor”).

The Company provides telecommunication services using a global IP-based network that directly connects more than 300 cities in over 30 countries and delivers services to more than 500 major cities in over 50 countries around the world. The Company serves many of the world’s largest corporations, providing a full range of managed data and voice products and services. The Company operates throughout the Americas and Europe. The Company provides services throughout the Asia/Pacific region through commercial arrangements with other carriers.

The Company’s strategy is to be a premier provider of broadband communications services in commercial centers worldwide. The Company seeks to attain market leadership in global data and Internet Protocol (“IP”) services by taking advantage of its extensive broadband network and technological capabilities. Through its Global Marine Systems Limited (“GMS”) subsidiary, the Company also provides installation and maintenance services for subsea telecommunications systems. Refer to Note 31 for more information on the Company’s results by segment.

Since the fourth quarter of 2001, the Company has reduced the amount of cash required to fund its operations. Nonetheless, the Company’s unrestricted cash balances have continued to decline due primarily to ongoing operating losses, severance payments, settlement payments to vendors and significant costs incurred in connection with the bankruptcy proceedings, including professional fees, real estate restructuring and retention plan costs.

As of December 31, 2003, the Company had $290 in unrestricted cash. The Company expects its available liquidity to substantially decline in 2004 due to operating cash flow requirements and Plan of Reorganization related payments in 2004 of $128 million for deferred reorganization costs, and $30 for the final fees and expenses of retained professionals under the bankruptcy case. Management currently expects that the Company will need to obtain up to $100 in financing to fund the Company’s anticipated liquidity requirements through the end of 2004. The Company is currently seeking to arrange a working capital facility or other financing to provide the Company with this necessary liquidity. The indenture for the $200 of senior secured notes (the “New Senior Secured Notes”) issued on the Effective Date (see Note 14) permits the Company to incur up to $150 principal amount in additional debt under one or more working capital facilities secured by first priority liens on the Company’s assets. However, it is likely that amendments to the indenture will be required by lenders as a condition to their willingness to provide financing. If the Company cannot arrange a working capital facility or raise other financing, Singapore Technologies Telemedia Pte Ltd (“ST Telemedia”), the majority investor and parent of the current holder of the New Senior Secured Notes, has indicated its intention to provide the Company with up to $100 of financial support to fund the Company’s operating needs on such terms and conditions as the Company and ST Telemedia may agree. ST Telemedia’s intention is based on the Company’s commitment to adhere to an operating plan requiring no more than $100 in additional funds in 2004. If provided, this financial

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

support could be in the form of (1) a guarantee or other support by ST Telemedia in respect of borrowings by the Company under a working capital facility or other financing or (2) a subordinated loan from ST Telemedia. The indenture for the Senior Secured Notes does not permit ST Telemedia to lend to the Company directly on a secured or senior basis. While ST Telemedia has indicated its intention to provide financial support to the Company and management expects ST Telemedia to make such financial support available, ST Telemedia does not have any contractual obligation to provide financial support to the Company, and the Company can provide no assurance that ST Telemedia will provide any such financial support.

Based on current projections, the Company expects to need to raise significant additional financing to fund the Company’s anticipated liquidity needs beyond 2004.

GMS has experienced significant declines in revenues since 2001 and is expected to experience negative cash flows in 2004. GMS expects to be in default under one financial ratio covenant under two agreements, a capital lease and a ship charter as of June 30, 2004 and in default under a second such financial ratio covenant as of the end of 2004. GMS is in discussions with the counterparties to these agreements to address the expected breaches of such financial covenants, and is discussing with its other principal ship charter creditors a possible restructuring of the payment schedules under its agreements with such creditors. If GMS is unsuccessful in these efforts, these parties could terminate such agreements and accelerate GMS’s required payments there under. Such an action would trigger cross-default provisions in GMS’s other ship charters and capital lease obligations, as well as the cross-default provisions under the indenture for the $200 of senior secured notes (the “New Senior Secured Notes”) issued on the Effective Date and other financing agreements of ours which could accelerate the Company’s repayment of indebtedness (See Note 33).

See Note 33 for updated disclosure regarding the state of the Company’s liquidity.

2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

Cost of access is the Company’s single largest expense. The Company records access expense as services are provided by vendors, rather than upon receipt of invoices. Access costs are estimated and expensed based on the volume of access services purchased, as measured by the Company’s internal cost of access expense systems, and the access rates determined by arms length third party access provider contracts and/or tariff rates obtained from industry data sources. A reconciliation of North American cost of access charges at the individual invoice level is impracticable given the magnitude of invoices (particularly manual invoices), the incompatibility of vendor billing information with the Company’s cost of access estimation systems, and the high frequency of disputed charges. The Company therefore uses procedures to validate the cost of access accrual established by its North American cost of access estimation systems, including an aggregate “true-up” to actual cash payments made to access providers. However, due to invoicing delays by access vendors, which result in the receipt of invoices up to 90 days after the end of the month in which services were provided, it is not possible to complete a comprehensive true-up to actual cash payments at the time of the issuance of the Company’s balance sheet within the time frames required by applicable periodic reporting requirements under the Exchange Act. Further complexity results from the combination of changing regulations regarding access rules and related charges, the frequency of pricing changes in the market, constantly changing traffic patterns, the volume of information and inconsistency or deficiencies in external databases, particularly regarding line ownership information, and the receipt of multiple invoices from the same vendor. As a result, the recognition of access costs represents a significant management estimate that is imprecise and may differ from the actual costs for the relevant periods when they are finally settled in the ordinary course of business. However, the Company believes that its improved cost of access expense estimation and accrual validation processes allow it to establish appropriate reserves for its accrued cost of access liabilities and that any such difference will therefore be immaterial.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

In April 2004, in the course of preparing the Company’s condensed consolidated financial statements for the first quarter of 2004, management of the Company became concerned about the adequacy of the Company’s accrued cost of access liabilities. Thereafter, the Company engaged in a process to evaluate and quantify any potential cost of access adjustments. Upon review, including the development of new reports and tools to enable the Company to prepare an aggregate “true-up” to actual cash payments made to access providers after December 31, 2003 in respect of access services provided prior to that date, the Company concluded that its December 31, 2003 accrued cost of access liabilities were understated.

The Company originally believed that the cost of access adjustment necessitated a restatement of prior period financial statements. However, following discussions with its predecessor independent accountants, Grant Thornton LLP (“Grant Thornton”), and with FTI Consulting Inc. (“FTI”), a professional consultant on accounting matters engaged to provide advice regarding the appropriate accounting treatment for the adjustment, the Company determined in late July 2004 that the appropriate accounting treatment was as a change in estimate under Accounting Principles Board Opinion No. 20 “Accounting Changes” (“APBO No. 20”) that should be taken as a charge in the first quarter of 2004. Before arriving at this determination, the Company also considered the position of its current independent accountants, Ernst & Young LLP (“E&Y”), which were of the view that the adjustment should be accounted for as the correction of an error requiring the restatement of previously reported financial statements. Upon reaching its decision, the Company determined that a request to the Staff of the Securities and Exchange Commission (the “SEC”) concerning the appropriate accounting treatment for the adjustment should be made before it issued any financial statements reflecting a change in estimate (or any other) conclusion or made any related filings under the Securities Exchange Act of 1934 (the “Exchange Act”). The Company has since consulted with the Staff of the SEC regarding the appropriate accounting treatment.

After careful analysis and deliberation, the Company has concluded that treatment of this adjustment as the correction of an error under APBO No. 20 is the appropriate accounting treatment and, as such, the Company has restated its previously reported financial statements for the year ended December 31, 2003. The Company’s view, with which Grant Thornton, FTI, E&Y and the Audit Committee concur, is that issues related to internal control over financial reporting relating to cost of access accounting in North America—in particular the failure to make use of available information to conduct an aggregate “true-up” to actual cash payments made to access providers—in the aggregate constituted a material weakness in our internal control over financial reporting within the meaning of Auditing Standard No. 2 adopted by the Public Company Accounting Oversight Board. This material weakness resulted in an adjustment which constituted the correction of an error under APBO No. 20 requiring a restatement of 2003 financial statements.

On September 15, 2004, Grant Thornton advised the Company’s Audit Committee that it could no longer rely on representations made by a senior officer in the Company’s finance department and that it therefore required the performance of additional procedures and additional support for the representations to be given by management to Grant Thornton in connection with the issuance of Grant Thornton’s audit report. The officer was reassigned to a position outside of the Company’s financial reporting function on September 20, 2004 and the Company engaged FTI to assist the Company in performing the additional procedures and providing additional support for management’s representations to Grant Thornton.

The Company has confirmed, through a rebuilding of historical cost of access accruals using aggregate vendor invoiced amounts and actual cash payment data in respect of the relevant time periods, that the required adjustment to cost of access operating expenses for the year ended December 31, 2003 aggregated $67. In addition, there is a separate adjustment for a $12 balance sheet reclassification at December 10, 2003 related to certain pre-petition settlements with access providers that were incorrectly applied to post-petition cost of access

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

liability accounts and due to certain cost of access liability amounts that were incorrectly eliminated in fresh start accounting. No adjustment in respect of such accruals is required for periods prior to January 1, 2003.

The Company examined the cost of access adjustment to determine the principal contributing factors that caused the Company to underestimate its cost of access expenses. The root causes identified by the Company included inaccuracies in third party, industry standard rating databases used to estimate the rates associated with minutes purchased by the Company from access vendors, the impact of changing traffic routing practices of emerging telecommunications industry competitors on the Company’s cost estimation models, the Company’s increased reliance on competitive local exchange carriers (“CLECs”) to originate and terminate traffic, and disparities between the systems used by the Company and its third party service provider to manage fixed line costs. In addition, due to deficiencies in internal control over financial reporting that together constituted a material weakness, including the failure to make use of available information to conduct an aggregate “true-up” to actual cash payments made to access providers, the Company did not prevent the underestimation or detect it on a timely basis.

The Company has restated its previously issued consolidated financial statements as of December 31, 2003 and for the periods January 1, 2003 to December 9, 2003 and December 10, 2003 to December 31, 2003 and as of and for the three months ended March 31, 2003, June 30, 2003 and September 30, 2003. The restatement results in (i) an increase in the cost of access liabilities of $79 from $150 to $229 as of December 31, 2003; (ii) an increase in cost of access expense of $2 for the period December 10, 2003 to December 31, 2003, resulting in an increase in the operating loss for this period from $(8) to $(10) and an increase in the net loss from $(9) to $(11) for this period; and (iii) an increase in cost of access expense of $65 for the period January 1, 2003 to December 9, 2003, resulting in an increase in the operating loss for this period from $(133) to $(198) and an increase in the net loss excluding gains on emergence from bankruptcy from $(230) to $(295). As indicated above, included in the $79 adjustment to the cost of access liabilities at December 31, 2003 is an adjustment for a $12 balance sheet reclassification.

The cost of access adjustments described above have no impact on cash balances for any historical period. However, the Company’s consolidated statements of cash flows have been restated to reflect the impact of the adjustments, which result in changes in individual components of cash used in operating activities. These individual impacts offset each other such that there is no net change in cash used in operating activities.

The following tables set forth the effect of the restatement on the Company’s consolidated balance sheet as of December 31, 2003, the consolidated statements of operations and cash flows for the period December 10, 2003 to December 31, 2003 and for the period from January 1, 2003 and December 9, 2003. The Company has also restated its previously issued condensed consolidated financial statements for the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003 and its previously issued December 9, 2003 balance sheet. See Note 4 to these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

CONSOLIDATED BALANCE SHEET

AS AT DECEMBER 31, 2003

	Successor
	As Previously Reported	COA Adjustment	As Restated
ASSETS:
Current assets:
Cash and cash equivalents	$290	$—	$290
Restricted cash and cash equivalents	15	—	15
Accounts receivable, net of allowances	421	—	421
Other current assets and prepaid costs	166	—	166

Total current assets	892	—	892
Property and equipment, net	1,109	77	1,186
Intangible assets, net	113	—	113
Other assets	57	—	57

Total assets	$2,171	$77	$2,248

LIABILITIES:
Current liabilities:
Accounts payable	$143	$—	$143
Accrued cost of access	150	79	229
Accrued restructuring costs—current portion	32	—	32
Deferred revenue—current portion	87	—	87
Deferred reorganization costs—current portion	128	—	128
Other current liabilities	421	—	421

Total current liabilities	961	79	1,040

Debt with controlling shareholder	200	—	200
Obligations under capital leases	200	—	200
Deferred revenue	148	—	148
Deferred reorganization costs	42	—	42
Other deferred liabilities	225	—	225
Liabilities subject to compromise	—	—	—

Total liabilities	1,776	79	1,855

SHAREHOLDERS’ DEFICIT:
Preferred stock with controlling shareholder, 45,000,000 shares authorized, par value $0.10 per share, 18,000,000 shares issued and outstanding as of December 31, 2003	2	—	2
Common stock, 55,000,000 shares authorized, par value $.01 per share, 22,000,000 (6,600,000 with the controlling shareholder) shares issued and outstanding as of December 31, 2003	—	—	—
Additional paid-in capital	406	—	406
Accumulated other comprehensive loss	(4)	—	(4)
Accumulated deficit	(9)	(2)	(11)

	395	(2)	393

Total liabilities and shareholders’ deficit	$2,171	$77	$2,248

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD DECEMBER 10, 2003 TO DECEMBER 31, 2003

	Successor
	As Previously Reported	COA Adjustment	As Restated
REVENUES	$178	$—	$178
OPERATING EXPENSES:
Cost of access and maintenance	123	2	125
Other operating expenses	54	—	54
Depreciation and amortization	9	—	9

	186	2	188

OPERATING LOSS	(8)	(2)	(10)
OTHER INCOME (EXPENSE):
Interest income	1	—	1
Interest expense	(3)	—	(3)
Other income, net	2	—	2

LOSS FROM OPERATIONS BEFORE INCOME TAXES	(8)	(2)	(10)

Provision for income taxes	(1)	—	(1)

LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(9)	$(2)	$(11)

LOSS PER COMMON SHARE, basic and diluted:
Loss applicable to common shareholders	$(0.41)	$(0.09)	$(0.50)

Shares used in computing basic and diluted loss per share	22,000,000	22,000,000	22,000,000

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD JANUARY 1, 2003 TO DECEMBER 9, 2003

	Predecessor
	As Previously Reported	COA Adjustment	As Restated
REVENUES	$2,754	$—	$2,754
OPERATING EXPENSES:
Cost of access and maintenance	1,904	65	1,969
Other operating expenses	854	—	854
Termination of ship charter	(15)	—	(15)
Depreciation and amortization	144	—	144

	2,887	65	2,952

OPERATING LOSS	(133)	(65)	(198)
OTHER INCOME (EXPENSE):
Interest expense	(24)	—	(24)
Other income, net	59	—	59

LOSS FROM OPERATIONS BEFORE REORGANIZATION ITEMS	(98)	(65)	(163)
Reorganization items, net	(127)	—	(127)
Gain on settlement of liabilities subject to compromise and recapitalization	23,869	65	23,934
Gain from fresh start adjustments	1,100	—	1,100

INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES	24,744	—	24,744
Provision for income taxes	(5)	—	(5)

INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$24,739	$—	$24,739

INCOME (LOSS) PER COMMON SHARE, Basic:
Income (loss) applicable to common shareholders	$27.20	—	$27.20

Shares used in computing basic income (loss) per share	909,413,046	909,413,046	909,413,046

INCOME (LOSS) PER COMMON SHARE, Diluted:
Income (loss) applicable to common shareholders	$25.97	—	$25.97

Shares used in computing diluted income (loss) per share	952,459,514	952,459,514	952,459,514

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD DECEMBER 10, 2003 TO DECEMBER 31, 2003

	Successor
	As Previously Reported	COA Adjustment	As Restated
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net loss	$(9)	$(2)	$(11)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Depreciation and amortization	9	—	9
Stock related expenses	1	—	1
Provision for doubtful accounts	3	—	3
Deferred reorganization costs	(51)	—	(51)
Other	(1)	—	(1)
Changes in operating assets and liabilities	(18)	2	(16)

Net cash provided by (used in) operations	(66)	—	(66)
Net cash used in reorganization items	(12)	—	(12)

Net cash used in operating activities	(78)	—	(78)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(11)	—	(11)
Proceeds from sale of fixed assets	9	—	9
Change in restricted cash and cash equivalents	5	—	5

Net cash provided by investing activities	3	—	3

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Repayment of capital leases	(1)	—	(1)
Other	(1)	—	(1)

Net cash used in financing activities	(2)	—	(2)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(77)	—	(77)
CASH AND CASH EQUIVALENTS, beginning of period	367	—	367

CASH AND CASH EQUIVALENTS, end of period	$290	$—	$290

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD JANUARY 1, 2003 TO DECEMBER 9, 2003

	Predecessor
	As Previously Reported	COA Adjustment	As Restated
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income	$24,739	$—	$24,739
Adjustments to reconcile net income to net cash provided by (used in) operations:
Gain on sale of fixed assets	(1)	—	(1)
Amortization of prior period IRUs	(78)	—	(78)
Non-cash fresh start adjustments	(1,100)	—	(1,100)
Gain on settlement of liabilities subject to compromise and recapitalization	(23,869)	(65)	(23,934)
Depreciation and amortization	144	—	144
Reorganization items, net	127	—	127
Provision for doubtful accounts	45	—	45
Deferred reorganization costs	(13)	—	(13)
Other	(12)	—	(12)
Changes in operating assets and liabilities	67	65	132

Net cash provided by operations	49	—	49
Net cash used in reorganization items	(391)	—	(391)

Net cash used in operating activities	(342)	—	(342)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(141)	—	(141)
Proceeds from sale of fixed assets	10	—	10
Proceeds from sale of marketable securities	2	—	2
Change in restricted cash and cash equivalents	(15)	—	(15)

Net cash used in investing activities	(144)	—	(144)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Capital infusion by controlling shareholder	250	—	250
Proceeds from debt issued to controlling shareholder	200	—	200
Repayment of capital leases	(17)	—	(17)
Other	(3)	—	(3)

Net cash provided by financing activities	430		430

NET DECREASE IN CASH AND CASH EQUIVALENTS	(56)	—	(56)
CASH AND CASH EQUIVALENTS, beginning of period	423	—	423

CASH AND CASH EQUIVALENTS, end of period	$367	$—	$367

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

CONDENSED CONSOLIDATED BALANCE SHEET

AS AT SEPTEMBER 30, 2003

(UNAUDITED)

	Predecessor
	As Previously Reported	COA Adjustment	As Restated
ASSETS:
Current assets:
Cash and cash equivalents	$208	$—	$208
Restricted cash and cash equivalents	332	—	332
Accounts receivable, net of allowances of $138 and $134, respectively	425	—	425
Other current assets and prepaid costs	174	—	174

Total current assets	1,139	—	1,139
Property and equipment, net	1,039	—	1,039
Other assets	133	—	133

Total assets	$2,311	$—	$2,311

LIABILITIES:
Current liabilities:
Accounts payable	$140	$—	$140
Accrued cost of access	199	68	267
Accrued restructuring costs	157	—	157
Deferred revenue—current portion	279	—	279
Other current liabilities	438	—	438

Total current liabilities	1,213	68	1,281
Deferred revenue	1,314	—	1,314
Other deferred liabilities	247	—	247

Total liabilities not subject to compromise	2,774	68	2,842
Liabilities subject to compromise	8,776	(13)	8,763

Total liabilities	11,550	55	11,605

CUMULATIVE CONVERTIBLE PREFERRED STOCK	1,900	—	1,900

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ DEFICIT:
Common stock, 3,000,000,000 shares authorized, par value $.01 per share, 909,463,931 shares issued and outstanding as of September 30, 2003	9	—	9
Treasury Stock, 22,033,758	(209)	—	(209)
Additional paid-in capital	14,368	—	14,368
Accumulated other comprehensive loss	(419)	—	(419)
Accumulated deficit	(24,888)	(55)	(24,943)

	(11,139)	(55)	(11,194)

Total liabilities and shareholders’ deficit	$2,311	$—	$2,311

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003

(UNAUDITED)

	Predecessor
	As Previously Reported	COA Adjustment	As Restated
REVENUES	$734	$—	$734
OPERATING EXPENSES:
Cost of access and maintenance	511	13	524
Other operating expenses	230	—	230
Termination of ship charter	(15)	—	(15)
Depreciation and amortization	36	—	36

	762	13	775

OPERATING LOSS	(28)	(13)	(41)
OTHER EXPENSE:
Interest expense, net	(7)	—	(7)
Other expense, net	(1)	—	(1)

LOSS FROM OPERATIONS BEFORE INCOME TAXES BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	(36)	(13)	(49)
Reorganization items, net	(30)	—	(30)

LOSS FROM OPERATIONS BEFORE INCOME TAXES	(66)	(13)	(79)
Provision for income taxes	(1)	—	(1)

LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(67)	$(13)	$(80)

LOSS PER COMMON SHARE, basic and diluted:
Loss applicable to common shareholders	$(0.07)	$(0.02)	$(0.09)

Shares used in computing basic and diluted loss per share	909,463,931	909,463,931	909,463,931

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

(UNAUDITED)

	Predecessor
	As Previously Reported	COA Adjustment	As Restated
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net loss	$(149)	$(55)	$(204)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Non cash other income	(12)	—	(12)
Depreciation and amortization	107	—	107
Reorganization items	40	—	40
Provision for doubtful accounts	38	—	38
Other	7	—	7
Changes in operating assets and liabilities	(7)	55	48

Net cash provided by operations	24	—	24
Net cash used in reorganization items	(112)	—	(112)

Net cash used in operating activities	(88)	—	(88)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:		—
Purchases of property and equipment	(119)	—	(119)
Proceeds from sale of property and equipment	9	—	9
Proceeds for the sale of marketable securities	2	—	2
Change in restricted cash and cash equivalents	(5)	—	(5)

Net cash used in investing activities	(113)	—	(113)

CASH FLOWS USED IN FINANCING ACTIVITIES:		—
Repayment of capital leases	(14)		(14)

Net cash used in financing activities	(14)	—	(14)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(215)	—	(215)
CASH AND CASH EQUIVALENTS, beginning of period	423	—	423

CASH AND CASH EQUIVALENTS, end of period	$208	—	$208

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

CONDENSED CONSOLIDATED BALANCE SHEET

AS AT JUNE 30, 2003

(UNAUDITED)

	Predecessor
	As Previously Reported	COA Adjustment	As Restated
ASSETS:
Current assets:
Cash and cash equivalents	$226	—	$226
Restricted cash and cash equivalents	331	—	331
Accounts receivable, net of allowances of $124 and $134, respectively	452	—	452
Other current assets and prepaid costs	227	—	227

Total current assets	1,236	—	1,236
Property and equipment, net	1,051	—	1,051
Other assets	130	—	130

Total assets	$2,417	—	$2,417

LIABILITIES:
Current liabilities:
Accounts payable	$178	—	$178
Accrued cost of access	195	55	250
Accrued restructuring costs	165	—	165
Deferred revenue—current portion	280	—	280
Other current liabilities	446	—	446

Total current liabilities	1,264	55	1,319
Deferred revenue	1,273	—	1,273
Other deferred liabilities	248	—	248

Total liabilities not subject to compromise	2,785	55	2,840
Liabilities subject to compromise	8,265	(13)	8,252

Total liabilities	11,050	42	11,092

MANDATORILY REDEEMABLE PREFERRED STOCK	526	—	526
CUMULATIVE CONVERTIBLE PREFERRED STOCK	1,903	—	1,903

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ DEFICIT:
Common Stock	9	—	9
Treasury Stock	(209)	—	(209)
Additional paid-in capital	14,365	—	14,365
Accumulated other comprehensive loss	(406)	—	(406)
Accumulated deficit	(24,821)	(42)	(24,863)

	(11,062)	(42)	(11,104)

Total liabilities and shareholders’ deficit	$2,417	$—	$2,417

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2003

(UNAUDITED)

	Predecessor
	As Previously Reported	COA Adjustment	As Restated
REVENUES	$744	$—	$744
OPERATING EXPENSES:
Cost of access and maintenance	510	17	527
Other operating expenses	230	—	230
Depreciation and amortization	35	—	35

	775	17	792

OPERATING LOSS	(31)	(17)	(48)
OTHER INCOME (EXPENSE):
Interest expense, net	(8)	—	(8)
Other income, net	36	—	36

LOSS FROM OPERATIONS BEFORE INCOME TAXES AND REORGANIZATION ITEMS	(3)	(17)	(20)
Reorganization items	(5)	—	(5)

LOSS FROM OPERATIONS BEFORE INCOME TAXES	(8)	(17)	(25)

Provision for income taxes	(2)	—	(2)

LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(10)	$(17)	$(27)

LOSS PER COMMON SHARE, basic and diluted:
Loss applicable to common shareholders	$(0.01)	$(0.02)	$(0.03)

Shares used in computing basic and diluted loss per share	909,457,012	909,457,012	909,457,012

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2003

(UNAUDITED)

	Predecessor
	As Previously Reported	COA Adjustment	As Restated
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net loss	$(82)	$(42)	$(124)
Adjustments to reconcile net loss to net cash used in operations:
Non cash other income	(9)	—	(9)
Gain on sale of marketable securities	(1)	—	(1)
Depreciation and amortization	70	—	70
Amortization of prior period IRUs	(42)	—	(42)
Reorganization items, net	10	—	10
Provision for doubtful accounts	26	—	26
Other	6	—	6
Changes in operating assets and liabilities	(10)	42	32

Net cash used in operations	(32)	—	(32)
Net cash used in reorganization items	(75)	—	(75)

Net cash used in operating activities	(107)	—	(107)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(83)	—	(83)
Proceeds from sale of property and equipment	7	—	7
Change in restricted cash and cash equivalents	(4)	—	(4)
Proceeds from sale of marketable securities	2	—	2

Net cash used in investing activities	(78)	—	(78)

CASH FLOWS USED IN FINANCING ACTIVITIES:
Repayment of capital lease obligations	(12)	—	(12)

Net cash used in financing activities	(12)	—	(12)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(197)	—	(197)
CASH AND CASH EQUIVALENTS, beginning of period	423	—	423

CASH AND CASH EQUIVALENTS, end of period	$226	$—	$226

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

CONDENSED CONSOLIDATED BALANCE SHEET

AS AT MARCH 31, 2003

(UNAUDITED)

	Predecessor
	As Previously Reported	COA Adjustments	As Restated
ASSETS:
Current assets:
Cash and cash equivalents	$332	$—	$332
Restricted cash and cash equivalents	328	—	328
Accounts receivable, net of allowances of $137 and $134, respectively	480	—	480
Other current assets and prepaid costs	218	—	218

Total current assets	1,358	—	1,358
Property and equipment, net	1,049	—	1,049
Other assets	126	—	126

Total assets	$2,533	$—	$2,533

LIABILITIES:
Current liabilities:
Accounts payable	$148	$—	$148
Accrued cost of access	214	35	249
Accrued restructuring costs	160	—	160
Deferred revenue—current portion	281	—	281
Other current liabilities	503	—	503

Total current liabilities	1,306	35	1,341
Deferred revenue	1,261	—	1,261
Other deferred liabilities	245	—	245

Total liabilities not subject to compromise	2,812	35	2,847
Liabilities subject to compromise	8,283	(10)	8,273

Total liabilities	11,095	25	11,120

MANDATORILY REDEEMABLE PREFERRED STOCK	526	—	526

CUMULATIVE CONVERTIBLE PREFERRED STOCK	1,904	$—	1,904

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ DEFICIT:
Common stock, 3,000,000,000 shares authorized, par value $.01 per share, 909,388,595 shares issued and outstanding as of March 31, 2003.	9	—	9
Treasury Stock, 22,033,758	(209)	—	(209)
Additional paid-in capital	14,364	—	14,364
Accumulated other comprehensive loss	(344)	—	(344)
Accumulated deficit	(24,812)	(25)	(24,837)

	(10,992)	(25)	(11,017)

Total liabilities and shareholders’ deficit	$2,533	$—	$2,533

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2003

(UNAUDITED)

	Predecessor
	As Previously Reported	COA Adjustment	As Restated
REVENUES	$735	$—	$735
OPERATING EXPENSES:		—
Cost of access and maintenance	508	25	533
Other operating expenses	240	—	240
Depreciation and amortization	35	—	35

	783	25	808

OPERATING LOSS	(48)	(25)	(73)
OTHER EXPENSE:
Interest expense, net	(7)	—	(7)
Other income, net	(11)	—	(11)

LOSS FROM OPERATIONS BEFORE INCOME TAXES BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	(66)	(25)	(91)
Reorganization items, net	(5)	—	(5)

LOSS FROM OPERATIONS BEFORE INCOME TAXES	(71)	(25)	(96)
Provision for income taxes	(1)	—	(1)

LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(72)	$(25)	$(97)

LOSS PER COMMON SHARE, basic and diluted:
Loss applicable to common shareholders	$(0.08)	$(0.03)	$(0.11)

Shares used in computing basic and diluted loss per share	909,232,279	909,232,279	909,232,279

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2003

(UNAUDITED)

	Predecessor
	As Previously Reported	COA Adjustment	As Restated
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net loss	$(72)	$(25)	$(97)
Adjustments to reconcile net loss to net cash provided by (used in) continuing operations:
Gain on sale of marketable securities	(1)	—	(1)
Depreciation and amortization	35	—	35
Reorganization items, net	5	—	5
Provision for doubtful accounts	13	—	13
Other	3	—	3
Changes in operating assets and liabilities	12	25	37

Net cash used in continuing operations	(5)	—	(5)
Net cash used in reorganization items	(44)	—	(44)

Net cash used in operating activities	(49)	—	(49)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:		—
Purchases of property and equipment	(44)	—	(44)
Proceeds from sale of property and equipment	6	—	6
Proceeds from sale of marketable securities	2	—	2
Change in restricted cash and cash equivalents	(1)	—	(1)

Net cash used in investing activities	(37)	—	(37)

CASH FLOWS USED IN FINANCING ACTIVITIES:		—
Repayment of capital lease obligations	(5)	—	(5)

Net cash used in financing activities	(5)	—	(5)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(91)	—	(91)
CASH AND CASH EQUIVALENTS, beginning of period	423	—	423

CASH AND CASH EQUIVALENTS, end of period	$332	$—	$332

3. REORGANIZATION

Commencement of the Chapter 11 and Bermuda Cases

On January 28, 2002 (the “Commencement Date”), Old GCL and fifty-four of its subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

On the same date, Old GCL and certain of its Bermuda subsidiaries commenced insolvency proceedings in the Supreme Court of Bermuda (the “Bermuda Court”). On such date, the Bermuda Court granted an order appointing Malcolm Butterfield, Jane Moriarty and Philip Wallace, partners of KPMG, as Joint Provisional Liquidators (“JPLs”) in respect of Old GCL and those Bermuda subsidiaries. The Bermuda Court granted the JPLs the power to oversee the continuation and reorganization of these companies’ businesses under the control of their boards of directors and under the supervision of the Bankruptcy Court and the Bermuda Court.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Twenty-five additional subsidiaries of Old GCL subsequently commenced chapter 11 cases and, where applicable, Bermuda insolvency proceedings under the supervision of the JPLs to coordinate the restructuring of those companies with the restructuring of Old GCL.

The Purchase Agreement

After extensive negotiations with Hutchison Telecommunications (“Hutchison”) and ST Telemedia, an agreement in principle was reached leading to the execution of a definitive Purchase Agreement, dated as of August 9, 2002, among Old GCL, Global Crossing Holdings Ltd. (“GCHL”), the JPLs, Hutchison, and ST Telemedia (the “Purchase Agreement”) for the purchase of substantially all of the Company’s assets. The Bankruptcy Court approved the Purchase Agreement on August 9, 2002.

Under the Purchase Agreement, Hutchison and ST Telemedia agreed to invest a total of $250 for a 61.5 percent equity interest in New GCL, a newly formed Bermuda company, upon the Company’s emergence from bankruptcy. On April 30, 2003, Hutchison withdrew from the Purchase Agreement and ST Telemedia exercised its purchase option under the Purchase Agreement to assume all of Hutchison’s rights and obligations thereunder. At emergence, Old GCL transferred substantially all of its assets (including stock in subsidiaries) to New GCL. New GCL thereby became the parent company of Old GCL’s subsidiaries and succeeded to Old GCL’s reporting obligations under the Exchange Act. However, New GCL and its subsidiaries did not assume any liabilities of the GC Debtors other than the assumed liabilities, which are generally defined in the Plan of Reorganization to include the following: (i) ordinary course administrative expense claims, (ii) priority tax claims, (iii) certain secured claims, (iv) obligations under agreements assumed by the GC Debtors in their chapter 11 cases and (v) obligations under the Purchase Agreement.

The Purchase Agreement also sets forth the basic terms of a restructuring with the Company’s banks and unsecured creditors. In summary, those parties were to receive common shares representing 38.5 percent of the equity in New GCL and approximately $328 in cash, $221 million in cash payments beyond the Effective Date under agreed upon payout terms and $200 in New Senior Secured Notes. However, pursuant to an amendment to the plan of reorganization approved by the Bankruptcy Court on December 4, 2003, the New Senior Secured Notes were issued to ST Telemedia for gross proceeds of $200 in cash, all of which gross proceeds were distributed to the Company’s banks and unsecured creditors, increasing their total cash recovery to approximately $749 but eliminating their previously contemplated interest in the New Senior Secured Notes.

The Chapter 11 Plan of Reorganization and Bermuda Schemes of Arrangement

On September 16, 2002, Old GCL filed a chapter 11 Plan of Reorganization and accompanying disclosure statement (as amended, the “Disclosure Statement”) with the Bankruptcy Court. On October 17, 2002, Old GCL filed an amended Plan of Reorganization and amended Disclosure Statement. The Plan of Reorganization implemented the terms of the Purchase Agreement with respect to the chapter 11 cases. The terms of the Plan of Reorganization are described in more detail below. On October 21, 2002, the Bankruptcy Court approved the Disclosure Statement and related voting procedures. On October 28, 2002, the Predecessor commenced solicitation of acceptances and rejections of the Plan of Reorganization.

On October 24, 2002, Old GCL and each of the other GC Debtors incorporated in Bermuda were granted approval by the Bermuda Court to hold meetings of their creditors for the purpose of considering and voting on schemes of arrangement (the “Schemes”). The Schemes implemented the terms of the Purchase Agreement with respect to the Bermuda cases, essentially by incorporating the terms of the Plan of Reorganization. The meetings of creditors to consider and vote on the Schemes were held in Bermuda on November 25 and 28, 2002.

On December 17, 2002, the Bankruptcy Court confirmed the Plan of Reorganization, subject to the entry of a formal confirmation order and documentation of the resolution of any outstanding objections. On December 26,

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

2002, the conditions specified by the Bankruptcy Court on December 17, 2002 were met and as a result the Bankruptcy Court entered the order confirming the Plan of Reorganization. Similarly, on January 3, 2003, the Bermuda Court sanctioned the Schemes (the Bermuda equivalent to confirmation).

Effect of the Plan of Reorganization and Schemes of Arrangement and Distributions Thereunder

The Plan of Reorganization governs the treatment of claims against and interests in each of the GC Debtors. Upon consummation of the Plan of Reorganization, all pre-petition claims against and interests in each of the GC Debtors (other than interests and certain claims held by the Company) were discharged and terminated. Creditors of the GC Debtors received the following distributions under the plan:

•	Holders of administrative expense claims (post-petition claims relating to actual and necessary costs of administering the bankruptcy estates and operating the businesses of the GC Debtors) and priority claims (principally taxes and claims for pre-petition wages and employee benefit plan contributions) will eventually be generally paid in full in cash.

•	Holders of certain secured claims were paid in full in cash or had their debt reinstated or collateral returned.

•	The remaining pre-petition creditors received in the aggregate a combination of 38.5% of the equity in New GCL, approximately $528 in cash, $221 million in cash payments beyond the Effective Date under agreed upon payout terms and the entire beneficial interest in the liquidating trust described below.

•	Holders of Old GCL common and preferred shares, including all stock options and warrants, did not receive any distribution under the plan.

•	Holders of preferred shares of GCHL, a direct subsidiary of Old GCL whose assets were transferred to New GCL and its subsidiaries pursuant to the plan, did not receive any distribution under the plan.

The GC Debtors’ bankruptcy proceedings in general, and the Plan of Reorganization in particular, have had and will have many other important consequences for the Company. For example, many of the executory contracts and leases of the GC Debtors have been rejected in the bankruptcy process, significantly decreasing the Company’s contractual obligations going forward. In addition, upon consummation of the plan, the GC Debtors transferred to a liquidating trust, established for the benefit of the creditors, approximately $7 in cash (not included in the cash amount above) and certain of the GC Debtors’ rights, credits, claims and causes of action for preferences, fraudulent transfers and other causes of action and rights to setoff.

4. FRESH START ACCOUNTING

The Company implemented “fresh start” accounting and reporting in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position No. 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”) upon its emergence from bankruptcy on the Effective Date. Fresh start accounting required the Company to allocate the reorganization value to its assets and liabilities based upon their estimated fair values. The reorganization value of $407 was determined pursuant to the Company’s Plan of Reorganization and ST Telemedia’s $250 equity investment for 61.5% ownership. Adopting fresh start accounting has resulted in material adjustments to the historical carrying amount of the Company’s assets and liabilities. The reorganization value was allocated by the Company to its assets and liabilities based upon their preliminary estimated fair values. The Company engaged an independent appraiser to assist in the allocation of the reorganization value and in determining the fair market value of its property and equipment and intangible assets. The fair values of the assets as determined for fresh start reporting were based on estimates of anticipated future cash flow. Liabilities existing on the Effective Date are stated at the present values of amounts to be paid discounted at appropriate rates. The determination of fair values of assets and liabilities is subject to significant estimation and assumptions.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The following table reflects the debt and equity restructuring, reorganization adjustments and the adoption of fresh start reporting adjustments to the Company’s consolidated balance sheet as of the Effective Date.

	Predecessor December 9, 2003				Debt & Equity Restructuring					Reorganization Adjustments		Fresh Start Adjustments					Successor December 9, 2003
	As Previously Reported	Adjustment		As Restated	As Previously Reported		Adjustment		As Restated	As Reported		As Previously Reported		Adjustment		As Restated	As Previously Reported	Adjustment		As Restated
ASSETS:
Current Assets:
Cash and cash equivalents	$196	$—		$196	$—		$—		$—	450	(a)	$—		$—		$—	$367	$—		$367
										(279	)(b)
Restricted cash and cash equivalents	332	—		332	—		—		—	(322	)(c)	—		—		—	20	—		20
										10	(d)
Accounts receivable, net	382	—		382	—		—		—	—		(4	)(k)	—		(4)	378	—		378
Other current assets and prepaid costs	184	—		184	—		—		—	—		(29	)(k)	—		(29)	155	—		155

Total current assets	1,094	—		1,094	—		—		—	(141)		(33)		—		(33)	920	—		$920
Property and equipment, net	1,034	—		1,034	—		—		—	—		51	(l)	77	(t)	128	1,085	77	(t)	1,162
Intangibles, net	—	—		0	—		—		—	—		113	(l)	—		113	113	—		113
Other assets	131	—		131	—		—		—	—		(43	)(l)	—		(43)	65	—		65
												(23	)(l)	—		(23)		—		0

Total assets	$2,259	$—		$2,259	$—		$—		$—	$(141)		$65		$77		$142	$2,183	$77		$2,260

LIABILITIES:
Current liabilities not subject to compromise:
Accounts payable	$86	$—		86	$—		$—		$—	$—		$(3	)(m)	$—		$(3)	$83	$—		$83
Accrued cost of access	217	69	(p)	286	—		—		—	—		(10	)(m)	8	(r)	(2)	207	77		284
Accrued restructuring costs—current portion	32	—		32	—		—		—	—		—		—			32	—		32
Deferred revenue—current portion	231	—		231	—		—		—	—		(158	)(n)	—		(158)	73	—		73
Deferred reorganization costs—current portion	—	—		0	202	(e)	—		202	(13	)(g)	—		—		—	189	—		189
Other current liabilities	530	—		530	—		—		—	(56	)(g)	(8	)(m)	—		(8)	466	—		466

Total current liabilities	1,096	69		1,165	202		—		202	(69)		(179)		8		(171)	1,050	77		1,127
Debt with controlling shareholder	—	—		0	—		—		—	200	(h)	—		—			200	—		200
Obligations under capital leases	219	—		219	—		—		—	—		(23	)(m)	—		(23)	196	—		196
Deferred revenue	1,337	—		1,337	—		—		—	—		(1,247	)(n)	—		(1,247)	90	—		90
Deferred reorganization costs	—	—		0	32	(e)	—		32	—		—		—			32	—		32
Other deferred liabilities	209			209	—		—		—	—		(1	)(m)	—		(1)	208	—		208
										(522	)(f)									—
Liabilities subject to compromise	8,714	(4	)(q)	8,710	(8,035	)(f)	4	(q)	(8,031)	(157	)(f)	—		—		—	—	—		—

Total liabilities	11,575	65		11,640	(7,801)		4		(7,797)	(548)		(1,450)		8		(1,442)	1,776	77		1,853

CUMULATIVE CONVERTIBLE PREFERRED STOCK	1,894	—		1,894	(1,894	)(l)	—		(1,894)	—		—		—			—	—		—

SHAREHOLDERS’ EQUITY (DEFICIT):
Preferred stock	—	—		—	—		—		—	2	(j)	—		—			2	—		2
Common stock	9	—		9	(9	)(i)	—		(9)	—		—		—			—	—		—
Treasury stock	(209)	—		(209)	209	(i)	—		209	—		—		—			—	—		—
Additional paid-in capital	14,374	—		14,374	(14,374	)(i)	—		(14,374)	405	(j)	—		—			405	—		405
Accumulated other comprehensive loss	(415)	—		(415)	—		—		—	—		415	(o)	—		415	—	—		—
Accumulated deficit	(24,969)	(65	)(p)	(25,034)	23,869	(o)	65	(s)	23,934	—		1,100	(o)	—		1,100	—	—		—

	(11,210)	(65)		(11,275)	9,695		65		9,760	407		1,515		—		1,515	407	—		407

Total liabilities and shareholders’ equity	$2,259	$—		$2,259	$—		$69		$69	$(141)		$65		$8		$73	$2,183	$77		$2,260

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Debt and equity restructuring, reorganization adjustments, emergence date and fresh start accounting adjustments consist primarily of the following:

(a)	To record the receipt of the $250 equity infusion from ST Telemedia and the $200 of cash proceeds for ST Telemedia’s purchase of the New Senior Secured Notes.

(b)	To record the payment of $200 of unrestricted cash to the secured and unsecured creditors and to record the payment of $56 in professional fees to the advisors to the unsecured creditors and secured creditors, JPLs, the indenture trustees and their counsels and certain of the Company’s advisors. The balance of this amount was utilized to cash collateralize certain letter of credit requirements ($10), pay post emergence professional fees to the estate ($7), fund the Class G distribution ($3) and pay certain vendor settlements that were not deferred past the emergence date ($3).

(c)	To record the payment out of restricted cash of $315 to the secured creditors and $7 to unsecured creditors in accordance with the Plan of Reorganization.

(d)	To record cash restricted at closing to establish collateral for certain Company letter of credit requirements.

(e)	To establish $234 of deferred reorganization costs representing subject to compromise liabilities not required to be funded at emergence as described in the related settlement agreements and/or the Plan of Reorganization. Certain settlement payments in connection with access vendors (approximately $12) and the Federal tax settlement (approximately $15) are due beyond one year of the emergence date.

(f)	To record the discharge of subject to compromise liabilities in consideration for the $522 in cash settlements at emergence referred to in (b) and (c) and 38.5% of the common stock (valued at $157 in the Plan of Reorganization) in New GCL including indebtedness of $6,641 for pre-petition debt obligations, $526 of pre-petition mandatorily redeemable preferred stock (classified as a liability in accordance with SFAS No. 150) and $1,547 of pre-petition liabilities including accrued cost of access, accrued construction costs, and other liabilities.

(g)	To record the payment of required emergence costs including professional fees and vendors settlements.

(h)	To reflect the outstanding principal amount under the New Senior Secured Notes, in accordance with the Plan of Reorganization.

(i)	To cancel all of the outstanding preferred and common stock, including the treasury stock, of Old GCL in accordance with the Plan of Reorganization.

(j)	To record the issuance of equity in New GCL consisting of 18 million shares of preferred stock and 6.6 million shares of common stock to ST Telemedia for 61.5% ownership, the issuance of 13 million shares of common stock for 32.5% ownership to the unsecured creditor classes and 2.4 million shares of common stock to the secured creditors for 6% ownership all in accordance with the Plan of Reorganization.

(k)	To adjust the carrying value of receivables, certain prepaid lease and maintenance agreements and certain value-added tax recoverable positions of foreign entities to fair value in accordance with fresh start accounting.

(l)	To adjust the carrying value of property and equipment, intangibles and investments in unconsolidated affiliates to fair value in accordance with fresh start accounting. The Company engaged an independent appraiser to assist in the allocation and valuation of these assets.

(m)	To adjust the carrying value of certain liabilities to fair value in accordance with fresh start accounting.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

(n)	To adjust the carrying value of deferred revenue to fair value in accordance with fresh start accounting.

(o)	To close out the remaining equity balances of Old GCL in accordance with the recapitalization provisions of fresh start accounting, including accumulated other comprehensive loss of $415, and accumulated deficit of $23,934 and $1,100, respectively.

(p)	To increase Predecessor’s cost of access and maintenance expenses.(see Note 2)

(q)	To correct Predecessor’s properly reclassified cost of access amounts between liabilities subject to compromise and liabilities not subject to compromise at fresh start.

(r)	Balance sheet reclassification to correct $8 of cost of access liabilities which should not have been eliminated in fresh start accounting in light of the Company’s overall accrual understatement.

(s)	To increase the gain on settlement of liabilities subject to compromise and recapitalization.

(t)	To increase to the carrying value of property & equipment at fresh start.

5. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

A summary of the basis of presentation and the significant accounting policies followed in the preparation of these consolidated financial statements is as follows:

Basis of Presentation and Use of Estimates

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the consolidated financial statements and the accompanying notes, as well as the reported amounts of revenue and expenses during the reporting period. Actual amounts and results could differ from those estimates. The estimates the Company makes are based on historical factors, current circumstances and the experience and judgment of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the Company’s evaluations.

As discussed in Note 3, Old GCL and certain subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code and accordingly, the accompanying consolidated financial statements of the Predecessor have also been prepared in accordance with SOP 90-7, which requires an entity to distinguish pre-petition liabilities subject to compromise from post petition liabilities on its balance sheet. In the accompanying consolidated balance sheets, the caption “liabilities subject to compromise” reflected the Company’s best estimate of the amount of pre-petition claims that would be restructured in the GC Debtors’ chapter 11 cases. In addition, SOP 90-7 requires an entity’s statement of operations to portray the results of operations of the entity during chapter 11 proceedings. As a result, any revenues, expenses, realized gains and losses, and provisions resulting from the reorganization and restructuring of the organization should be reported separately as reorganization items, except those required to be reported as discontinued operations and extraordinary items in conformity with Accounting Principles Board Opinion No. 30 (“APB No. 30”), “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, as amended by Statement of Financial Accounting Standards No. 145 (“SFAS No. 145”) “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”, and SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The Company’s emergence from bankruptcy resulted in a new reporting entity with no retained earnings or accumulated losses as of December 9, 2003. Accordingly, the Company’s consolidated financial statements for periods prior to December 9, 2003 are not comparable to financial statements on or subsequent to December 9, 2003. The 2003 results have been presented separately under “Successor” for the 22-day period December 10, 2003 to December 31, 2003 and “Predecessor” for periods prior to December 9, 2003 as required by SOP 90-7.

Principles of Consolidation

The consolidated financial statements include the accounts of New GCL and Old GCL and their wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Under U.S. GAAP, consolidation is generally required for investments of more than 50% of the outstanding voting stock of an investee, except when control is not held by the majority owner. Under these same rules, legal reorganization or bankruptcy represent conditions which can preclude consolidation in instances where control rests with the bankruptcy court, rather than with the majority owner. As discussed in Note 8, during the year ended December 31, 2002 Asia Global Crossing Ltd. (together with its consolidated subsidiaries, “AGC”) and Pacific Crossing Limited (“PCL”) filed for voluntary petitions for relief under the Bankruptcy Code. As a result of the chapter 11 petitions, the Company’s ability to exert control and exercise influence over AGC’s and PCL’s management decisions through its equity interest was substantially eliminated. Furthermore the nature of the reorganization plans of AGC and PCL were such that the Company no longer had access to or a continuing involvement in the businesses of AGC and PCL. As a result, AGC’s and PCL’s financial results are included as discontinued operations for all periods presented.

Revenue Recognition

Services

Revenue derived from telecommunication and maintenance services, including sales of capacity under operating-type leases, are recognized as services are provided. Payments received from customers before the relevant criteria for revenue recognition are satisfied are included in deferred revenue in the accompanying consolidated balance sheets.

Operating Leases

The Company offers customers flexible bandwidth products to multiple destinations and many of the Company’s contracts for subsea circuits are entered into as part of a service offering. Consequently, the Company defers revenue related to those circuits and amortizes the revenue over the appropriate term of the contract. Accordingly, the Company treats cash received prior to the completion of the earnings process as deferred revenue.

Percentage-of-Completion

Revenue and estimated profits under long-term contracts for undersea telecommunication installation by GMS are recognized under the percentage-of-completion method of accounting, whereby sales and profits are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs to complete. Provisions for anticipated losses are made in the period in which they first become determinable. For the periods December 10 to December 31, 2003 and January 1 to December 9, 2003 and the years ended

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

December 31, 2002 and 2001, $8, $34, $68, and $364, respectively, was recognized as revenue using the percentage-of-completion method. Costs related to the percentage-of-completion revenues for the same periods were $2, $52, $97, and $311 respectively.

Telecom Installation Revenue

In accordance with SEC Staff Accounting Bulletin 101, “Revenue Recognition in Financial Statements” (“SAB No. 101”), as amended by SEC Staff Accounting Bulletin 104, “Revenue Recognition” (“SAB No. 104”) the Company amortizes revenue related to installation services over the longer of the contract period or average expected customer relationship (2 years).

Non-Monetary Transactions

The Company may exchange capacity with other capacity or service providers. These transactions are accounted for in accordance with APB No. 29 “Accounting for Non Monetary Transactions” (“APB No. 29”), where an exchange for similar capacity is recorded at a historical carryover basis and dissimilar capacity is accounted for at fair market value with recognition of any gain or loss. On August 2, 2002, the SEC staff communicated its position on indefeasible rights of use (“IRU”) capacity swaps to the American Institute of Certified Public Accountants (“AICPA”) SEC Regulations Committee. The SEC staff has concluded that all IRU capacity swaps consisting of the exchange of leases should be evaluated within paragraph 21 of APB No. 29. That is, if a swap involves leases that transfer the right to use similar productive assets, the exchange should be treated as the exchange of similar productive assets irrespective of whether the “outbound” lease is classified as a sale-type lease, direct financing lease or operating lease and irrespective of whether the “inbound” lease is classified as a capital lease or an operating lease. The SEC staff directed that in accounting for such transactions the carrying value rather than the fair market value should be used. The SEC staff further directed registrants to apply this guidance historically and prospectively, and to restate prior financial statements if appropriate. All adjustments that the Company considers are necessary to comply with the SEC’s guidance have been reflected in the accompanying consolidated financial statements and the related notes. There were no material gains or losses from non-monetary transactions for the periods December 10 to December 31, 2003 and January 1 to December 9, 2003 or the years ended December 31, 2002 and 2001.

Operating Expenses

Cost of Access

Background

The Company’s cost of access primarily comprises usage-based voice charges paid to other carriers to originate and/or terminate switched voice traffic and charges for leased lines for dedicated facilities. Cost of access is the Company’s single largest expense, amounting to approximately 72% of telecommunications services segment revenue in 2003, which segment represented approximately 94% of consolidated revenue in 2003.

As a result of a review the Company initiated in April 2004, the Company determined that there was a material weakness in its internal control over financial reporting related to cost of access accounting in its North American operations, including the failure to make use of available information to conduct an aggregate true-up of estimated cost of access expenses to actual cash payments made to access providers. This weakness resulted in an understatement of cost of access in 2003 and gave rise to the restatement of the Company’s 2003 financial statements included herein. A description of this weakness and the remediation measures that have been and are being undertaken by the Company is set forth in Item 9A, “Controls and Procedures,” of this annual report on Form 10-K/A.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Set forth below is a summary of the Company’s current policy and procedures regarding cost of access accounting after giving effect to changes made in light of the Company’s cost of access review. This summary reflects significant changes in the processes utilized to validate the monthly estimates of the cost of access accrual produced by the Company’s underlying cost of access expense estimation processes in North America. The overall design of the Company’s cost of access estimation process remains materially unchanged, although refinements have been made to improve the accuracy of inputs to the process.

Policy and Use of Management Estimates

The Company’s policy is to record access expense as services are provided by vendors. Access costs for switched voice traffic are estimated and expensed based on the volume of access services purchased, as measured by the Company’s internal cost of access expense systems, and the access rates determined by contracts between the Company and its access providers and/or tariff rates obtained from industry data sources. Access costs for leased lines are expensed based on invoice data and on estimates of the impact of circuits acquired or disconnected during the applicable month. The Company makes a preliminary estimate of monthly access costs incurred based on this information. The Company then adjusts this preliminary estimate based on an analysis of historical differences between such preliminary monthly estimates and the comparable amounts determined by the validation procedures described below, including the rebuilding of the cost of access accrual on a 90 day lag basis using aggregate cash payment information. The amount of the adjustment to the Company’s preliminary estimate is referred to in this annual report on Form 10-K/A as the “COA Overlay.” The recognition of access costs involves the use of significant management estimates and assumptions and requires reliance on non-financial systems.

The estimation and validation of cost of access expense is extremely complex due to the following: changing regulations regarding access rules and related charges; the frequency of pricing changes in the market; constantly changing traffic patterns; the volume of information and inconsistency or deficiencies in external databases, particularly regarding line ownership information; delays in invoicing by access vendors; and the receipt of multiple invoices from the same vendor. This is particularly true in North America, where approximately 85% of the Company’s total access charges were incurred in 2003. Thus, the Company’s estimates of access charges are imprecise and may differ from the actual costs for the relevant periods when they are finally settled in the ordinary course of business. As a result of the improved cost of access expense estimation and accrual validation processes reflected in the below summary, the Company believes that it has now established appropriate reserves for its accrued cost of access liabilities.

Principal Estimation Systems

For switched voice traffic, each month the minutes recorded by the Company’s switches (the “minutes of use” or “MOUs”) are multiplied by the estimated rate for those minutes for that month; the result, after adjusting for any applicable COA Overlay, is the usage expense and accrued usage cost recorded for that month. The Company use proprietary systems to identify, capture, and measure usage-based voice charges in North America using multiple sources of data, including: MOU data recorded by the Company’s switches; vendor identification and rate information in widely used industry databases; rate element estimates for smaller vendors; historical data; and actual contract rates for certain usage-based charges.

For leased lines, each month the expense is calculated based on the number of circuits and the average circuit costs, according to the Company’s leased line inventory system, adjusted for contracted rate changes. The Company’s inventory system is based on invoices received from facilities providers, which generally bill in advance of the period in which services are provided, as adjusted to track the daily changes in the Company’s

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

circuit inventory due to customer acquisitions and disconnections. An outside service provider assists the Company in maintaining and managing the Company’s circuit inventory.

The Company monitors the accuracy of its systems to measure network volumes and track circuits, and the Company’s rate tables are updated frequently to maintain the accuracy of the rate structure the Company has with its access providers and per the current regulated tariff rates.

Accounting Entries for Cost of Access

The initial expenses estimated by the Company’s cost of access systems are expensed each month in the Company’s consolidated financial statements, with a corresponding increase in the cost of access accrual. As invoices for MOUs purchased or access lines leased in North America are received and approved for payment, the Company records balance sheet entries to reduce the accrual and increase accounts payable. Similarly, disbursement of cash to North American access vendors is also a balance sheet entry, reducing accounts payable and cash. Outside of North America, invoices are expensed upon receipt and the related estimates are reversed. This methodology is practicable outside of North America because there are far fewer invoices (particularly manual invoices) and access vendors and a lower level of regulatory complexity in those regions.

Validation of the North American Cost of Access Accrual

A reconciliation of North American cost of access charges at the individual invoice level is impracticable given the magnitude of invoices received (particularly manual invoices), with approximately 15,000 invoices being received each month, the incompatibility of vendor billing information with the Company’s cost of access estimation systems, and the high frequency of disputed charges. The Company therefore use procedures designed to validate the cost of access accrual established by the Company’s cost of access estimation systems.

The primary validation procedures now used in North America are: a monthly rebuilding of the cost of access accrual on a 90 day lag basis using aggregate cash payment information from the Company’s financial systems; a comparison, by type of expense (e.g., domestic or international MOUs), of the expense estimates produced by the Company’s cost of access estimation systems to the actual vouchered amounts billed by major vendors; a corroborative review between experienced and knowledgeable employees in the operational and financial cost of access management organizations; and a statistical analysis of the timing of the receipt and vouchering of cost of access invoices and their related service periods. Due to invoicing delays by access vendors, which result in the receipt of invoices up to 90 days after the end of the month in which services were provided, it is not possible to complete a comprehensive true-up to actual cash payments at the time of the issuance of the Company’s balance sheet within the time frames required by applicable periodic reporting requirements under the Securities Exchange Act of 1934. Thus, cost of access accrual estimates are subject to the imprecision discussed above even after giving effect to the application of the Company’s cost of access estimate validation processes. Any mis-estimates reflected in a given balance sheet that are discovered through a subsequent true-up procedure are addressed through change in estimate adjustments made in the preparation of the ensuing balance sheet. The Company believes that the improved cost of access expense estimation and accrual validation processes allow the Company to establish appropriate reserves for the Company’s accrued cost of access liabilities and that any such change in estimate adjustments will therefore be immaterial.

Disputes

The Company performs monthly bill verification procedures to identify errors in vendors’ billing processes. The bill verification procedures include the examination of bills, comparing billed rates with rates used by the cost of access expense estimation systems during the cost of access monthly close process, evaluating the trend

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

of invoiced amounts by vendors, and reviewing the types of charges being assessed. These procedures do not include a comparison of invoiced amounts to amounts accrued in the financial statements. If the Company discovers a bill that appears to contain possible inaccuracies in rate or volume data, the Company records a charge to the cost of access expense and a corresponding increase to the access accrual for the disputed amounts, unless past experience or other corroborating evidence indicates that it is not probable that the Company will ultimately be required to pay. If the Company ultimately reaches an agreement with an access vendor in which the Company settles a disputed amount for less than the corresponding accrual, the Company recognizes the resultant settlement gain in the period in which the settlement is reached. Previously unaccrued disputes are tracked in a log and reviewed periodically to assess whether a loss has now become probable and reasonably estimable, in which case an accrual is established. The Company generally withholds payments on all amounts subject to dispute until the dispute is settled.

Operating Leases

Costs of the network relating to capacity contracts accounted for as operating leases are treated as prepaid capacity in other current assets and prepaid costs and other assets and, accordingly, are amortized over the lesser of the term of the lease and the estimated useful life of the capacity.

Cash and Cash Equivalents, Restricted Cash and Cash Equivalents (Current and Long-Term)

The Company considers cash in banks and short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash and cash equivalents and restricted cash and cash equivalents are stated at cost, which approximates fair value. Restricted cash balances at December 31, 2003 and 2002 were $21 and $332, respectively. The December 31, 2003, and 2002 balances include, but are not limited to, various rental guarantees, performance bonds, or amounts arising from vendor or customer disputes. In addition, the December 31, 2002 balance mainly reflects an escrow account with the proceeds from the Company’s sale of IPC Information Systems (“IPC”) on December 20, 2001 and funds in an account under the control of the JPLs in Bermuda, which amounted to $309 and $13, respectively, as of the Effective Date and were distributed to the creditors on the Effective Date in accordance with the Plan of Reorganization. Included in long-term “other assets” at December 31, 2003 and 2002 is restricted cash of approximately $6 and $5, respectively, which serves as collateral on letters of credit and bank guarantees.

Allowance for Doubtful Accounts and Sales Credits

The Company provides for allowances for doubtful accounts and sales credits. Allowances for doubtful accounts are charged to other operating expenses, while allowances for sales credits are charged to revenue. The adequacy of the reserves is evaluated monthly by the Company utilizing several factors including the length of time the receivables are past due, changes in the customer’s credit worthiness, the customer’s payment history, the length of the customer’s relationship with the Company, the current economic climate, current industry trends and other relevant factors. A specific reserve requirement review is performed on customer accounts with larger balances. A general reserve requirement is performed on most accounts utilizing the factors previously mentioned. Service level requirements are assessed to determine sales credit requirements where necessary. The Company has historically experienced significant changes month-to-month in reserve level requirements, primarily due to unanticipated large customer bankruptcy filings or other insolvency proceedings. Allowances were $124 and $134 as of December 31, 2003 and 2002, respectively. Changes in the financial viability of significant customers, worsening of economic conditions and changes in the Company’s ability to meet service level requirements may require changes to its estimate of the recoverability of the receivables. Appropriate adjustments will be recorded in the period in which these changes become known.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Property and Equipment, net

Property and equipment, which includes amounts under capitalized leases, are stated at their preliminary estimated fair values as of the Effective Date as determined by the Company’s reorganization value. Major enhancements are capitalized, while expenditures for repairs and maintenance are expensed when incurred. Costs incurred prior to the capital project’s completion are reflected as construction in progress, which is reclassified to property and equipment at the date the project is complete.

The Company capitalizes third party line installation costs incurred by the Company for new facilities and connections from the Global Crossing network to networks of other carriers in order to provision customer orders. The costs are capitalized to prepaid costs (current portion—see Note 10) and other assets (long-term portion) and amortized using the straight-line method into depreciation and amortization over the longer of the contract period or average expected customer relationship (2 years) in accordance with the provisions of SAB 101, as amended by SAB 104. Internal costs, including labor, incurred in the provisioning of customer orders are expensed as incurred.

Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, with the exception of leasehold improvements and assets acquired through capital leases, which are depreciated over the lesser of the estimated useful lives or the term of the lease.

Estimated economic useful lives of the Company’s property and equipment are as follows:

	Successor	Predecessor
	December 31, 2003	December 31, 2002
Buildings	10-30 years	10-40 years
Leasehold improvements	Lesser of 20 years or remaining lease term	Lesser of 25 years or remaining lease term
Furniture, fixtures and equipment	3-10 years	2-30 years
Transmission equipment	5-25 years	7-25 years
Vessels and marine equipment	10-35 years	10-30 years

When property or equipment is retired or otherwise disposed of, the cost and accumulated depreciation will be relieved from the accounts, and resulting gains or losses will be reflected in net income (loss).

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, (“SFAS No. 144”), the Company periodically evaluates the recoverability of its long-lived assets and evaluates such assets for impairment whenever events or circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable. Impairment is determined to exist if the estimated future undiscounted cash flows are less than the carrying value of such asset. The amount of any impairment then recognized would be calculated as the difference between the fair value and the carrying value of the asset.

Computer Software Costs

The Company capitalizes the cost of internal-use software which has a useful life in excess of one year in accordance with Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Software maintenance and training costs are expensed in the period in which they are incurred. Capitalized computer software costs are amortized using the straight-line method over a period of between 3 to 5 years.

Intangibles

Intangibles consist primarily of customer relationships, trademarks, internally developed software and goodwill, primarily attributable to the assembled work force. The preliminary fair values attributable to the identified intangibles were based on a number of significant assumptions as determined by the Company and its independent appraisal expert. Identifiable intangible assets with finite lives will be amortized under the straight-line method over their applicable preliminary estimated useful lives, estimated by the Company to be between 6 to 7 years (see Note 12).

Effective January 1, 2002, the Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”), which provides, among other things, that goodwill and intangibles with indefinite lives are no longer amortized but are reviewed for impairment at least annually (beginning with the first anniversary of the acquisition date). The adoption of SFAS No. 142 had no impact on the Company’s consolidated financial statements.

Impairment of Long-Lived Assets

As required under the provisions of SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of” (“SFAS No. 121”), the Company periodically reviews long-lived assets composed of property and equipment, goodwill, other intangibles and other assets held for a period longer than a year, whenever events or changes in circumstances indicate that the carrying amount of the asset(s) may be impaired. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed their fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

Effective January 1, 2002, the Company adopted the provisions of SFAS No. 144, which supercedes SFAS No. 121 and addresses financial accounting and reporting for the impairment of long-lived assets, while retaining the fundamental recognition and measurement for determining impairment for long-lived assets to be held and used. SFAS No. 144 requires that a long-lived asset to be abandoned, exchanged for a similar productive asset or distributed to owners in a spin-off is to be considered held and used until it is disposed of. However, SFAS No. 144 requires that management consider revising the depreciable life of such long-lived asset. With respect to long-lived assets to be disposed of by sale, SFAS No. 144 retains the provisions of SFAS No. 121 and, therefore, requires that discontinued operations no longer be measured on a net realizable value basis and that future operating losses associated with such discontinued operations no longer be recognized before they occur. The adoption of SFAS No. 144 did not have any impact on the Company’s consolidated financial statements.

During the year ended December 31, 2001, long-lived tangible and intangible asset impairments of $17,181 were recorded to continuing operations in the accompanying consolidated statement of operations. Additional long-lived asset impairments of $2,399 were recorded to discontinued operations during the year ended December 31, 2001. These impairment charges were recorded in accordance with SFAS No. 121. Amortization expense of goodwill and other intangibles, prior to the write-off during the year ended December 31, 2001, amounted to $580 for the year ended December 31, 2001.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The Company adopted fresh start accounting, in accordance with SOP 90-7, upon its emergence from bankruptcy on the Effective Date, which resulted in a change in the value of long-lived assets in Successor.

Equity Investments in Unconsolidated Joint Ventures

The Company maintains several equity investments in unconsolidated joint ventures, which are included in other assets in the accompanying consolidated balance sheets and were $12, and $53 as of December 31, 2003 and 2002, respectively. The preliminary fair value of these investments was determined on the Effective Date by the Company through an allocation of the reorganization value similar to the methodology used in determining the fair value of property and equipment and intangibles. The Company’s independent appraisal experts assisted in these efforts. The equity method of accounting is applied for investments in unconsolidated joint ventures if the Company owns an aggregate of 20% to 50% of the joint venture and if the Company exercises significant influence over the joint venture.

Investments

Marketable Securities

Investments in which the Company does not have significant influence and in which the Company holds an ownership interest of less than 20% are recorded using the cost method of accounting. These investments, covered under the scope of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, are classified as “available for sale” and are reported at estimated fair value with any unrealized gains or losses, net of tax, recorded as a separate component of “other comprehensive income (loss)” included in other shareholders’ equity. The Company reviews the fair value of its investment portfolio on a regular basis to determine if the fair value of any individual investment has declined below its cost and if such decline is other-than-temporary. The Company generally considers a decline to be other-than-temporary if the fair value of the investment has remained below its cost basis for more than six months. If the Company concludes that the market value of an investment is other-than-temporary, the Company records a charge to the consolidated statement of operations to reduce the carrying value of the security to its estimated fair value. The table below discloses the realized gains and losses on the sale of marketable securities and losses from the write down of marketable securities included in the statements of operations for the period December 10, 2003 to December 31, 2003, the period January 1, 2003 to December 9, 2003 and the years ended December 31, 2002 and 2001.

	Successor	Predecessor
	December 10 to December 31, 2003	January 1 to December 9, 2003	Years Ended
			December 31, 2002	December 31, 2001
Realized gains on the sale of marketable securities	$—	$—	$—	$67
Realized losses on the sale of marketable securities	—	—	—	(11)
Losses on the write down of marketable securities (see Note 8)	—	—	—	(2,097)

Total loss from write down and sale of investments, net	$—	$—	$—	$(2,041)

Impairment of equity investments

The Company has invested in the equity instruments of certain unconsolidated entities. The Company periodically reviews its investments under the provisions of APB No. 18 “The Equity Method of Accounting for

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Investments in Common Stock” whenever there is an indication that fair value is less than cost and the decline in value is determined to be other-than-temporary. Evidence of an other than temporary decline in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. When the decline in value is judged to be other-than-temporary, the basis of the security is written down to fair value and the resulting loss is charged to equity in income (loss) of affiliates, net, a component of other income, net, in the statement of operations. In the fourth quarter of 2001, the Company recorded a $114 write-down of an equity investment held in a Latin America, which is included in equity in income (loss) of affiliates, net in the accompanying statement of operations for the year ended December 31, 2001. In addition, an impairment of $450 was recorded to discontinued operations in the year ended December 31, 2001 relating to AGC’s investment in Hutchison Global Crossing (“HGC”).

Deferred Finance Costs

Successor:

Costs incurred to obtain financing through the issuance of the New Senior Secured Notes have been reflected as an asset included in “other assets” in the accompanying December 31, 2003 consolidated balance sheet. The financing costs relating to the debt will be amortized to interest expense over the lesser of the term of the New Senior Secured Notes or the expected payment date of the debt obligation using the effective interest rate method.

Predecessor:

On the Commencement Date, in accordance with SOP 90-7, the Company wrote off all deferred finance costs and discounts ($102) related to debt as a component of reorganization items (see Note 23).

Restructuring

The Company initiated a restructuring program commencing in August 2001 which has continued through December 31, 2003. The components of the restructuring liability (see Note 7) represent direct costs of exiting lease commitments for certain real estate facility locations and employee termination costs, along with certain other costs associated with approved restructuring plans. These were recorded in accordance with EITF 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”) through January 1, 2003, when the Company adopted the provisions of SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”), which requires that costs, including severance costs, associated with exit or disposal activities be recorded at their fair value when a liability has been incurred. Under EITF 94-3, certain exit costs, including severance costs, were accrued upon management’s commitment to an exit plan, which is generally before the exit activity has occurred. The Company has applied the provisions of SFAS No. 146 to any exit or disposal activities initiated after December 31, 2002. The liability as of the Effective Date represents the Company’s best estimate of undiscounted liabilities at the date the charges were taken. Adjustments for changes in assumptions are recorded in the period such changes become known. Changes in assumptions, especially as they relate to contractual lease commitments and related anticipated third party sub-lease payments, could have a material effect on the restructuring liabilities.

Derivative Instruments

Effective January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 133 requires that all derivatives be measured at fair value

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

and recognized as either assets or liabilities in the Company’s consolidated balance sheets. Changes in fair value of derivative instruments that do not qualify as hedges and/or any ineffective portion of hedges are recognized as a gain or loss in the Company’s consolidated statement of operations in the current period. Changes in the fair values of the derivative instruments used effectively as fair value hedges are recognized in income (losses), along with the change in the value of the hedged item. Changes in the fair value of the effective portions of cash flow hedges are reported in other comprehensive income (loss) and recognized in income (losses) when the hedged item is recognized in income (losses) (see Note 27).

The Company has entered into forward currency contracts, hedging the exchange risk on committed foreign currency transactions. During 2001, the gains and losses on these contracts were recognized at the time the underlying transactions were completed. The Company did not enter into any forward currency contracts during the years ended December 31, 2003 and 2002 as a result of constraints while in bankruptcy.

The Company’s interest rate hedges were terminated during 2002 (see Note 27).

Fair Value of Financial Instruments

The Company does not enter into financial instruments for trading or speculative purposes. The carrying amounts of financial instruments classified as current assets and liabilities, other than marketable securities, approximate their fair value due to their short maturities. Short term investments and debt with controlling shareholder are carried at their estimated fair values. Fair values are based on market quotes, current interest rates or management estimates, as appropriate (see Note 28).

Asset Retirement Obligations

Effective January 1, 2003, the Company adopted SFAS No. 143 “Accounting for Asset Retirement Obligations,” (“SFAS No. 143”). SFAS No. 143 recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. If a reasonable estimate of fair value cannot be made in the period the asset retirement obligation is incurred, SFAS No. 143 requires the liability to be recognized when a reasonable estimate of the fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the associated fixed asset. The adoption of SFAS No. 143 did not have a material effect on the Company’s financial position and results of operations for the period December 10, 2003 to December 31, 2003 and the period January 1, 2003 to December 9, 2003.

Income Taxes

The provision for income taxes, income taxes payable and deferred income taxes are determined using the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. A valuation allowance is provided when the Company determines that it is more likely than not that a portion of the deferred tax asset balance will not be realized. Provision for income taxes on unremitted earnings of foreign subsidiaries is made only on those amounts in excess of the funds considered to be permanently reinvested (see Note 22).

Effect of Foreign Currencies

For those subsidiaries using the U.S. dollar as their functional currency, translation adjustments are recorded in the accompanying consolidated statements of operations. For those subsidiaries not using the U.S. dollar as

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense transactions are translated at average exchange rates during the period. Resulting translation adjustments are recorded directly to a separate component of shareholders’ equity (deficit) and are reflected in the accompanying consolidated statements of comprehensive income (loss). Translation differences resulting from the effect of exchange rate changes on cash and cash equivalents were immaterial and are not reflected separately in the Company’s consolidated statements of cash flows for each of the periods presented.

The Company’s foreign exchange transaction gains (losses) included in “other income, net” in the consolidated statements of operations for the period December 10, 2003 to December 31, 2003, the period January 1, 2003 to December 9, 2003, and the years ended December 31, 2002 and 2001, were $2, $15, $(26), and $(21), respectively.

Income (Loss) Per Common Share

Basic earnings (loss) per common share (“EPS”) is computed as net income (loss) available to common stockholders divided by the weighted-average number of common shares outstanding for the period. Net income (loss) applicable to common stockholders includes preferred stock dividends for the years ended December 31, 2002 and 2001. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock (see Note 24).

Stock-Based Compensation

On January 1, 2003, Predecessor adopted SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS No. 148”). SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”)” to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB No. 25, “Accounting for Stock Issued to Employees”.

On December 9, 2003, Successor adopted the provisions of SFAS No. 123 related to stock option awards granted or modified on December 9, 2003 and thereafter. The impact on Successor’s stock compensation expense recognized in 2003 relating to the 2003 stock option awards (see Note 25) was an expense of approximately $1, included in Successor’s net loss for the period December 10 to December 31, 2003.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Had compensation expense been determined and recorded based upon the fair-value recognition provisions of SFAS No. 123 for stock option awards granted prior to December 9, 2003, net income (loss) and income (loss) per share would have been the following pro forma amounts:

	Predecessor
	January 1 to December 9, 2003	Years Ended
		December 31, 2002	December 31, 2001
	(restated)
Income (loss) applicable to common shareholders, as reported	$24,739	$635	$(22,632)
Stock-based employee compensation expense determined under fair-value-based method	(179)	(401)	(421)

Pro forma income (loss) applicable to common shareholders	$24,560	$234	$(23,053)

Income (loss) per common share, basic:
As reported	$27.20	$0.70	$(25.53)

Pro forma	$27.00	$0.26	$(26.00)

Income (loss) per common share, diluted:
As reported	$25.97	$0.70	$(25.53)

Pro forma	$25.77	$0.26	$(26.00)

Upon consummation of the Company’s Plan of Reorganization all outstanding options with respect of Predecessor’s common stock were canceled.

The weighted-average fair values of options granted on December 9, 2003 and for the year ended December 31, 2001 were $28.65 and $7.28, respectively. There were no stock options granted for the period January 1, 2003 to December 9, 2003 and the year ended December 31, 2002. The fair value of each option grant is estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions. The Company recognizes stock compensation expense based on the number of awards expected to vest. Most option awards have graded vesting (i.e., portions of the award vest at different dates during the vesting period). The fair value of such awards is determined using a single expected life for the entire award (the average expected life for the portions of the award that vest on different dates.) The Company has elected to recognize the related compensation cost of such awards on a straight-line basis; provided that the amount amortized as of a given date may be no less than the portion of the options vested as of such date. As New GCL did not have a historical basis for determining the volatility and expected life assumptions in the model due to the Company’s short market trading history, the assumptions used is an average of those used by a select group of telecommunications companies.

	Successor	Predecessor
	December 10 to December 31, 2003	January 1 to December 9, 2003	Years Ended
			December 31, 2002	December 31, 2001
Dividend yield	0%	—	—	0%
Expected volatility	70.00%	—	—	101.68%
Risk-free interest rate	3.25%	—	—	4.32%
Expected life (years)	5	—	—	4
Attrition rate	6%	—	—	20%

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Concentration of Credit Risk

The Company has some concentration of credit risk among its customer base. The Company performs ongoing credit evaluations of its larger customers’ financial condition. The Company establishes an allowance for uncollectible accounts based on the credit risk applicable to particular customers, historical trends and other relevant information. As of December 31, 2003 and 2002, no one customer accounted for more than 9% and 5% of the Company’s accounts receivable, net, respectively. On January 9, 2004 the accounts receivable that accounted for 9% of the Company’s accounts receivable, net as of December 31, 2003 was collected in full. For the period December 10, 2003 to December 31, 2003, the period January 1, 2003 to December 9, 2003, and the years ended December 31, 2002 and 2001, no one customer accounted for more than 3%, 3%, 3% and 6%, respectively, of the Company’s revenue.

Extinguishment of Deferred Revenue Obligations

The Company enters into agreements with its customers that may result in the receipt of non-refundable cash before the relevant criteria for revenue recognition have been satisfied and as a result a liability is recorded as deferred revenue.

During the period January 1, 2003 to December 9, 2003 and the year ended December 31, 2002, certain long-term and prepaid lease agreements for services on the Company’s network were terminated either through customer settlement agreements or through the bankruptcy proceedings of the customers that had purchased such services from the Company. As a result, the Company had no further requirement to provide services and, therefore, the remaining deferred revenue of $32 and $97, respectively, was realized into “other income, net” in the accompanying consolidated statements of operations as a result of the extinguishment of the liability to provide future services to the applicable customer. The derecognition of these liabilities is in accordance with the guidelines described within SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a Replacement of FASB Statement No. 125,” and did not result in any revenue recognition by the Company.

Pension and Other Post-Retirement Benefits

The Company has contributory and non-contributory employee pension plans available to qualified employees. The Company follows the accounting guidance as specified in SFAS No. 87, “Employers Accounting for Pensions,” for the recognition of net periodic pension cost.

The Company provides certain health care benefits for qualified employees who meet age, participation and length of service requirements at retirement age. The Company follows the accounting guidance as specified in SFAS No. 106, “Employers’ Accounting for Post-retirement Benefits Other Than Pension” for recognition of post-retirement benefits (see Note 26).

Advertising Costs

The Company expenses the cost of advertising as incurred. Advertising expense is included as a component of other operating expenses in the accompanying consolidated statements of operations and aggregated $0, $3, $1 and $32, for the period December 10, 2003 to December 31, 2003, the period January 1, 2003 to December 9, 2003, and the years ended December 31, 2002 and 2001, respectively.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and other non-owner related charges in equity not included in net income (loss), such as unrealized gains and losses on marketable securities classified as available for sale, foreign currency translation adjustments related to foreign subsidiaries and other adjustments.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Recently Issued Accounting Pronouncements

In December 2002, the FASB issued SFAS No. 148, which amends SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB No. 28, “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income (loss) per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB No. 25. The provisions of SFAS No. 148 are effective for fiscal years beginning after December 15, 2002 with respect to the amendments of SFAS No. 123 and effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002 with respect to the amendments of APB No. 28. Predecessor adopted the disclosure provisions of SFAS No. 148 effective January 1, 2003 and utilized APB No. 25 to account for its stock based compensation for the period January 1, 2003 to December 9, 2003. Following the Effective Date and the creation of the new reporting entity on December 9, 2003, New GCL adopted the provisions of SFAS No. 123 to account for its stock based compensation awards and grants. On the Effective Date, 2,199,000 stock options were granted at an exercise price of $10.16 (see Note 25). The impact on stock compensation expense recognized during the period December 10, 2003 to December 31, 2003 relating to this 2003 stock option award was an expense of approximately $1.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities and Interpretation of ARB No. 51” (“FIN 46”). FIN 46 addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity in which the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or as a group the holders of the equity investment at risk lack any one of the following three characteristics of a controlling financial interest: (1) the direct or indirect ability to make decisions about an entity’s activities through voting rights or similar rights, (2) the obligation to absorb the expected losses of the entity if they occur and (3) the right to receive the expected residual returns of the entity if they occur. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. In 2003, the adoption of this standard did not have a material effect on the Company’s consolidated results of operations or financial position.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” In general, SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. In 2003, the Company did not enter into any derivative or hedging activities and therefore the adoption of this standard did not impact the Company’s consolidated results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” (“SFAS No. 150”). SFAS No. 150 clarifies the accounting for

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those financial instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 resulted in the reclassification of $526 million of mandatorily redeemable preferred stock to “liabilities subject to compromise” at December 31, 2002. As a result of the consummation of the Plan of Reorganization on the Effective Date, the liabilities subject to compromise, including the mandatorily redeemable preferred stock, were discharged (see Note 4).

In December 2003, the Securities Exchange Commission, issued SAB No. 104, which codifies, revises and rescinds certain sections of SAB No. 101, in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. In 2003, the changes noted in SAB No. 104 did not have a material effect on the Company’s consolidated results of operations or financial position.

Reclassifications

Certain prior year and Effective Date amounts have been reclassified in the consolidated financial statements and accompanying footnotes to conform to the current year presentation.

6. IMPAIRMENT OF LONG-LIVED ASSETS

Installation and maintenance segment goodwill and other identifiable intangibles impairment

On October 4, 2001, in accordance with the Board of Director’s authorization, the Company commenced negotiations to sell substantially all of GMS, the installation and maintenance segment of the Company, and permanently exit the installation and maintenance segment. Based on these events, the segment was classified as a discontinued operation commencing in the third quarter of 2001. In addition, in the third quarter of 2001, the Company recorded an impairment charge of $545 relating to the entire remaining net carrying value of goodwill and other identifiable intangibles remaining from the Company’s acquisition of GMS on July 2, 1999, as these assets would not be realized through the sale of the business, based upon information available at the measurement date.

The Company’s Plan of Reorganization and Purchase Agreement with ST Telemedia contemplated that the Company would retain its non-core businesses previously being evaluated for disposal, including GMS. Therefore, the Company terminated its plans to exit this segment. Accordingly, this segment is no longer classified as a discontinued operation and the Company’s consolidated financial statements have been reclassified to reflect GMS as part of continuing operations for all periods presented. The accounting for discontinued operations changed on January 1, 2002 as a result of SFAS No. 144; however, the transition rules for SFAS No. 144 provide that the accounting for discontinued operations that arose prior to January 1, 2002 would not have to conform with SFAS No. 144 until January 1, 2003. Therefore, as the decision to retain the segment occurred during 2002, all amounts have been reclassified into operations as required by EITF Issue No. 90-16 “Accounting for Discontinued Operations Subsequently Retained.” See Note 33.

Fourth Quarter 2001 Impairment, Continuing Operations

In the fourth quarter of 2001, a series of events transpired that resulted in changes in facts and circumstances that indicated to the Company that the net carrying value of its long-lived assets might be impaired. These

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

“trigger” events included, but were not limited to: the continuing economic slowdown, change in the leadership of the Company in October 2001 followed by a significant cost reduction and restructuring effort across the entire business, the sale of three businesses by the Company between January 2001 and December 2001 (GlobalCenter, ILEC and IPC), the change in the business outlook due primarily to the overcapacity in the telecommunications market, negotiations for a waiver from the Company’s secured lenders from potential violations of certain financial covenants, and difficulty in obtaining new revenue to fill the Company’s recently completed global network. In addition, the Company signed several non-disclosure arrangements with several potential investors during the fourth quarter of 2001. In the strategic discussions with the potential investors, it was evident that the value they were attributing to the Company’s business was below the existing net carrying value of the assets held.

In addition, the Company filed for chapter 11 bankruptcy protection on January 28, 2002 and signed a letter of intent to be acquired by Hutchison and ST Telemedia. Negotiations continued with Hutchison and ST Telemedia until an agreement was reached on August 9, 2002 (as amended in May 2003 to provide for ST Telemedia as the sole acquirer—see Note 3) to sell 61.5% of New GCL’s equity for $250. These events and the capital structure contemplated for the Company’s planned reorganization also demonstrated impairments in the Company’s long-lived asset carrying values.

Due to these events the Company conducted an undiscounted cash flow analysis as of December 31, 2001, following the finalization of its revised business and financial plans for 2002 and beyond. The undiscounted cash flows calculated as a result of this revised model were not adequate to support the net carrying amount of long-lived assets. The fair values, as required by SFAS No. 121, did not consider the value of such assets in a forced sale or liquidation and were based primarily upon discounted estimated future cash flows and comparative market prices. The assumptions supporting the estimated future cash flows, including the discount rates and estimated terminal values used, reflect management’s best available estimates. The discount rate used of 17% was primarily based upon the weighted-average cost of capital for comparable companies. The discounted cash flows attributable to continuing operations approximated the long-lived asset value inherent in the independently negotiated third party transaction with ST Telemedia. This was important to the Company in arriving at its conclusions on an appropriate impairment charge in the fourth quarter of 2001 as it believed the best indicator of fair value is usually reflected in a third party transaction in which assets are bought or sold between willing parties other than in a forced or liquidation sale.

As a result of the cumulative impact of these facts, the Company recorded a long-lived asset impairment charge of $16,636 for continuing operations in the fourth quarter of 2001 in accordance with the guidelines set forth under SFAS No. 121, which resulted in a full write-off of goodwill and other identifiable intangibles ($8,028) and a remaining net carrying value of property and equipment for continuing operations of $1,000, following a tangible asset impairment charge of $8,608.

Fourth Quarter 2001 Impairment, Discontinued Operations

AGC, which is reflected as a discontinued operation for all periods presented (see Note 8), performed a similar recoverability test on its long lived assets during the fourth quarter of 2001 due to changes in facts and circumstances including poor earnings performance, the continuing economic slowdown, and overcapacity in the telecommunications market, among other things. In addition, events transpired subsequent to December 31, 2001 that provided further evidence of the impairment event as of December 31, 2001. Specifically, AGC sold its interests in three joint ventures in April of 2002 for $120; PCL, filed for bankruptcy protection in July 2002 and was subsequently approved for sale in June 2003 for $63; and AGC filed for bankruptcy protection in November of 2002 and was subsequently approved for sale in March 2003 for $80.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

These events and conditions resulted in AGC and its subsidiaries, including PCL, conducting an undiscounted cash flow analysis as of December 31, 2001, following the finalization of AGC’s revised business and financial plan for 2002 and beyond. The undiscounted cash flows calculated as a result of this revised model were not adequate to support the net carrying amount of long-lived assets. The discounted cash flows attributable to their operations approximated the long-lived asset value inherent in their independently negotiated third party transactions.

The Company recorded an impairment charge during the fourth quarter of 2001 aggregating $2,399 in connection with AGC’s long-lived assets. This impairment charge represented the shortfall between the long-lived asset net carrying values from the discounted future cash flow stream and the estimated long-lived asset fair value in the sales of AGC and its PCL subsidiary. The aggregate impairment charge of $2,399, which is included as “discontinued operations” in the accompanying consolidated statements of operations, included the following:

•	Full impairment aggregating $100 in goodwill and other identifiable intangibles; and

•	Impairment charge of $2,299 in connection with AGC’s tangible net assets, including PCL.

7. RESTRUCTURING COSTS AND RELATED IMPAIRMENTS

In August 2001, the Company announced that due to the duration and severity of the slowdown in the economy and the telecommunications industry, it would be necessary to reduce operating expenses as well as reduce and reprioritize capital expenditures in an effort to be in a position to benefit when the economy and the telecommunications industry recover. In an effort to address the Company’s lowered profitability, during the year ended December 31, 2001, the Company’s Board of Directors approved a restructuring plan to effectuate the realignment and integration of the Company’s current regional organizational structure into integrated global functions such as network operations, customer care, information systems, finance, and sales and marketing. The realignment and integration resulted in the elimination of approximately 2,800 positions across a majority of the Company’s business functions and job classes, including the Company’s installation and maintenance segment, GMS. In addition, as part of the plan, the Company implemented a significant consolidation of offices and other related real estate facilities. As a result of these initiatives, the Company recorded a restructuring charge of $410 during the year ended December 31, 2001. The components of this charge consisted of $71 related to employee terminations, $270 related to facility closures, and $69 related to various other restructuring items.

On January 28, 2002, the Company and certain of its subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code and subsequently filed the Plan of Reorganization. Throughout 2002, the Company continued its efforts to integrate functions within the Company to increase efficiencies and to reduce costs. As a result of these continued initiatives and adjustments to the plans adopted in 2001 due to the chapter 11 filing, the Company recorded a net restructuring charge of $95 which was recorded as a reorganization item (see Note 23) during the year ended December 31, 2002. The components of this charge consisted of $51 related to employee terminations, $51 related to facility closures, and a $(7) release of charges related to various other restructuring items.

During the period January 1 to December 9, 2003, the Company adopted restructuring plans to further integrate certain global functions to more appropriately align those functional units with regional operating needs. The company also integrated responsibilities within the network operations, service delivery, and other functions. The Company determined the integration of these responsibilities would increase efficiency and reduce operating costs. In addition, the Company adopted a restructuring plan to eliminate redundant positions within the installation and maintenance segment of the organization, significantly modifying the management structure utilized to operate that segment. As a result of these initiatives, the Company recorded a restructuring

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

charge of $14 in the period January 1 to December 9, 2003. This charge consists of $13 related to employee terminations and $1 related to facility closures. In addition, during the period January 1 to December 9, 2003 the Company re-assessed the adequacy of the restructuring liability and determined that an additional $32 would be required for continuing lease obligations related to surplus facilities included in previously announced restructuring plans. In total, for the period January 1 to December 9, 2003 the Company recorded restructuring charges of $46 which has been recorded as a reorganization item (see Note 23).

On December 9, 2003, the Company completed Chapter 11 bankruptcy proceedings and released $105 of subject to compromise liabilities, related to restructuring liabilities, in accordance with SOP 90-7. This consisted of $21 related to stayed post-employment benefits, $75 related to facility lease rejection claims, and $9 related to other restructuring items. As of December 9, 2003, the Company maintained $3 of this employee-related liability as Deferred Reorganization Costs for non-priority payments to 556 former employees terminated more than 90 days prior to the Company’s bankruptcy filing but prior to receipt of their full severance benefit payout. These payments were approved by the Bankruptcy Court in 2002 subject to meeting certain conditions and paid in December 2003.

The employee-related costs included in the restructuring charges for the period January 1 to December 9, 2003 and years ended December 31, 2002 and 2001 were $13, $51 and $71, respectively. These were comprised primarily of severance-related payments and outplacement costs for all employees involuntarily terminated. These charges included $5, $2 and $10 for the period January 1, to December 9, 2003 and the year ended December 31, 2002 and 2001, respectively, of termination-related benefits for employees in the installation and maintenance segment.

The costs related to facility closures included in the restructuring charges for the period January 1 to December 9, 2003 and the years ended December 31, 2002 and 2001 were $33, $51 and $270, respectively. In 2001, the $270 of costs are composed of continuing building lease obligations and estimated decommissioning costs and broker commissions for 130 sites, offset by anticipated third-party sub-lease payments. It also includes impairment charges of $63 related to leasehold improvements and abandoned office equipment related to these facility closures. In 2002 the net costs related to facility closures are composed of continuing building lease obligations and estimated decommissioning costs and broker commissions for an additional 133 sites, offset by anticipated third-party sub-lease payments. This includes $3 related to the closure of certain regional offices of the installation and maintenance segment. The initial charge recorded was further reduced by the release of the related reserve for United States facilities rejected through the chapter 11 bankruptcy process and other sites terminated with the landlords. In 2003, the $33 of costs are primarily comprised of adjustments to the liability resulting from changes in the estimated cash flows of continuing building lease obligations, estimated decommissioning costs and broker commissions, and anticipated third-party sub-lease payments for previously announced surplus facilities. This includes continuing building lease obligations and estimated decommissioning costs and broker commissions for 2 additional sites closed due to the functional integrations, offset by anticipated third-party sub-lease payments and costs to relocate equipment from previously identified surplus sites.

The other costs included in the restructuring charges for the period January 1 to December 9, 2003 and the years ended December 31, 2002 and 2001 were $0, $(7) and $69, respectively. The 2001 charge comprised primarily a $53 write-off of information systems that the Company would no longer be utilizing as a result of system integration. Approximately $7 of the charge was released in 2002 due to a reevaluation of the hardware that could be integrated into other Company systems. The restructuring charges for the years ended December 31, 2002 and 2001 also include contract termination costs of $1 and $16, respectively.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

As of December 31, 2003, 257 sites, consisting of approximately 4.1 million square feet, have been vacated and approximately 5,700 employees have been terminated as a result of these announced restructuring plans. The restructuring reserve as of December 31, 2003 includes continuing severance payments and lease obligations related to the execution of these restructuring plans.

As described in Note 5, effective January 1, 2003 the Company adopted SFAS No. 146 for any exit or disposal activities initiated after December 31, 2002.

The table below details the activity of the restructuring reserve in the accompanying consolidated balance sheets for the years ended December 31, 2003 and 2002:

	Employee Separations	Facility Closings	Other	Total
Predecessor balance at January 1, 2002	$58	$208	$21	$287

Additions	51	51	(7)	95
Deductions	(80)	(32)	(5)	(117)
Currency impact	—	8	—	8

Predecessor balance at December 31, 2002	29	235	9	273

Additions	13	33	—	46
Deductions	(13)	(31)	—	(44)
Fresh start accounting	(21)	(75)	(9)	(105)
Currency impact	—	11	—	11

Successor balance at December 9, 2003	8	173	—	181

Additions	—	—	—	—
Deductions	—	(3)	—	(3)
Currency impact	—	9	—	9

Successor balance at December 31, 2003	$8	$179	$—	$187

The restructuring reserve for Predecessor as of December 31, 2002 includes $103 classified as an “other liability” in liabilities subject to compromise (see Note 18). The current portion of the restructuring reserve was $32 and $39 as of December 31, 2003 and 2002, respectively.

8. DISCONTINUED OPERATIONS AND DISPOSITIONS

Asia Global Crossing (“AGC”)

On November 17, 2002, Asia Global Crossing Ltd., (“AGC”) a former subsidiary of the Company, and one of AGC’s wholly owned subsidiaries, Asia Global Crossing Development Company (“AGCDC”), filed voluntary petitions for relief under the Bankruptcy Code. On the same date, AGC commenced joint provisional liquidation cases in Bermuda. Similarly, on July 19, 2002, PCL, a majority owned subsidiary of AGC and operator of Pacific Crossing (“PC-1”), and certain of its subsidiaries filed voluntary petitions for relief under the Bankruptcy Code. On the same date, PCL commenced joint provisional liquidation cases in Bermuda. AGC’s and PCL’s bankruptcy cases are being administered separately and were not consolidated with the GC Debtors’ chapter 11 cases.

As a result of the bankruptcy petitions of AGC and PCL, the Company’s ability to exert control and exercise influence over AGC’s and PCL’s management decisions through its equity interest was substantially eliminated.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Furthermore, the nature of the reorganization plans of AGC and PCL were such that the Company would no longer have access to or a continuing involvement in the businesses of AGC and PCL. Due to the Company’s loss of control and lack of continuing involvement in AGC’s and PCL’s operations, the Company effectively disposed of its rights and obligations by abandoning its equity ownership effective on the date of AGC’s and PCL’s chapter 11 petitions. AGC and PCL have been accounted for as discontinued operations for all periods presented in accordance with SFAS No. 144. As a result of the abandonment, the Company recognized a gain of approximately $1,184 in the consolidated statement of operations for the year ended December 31, 2002, representing its interest in AGC’s cumulative net loss at the time.

On March 11, 2003, Asia Netcom, a company organized by China Netcom Corporation (Hong Kong) on behalf of a consortium of investors, acquired substantially all of AGC’s operating subsidiaries (except PCL) in a sale pursuant to the Bankruptcy Code. On June 11, 2003, AGC’s and AGCDC’s bankruptcy cases were converted from reorganizations under chapter 11 of the Bankruptcy Code to chapter 7 liquidation proceedings. The Company no longer had control or effective ownership in any of the assets formerly operated by AGC effective as of AGC’s bankruptcy petition. No recovery is expected for AGC’s shareholders, including the Company.

On April 15, 2003, PCL entered into an asset purchase agreement pursuant to which it agreed to sell substantially all of its assets, including PC-1, to Pivotal Telecom, LLC. However, it is the Company’s understanding that a subsequent dispute has arisen between the parties to the purchase agreement and that the asset sale has not yet been consummated. The Company does not expect to receive any recovery in its capacity as an indirect equity holder in PCL.

IPC and IXnet Asia

On July 10, 2001, the Company exchanged the Asian operations of IXnet and IPC as well as the Company’s territorial rights in Australia and New Zealand with AGC for 26.8 million shares of AGC common stock. This increased the Company’s ownership in AGC by 2% to 58.9% at the time of the transaction closing. The transaction had no impact on consolidated results as the transaction was accounted for in accordance with AICPA Interpretation No. 39 of APB No. 16 “Transfers and Exchanges Between Companies Under Common Control”. The transaction was undertaken to delineate the geographic responsibilities of the Company and AGC.

On October 4, 2001, the Company’s Board of Directors approved a plan to divest IPC, a non-core operation. The Company had acquired IPC and its wholly-owned subsidiary IXnet in a merger transaction on June 14, 2000. IPC designs, manufactures, installs and services turret systems, which provide desktop access to time-sensitive voice communications and data for the financial services community. IXnet was not included in the plan of disposal. On November 16, 2001, the Company entered into an agreement to sell IPC to an investment group led by Goldman Sachs Capital Partners 2000 for an aggregate purchase price of $360 in cash less certain holdback requirements and working capital and purchase price adjustments as stipulated in the agreement. On December 20, 2001, the transaction closed, resulting in cash proceeds to the Company of $301, net of $22 paid directly to AGC, deal costs of $8, working capital adjustments paid at closing of $9 and holdback requirements of $20. The $301 in net proceeds was placed directly into a restricted cash account for the benefit of the administrative agent to the Senior Secured Corporate Credit Facility in accordance with the terms of the Bank Waiver that the Company negotiated with its lenders at that time. The Company recorded an after tax loss on the sale of IPC of approximately $120, which is reflected in the results from discontinued operations for the year ended December 31, 2001. The 2001 operating results of IPC are accounted for as discontinued operations in the accompanying consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Incumbent local exchange carrier business

On June 29, 2001, the Company completed the sale of its incumbent local exchange carrier (“ILEC”) business, acquired as part of its acquisition of Frontier Corporation in September 1999, to Citizens Communications Company (“Citizens”). The sale of the ILEC resulted from the consummation of the Stock Purchase Agreement, dated as of July 11, 2000 (the “Agreement”), as amended, among GCL, GCNA, and Citizens. In April 2001, the Company and Citizens amended the Stock Purchase Agreement to provide for, among other things, (i) an acceleration of the anticipated closing date for the transaction and (ii) an adjustment to the purchase price, reflecting a reduction in the amount of cash to be received by the Company at closing in connection with the transaction from $3,650 to $3,500, subject to adjustments concerning closing date liabilities and working capital balances, and a $100 credit, subsequently reduced in July 2002 to $65, which would be applied against future services to be rendered to Citizens over a five year period. As of December 31, 2003, the present value of the remaining $20 of this credit is provided for in the consolidated balance sheet (see Notes 13 and 17). Pursuant to the transaction, the parties also entered into an agreement under which Citizens would purchase long distance services from the Company for resale to the ILEC’s customers. In connection with this sale, the associated pension assets and related liabilities were to be transferred to Citizens. As a result of the Company’s bankruptcy filing, the transfer of the pension assets and related liability was delayed pending approval of the Bankruptcy Court. While the transfer of the pension assets and related liabilities was delayed, the Company segregated the assets related to the ILEC employees during 2001. In December, 2002, the Bankruptcy Court approved the transfer of the pension assets and related liabilities to Citizens, with the actual transfer of the assets occurring in February 2003. The sale of the ILEC to Citizens, which was subject to both Federal and state regulatory approvals, closed on June 29, 2001. As a result of customary adjustments based on closing date liabilities and working capital balances, the Company received cash proceeds of $3,369 at closing and recorded an after-tax loss from the sale of approximately $206. The 2001 operating results of the ILEC are accounted for as discontinued operations in the accompanying financial statements.

GlobalCenter

On January 10, 2001, the Company completed the sale of GlobalCenter to Exodus for 108.15 million shares of Exodus common stock. The $126 gain on the disposal of GlobalCenter was deferred and is being amortized over 10 years. The remaining deferred gain was written off as a fresh start accounting adjustment on the Effective Date. The value of the Exodus shares acquired was $1,918, based on the closing sales price of Exodus common stock prior to the closing of the transaction. Due to a constant decline in the value of the Company’s investment in Exodus during the first three quarters of 2001, economic conditions in the marketplace during the second half of 2001, and the filing of bankruptcy protection by Exodus on September 26, 2001, management concluded that the impairment was other than temporary and wrote-off the full value of this security resulting in a charge of $1,918 which has been included in the Company’s consolidated results of operations for the year ended December 31, 2001. The Company’s beneficial ownership was less than 20% and the Company had no significant influence over Exodus. The accompanying consolidated financial statements reflect the 2001 operating results of GlobalCenter as discontinued operations.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The following is a summary of the operating results of AGC, IPC, ILEC and GlobalCenter included in discontinued operations of the Predecessor for the years ended December 31, 2002 and 2001. There were no discontinued operations in 2003.

	Predecessor
	December 31, 2002	December 31, 2001
Income Statement Data:
Revenue	$93	$743
Operating expenses	(205)	(823)
Asset impairment charges	—	(2,399)

Operating loss	(112)	(2,479)
Minority interest in net loss	1	949
Interest expense, net	(93)	(8)
Other expenses, net	(30)	(591)
Benefit for income taxes	—	539

Loss from discontinued operations, net of tax	(234)	(1,590)
Gain (loss) on disposal/abandonment of discontinued operations, net of tax of $1,035 in 2001.	1,184	(326)

Discontinued operations, net	$950	$(1,916)

9. ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	Successor	Predecessor
	December 31, 2003	December 31, 2002
Accounts receivable
Billed	$412	$493
Unbilled	133	123

Total accounts receivable	545	616
Allowances	(124)	(134)

Accounts receivable, net of allowances	$421	$482

The fair value of accounts receivable balances approximates their carrying value because of their short-term nature. The Company is exposed to concentrations of credit risk from other telecommunications providers (see Note 5).

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

10. OTHER CURRENT ASSETS AND PREPAID COSTS

Other current assets and prepaid costs consist of the following:

	Successor	Predecessor
	December 31, 2003	December 31, 2002
Prepaid taxes, including value added taxes in foreign jurisdictions	$70	$67
Prepaid installation charges—current portion	23	29
Inventories	13	14
Prepaid capacity and operations, administration and maintenance costs	10	23
Prepaid rent	11	8
Prepaid deposits	14	15
Income taxes receivable	1	34
Other	24	28

Total current assets and prepaid costs	$166	$218

11. PROPERTY AND EQUIPMENT

Property and equipment, including assets held under capital leases, consist of the following:

	Successor	Predecessor
	December 31, 2003	December 31, 2002
	(restated)
Land	$5	$4
Buildings	60	70
Leasehold improvements	39	42
Furniture, fixtures and equipment	32	60
Transmission equipment	969	821
Vessels and marine equipment	51	95
Construction in progress	36	73

	1,192	1,165
Accumulated depreciation	(6)	(106)

Total property and equipment, net	$1,186	$1,059

As previously disclosed in Note 4, and pursuant to SOP 90-7, the Successor adjusted its carrying value of property and equipment to their estimated fair values at the Effective Date. The Company engaged an independent appraisal expert to assist in the preliminary allocation of the Company’s value to its property and equipment.

Assets recorded under capital lease agreements included in property and equipment consisted of $53 and $40 of cost less accumulated amortization of $0 and $3 at December 31, 2003 and 2002, respectively.

Depreciation and amortization expense related to property and equipment and third party line installation costs (see Note 5) for the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003, and the years ended December 31, 2002 and 2001 was approximately $9, $144, $137 and $968, respectively.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

12. INTANGIBLES

Intangible assets consist of the following:

	Estimated Useful Life	Successor
		December 31, 2003
Goodwill	—	$13
Trademark and trade name	—	20
Customer lists	7 years	74
Internally developed software	6 years	6

Total intangibles		$113

As previously disclosed in Note 4, and pursuant to SOP 90-7, the Company recorded the estimated fair value of intangible assets of $113 on the Effective Date. The Company engaged an independent appraisal expert to assist in the preliminary allocation of the Company’s reorganization value to its intangible assets. No intangible assets were recorded as at December 31, 2002. Approximately $3 of the intangibles relates to the installation and maintenance segment. The accumulated amortization of intangibles is less than $1 as of December 31, 2003. As discussed in Note 5, under SFAS No. 142, goodwill and indefinite-lived intangible assets are no longer amortized, but instead are tested for impairment at least annually.

13. OTHER CURRENT LIABILITIES

Other current liabilities consists of the following:

	Successor	Predecessor
	December 31, 2003	December 31, 2002
Accrued other taxes including value added taxes in foreign jurisdictions	$98	$62
Accrued professional fees (including retained professionals)	54	71
Accrued vessel and installation project costs	19	28
Income taxes payable	43	—
Accrued payroll, commissions and related benefits	30	37
Accrued real estate and related costs	20	29
Accrued retention costs	22	62
Current portion of capital lease obligations and inland service agreements	15	19
Accrued capital expenditures	21	38
Accrued operations, administration & maintenance costs	17	23
Accrued credit for future services—Citizens (see Note 8)	9	9
Other	73	67

Total other current liabilities	$421	$445

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

14. DEFERRED REORGANIZATION COSTS

Deferred reorganization costs consist of the following:

Successor
December 31, 2003
Access providers	$109
Income taxes and related interest	25
Non-income taxes	21
Other	15

Total	170
Less—current portion	128

Total deferred reorganization costs	$42

In accordance with the Plan of Reorganization certain reorganization costs were not due and payable in full on the Effective Date. The payment terms were negotiated with the claimants during the settlement process. Many of the Company’s access providers are receiving their settlements in twelve equal monthly installments commencing thirty days after the Effective Date. Some access providers agreed to twenty-four monthly installment terms. Most of the telecommunications equipment vendors and other reorganization costs were paid within thirty days of the Effective Date. Certain of the income tax claims in the case have payment terms of up to six years.

15. DEBT

Successor

Debt with Controlling Shareholder

GC North American Holdings, Inc. (“GCNAH”), one of the Company’s U.S. subsidiaries, issued $200 in aggregate principal amount of New Senior Secured Notes to ST Telemedia on the Effective Date. On March 12, 2004, ST Telemedia transferred the Notes to a subsidiary. The Notes mature on the third anniversary of their issuance. Interest accrues at 11% per annum and is due June 15 and December 15.

The New Senior Secured Notes are guaranteed by New GCL and all of its material subsidiaries and are senior in right of payment to all other indebtedness of New GCL and its material subsidiaries, except that they are equal in right of payment with (i) one or more working capital facilities in an aggregate principal amount of up to $150 (the “Working Capital Facilities”) and (ii) a limited amount of certain other senior indebtedness. The New Senior Secured Notes are secured by a first priority lien on the stock and assets of GMS and Global Crossing (UK) Telecommunications Limited (the Company’s principal operating subsidiary in its telecommunications services segment in the United Kingdom (“GCUK”)). In addition, any sale of those subsidiaries will trigger mandatory repayment of the New Senior Secured Notes to the extent of the proceeds of any such sale. To the extent proceeds of any such sales are other than cash, such proceeds shall be substituted for the collateral. Payment of the New Senior Secured Notes will also be secured by a lien on substantially all the other assets of Successor and its material subsidiaries, such lien to be second in priority to the lien of the Working Capital Facilities if and when such Working Capital Facilities are provided.

GCNAH may redeem the New Senior Secured Notes, plus accrued and unpaid interest, at any time without penalty or premium. In the event of a change of control, GCNAH will be obligated to offer to redeem the notes at 101% of the outstanding principal amount plus accrued and unpaid interest.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The New Senior Secured Notes were issued under an indenture which includes covenants and events of default that are customary for high-yield senior note issuances. These provisions include (i) limitations on the indebtedness of Successor, (ii) limitations on dividend and other payments to equity holders (including ST Telemedia), (iii) limitations on investments and sale and leaseback transactions, (iv) restrictions on asset sales, consolidations, and mergers, (v) limitations on granting additional liens and (vi) cross-default provisions which could result in the acceleration of the Company’s repayment obligations in the event that one or more of the Company’s subsidiaries were to default on any capital lease obligation or debt obligation totaling more than $2.5 or the bankruptcy or insolvency of any subsidiary. The covenants permit Successor to enter into the Working Capital Facilities and have limited exceptions, baskets, and carve-outs. The limitation on indebtedness covenant, in particular, permits the incurrence of the following: (i) up to $150 in additional debt under one or more working capital facilities, (ii) up to $50 in purchase money debt or capital lease obligations, (iii) up to $10 in debt for general corporate purposes and (iv) additional subordinated debt if the Company satisfies the leverage ratio specified in the indenture, although the Company does not expect to satisfy such ratio for the foreseeable future. It is likely that amendments to the indenture will be required by lenders as a condition to their willingness to provide any financing. Although a wholly owned subsidiary of ST Telemedia currently holds the New Senior Secured Notes, ST Telemedia is under no obligation to continue to hold the New Senior Secured Notes for any designated period.

Predecessor—Indebtedness Subject To Compromise

At December 31, 2002, the outstanding debt obligations of the Predecessor consisted of the following:

Predecessor
December 31, 2002
Senior notes	$4,100
Credit facilities	2,211
Dealer remarketable securities	200
Other debt	130

Total debt	6,641
Liabilities subject to compromise	(6,641)

Long-term debt, net of discount	$—

On January 28, 2002, when Old GCL filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code, long-term and short-term debt were reclassified to “liabilities subject to compromise, in accordance with SOP 90-7”. Prior to the Commencement Date, the Company’s primary sources of working capital had been cash flows from operations and borrowings from the issuance of “senior notes” and amounts received from “credit facilities”. Due to the proceedings under chapter 11, the Company was in default on its debt agreements. While operating under chapter 11, the Company was prohibited from paying interest due under the terms of the debt covenants on pre-petition debts. As a result, the Company ceased accruing interest on all long-term debt subject to compromise, also in accordance with SOP 90-7. On a combined GC Debtor basis, third-party contractual interest expense, not accrued or recorded, totaled $518 for the period January 1, 2003 to December 9, 2003 and $519 for the period January 28, 2002 to December 31, 2002.

Summary of Predecessor Debt Arrangements

As a result of the bankruptcy filing on January 28, 2002 the Predecessor was in default of its debt covenants contained in many of the Predecessor’s debt instruments through the Effective Date.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The Company, through its wholly-owned subsidiary GCHL, issued four series of Senior Notes between May 1998 and January 2001 for an aggregate amount of $3,800. The original maturities of the Senior Notes ranged from 2006 through 2009 and the interest rates ranged from 8.70% to 9.63%. Interest on all Senior Notes was payable semiannually. In addition, through the Company’s acquisition of Frontier Corporation (“Frontier”) on September 30, 1999 it had acquired $300 of 7 1/4% Senior Notes and $200 of 6% Dealer Remarketable Securities.

The Company operated under a $2,250 senior secured corporate credit facility (as amended, the “Corporate Credit Facility”) with several lenders. The Corporate Credit Facility consisted of a $1,000 revolving credit facility due July 2004, a $700 revolving term facility that converted to a term loan with a maturity date in July 2004 and a $550 term loan with a maturity date in June 2006. At December 31, 2002 the amount outstanding under the Corporate Credit Facility was $2,211, which was the full amount available less letters of credit issued thereunder.

At December 31, 2002 the Company had a $10 short-term bank loan bearing interest at 8.8% per annum. The short-term loan was used by the Company to secure a letter of credit in favor of the Peruvian Government for import duties. In addition, at December 31, 2002, $20 of 9.3% medium term notes and $100 of 9% Debentures due 2021, both issued by Frontier prior to the date of acquisition, remained outstanding.

As further discussed in Note 3, upon the Company’s consummation of the Plan of Reorganization and emergence from bankruptcy, all of its pre-petition debt was discharged.

16. OBLIGATIONS UNDER CAPITAL LEASES

The Company has capitalized the future minimum lease payments of property and equipment under leases that qualify as capital leases.

At December 31, 2003, future minimum payments under these capital leases are as follows and are included in other current liabilities and obligations under capital lease in the accompanying consolidated balance sheet:

Year Ending December 31,
2004	$36
2005	29
2006	30
2007	29
2008	28
Thereafter	269

Total minimum lease payments	421
Less: amount representing interest	(206)

Present value of minimum lease payments	215
Less—current portion (see Note 13)	(15)

Obligations under capital leases	$200

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

17. OTHER DEFERRED LIABILITIES

Other deferred liabilities consist of the following:

	Successor	Predecessor
	December 31, 2003	December 31, 2002
Restructuring reserves, long-term (see Note 7)	$155	$131
Defined benefit and post employment benefit obligations (see Note 26)	32	29
Credit for future services—Citizens (see Note 8)	9	17
Rent leveling and other	29	16

Total other deferred liabilities	$225	$193

18. LIABILITIES SUBJECT TO COMPROMISE—PREDECESSOR

Claims against the GC Debtors in existence prior to January 28, 2002 are reflected in the accompanying December 31, 2002 consolidated balance sheet as “liabilities subject to compromise”.

Since the date of the Purchase Agreement, the Bankruptcy Court approved various settlement agreements with certain vendor creditors of the Company, including several significant vendor creditors. During the year ended December 31, 2002, the Company recognized the effect of settlement agreements with certain vendor creditors. These settlements resolved certain claims against certain Predecessor entities, resulting in a reduction of both “liabilities subject to compromise” and “liabilities not subject to compromise.” As a result of the vendor settlements, the Company recognized reorganization gains of $45 and $255 for the period January 1 to December 9, 2003 and for the year ended December 31, 2002 (see Note 23) representing the reduction in liabilities owed to such vendor creditors, offset by the cash settlement payments made to such creditors.

The components of liabilities subject to compromise as of December 31, 2002, consisted of the following:

Predecessor
December 31, 2002
Accounts payable	$115
Accrued construction costs	132
Accrued cost of access	279
Accrued interest and dividends	181
Other liabilities	653
Debt obligations	6,641
Deferred gain on the sale of GlobalCenter	101
Obligations under capital leases	34
Mandatorily redeemable preferred stock 10 1/2%, 5,262,500 shares issued and outstanding as of December 31, 2002, $100 liquidation preference per share plus accumulated unpaid dividends	526

Total liabilities subject to compromise	$8,662

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

19. PREFERRED STOCK—PREDECESSOR

Outstanding preferred stock as of December 31, 2002 consisted of the following:

Predecessor
December 31, 2002
6 3/8% Cumulative Convertible Preferred Stock, 3,086,874 shares issued and outstanding as of December 31, 2002, $100 liquidation preference per share	$309
7% Cumulative Convertible Preferred Stock, 2,109,892 shares issued and outstanding as of December 31, 2002, $250 liquidation preference per share	527
6 3/8% Cumulative Convertible Preferred Stock, Series B, 400,000 shares issued and outstanding as of December 31, 2002, $1,000 liquidation preference per share	400
6 3/4% Cumulative Convertible Preferred Stock, 2,840,990 shares issued and outstanding as of December 31, 2002, $250 liquidation preference per share	682

Total cumulative convertible preferred stock	$1,918

For the years ended December 31, 2002 and 2001, preferred stock dividends of the Predecessor were $19 and $238, respectively.

Pursuant to the Plan of Reorganization, all of the cumulative convertible preferred stock was canceled on the Effective Date. The holders of cumulative convertible preferred stock did not receive or retain any property.

In September 2003, the Company adopted SFAS No.150, resulting in the reclassification of the $526 of mandatorily redeemable preferred stock to “liabilities subject to compromise” for all subsequent periods reported. The mandatorily redeemable preferred stock balance of $526 at December 31, 2002 represented the approved value in the Company’s Plan of Reorganization and approximated the redemption value.

20. SHAREHOLDERS’ EQUITY (DEFICIT)

Successor

Preferred Stock

On the Effective Date, New GCL issued 18,000,000 shares of 2% cumulative senior convertible preferred stock to a subsidiary of ST Telemedia (the “New GCL Preferred Stock”). The New GCL Preferred Stock accumulates dividends at the rate of 2% per annum. Those dividends will be payable in cash after New GCL and its subsidiaries (other than GMS and its subsidiaries) achieve cumulative operating earnings before interest, taxes, depreciation and amortization (but excluding the contribution of (i) sales-type lease revenue (ii) revenue recognized from the amortization of indefeasible rights of use not recognized as sales-type leases and (iii) any revenue recognized from extraordinary transactions or from the disposition of assets by the Company or any subsidiary other than in the ordinary course of business) of $650 or more. The New GCL Preferred Stock has a par value of $.10 per share and a liquidation preference of $10 per share (for an aggregate liquidation preference of $180). The New GCL Preferred Stock ranks senior to all other capital stock of New GCL, provided that any distribution to shareholders following a disposition of all or any portion of the assets of New GCL will be shared pro rata by the holders of Successor common stock and Successor Preferred Stock on an as-converted basis. Each share of New GCL Preferred Stock is convertible into one share of New GCL Common Stock at the option of the holder.

The preferred stock will vote on an as-converted basis with the New GCL common stock, but will have class voting rights with respect to any amendments to the terms of the New GCL Preferred Stock. As long as ST

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Telemedia beneficially owns at least 15% or more of New GCL Common Stock on a non-diluted and as-converted basis, excluding up to 3,478,261 shares of New GCL common stock reserved or issued under the new management stock incentive plan (“Stock Incentive Plan”) adopted by Successor on the Effective Date, its approval will be required for certain major corporate actions of Successor and/or its subsidiaries. Those corporate actions include (i) the appointment or replacement of the chief executive officer, (ii) material acquisitions or dispositions, (iii) mergers, consolidations or reorganizations, (iv) issuance of additional equity securities (other than enumerated exceptions), (v) incurrence of indebtedness above specified amounts, (vi) capital expenditures in excess of specified amounts, (vii) the commencement of bankruptcy or other insolvency proceedings, and (viii) certain affiliate transactions.

Common stock

On the Effective Date, New GCL was authorized to issue 55,000,000 shares of common stock. Pursuant to the Plan of Reorganization, upon the Company’s emergence from bankruptcy, New GCL issued 15,400,000 shares of common stock to the Company’s pre-petition creditors and issued 6,600,000 shares of common stock to a subsidiary of ST Telemedia. 18,000,000 shares of common stock were reserved for the conversion of the New GCL Preferred Stock, while an additional 3,478,261 shares of common stock were reserved for issuance under New GCL’s 2003 Stock Incentive Plan.

Each share of New GCL common stock has a par value of $.01 and entitles the holder thereof to one vote on all matters to be approved by stockholders. The amended and restated bye-laws of New GCL contain certain special protections for minority shareholders, including a maximum discount applicable to rights offerings made prior to December 9, 2006 and certain obligations of ST Telemedia, or other third parties, to offer to purchase shares of New GCL Common Stock under certain circumstances. Certain other minority protections expired when the New GCL Common Stock was listed on the NASDAQ National Market, including certain pre-emptive rights and certain limitations on transactions with ST Telemedia or its affiliates.

Predecessor

Predecessor’s common stock was traded on the New York Stock Exchange (“NYSE”) under the symbol “GX” until January 28, 2002, at which time the NYSE suspended trading of Old GCL’s common stock due to the Company’s chapter 11 bankruptcy filing. As a result of the suspension and subsequent delisting of Old GCL’s common stock from the NYSE, the shares began quotation on the over-the-counter (“OTC”) market under the symbol “GBLXQ” on January 29, 2002. Pursuant to the Plan of Reorganization (see Note 3), all of the outstanding common stock, including the treasury stock, of Old GCL was cancelled on the Effective Date. The holders of the common stock did not receive or retain any property under the Plan of Reorganization.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

21. OPERATING EXPENSES

Operating expenses consist of the following:

	Successor		Predecessor
	December 10 to December 31, 2003	January 1 to December 9, 2003	Years Ended
			December 31, 2002	December 31, 2001
	(restated)	(restated)
OPERATING EXPENSES:
Cost of access and maintenance—telecommunications services segment:
Cost of access	$119	$1,863	$2,047	$1,961
Third party maintenance	6	106	158	191

Total cost of access and maintenance—telecommunications services segment	$125	$1,969	$2,205	$2,152

Other operating expenses—telecommunications services segment:
Cost of sales	$3	$44	$49	$43
Real estate, network, and operations	19	369	519	684
Sales and marketing	10	113	156	374
General and administrative	13	93	141	340
Non-income taxes	1	29	27	34
Bad debt expense	3	44	75	122

Total other operating expenses—telecommunications services segment	$49	$692	$967	$1,597

Other operating expenses—installation and maintenance segment:
Cost of sales	$1	$132	$184	$428
Other selling, general and administrative expenses	4	30	57	55

Total other operating expenses—installation and maintenance segment	$5	$162	$241	$483

Total other operating expenses—consolidated	$54	$854	$1,208	$2,080

Termination of ship charter—installation and maintenance segment	$—	$(15)	$—	$—

Depreciation and amortization—telecommunications services segment	$8	$138	$132	$1,489
Depreciation and amortization—installation and maintenance segment	1	6	5	59

Total depreciation and amortization	$9	$144	$137	$1,548

Asset impairment charges	$—	$—	$—	$17,181

Restructuring charges	$—	$—	$—	$410

Total operating expenses	$188	$2,952	$3,550	$23,371

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Restructuring charges and incentive cash compensation under employee retention programs for the period January 1, 2003 to December 9, 2003 and the year ended December 31, 2002 were included in reorganization items, net (see Note 23).

22. INCOME TAXES

The benefit (provision) for income taxes is comprised of the following:

	Successor	Predecessor
	December 10 to December 31, 2003	January 1 to December 9, 2003	December 31, 2002	December 31, 2001
Current	$(1)	$(5)	$102	$877
Deferred	—	—	—	970

Total income tax benefit (provision)	$(1)	$(5)	$102	$1,847

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

Bermuda does not impose a statutory income tax and consequently the benefit (provision) for income taxes recorded relates to income earned by certain subsidiaries of the Company which are located in jurisdictions which impose income taxes.

The following is a summary of the significant items giving rise to components of the Company’s deferred tax assets and liabilities:

	Successor		Predecessor
	December 31, 2003		December 31, 2002
	Assets	Liabilities	Assets	Liabilities
	(restated)
Property and equipment	$1,086	$—	$1,250	$—
Net operating loss (NOL) carry forwards	2,972	—	1,489	—
Bad debt reserve	119	—	110	—
Deferred revenue	—	(95)	105	—
Intangibles	—	(24)	—	—
Other	95	—	210	—

	4,272	(119)	3,164	—
Valuation allowance	(4,153)	—	(3,164)	—

	$119	$(119)	$—	$—

The Company recorded a valuation allowance of $989 and $506 for the years ended December 31, 2003 and 2002, respectively. The valuation allowance is primarily related to deferred tax assets due to the uncertainty of realizing the full benefit of the NOL carry forwards. In evaluating the amount of valuation allowance needed, the Company considers the subsidiaries prior operating results and future plans and expectations. The utilization period of the NOL carry forwards and the turnaround period of other temporary differences are also considered. Certain of the Company’s NOLs began to expire in 2003. The future recognition of such amounts will first

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

reduce reorganization value in excess of the fair value of net assets. Should the recognition of net deferred tax assets result in the elimination of reorganization value in excess of the fair value of net assets, any additional deferred tax asset recognition will reduce other intangible assets. Deferred tax assets recognized in excess of the carrying value of intangible assets will be treated as an increase to additional paid-in capital.

Tax benefit was recognized for changes in tax laws and status of $12 in 2002 for a change in the US NOL carry back period to 5 years.

The Company has closed its tax years through 2001 with the US Internal Revenue Service and recorded the results of the examination in the fourth quarter of 2001. Based on the completion of the examination in the fourth quarter of 2002, a tax benefit of approximately $100 was recorded for the 2002 net operating loss and capital loss that were carried back to previous years.

In connection with the Company’s emergence from bankruptcy, the Company realized substantial cancellation of debt income (COD). This income will not be taxable for U.S. income tax purposes because the COD income resulted from the Company’s reorganization under the Bankruptcy Code. However, for U.S. income tax reporting purposes, the Company will be required as of the beginning of its 2004 taxable year to reduce certain tax attributes, including (a) net operating loss carryforwards, (b) certain tax credit carryforwards, and (c) tax basis in assets, in a total amount equal to the gain on the extinguishment of debt. The reorganization of the Company on the Emergence Date constituted an ownership change under Section 382 of the Internal Revenue Code, and the use of any of the Company’s net operating loss carryforwards and certain subsequently recognized “built-in” losses and deductions, if any, existing prior to the ownership change that are not reduced pursuant to these provisions will be subject to an overall annual limitation. The actual amount of reduction in tax attributes for the U.S. income tax reporting purposes will not be determined until all the relevant information is obtained and analyzed pertaining to the facts and circumstances that existed at the emergence date and is therefore not reflected in the amounts recorded in the accompanying consolidated financial statements and disclosed in this note to the consolidated financial statements.

The Company and its subsidiaries’ income tax returns are routinely examined by various tax authorities. In connection with such examinations, tax authorities have raised issues and proposed tax adjustments. The Company is reviewing the issues raised and will contest any adjustments it deems appropriate. In management’s opinion, adequate provision for income taxes has been made for all open years.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

23. REORGANIZATION ITEMS

Reorganization items are expenses or income that are incurred or realized by Predecessor as a result of the reorganization and are disclosed separately in the Company’s consolidated statement of operations as required by SOP 90-7. These items include professional fees, restructuring costs and retention plan costs relating to the reorganization. These expenses and costs are offset by interest earned on cash accumulated as a result of Predecessor’s not paying their pre-petition liabilities during the pendency of the bankruptcy cases as well as vendor settlements. Reorganization items for the Predecessor for the period January 1, 2003 to December 9, 2003 and the year ended December 31, 2002 are as follows:

	Predecessor
	January 1 to December 9, 2003	December 31, 2002
	(restated)
Professional fees	$(115)	$(133)
Restructuring costs	(46)	(95)
Retention plan costs	(22)	(40)
Vendor settlements	45	255
Deferred finance costs	—	(102)
Interest income, net	11	20

Total reorganization items, net	(127)	(95)
Gain on settlement of liabilities subject to compromise and recapitalization (see Note 4)	23,934	—
Gain from fresh start adjustments (see Note 4)	1,100	—

Gain (loss) on reorganization items	$24,907	$(95)

Net cash used for reorganization items was $12, $391 and $292, respectively, for the period from December 10, 2003 to December 31, 2003, the period from January 1, 2003 to December 9, 2003 and for the year ended December 31, 2002.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

24. INCOME (LOSS) PER COMMON SHARE

The following is a reconciliation of the numerators and the denominators of the basic and diluted income (loss) per share:

	Successor	Predecessor
	December 10 to December 31, 2003	January 1 to December 9, 2003	Years Ended
			December 31, 2002	December 31, 2001
	(restated)	(restated)
Income (loss) from continuing operations	$(11)	$24,739	$(296)	$(20,478)
Preferred stock dividends	—	—	(19)	(238)

Income (loss) from continuing operations applicable to common shareholders	$(11)	$24,739	$(315)	$(20,716)
Weighted average shares outstanding:
Basic	22,000,000	909,413,046	903,217,277	886,471,473

Incremental shares based on assumed conversion of cumulative convertible preferred stock	—	43,046,468	—	—

Diluted	22,000,000	952,459,514	903,217,277	886,471,473

Income (loss) from continuing operations applicable to common shareholders:
Basic earnings (loss) per share	$(0.50)	$27.20	$(0.35)	$(23.37)
Diluted earnings (loss) per share	$(0.50)	$25.97	$(0.35)	$(23.37)

The Company had a loss from continuing operations for the period from December 10 to December 31, 2003 and the years ended December 31, 2002 and 2001. As a result, diluted loss per share is the same as basic in those periods, as any potentially dilutive securities would reduce the loss per share from continuing operations.

Diluted earnings (loss) per share for the period from December 10, 2003 to December 31, 2003, the period January 1, 2003 to December 9, 2003 and the years ended December 31, 2002 and 2001 does not include the effect of the following potential shares, as they are anti-dilutive:

	Successor		Predecessor
Potential common shares excluded from The calculation of diluted earnings (loss) per share (in millions)	December 10 to December 31, 2003	January 1 to December 9, 2003	Years Ended
			December 31, 2002	December 31, 2001
Cumulative convertible preferred stock—Predecessor	—	—	44	62
Convertible preferred stock—Successor	18	—	—	—
Stock options	—	—	—	11

Total	18	—	44	73

In addition, stock options and warrants having an exercise price greater than the average market price of the common shares of 86 million, 89 million, and 97 million, calculated on a weighted average basis, for the period January 1, 2003 to December 9, 2003 and the years ended December 31, 2002 and 2001, respectively, were excluded from the computation of diluted loss per share.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

25. STOCK OPTION PLAN

Successor

New GCL adopted the 2003 Stock Incentive Plan on the Effective Date. Under the 2003 Stock Incentive Plan, New GCL is authorized to issue, in the aggregate, stock awards of up to 3,478,261 common shares of New GCL to any employee, director or consultant who is selected to participate in the 2003 Stock Incentive Plan. Of those shares, non-qualified options to purchase 2,199,000 shares of New GCL common stock were granted on the Effective Date. The options granted on the Effective Date are exercisable over a ten-year period, vest over a three-year period and have an exercise price of $10.16 per share.

Information regarding options granted and outstanding for the period December 10 to December 31, 2003 is summarized below:

	Number of Options Outstanding	Weighted- Average Exercise Price
Successor balance as of December 9, 2003	—	$—
Granted on December 9, 2003	2,199,000	$10.16
Exercised	—	—
Cancelled/forfeited	—	—

Successor balance as of December 31, 2003	2,199,000	$10.16

Predecessor

As of December 9, 2003, Old GCL had 69,177,037 stock options outstanding. Pursuant to the Plan of Reorganization, all Old GCL’s outstanding stock options were cancelled.

Information regarding options granted and outstanding for the period January 1 to December 9, 2003 and the years ended December 31, 2002 and 2001 is summarized below:

	Number of Options Outstanding	Weighted- Average Exercise Price
Predecessor:
Balance as of December 31, 2000	97,709,297	$21.41
Granted	49,731,480	10.22
Exercised	(5,401,476)	2.93
Cancelled/forfeited	(26,878,828)	19.38

Balance as of December 31, 2001	115,160,473	$17.92
Granted	—	—
Exercised	—	—
Cancelled/forfeited	(42,748,356)	18.96

Balance as of December 31, 2002	72,412,117	$17.31
Granted	—	—
Exercised	—	—
Cancelled/forfeited	(3,235,080)	$13.50
Cancellation of stock options	(69,177,037)	$17.49

Predecessor balance as of December 9, 2003	—	—

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

On December 12, 2001 the Compensation Committee of the Company’s Board of Directors approved a total of 19,388,110 stock options to be granted to employees at an exercise price of $1.12 per share. As a result of the significant downturn in the Company’s operations and related events, the terms of this stock option grant were never communicated to the employees and, as a result, a mutual understanding of these terms between the Company and employees did not crystallize. For purposes hereof and in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”, the employee stock option grants on December 12, 2001 are not included in the pro forma calculation of net income (loss) and basic and diluted income (loss) per share (see Note 4) and the calculation of granted, outstanding and exercisable stock options for the period January 1 to December 9, 2003 and the years ended December 31, 2002 and 2001, respectively.

During the periods December 10 to December 31, 2003 and January 1, 2003 to December 9, 2003 and the years ended December 31, 2002 and 2001, the Company recognized stock compensation expense of $1, $0, $0 and $21, respectively, relating to the stock compensation plans and the vested economic rights to purchase common stock. The Company uses the attrition rate method for recognizing stock compensation expense.

26. EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

The Company sponsors a number of defined contribution plans. The principal defined contribution plans are discussed individually below. Other defined contribution plans are not significant individually and therefore have been summarized in aggregate below.

Through December 31, 2001, the Company offered its qualified employees the opportunity to participate in a defined contribution retirement plan, the Global Crossing 401(k) Plan, qualifying under the provisions of Section 401(k) of the Internal Revenue Code. Each eligible employee could contribute on a tax-deferred basis a portion of their annual earnings not to exceed certain limits. During 2001 the Company provided 100% matching contributions in the form of Old GCL common stock up to 6% of gross compensation. The Company’s contributions to the plan vested immediately. This plan was terminated effective December 31, 2001 and the net assets merged into the Global Crossing Employees’ Retirement Savings Plan. Expenses recorded by the Company relating to the Global Crossing 401(k) Plan was approximately $2 for the year ended December 31, 2001.

Through December 31, 2001, the Company also sponsored a number of defined contribution plans for Frontier employees. The most significant plan, the Frontier Employees’ Retirement Savings Plan, covered non-bargaining employees, who were able to elect to make contributions through payroll deduction. Each eligible employee could contribute on a tax-deferred basis a portion of their annual earnings not to exceed certain limits. The Company provided 100% matching contributions in the form of Old GCL common stock up to 6% of gross compensation, and could, at the discretion of management, provide additional matching contributions based upon Frontier’s financial results. The majority of common stock used for matching contributions was purchased on the open market by the plan’s trustee, a portion represented shares newly issued by the Company. This plan and other defined contribution plans for Frontier employees were terminated effective December 31, 2001 and the net assets merged into the Global Crossing Employees’ Retirement Savings Plan. Expenses recorded by the Company relating to all plans offered to Frontier employees was $12 for the year ended December 31, 2001.

On December 31, 2001, the net assets of various plans including the Global Crossing 401(k) Plan and Frontier Employees’ Retirement Savings Plan were merged into the Global Crossing Employees’ Retirement Savings Plan (the “Plan”). The Plan qualifies under Section 401(k) of the Internal Revenue Code. Each eligible

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

employee may contribute on a tax-deferred basis a portion of their annual earnings not to exceed certain limits. The Company provided 100% matching contributions up to 6% of gross compensation through February 2002. Effective March 2002 the Company provides 50% matching contributions up to 6% of gross compensation. The Company’s contributions to the Plan vest immediately. Expenses recorded by the Company relating to the Plan were approximately $0, $4 and $6 for the period December 10, 2003 to December 31, 2003, January 1, 2003 to December 9, 2003 and the year ended December 31, 2002, respectively.

The Company also sponsors a defined contribution plan for employees of GMS. Each eligible employee may contribute on a tax-deferred basis a portion of their annual earnings not to exceed certain limits. The Company matches up to the first 5% of individual employee contributions which vest after 3 years. Expenses recorded by the Company relating to the GMS plan were not material to the financial statements for the period December 10, 2003 to December 31, 2003, the period January 1, 2003 to December 9, 2003 and the years ended December 31, 2002 and 2001, respectively.

On May 24, 2000, the Company established a defined contribution plan for the employees of Global Crossing (UK) Telecommunications Limited, formerly Racal Telecom. Each eligible employee may contribute on a tax-deferred basis a portion of their annual earnings not to exceed certain limits. The Company will match up to the first 8% of individual employee contributions, which vest after two years. Expenses recorded by the Company relating to the plan were approximately $0, $3, $5 and $7 for the period December 10, 2003 to December 31, 2003, January 1, 2003 to December 9, 2003 and the years ended December 31, 2002 and 2001, respectively.

Other defined contribution plans sponsored by the Company are individually not significant. On an aggregate basis the expenses recorded by the Company relating to these plans were approximately $0, $3, $3 and $5 for the period December 10, 2003 to December 31, 2003, January 1, 2003 to December 9, 2003 and the years ended December 31, 2002 and 2001, respectively.

The table below provides a summary of the expenses recorded by the Company relating to each of the significant plans for the period December 10, 2003 to December 31, 2003, the period January 1, 2003 to December 9, 2003 and the years ended December 31, 2002 and 2001:

	Successor	Predecessor
	December 10 to December 31, 2003	January 1 to December 9, 2003	Years Ended
			December 31, 2002	December 31, 2001
Global Crossing 401(k) Plan [1]	$—	$—	$—	$2
Frontier Employees’ Retirement Savings Plan [1]	—	—	—	12
Global Crossing Employees’ Retirement Savings Plan [1]	—	4	6	—
Global Crossing (UK) Telecommunications Ltd Plan	—	3	5	7
Other plans	—	3	3	5

Total expense	$—	$10	$14	$26

[1]	On December 31, 2001 the net assets of various plans including the Global Crossing 401(k) Plan, Frontier Employees’ Retirement Savings Plan and IPC Information Systems 401(k) Profit Sharing Plan were merged into the Global Crossing Employees’ Retirement Savings Plan.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Defined Benefit and Post Retirement benefit plans

The Company sponsors a number of both contributory and non-contributory employee pension plans available to eligible Frontier, Global Crossing (UK) Telecommunications Limited and GMS employees. In addition, the Company also sponsors a postretirement benefit plan for eligible Frontier employees. The plans provide defined benefits based on years of service and final average salary.

The Company uses a December 31 measurement date for all of its plans.

Changes in the projected benefit obligation for all pension plans sponsored by the Company are as follows:

	Pension Plans			Post Retirement Plan
	Successor	Predecessor		Successor	Predecessor
	December 31, 2003	December 9, 2003	December 31, 2002	December 31, 2003	December 9, 2003	December 31, 2002
Benefit obligation at beginning of period	$192	$175	$174	$1	$1	$1
Service cost	—	5	7	—	—	—
Interest cost	—	10	9	—	—	—
Actuarial loss (gain)	—	(7)	(5)	—	—	—
Benefits paid	—	(7)	(7)	—	—	—
Settlements	—	—	(3)	—	—	—
Foreign exchange loss	—	16	—	—	—	—

Benefit obligation at end of period	$192	$192	$175	$1	$1	$1

Changes in the fair value of assets for all pension plans sponsored by the Company are as follows:

	Pension Plans			Post Retirement Plan
	Successor	Predecessor		Successor	Predecessor
	December 31, 2003	December 9, 2003	December 31, 2002	December 31, 2003	December 9, 2003	December 31, 2002
Fair value of plan assets at beginning of period	$164	$127	$150	$—	$—	$—
Actual return on plan assets	—	26	(23)	—	—	—
Employer contribution	—	7	4	—	—	—
Benefits paid	—	(6)	(7)	—	—	—
Spin off to Citizens	—	—	3	—	—	—
Foreign exchange gain	—	10	—	—	—	—

Fair value of plan assets at end of year	$164	$164	$127	$—	$—	$—

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The funded status for all pensions plans sponsored by the Company is as follows:

	Pension Plans			Post Retirement Plan
	Successor	Predecessor		Successor	Predecessor
	December 31, 2003	December 9, 2003	December 31, 2002	December 31, 2003	December 9, 2003	December 31, 2002
Funded status	$(28)	$(28)	$(48)	$(1)	$(1)	$(1)
Unrecognized net (gain) loss	—	—	72	—	—	—
Adjustment required to recognize minimum liability	3	3	(2)	—	—	—

Prepaid (accrued) benefit cost, net	$(25)	$(25)	$22	$(1)	$(1)	$(1)

Amounts recognized in the statement of financial position consist of the following:

	Pension Plans		Post Retirement Plan
	Successor	Predecessor	Successor	Predecessor
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Prepaid benefit cost	$6	$8	$—	$—
Accrued benefit liability	(31)	(28)	(1)	(1)
Accumulated other comprehensive loss	—	42	—	—

Net amount recognized	$(25)	$22	$(1)	$(1)

Details on the effect on operations of principal pension plans sponsored by the Company are as follows:

	Pension Plans				Post Retirement Plan
	Successor	Predecessor			Successor	Predecessor
	December 10 to December 31, 2003	January 1 to December 9, 2003	Years Ended December 31,		December 10 to December 31, 2003	January 1 to December 9, 2003	Years Ended December 31,
			2002	2001			2002	2001
Service cost	$—	$5	$6	$7	$—	$—	$—	$—
Interest cost on projected benefit obligation	—	10	10	26	—	—	—	5
Expected return on plan assets	—	(12)	(14)	(45)	—	—	—	—
Net amortization and deferral	—	2	—	3	—	—	—	—
Recognized due to emergence	—	5	—	—	—	—	—	—
Recognized curtailment (gain) loss	—	—	(3)	(3)	—	—	—	—

Net periodic pension (benefit) cost	—	10	(1)	(12)	—	—	—	5
Settlements	—	—	—	2	—	—	—	—
Recognized due to spin-off to Citizens	—	7	—	241	—	—	—	(111)

Net (benefit) cost	$—	$17	$(1)	$231	$—	$—	$—	$(106)

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

In June, 2001, the Company sold its ILEC business to Citizens. In connection with this sale, the associated pension assets and related liability were to be transferred to Citizens. As a result of the Company’s bankruptcy filing the transfer of the pension assets and related liability was delayed pending approval of the Bankruptcy Court.

While the transfer of the pension assets and related liability was delayed, the Company segregated the assets related to the ILEC employees during 2001. Although the assets remained in the Company’s control as of December 31, 2002, Citizens effectively administered benefit payments to the ILEC employees for the 2002 plan year. In December 2002, the Bankruptcy Court approved the transfer of the pension assets and related liability to Citizens, with the actual transfer of the assets occurring in February 2003.

Actuarial assumptions used to determine benefit obligations for pension plans sponsored by the Company are as follows:

	Successor	Predecessor
	December 31, 2003	December 9, 2003	December 31, 2002
Discount rate	5.5-6.25%	5.5-6.5%	5.5-6.5%
Compensation increases	4.0-4.5%	4.0-4.5%	3.8-4.25%
Expected return on assets	6.5-8.5%	6.5-8.5%	7.3-8.5%

Actuarial assumptions used to determine net periodic benefit costs for pension plans sponsored by the Company are as follows:

	Successor	Predecessor
	December 10 to December 31, 2003	January 1 to December 9, 2003	Years Ended
			December 31, 2002	December 31, 2001
Discount rate	5.6-6.25%	5.5-6.5%	5.5-6.5%	5.75-7.25%
Compensation increases	3.8-4.5%	4.0-4.5%	3.8-4.25%	4.0-4.25%

Investment strategies for all significant Pension Plans follow:

The expected long-term rate of return on plan assets reflects the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation.

The Global Marine Pension Plan (“GMS Plan”) which represents approximately 64% of the Company’s total plan assets as at December 31, 2003, is invested in 95% equity securities and 5% fixed income government bonds. There are no restrictions on the asset allocation of plan assets; however, the planned asset allocation as determined by the trustees of the GMS Plan are in line with current allocations. The expected long-term rates of return are based on the respective returns of equities (7.5%) and index linked government bonds (4.5%). The current planned asset allocation strategy was determined with regard to actuarial characteristics of the GMS Plan. It is based on the assumption that equities would outperform government bonds over the long term and is consistent with the overall objective of long-term capital growth. The expected return on equities is based on historic returns on equity investments. The expected return on index linked government bonds is based on historic yields for UK government index-linked bonds.

The Global Crossing UK Railways Pension Scheme (“GCUK Scheme”), which represents approximately 27% of the Company’s total plan assets as at December 31, 2003, is invested in 85% equity securities, 10%

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

bonds and 5% real estate. The current planned asset allocation strategy was determined with regard to actuarial characteristics of the GCUK Scheme. It is based on the assumption that equities would outperform bonds over the long term and is consistent with the overall objective of long-term capital growth. The expected long-term rate of return on plan assets was calculated by the plan actuary and is based on historic returns each asset class held by the plan at the beginning of the year.

The weighted-average asset allocations by asset category for all pension plans are as follows:

	Successor	Predecessor
	December 31, 2003	December 31, 2002
Equity securities	85%	88%
Debt securities	11%	9%
Real Estate	1%	1%
Other	3%	2%

Total	100%	100%

The Company expects to make total contributions of $4 in 2004 in respect of all pension plans.

Information for pension plans with an accumulated benefit obligation in excess of plan assets

Global Marine Pension Plan

The GMS Plan is a contributory pension plan provided to certain GMS employees and officers. As at December 31, 2003 and 2002 the accumulated benefit obligation (“ABO”) of the GMS Plan exceeded the fair value of the GMS Plan’s assets by $44 and $42, respectively. As a result, the Company recognized an additional minimum pension liability of $2 and $42 for the years ended December 31, 2003 and 2002, respectively.

The projected benefit obligation, ABO, and fair value of assets relating to the GMS Plan were $115, $115 and $88, respectively, at December 31, 2003, and $106, $87, and $64, respectively, at December 31, 2002.

Amounts relating to the GMS Plan that are recognized in the consolidated statement of financial position are as follows:

	Successor	Predecessor
	December 31, 2003	December 31, 2002
Accrued benefit liability	$(26)	$(23)
Accumulated other comprehensive loss	—	42

Net amount recognized	$(26)	$19

Global Crossing UK Pension Plan

The Global Crossing UK Pension Plan (“GCUK Plan”) is a contributory pension plan provided to certain GCUK employees and officers. As at December 31, 2003 and 2002 the accumulated benefit obligation (“ABO”) of the GCUK Plan exceeded the fair value of the GCUK Plan’s assets by $1 and $0, respectively. As a result, the Company recognized an additional minimum pension liability of $1 and $0 for the years ended December 31, 2003 and 2002, respectively.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The projected benefit obligation, accumulated benefit obligation, and fair value of assets relating to the GCUK Plan were $5, $3 and $3, respectively, at December 31, 2003, and $5, $3, and $3, respectively, at December 31, 2002.

Amounts relating to the GCUK Plan that are recognized in the consolidated statement of financial position are as follows:

	Successor	Predecessor
	December 31, 2003	December 31, 2002
Accrued benefit liability	$(1)	$(2)
Accumulated other comprehensive loss	—	—

Net amount recognized	$(1)	$(2)

Details on the effect on operations of both GMS Plan and GCUK Plan are as follows:

	Pension Plans
	Successor	Predecessor
	December 10 to December 31, 2003	January 1 to December 9, 2003	Year Ended December 31, 2002
Service cost	$—	$4	$5
Interest cost on projected benefit obligation	—	7	7
Expected return on plan assets	—	(8)	(9)
Net amortization and deferral	—	1	—

Net (benefit) cost	$—	$4	$3

None of the Company’s other pension plans’ ABO’s exceed the fair value of their respective pension plans assets as at December 31, 2002.

27. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company uses derivative financial instruments for purposes other than trading to enhance its ability to manage various forms of risk, including market price risk on equity securities it holds as investments, and interest rate and foreign currency exchange risks, which exist as part of its ongoing business operations. Derivative instruments are entered into for periods consistent with related underlying exposures and do not constitute positions independent of those exposures.

The Company designates derivatives as either fair value hedges or cash flow hedges.

Cash Flow Hedges

Sonus Hedge

In May 2001, the Company entered into a collar pertaining to an equity investment in order to reduce its exposure to changes in the investment’s market value. Because this equity collar was classified as a cash flow hedge, any unrealized gains or losses were recognized in the stockholders’ equity section of the balance sheet.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The Company held an equity investment in Sonus Networks, Inc. (“Sonus”), which consisted of 484,346 shares of Sonus Series C and D Convertible Preferred Stock, with a cost basis of $7. After the initial public offering of Sonus, the Company converted the preferred stock into common stock. In April 2001, the Company entered into a Variable Forward Transaction (“VFT”) with Goldman Sachs Financial Markets on the Sonus shares, with maturities in 2004 and 2005. The VFT was an equity collar on the Sonus shares with a revolving loan (borrowing) arrangement. The Company had borrowed a total of $61, which remained outstanding as of September 30, 2001. In accordance with SFAS No. 133, the equity collar was marked to market through the stockholders’ equity section of the balance sheet, and, as a result, the Company had recorded an unrealized gain of $40 in Other Comprehensive Income at September 30, 2001.

In the fourth quarter of 2001, because of a reduction in the Company’s credit ratings, the outstanding revolving loan was called by Goldman Sachs. As a result, the debt (revolving loan) was repaid, the hedge (equity collar) was closed and the Sonus shares were sold. The net settlement between the debt and the hedge resulted in a cash outflow of $20 (debt of $61, less the realized gain on the hedge of $41 included in “loss from write-down and sale of investments, net”). The Company also sold its Sonus shares for $9. Therefore, the net cash outflow of the closure of the hedge, debt and shares was $11. The Company recognized a gain of $2 on the sale of the shares, which was recorded in the quarter ended December 31, 2001.

PCL Hedge

As a result of the consolidation of PCL, then a majority-owned subsidiary of AGC, in 2000 the Company had an $850 aggregate non-recourse senior secured loan facility (“PC-1 Credit Facility”) for construction start-up and financing costs. The PC-1 Credit Facility was comprised of $840 of a multiple draw-down term loan and a $10 working capital facility. The PC-1 Credit Facility was not guaranteed by GCL but instead secured by a pledge of common stock in PCL and its subsidiaries and a security interest in certain of its accounts and its rights under certain contracts. Under the PC-1 Credit Facility, the Company selected loan arrangements as either a Eurodollar loan or an Alternative Base Rate (“ABR”) loan. The Eurodollar interest rate was LIBOR plus 2.25-2.50% and the ABR interest rate was the greater of (a) the Prime Rate and (b) the Federal Funds Effective Rate plus 0.5%, in either case plus 1.25-1.50%. The loans contained a pre-payment clause that allowed the Company to pay down the balance sooner than scheduled.

In order to better manage PCL’s exposure to interest rate risk, the Company had entered into two interest rate swap transactions with Deutsche Bank and CIBC Oppenheimer, based on one month LIBOR, to minimize its exposure to increases in interest rates on its borrowings. The swap transactions fixed the floating interest rate at 4.985% on a notional amount of borrowings of $500 until January 31, 2004. It was the Company’s intention that the debt would be outstanding in a sufficient amount to cover the amount of the derivative. If the borrowings were prepaid under the loan agreement, the Company expected to replace the loan with another borrowing with a materially similar risk exposure. Because the swaps were classified as cash flow hedges, and were 100% effective, in accordance with SFAS No. 133, any unrealized gains or losses from changes in fair value were recorded in the stockholder’s equity section of the balance sheet as other comprehensive income (loss). As of December 31, 2001, the Company recognized $14 in other comprehensive income related to the PC-1 Credit Facility interest rate swaps.

As discussed in Note 6, on July 19, 2002, PCL and certain of its subsidiaries filed voluntary petitions for relief under the Bankruptcy Code. Accordingly, for purposes of the Company’s consolidated financial statements, PCL and its subsidiaries were no longer included in the Company’s consolidated and consolidating financial statements. The bankruptcy caused the PC-1 Credit Facility to be in default and the debt was called. As of June 30, 2002, the Company recognized $12 in other comprehensive loss related to the PC-1 Credit Facility

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

interest rate swaps. In July 2002, as PCL, net assets were abandoned and removed from the consolidated financial statements, the Company recognized the $12 loss in the consolidated statements of operations related to the PC-1 Credit Facility interest rate swaps.

28. FINANCIAL INSTRUMENTS

The carrying amounts for cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accrued construction costs, accounts payable, accrued liabilities, accrued interest, obligations under inland services agreements and capital leases approximate their fair value. Management believes the carrying value of the New Senior Secured Notes approximates fair value as of December 31, 2003. At December 31, 2002 the fair value for liabilities subject to compromise could not be estimated other than the senior notes described in Note 15. These liabilities were settled in accordance with the Plan of Reorganization on the Effective Date. The fair value of the Senior Notes, mandatorily redeemable preferred stock, cumulative convertible preferred stock and interest rate swap transactions are based on market quotes and the fair values are as follows:

	Successor		Predecessor
	December 31, 2003		December 31, 2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Debt with controlling shareholder	$200	$200	$—	$—
Senior notes, net of discount	—	—	4,100	14
Mandatorily redeemable preferred stock	—	—	526	5
Cumulative convertible preferred stock	—	—	1,918	28

29. COMMITMENTS, CONTINGENCIES AND OTHER

Contingencies

Under the Plan of Reorganization, which became effective on December 9, 2003, essentially all claims against the GC Debtors that arose prior to the commencement of the chapter 11 cases were discharged. Claims for monetary damages (and equitable claims that give rise to a right to payment), including most of the legal proceedings pending against the Company at that time, were included in that discharge. However, certain claims pending at that time could affect the Successor. The following is a description of those claims and of claims alleged to have arisen during the chapter 11 cases, as well as a brief description of certain legal proceedings against or relating to the Predecessor.

Securities and Exchange Commission Investigation

On February 5, 2002, the SEC commenced a formal investigation into the Company’s concurrent transactions for purchase and sale of telecommunications capacity services between the Company and the Company’s carrier customers and related accounting and disclosure issues. The Company has been cooperating with the SEC by providing documents and other information to the SEC staff, which has taken testimony from current and former officers and directors of Old GCL. To resolve the SEC’s investigation, the Company and certain former officials have entered into negotiations with the SEC staff with a view to settlement, although to date settlement has not been reached. As part of the chapter 11 process, the SEC filed a proof of claim asserting contingent and unliquidated amounts against the Company. However, on November 14, 2003, the Bankruptcy Court approved a stipulation among Predecessor, the SEC and the Company’s unsecured creditors committee in which the SEC withdrew its proof of claim, with prejudice.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Department of Justice Inquiry

In early 2002, the U.S. Attorney’s Office for the Central District of California, in conjunction with the Federal Bureau of Investigation (the “FBI”), began conducting an investigation into the Company’s concurrent transactions and related accounting and disclosure issues. The Company has provided documents to the U.S. Attorney’s office and the FBI, and FBI representatives have interviewed a number of current and former officers and employees of the Company. The Company does not know whether the investigation is ongoing or has concluded.

Department of Labor Investigation

The Department of Labor (“DOL”) is conducting an investigation related to the Company’s administration of its benefit plans, including the acquisition and maintenance of investments in the Company’s 401(k) employee savings plans. The Company has been cooperating with the DOL by providing documents and other information to the DOL staff, and the DOL has interviewed a number of the officers and employees of Old GCL. The Company and certain of the former officers and directors of Old GCL have been negotiating with the DOL staff over the terms of a potential settlement, but no agreement has been reached. Any claims arising out of the DOL’s ability to impose a civil monetary penalty on the Company was discharged upon consummation of the Plan of Reorganization.

Claim by the United States Department of Commerce

A claim was filed in the Company’s bankruptcy proceedings by the United States Department of Commerce on October 30, 2002 asserting that an undersea cable owned by PCL, a former subsidiary of the Company, violates the terms of a Special Use permit issued by the National Oceanic and Atmospheric Administration. The Company believes responsibility for the asserted claim rests entirely with the Company’s former subsidiary. An identical claim has also been filed in the bankruptcy proceedings of the former subsidiary in Delaware. The Company understands that the claimant had reached an agreement with PCL to transfer the Special Use permit to Pivotal Telecom as part of a larger sale of assets (see Note 8). That agreement was approved by PCL’s bankruptcy court on October 7, 2003. Under the terms of the agreement, Pivotal would assume liability for any payment or performance obligations under the permit on a go-forward basis. The Company is not a party to this agreement and understands that a subsequent dispute has arisen between PCL and Pivotal and the asset sale has not been concluded. The Company filed its objection to this claim with the bankruptcy court on November 7, 2003.

United Kingdom Anti-Trust Investigation

In 2002 an investigation was commenced by the United Kingdom Office of Fair Trading (“OFT”) regarding an allegation that various subsea cable operator entities, including the Company, had engaged in an illegal agreement to collectively boycott a location in the United Kingdom and a means for the landing of subsea telecommunications cables in the United Kingdom. The Company responded to that investigation in 2002 denying the allegation.

In August 2003, the OFT extended its investigation to include allegations of price fixing and information sharing on the level of fees that the subsea entities would pay landowners for permission to land submarine telecommunication cables on their land in the United Kingdom. The Company responded to those allegations on October 10, 2003.

In the event that the OFT determines that the Company engaged in anti-competitive behavior, the OFT may impose a fine up to a maximum of 10% of the responsible party’s revenue in the field of activity in the United Kingdom for up to three years preceding the year on which the infringement ended. The Company disputes the charges and will be defending itself vigorously.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Qwest Rights-of-Way Litigation

In May 2001, a purported class action was commenced against three of The Company’s subsidiaries in the United States District Court for the Southern District of Illinois. The complaint alleges that the Company had no right to install a fiber optic cable in rights-of-way granted by the plaintiffs to certain railroads. Pursuant to an agreement with Qwest Communications Corporation, the Company has an indefeasible right to use certain fiber optical cables in a fiber optic communications system constructed by Qwest within the rights-of-way. The complaint alleges that the railroads had only limited rights-of-way granted to them that did not include permission to install fiber optic cable for use by Qwest or any other entities. The action has been brought on behalf of a national class of landowners whose property underlies or is adjacent to a railroad right-of-way within which the fiber optic cables have been installed. The action seeks actual damages in an unstated amount and alleges that the wrongs done by the Company involve fraud, malice, intentional wrongdoing, willful or wanton conduct and/or reckless disregard for the rights of the plaintiff landowners. As a result, plaintiffs also request an award of punitive damages. The Company made a demand of Qwest to defend and indemnify the Company in the lawsuit. In response, Qwest has appointed defense counsel to protect the Company’s interests.

The Company’s North American network includes capacity purchased from Qwest on an IRU basis. Although the amount of the claim is unstated, an adverse outcome could have an adverse impact on the Company’s ability to utilize large portions of the Company’s North American network. This litigation was stayed against the Company pending the effective date of the Plan of Reorganization, and the plaintiffs’ pre-petition claims against the Company were discharged at that time in accordance with its Plan of Reorganization. By agreement between the parties, the Plan of Reorganization preserved plaintiffs’ rights to pursue any post-confirmation claims of trespass or ejectment. If the plaintiffs were to prevail, the Company could lose its ability to operate large portion of its North American network, although it believes that it would be entitled to indemnification from Qwest for any losses under the terms of the IRU agreement under which Global Crossing originally purchased this capacity.

In September 2002, Qwest and certain of the other telecommunication carrier defendants filed a proposed settlement agreement in the United States District Court for the Northern District of Illinois. On July 25, 2003, the court granted preliminary approval of the settlement and entered an order enjoining competing class action claims, except those in Louisiana. The settlement and the court’s injunction are opposed by some, but not all, of the plaintiffs’ counsel and are on appeal before the U.S. Court of Appeals for the Seventh Circuit.

Customs Tax Audit

A foreign tax authority has concluded a preliminary audit of the Company’s books and records for the years ended December 31, 2001 and 2000 and has made certain initial findings adverse to the Company including the following: failure to disclose discounts on certain goods imported into the country, failure to include the value of software installed on certain computer equipment, and clerical errors in filed import documents.

The Company responded to the preliminary audit disputing the results and is awaiting a response from the tax authority detailing its formal position on the audit. The potential customs and duties exposure, including possible treble penalties to the Company could be as high as $25-$35.

Administrative Claims from the Chapter 11 Case

Under the Plan of Reorganization, claims arising after the commencement of the GC Debtors’ chapter 11 cases (“Administrative Claims”) are to be paid in full. As is typical in chapter 11 cases, Administrative Claims

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

were asserted against the GC Debtors that far exceed the amount owed. The Successor has assumed these obligations and is in the process of objecting to such Administrative Claims. The Company does not believe that the resolution of those claims will not have an adverse affect on the Successor.

Softbank Arbitration and Microsoft Settlement

At the time of the formation of the Asia Global Crossing joint venture, Microsoft and Softbank each committed to purchases of at least $100 in capacity on the Company’s network over a three-year period. Softbank failed to satisfy that commitment, and its remaining unsatisfied commitment of $85.5, which it was required to utilize by December 31, 2002, was the subject of an arbitration proceeding that concluded in October 2003. The arbitration, commenced by the Company in September 2002, alleged that Softbank breached its contractual obligations to the Company and sought $85.5 in damages. Softbank’s defense was that its commitment was extinguished as a result of the Company’s loss of control of Asia Global Crossing and Pacific Crossing Limited, and that in any event it was entitled to offset any monies owed against various credits and abatements due from the Company. In a final award issued on October 30, 2003, the arbitration panel found that Softbank is liable to the Company for breach of the underlying commercial commitment agreement in the net amount of approximately $20, after abatements and offsets, together with an additional award of interest in the amount of approximately $0.2. On December 3, 2003, the Company received $20 million plus interest from Softbank.

On April 1, 2003, the Company entered into a settlement agreement with Microsoft to resolve a number of contractual disputes regarding its remaining capacity commitment obligations, including allegations by Microsoft that were similar to those made by Softbank in the above-referenced arbitration proceedings. The settlement resulted in a reduction in Microsoft’s remaining unsatisfied commitment from approximately $76 to approximately $61. During 2003 Microsoft satisfied a portion of its remaining unsatisfied commitment by prepaying for $23 in capacity and services from the Company. On January 9, 2004, Microsoft satisfied the balance of its remaining unsatisfied commitment by prepaying for $38 in additional capacity and services.

OGCbuying.solutions Claim

Global Crossing (UK) Telecommunications Limited (“GCUKTL”) has been notified by the UK government buying department, OGCbuying.solutions (“OGC”), of OGC’s contractual right to buy, for a fixed sum of £0.75, dedicated equipment used by GCUKTL for the provisioning of certain network services under an agreement dated November 15, 1996 (the “MTS Agreement”). OGC has indicated that this purchase right would not normally arise until termination of the MTS Agreement in 2006. However, OGC has reserved its position on approval of the change of control to ST Telemedia. As a result of a capability audit that OGC commissioned on the Company, the Company has agreed to provide OGC with certain financial information through June 8, 2004, the final date upon which OGC may grant or decline its approval to the change of control. Should approval be declined, then the MTS Agreement may be terminated, precipitating the purchase right. GCUKTL does not now own the dedicated equipment required for the provision of service under the MTS Agreement, and if OGC was to continue to assert its contract rights, GCUKTL might have to purchase this equipment at a premium from third party suppliers or their equipment lease financiers in order to be able to discharge its obligation to OGC.

Network Rail Copper Lease

A portion of the GCUK Network is subject to a finance lease with Network Rail, the owner of the railway infrastructure in the UK. Those provisions of the finance lease addressing copper cable and PABX equipment used by the Company to deliver managed voice services to UK train operating companies (the “Copper Provisions”) may

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

be terminated on 12 months notice. In connection with its plans to modernize the signalling system on the UK railways, Network Rail has indicated that it will terminate the Copper Provisions effective as of March 31, 2005.

Negotiations with Network Rail to secure commercially reasonable alternative arrangements are ongoing. It is possible that the Company may not be able to reach agreement with Network Rail in this regard, in which case the Company would need to put in place alternative arrangements with third parties in order to continue to provide managed voice services to train operating companies in the UK and to avoid the breach of certain customer contracts pursuant to which the Company has agreed to provide these services beyond March 31, 2005. Even if the Company secures alternative arrangements with Network Rail or a third party, such arrangements may be on terms significantly less favorable than those contained in the current lease.

As commercial discussions are continuing, it is difficult at this time fully to assess the potential impact on revenue or costs. The total revenue attributable to the managed voice services the Company provides to UK train operating companies was approximately $82 in 2003, with approximately $34 directly related to the assets covered by the Copper Provisions. Although the Company expects to be able to address the termination of the Copper Provisions without losing this revenue stream and without incurring material incremental costs, no assurance can be made in this regard.

The aforementioned finance lease with Network Rail also addresses other assets of the Company located along the UK railways, including fiber optic cable. The provisions of the finance lease addressing substantially all these other assets will not terminate until at least 2010, and in most cases well beyond that. The balance of Global Crossing’s network assets in the UK, which are unconnected with Network Rail, are also unaffected by the anticipated termination of the Copper Provisions.

Predecessor Legal Proceedings

The following pending legal proceedings are not expected to affect the Company going forward, except to the extent that (1) certain of the Successor’s officers and employees are defendants in these actions and such involvement could distract them from their duties at the Company or (2) the Company advances defense costs for present or Old GCL’s directors, officers and employees who are defendants in these actions (the “Individual Defendants”).

During the pendency of the GC Debtors’ chapter 11 cases, the Company determined that it was in its best interests for its litigation counsel (the “Joint Counsel”) to represent as many as possible of its current Old GCL’s directors, officers and employees in addition to the Company. The Company determined that such joint representation would ensure the prosecution of a coordinated, timely and effective defense of and response to the SEC investigation and the other pending or threatened actions or investigations concerning the Company. With the approval of the Bankruptcy Court, the Company agreed, as an administrative expense, to advance the fees and expenses of the Joint Counsel in defending the Individual Defendants in these actions so long as there was no actual conflict of interest in such representation. The Company expects to receive reimbursement under its directors and officers liability insurance policies for the majority of the defense costs that it has advanced in the past and anticipates advancing in the future. Most of the amounts advanced in the past have already been reimbursed by the applicable insurance carriers.

Shareholder Class Actions and Other Actions

Following the Company’s filing for bankruptcy on January 28, 2002, approximately 50 purported shareholder class action lawsuits were filed against certain of Old GCL’s then current and former officers,

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

directors and employees. The plaintiffs allege that the defendants committed fraud under the federal securities laws in connection with the Old GCL’s financial statements and disclosures and certain other public statements made by the Company’s representatives and seek compensatory damages, costs and expenses, and equitable and other relief. The class actions have been consolidated in the United States District Court for the Southern District of New York under the caption In re Global Crossing Ltd. Securities Litigation. In addition, a number of individual securities cases or other actions based on federal or state law claims and arising out of similar underlying facts have been filed (and in the future, additional cases may be filed) against certain of the Company’s current and former officers, directors, and employees, seeking damages for alleged violations of federal and state securities laws, breach of fiduciary duties, violations of state whistle-blower statutes, and allegations that certain former employees were improperly restricted from selling Old GCL common stock before the price collapsed. The Company is involved only indirectly in these cases and is not a named defendant.

On March 19, 2004, the United States District Court for the Southern District of New York entered an order preliminarily approving a settlement between the plaintiffs and the individual officers, directors and employees of Old GCL who are defendants in the consolidated securities action. Any monetary liability that the Company may have had in respect of these cases was discharged upon consummation of the Plan of Reorganization.

ERISA Class Actions

Following the Company’s filing for bankruptcy on January 28, 2002, plaintiffs filed over 15 purported class actions against the Company’s current and former officers, directors, and employees pursuant to the Employee Retirement Income Security Act of 1974 (“ERISA”) in connection with the administration of its 401(k) retirement savings plans. The plaintiffs allege, among other things, that the ERISA fiduciaries breached their duties to the 401(k) plan participants by directing or otherwise being responsible for the plans’ acquiring and continuing to maintain investments in Old GCL’s common stock. The United States District Court for the Southern District of New York has consolidated most of these actions under the caption In re Global Crossing Ltd. ERISA Litigation. The consolidated complaint seeks, among other things, a declaration that the defendants breached their fiduciary duties to the plaintiff class, an order compelling defendants to make good on the losses sustained by the plans, the imposition of a constructive trust on any amounts by which the defendants were unjustly enriched by their actions, and an order of equitable restitution. Although Old GCL is named as a defendant in the consolidated ERISA case, plaintiffs asserted in their consolidated complaint that they would not prosecute their action against Old GCL unless or until the Bankruptcy Court were to lift or grant relief from the automatic stay of litigation imposed by the Bankruptcy Code. No such relief was granted prior to the effective date of the Plan of Reorganization.

On April 30, 2002, an additional case, Pusloskie v. Winnick et al., was commenced in the United States District Court for the Southern District of New York against certain of the Company’s current and former directors, officers and employees. This case is brought on behalf of a putative class of the Company’s former employees and asserts claims for breach of fiduciary duties in connection with the administration of one of the Company’s 401(k) retirement plans. This additional case does not name the Company as a defendant and was not consolidated with the other ERISA cases.

On March 19, 2004, the United States District Court for the Southern District of New York entered an order preliminarily approving a settlement between the plaintiffs and the individual officers, directors and employees of Old GCL who are defendants in these ERISA actions. Any monetary liability that the Company may have had in respect of these cases was discharged upon the effectiveness of the Plan of Reorganization.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Change-of-Control Severance Plan Class Action

Plaintiffs filed a purported class action against the Company’s current and former officers, directors, and employees and against the Frontier Corporation/Global Crossing Change of Control Severance Plan (the “Severance Plan”) under ERISA in connection with the administration of the Severance Plan. The plaintiffs alleged, among other things, that the purported ERISA fiduciaries and the Severance Plan breached their duties to the plan’s participants in suspending payments of severance benefits in connection with the Company’s bankruptcy filing. The case has been coordinated (but not consolidated) with the securities and the other ERISA class actions in the Southern District of New York, where it is pending under the caption Simonetti v. Perrone. The Company is not named as a defendant in the Simonetti case and the plaintiffs have voluntarily dismissed the Severance Plan as a defendant. On March 19, 2004, the United States District Court for the Southern District of New York entered into an order preliminarily approving a settlement between the plaintiffs and the individual officers, directors and employees of Old GCL who are defendants in that case. Any monetary liability that the Company may have had in respect of this case was discharged upon the effectiveness of the Plan of Reorganization.

JPMorgan Chase Litigation

On October 27, 2003, the Predecessor’s primary lender, JPMorgan Chase Bank, in its role as administrative agent for a consortium of banks participating in the Predecessor’s $2.25 billion senior secured corporate credit facility, filed an action in the New York State Supreme Court for New York County, captioned JPMorgan Chase Bank v. Winnick, et al., against a number of current and former officers, directors and employees of the Company alleging that the defendants fraudulently reported misleading and untrue financial statements and records of compliance with certain financial covenants in the credit facility. The complaint asserts claims of fraud, aiding and abetting fraud, conspiracy to commit fraud, negligent misrepresentation, and aiding and abetting negligent misrepresentation. The complaint seeks damages of at least $1.7 billion, pre-judgment interest, and costs and expenses, including attorneys’ fees. The Company is not a defendant in the litigation. Any claims that the plaintiffs could have asserted against the Company in this case were discharged upon the effectiveness of the Plan of Reorganization. On March 19, 2004, the plaintiff and the outside directors entered into a stipulation of settlement by which the outside directors will be dismissed from the JPMorgan Chase action.

Initial Public Offering Litigation

On June 12, 2002, certain plaintiffs filed a consolidated complaint captioned In re Global Crossing Ltd. Initial Public Offering Securities Litigation in the United States District Court for the Southern District of New York alleging that certain of the Company’s current and former officers and directors violated the federal securities laws through agreements with underwriters in connection with Old GCL’s initial public offering and other offerings of its shares. The complaint seeks damages in an unstated amount, pre-judgment and post-judgment interest, and attorneys’ and expert witness fees. This consolidated action involving Old GCL is further consolidated in the United States District Court for the Southern District of New York with cases against approximately 309 other public issuers and their underwriters under the caption In re Initial Public Offering Securities Litigation. Pursuant to the automatic stay of litigation imposed by the Bankruptcy Code, the Company is not a defendant in this action. The Company believes that any liability it may have in respect of this action is subject to indemnification by the firms that acted as underwriters in the applicable securities offerings. Any monetary liability was, in any event, discharged upon the effectiveness of the Plan of Reorganization.

Resolution of Pre-petition Claims

Although claims arising prior to the commencement of the GC Debtors’ chapter 11 cases were discharged under the Plan of Reorganization, the holders of certain of those claims are entitled to share in the distributions

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

under the plan. Many claims were filed against the GC Debtors that were overstated, unliquidated, or unsupported. As is typical in a large chapter 11 case, the resolution of those claims will take place over a number of months after the effective date of the Plan of Reorganization. The Plan of Reorganization turned this administrative process over to an “Estate Representative,” appointed by representatives of the Company’s largest pre-petition creditor groups. The resolution of disputes in connection with these pre-petition claims will not have an adverse effect on the Successor or change the aggregate treatment of the classes of claims and interests receiving distributions under the Plan of Reorganization.

Estate Representative Actions

Under the Plan of Reorganization, certain claims and causes of action against third parties for preferences, fraudulent transfers, and other causes of actions belonging to the GC Debtors were transferred to a liquidating trust for the benefit of certain classes of pre-petition creditors. The Estate Representative is responsible for prosecuting, settling or otherwise resolving the causes of action transferred to the liquidating trust.

Commitments

Access and Maintenance Purchase Commitment Obligations

The Company has purchase commitments with third party access vendors that require it to make payments to purchase network services, capacity and telecommunications equipment through 2008. Some of these access vendor commitments require the Company to maintain minimum monthly and/annual billings, in certain cases based on usage. In addition, the Company has purchase commitments with third parties that require it to make payments for operations, administration and maintenance services for certain portions of its network through 2025.

Operating leases

The Company has commitments under various non-cancelable operating leases for office and equipment space, vessels, equipment rentals and other leases. Estimated future minimum lease payments on operating leases are approximately as follows:

Year Ending December 31,
2004	$170
2005	155
2006	131
2007	122
2008	104
Thereafter	660

Total	$1,342

The leases have various expiration dates and renewal options through 2119. Certain of the Company’s operating lease agreements include scheduled rent increases over the term of the lease. In accordance with Statement of SFAS No. 13, “Accounting for Leases” the Company recognizes the rent expense on a straight-line basis and record a liability representing the rent expensed but not invoiced in other deferred liabilities. Rental expense related to office space, vessels and equipment for the period December 10, 2003 to December 31, 2003, the period January 1, 2003 to December 9, 2003 and the years ended December 31, 2002 and 2001, was $13, $147, $182, and $201, respectively.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Network Security Agreement

In order to gain regulatory approval, which was a requirement for the consummation of the Plan of Reorganization from the United States government, the Company entered into an agreement to address the United States government’s national security and law enforcement concerns. Implementation of and compliance under the agreement will require ongoing capital and operating expenditures of approximately $5 in 2004 and $2.5 per annum in subsequent years.

30. RELATED PARTY TRANSACTIONS

Loans to Executive Officers

In February 2001, one of the Company’s subsidiaries made a $3 interest-free loan to José Antonio Ríos, an executive officer of the Company. The loan was forgivable in three equal installments on the first, second and third anniversaries of the date of grant, subject to Mr. Ríos’ continued employment with the Company. $1 of this loan was forgiven by its terms in each of February 2002, February 2003 and February 2004.

During 1999 through 2002 the Company made approximately $5 in loans to other employees. As of December 31, 2002, all employee loans mentioned herein have been either paid in full, forgiven or fully reserved for collectibility.

Joint Venture Between AGC and ST Telemedia

On May 20, 2000, AGC entered into a non-binding memorandum of understanding with a majority owned subsidiary of ST Telemedia (“Starhub”) to enter into joint venture agreements for the purpose of forming two joint ventures, each of which was to be 50% owned by AGC and Starhub. On January 12, 2001, AGC and Starhub executed the first joint venture agreement, forming Starhub Asia Global Crossing Pte Ltd (“SAGC”). SAGC was established to build and operate backhaul and telehouses in Singapore and to connect a terrestrial network within Singapore to connect with AGC’s Pan Asian East Asia Crossing (“EAC”) subsea system. On May 8, 2002, AGC and Starhub announced that SAGC would become a wholly-owned subsidiary of AGC. This modification occurred to more appropriately reflect the respective capacity needs of AGC and Starhub. Under the terms of the modification, AGC was to continue to utilize the Starhub network for its Singapore backhaul. Similarly, Starhub was to continue to access AGC’s network for its international capacity needs. As a result of AGC’s chapter 11 petitions and subsequent sale of substantially all of AGC’s operating subsidiaries on March 11, 2003 (see Note 8), there is no longer any continuing relationship between AGC and Starhub.

Relationship with Simpson Thacher & Bartlett LLP

Simpson Thacher was the Company’s principal corporate counsel from the Company’s inception in 1997 through its bankruptcy filing in January 2002. D. Rhett Brandon, a Simpson Thacher partner, served concurrently as the Company’s acting vice president and general counsel from mid-September 2001 through February 2002, while remaining a partner of and receiving compensation from Simpson Thacher, which billed the Company fees that included Mr. Brandon’s time charges, incurred at his usual hourly rate. The Company made aggregate payments of approximately $17.1 and $3.8 to Simpson Thacher for fees and disbursements in 2001 and 2002, respectively, including significant payments made within 90 days of the date on which the Company first filed for protection under the Bankruptcy Code. It is possible that a portion of these payments may be recoverable by Predecessor in an avoidance action under the Bankruptcy Code or otherwise. Pursuant to the Plan of Reorganization, the Predecessor’s rights to pursue any such action were transferred to a liquidating trust established for the benefit of Predecessor’s creditors, to whom any recovery will be distributed.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Commercial relationships between the Company and ST Telemedia

During the year ended 2003, the Company provided approximately $0.3 of carrier services to an affiliate of ST Telemedia. Further, during 2003 the Company entered into co-location agreements in the United States with an affiliate of ST Telemedia and was charged $0.7.

CEO Employment Agreement and Loan Forgiveness

On October 3, 2001, GCL hired Mr. Legere as its chief executive officer. Until Mr. Legere’s employment with AGC terminated on January 11, 2002, Mr. Legere also continued at the same time to serve as chief executive officer of AGC, then still a subsidiary of the Company. On the date of his hiring by GCL, Mr. Legere’s employment agreement with AGC was effectively amended and restated in a new employment agreement among GCL, AGC and Mr. Legere (the “October 3, 2001 Employment Agreement”); provided that AGC’s obligations under Mr. Legere’s February 12, 2000 employment agreement technically continued, with any compensation paid under that agreement being offset against the employers’ obligations under the October 3, 2001 Employment Agreement.

The October 3, 2001 Employment Agreement provided for a three-year term and a base salary of $1.1, a target annual bonus of $1.375, a signing bonus in the net after-tax amount of $3.5, and 5 million options to purchase GCL common stock. The agreement also changed the terms applicable to the $10 balance then outstanding on Mr. Legere’s $15 promissory note to AGC. Specifically, Global Crossing agreed to pay after-tax amounts sufficient to cover all taxes attributable to the forgiveness of Mr. Legere’s loan. These tax-related payments in respect of the three $5 installments were payable on January 1, 2002, October 1, 2002 and February 1, 2003, respectively. The tax-related payment in respect of the forgiveness of the first $5 installment was made by the Company on or about January 1, 2002. This payment, in the amount of approximately $4.8, also included a tax gross-up in respect of interest imputed on Mr. Legere’s loan in 2001. The $10 loan balance was forgiven in full in connection with the termination of Mr. Legere’s employment by AGC on January 11, 2002. No tax-related payment was ever made in respect of the forgiveness of the $10 balance of Mr. Legere’s loan.

After the GC Debtors’ January 28, 2002 bankruptcy filing, on April 8, 2002, the GC Debtors filed a motion to assume the October 31, 2001 Employment Agreement, subject to certain modifications, including a temporary voluntary 30% reduction in Mr. Legere’s base salary. Mr. Legere’s employment agreement was the subject of extensive negotiation and review by the creditors committee and the agent for the Company’s bank creditors. Numerous additional concessions were made by Mr. Legere in order to attain the approval of the creditors committee, including the tying of Mr. Legere’s annual bonus opportunity to the attainment of specified corporate and individual performance goals subject to the approval of the creditors committee and the bank creditors, and the waiver of certain relocation expenses and certain additional severance, retention and other benefits, including the tax-related payments referenced above that would have totaled approximately $8.8 in respect of the $10 of Mr. Legere’s loan forgiven on January 11, 2002. In light of these concessions, the agreement provided Mr. Legere with (1) a $3.2 retention bonus payable in four equal installments on June 4, 2002, July 31, 2002, October 31, 2002 and January 31, 2003 and (2) the opportunity to earn a performance fee up to $4 based on the value to be received by the creditors of the Company in its chapter 11 reorganization (the “Contingent Performance Fee”). The Bankruptcy Court approved the assumption of the modified employment agreement on May 31, 2002. The $3.2 retention bonus payments were made by the Company to Mr. Legere on the dates specified above; however, no Contingent Performance Fee was paid to Mr. Legere as his proposed new employment agreement (described in the immediately succeeding paragraph) went into effect upon consummation of the Plan of Reorganization.

The Company entered into a new employment agreement with Mr. Legere (the “Emergence Employment Agreement”) on December 10, 2003, the form of which was approved by ST Telemedia. This agreement

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

superseded the Bankruptcy Period Employment Agreement, except with respect to certain rights Mr. Legere had under the latter agreement relating to indemnification, liability insurance and the resolution of disputes thereunder.

The Emergence Employment Agreement: (1) provides Mr. Legere with an annual base salary of $1.1 and a target annual bonus of $1.1; (2) entitles Mr. Legere to attend all meetings of New GCL’s Board of Directors and to receive all materials provided to the members of the Board, subject to certain limited exceptions; (3) provides for a four year term ending December 9, 2007; (4) entitled Mr. Legere to a $2.7 bonus payable on the Effective Date (which was paid in December 2003); (5) entitled Mr. Legere to an initial grant of options to purchase not less than 0.69 percent of the fully diluted shares of New GCL’s common stock (including dilution due to conversion of preferred shares), such options to vest in full upon termination of Mr. Legere’s employment by the Company without “cause” or upon Mr. Legere’s death, “disability” or resignation for “good reason” (as such quoted terms are defined in the agreement; such terms being collectively referred to as “Designated Terminations”); (6) provides for the payment of severance to Mr. Legere in the event of a Designated Termination in an amount ranging from one to three times the sum of Mr. Legere’s base salary and target annual bonus, depending on the date of such termination, plus certain other benefits and payments; and (7) entitles Mr. Legere to reimbursement (on an after-tax basis) for certain excise taxes should they apply to payments made to Mr. Legere by the Company.

Mr. Legere’s right to an initial grant of stock options was satisfied by the issuance to him of 325,000 such options on December 9, 2003. These options are included in the 2,199,000 options referred to in Note 25.

On January 15, 2004, Mr. Legere received a $0.53 retention plan payment as part of the $22 in aggregate retention payments made to employees of Successor.

31. SEGMENT REPORTING

The Company is a global provider of internet and long distance telecommunications facilities and related services supplying its customers with global “point to point” connectivity and, through its GMS subsidiary, providing cable installation and maintenance services. The Company’s two reportable segments are telecommunications services and installation and maintenance services. Segments are determined based on products and services delivered to groups of customers. The Company’s chief decision maker monitors the revenue streams of the various products and geographic locations, and operations are managed and financial performance is evaluated based on the delivery of multiple, integrated services to customers over a single network.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The information below summarizes certain financial data of the Company by segment:

	Successor	Predecessor
	December 10 to December 31, 2003	January 1 to December 9, 2003	Years ended
			December 31, 2002	December 31, 2001
	(restated)	(restated)
Revenues:
Commercial	$60	$988	$1,252	$1,395
Consumer	2	26	44	110
Carrier:
Service revenue	102	1,507	1,533	1,519
Sales-type lease revenue	—	—	—	18
Amortization of prior period IRUs	—	78	74	80

Total carrier	102	1,585	1,607	1,617

Telecommunications service revenue	164	2,599	2,903	3,122
Installation and maintenance segment revenue	14	168	270	741
Inter segment eliminations [1]	—	(13)	(57)	(204)

Consolidated revenues	$178	$2,754	$3,116	$3,659

Selected Financial Information:
Operating income (loss):
Telecommunication services	$(18)	$(213)	$(458)	$(18,983)
Installation and maintenance	8	15	24	(729)

Consolidated	$(10)	$(198)	$(434)	$(19,712)

Cash paid for capital expenditures:
Telecommunication services	$11	$139	$275	$2,577
Installation and maintenance	—	2	6	66

Consolidated	$11	$141	$281	$2,643

			Successor	Predecessor
			December 31, 2003	December 31, 2002
			(restated)
Total assets:
Telecommunication services			$2,057	$2,366
Installation and maintenance			191	269

Consolidated			$2,248	$2,635

[1]	Installation and maintenance revenue includes revenue related to services performed by the telecommunications services segment. These revenues and the related intercompany profit are eliminated upon consolidation.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Company information provided on geographic sales is based on the order location of the customer. Long-lived assets are based on the physical location of the assets. The following table presents revenue and long-lived asset information for geographic areas:

	Successor	Predecessor
	December 10 to December 31, 2003	January 1 to December 9, 2003	Years Ended
			December 31, 2002	December 31, 2001
Revenue(1):
United States	$115	$1,909	$2,271	$2,481
United Kingdom	52	687	643	790
Other countries	11	158	202	388

Consolidated Worldwide	$178	$2,754	$3,116	$3,659

			Successor	Predecessor
			December 31, 2003	December 31, 2002
			(restated)
Long-lived assets:
United States			$395	$347
United Kingdom			252	251
International waters			254	210
Other countries			285	251
Other(2)			113	—

Consolidated Worldwide			$1,299	$1,059

(1)	There were no individual customers during December 10, 2003 to December 31, 2003, January 1, 2003 to December 9, 2003 and the years ended 2002, or 2001 that accounted for more than 10% of consolidated revenue.
(2)	Long-lived assets include customer lists, trademark and trade name, goodwill and internally developed software.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

32. SUPPLEMENTAL CASH FLOW INFORMATION

	Successor	Predecessor
	December 10 to December 31, 2003	January 1 to December 9, 2003	Years Ended
			December 31, 2002	December 31, 2001
	(restated)	(restated)
SUPPLEMENTAL INFORMATION ON NON-CASH FINANCING ACTIVITIES:
Common stock issued to holders of preferred stock	$—	$24	$797	$27

Common stock acquired from sale of Global Center	$—	$—	$—	$1,918

SUPPLEMENTAL INFORMATION ON NON-CASH INVESTING ACTIVITIES:
Costs incurred for construction in progress	$(13)	$(77)	$(143)	$(2,471)
(Decrease)/Increase in accrued construction costs	2	(154)	(305)	(179)
Write back of accrued construction costs on vendor settlements	—	90	167	—
Amortization of deferred finance costs	—	—	—	7

Cash paid for property and equipment	$(11)	$(141)	$(281)	$(2,643)

Investments in affiliates:
Effect of consolidation of joint venture	$—	$—	$(26)	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Changes in operating assets and liabilities:
Accounts receivable	$8	$14	$177	$(108)
Other current assets	(14)	14	59	204
Other long-term assets	3	(24)	79	(45)
Deferred revenue	15	90	52	371
Current liabilities other than debt	(19)	15	252	38
Deferred credits and other	(9)	23	(18)	(880)

	$(16)	$132	$601	$(420)

Restricted cash received (disbursed) related to sale of IPC	$—	$(309)	$—	$301

Cash paid for interest and income taxes:
Interest paid and capitalized [1]	$1	$19	$20	$484

Interest paid (net of capitalized interest)	$1	$19	$20	$393

Cash received for income taxes, net	$(1)	$(34)	$(93)	$(91)

[1]	No interest has been capitalized since December 31, 2001.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

33. SUBSEQUENT EVENTS

Restricted stock unit grant:

On March 8, 2004, the Company awarded 1,173,375 restricted stock units to employees, officers and members of the Board of Directors under the Global Crossing 2003 Stock Incentive Plan. The restricted stock units vest and convert into common shares of New GCL over a period between one and five years, depending on the level of the employee. Granted but unvested units are forfeited upon termination of employment. The fair value of the restricted stock units on the date of the grant, after reductions for assumed attrition, will be amortized to stock compensation expense on a straight-line basis over the vesting period.

Retaining Citigroup to review GMS strategic alternatives:

On February 27, 2004, the Company retained Citigroup Global Markets Inc. as its financial advisor to assist in exploring strategic alternatives regarding GMS, including the potential sale of that business. Management of the Company has determined that GMS should continue to be classified, as a continuing operation in the consolidated financial statements as the criteria for discontinued operations treatment as outlined in SFAS No. 144 has not been met. In the event of a sale of GMS, any net proceeds received by the Company, after settlement of liabilities and deal costs, would be required to be used to repay the New Senior Secured Notes.

State of Liquidity

At June 30, 2004, the Company’s available liquidity consisted of $139 of unrestricted cash and cash equivalents, including $53 related to GMS. Upon consummation of the sale of GMS to Bridgehouse Marine Ltd. (“Bridgehouse”) on August 13, 2004, all cash held by GMS ceased to constitute part of the Company’s consolidated assets. At June 30, 2004, the Company also held $31 ($17 of which is included in long-term other assets) in restricted cash. This restricted cash represents collateral relating to certain letters of credit, guarantees, performance bonds and deposits and net cash proceeds from asset sales as defined in the indenture for the Senior Secured Notes. In June 2004, the Company received approximately $11 from the sale of a marketable security, which is included in restricted cash as a component of other assets as at June 30, 2004. On July 16, 2004, the Company received notification from STT Hungary Liquidity Management Limited Liability Company, a subsidiary of ST Telemedia (“STT Hungary”), that the restriction on the use of the proceeds from the sale of the marketable security had been removed.

The Company expects that its available liquidity will continue to decline substantially during the second half of 2004 due to operating cash flow requirements and estimated payments of $56 for deferred reorganization costs and $15 for the final fees and expenses of retained professionals under the bankruptcy proceedings. As of the date of the filing of this annual report on Form 10-K/A, $41 of the $71 have been paid.

On May 18, 2004, the Company reached agreement with a subsidiary of ST Telemedia to provide the Company with up to $100 in financing under a senior secured loan facility (the “Bridge Loan Facility”). The Bridge Loan Facility was entered into by the Company’s primary operating company subsidiary in the United Kingdom, Global Crossing (UK) Telecommunications Limited (“GCUK”), and STT Communications Ltd. (“STTC”), a subsidiary of ST Telemedia. STTC subsequently assigned its rights and obligations under the Bridge Loan Facility to STT Crossing Ltd., another subsidiary of ST Telemedia (“STT Crossing”). The Bridge Loan Facility matures on December 31, 2004, and initially bore interest at a rate equal to one-month LIBOR plus 9.9%. Every 90 days after the May 18, 2004 closing, the spread over LIBOR increases by 0.5%. In addition, the Company is required to pay a fee of 1.0% per annum on any undrawn portion of the Bridge Loan Facility. Under this facility, the Company borrowed $40 on June 1, 2004, an additional $40 on August 2, 2004, and a final $20 on October 1, 2004.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The Bridge Loan Facility permits the Company to upstream the loan proceeds and use them for the general corporate purposes of the entire Global Crossing group. The loans are secured by a lien on substantially all of the assets of GCUK and a pledge of the capital stock of GCUK. In addition, the Bridge Loan Facility is guaranteed by Global Crossing Limited and each subsidiary that receives an economic benefit from the loan proceeds. Except in the case of Global Crossing Limited, these guarantees are limited to the funds received by each guaranteeing subsidiary.

In general, the covenants and events of default for the Bridge Loan Facility are customary for a senior secured credit facility. These provisions include limitations on the ability of GCUK and its subsidiaries to (1) incur indebtedness or liens, (2) pay dividends or make other payments to equity holders, (3) make investments or enter into sale and leaseback transactions or (4) sell assets or enter into consolidation or merger transactions. The Bridge Loan Facility also (a) contains cross-default provisions which could result in the acceleration of GCUK’s repayment obligations in the event that Global Crossing Limited or any one or more of its subsidiaries were to default on any capital lease obligation or other debt obligation totaling more than $2.5; and (b) prohibits the Company from making any cash payment of bonuses during the remainder of 2004, with certain limited exceptions, unless approved by a majority of the Compensation Committee of the Board of Directors of Global Crossing Limited. An event of default under the Bridge Loan Facility would, following certain notices, trigger a cross-default under the Senior Secured Notes, and an event of default under the Senior Secured Notes would, following certain notices, trigger a cross-default under the Bridge Loan Facility.

STT Crossing has the right to transfer the Bridge Loan Facility to a bank without the Company’s consent. The terms of the Bridge Loan Facility require it to be repaid from the proceeds of any debt or capital markets transaction of GCUK. In addition, STT Crossing has the right to exchange a principal amount of the loan balance under the Bridge Loan Facility for an equivalent principal amount of debt securities issued in any such debt offering by GCUK.

As of the date of the filing of this annual report on Form 10-K/A, the Company expects it will need to obtain up to $40 in additional financing to fund the Company’s anticipated liquidity requirements through the end of 2004. The Company will also need to refinance the Bridge Loan Facility at its maturity on December 31, 2004. Moreover, based on the Company’s current projections, the Company will need to raise substantial additional financing to meet its anticipated liquidity needs beyond 2004. If the Company is unable to raise substantial financing or improve its operating results to achieve positive operating cash flows in the future, the Company will be unable to meet its anticipated liquidity requirements. The Company can provide no assurances in this regard.

The Company is currently seeking to arrange financing to provide it with the additional liquidity needed through the end of 2004 and beyond and to refinance the Bridge Loan Facility. Such financing may include a secured debt financing by GCUK and a working capital facility secured by certain accounts receivable. The indenture for the Senior Secured Notes currently permits the Company to incur the following (subject to the terms of the restructuring agreement described below): (i) up to $150 in additional debt under one or more working capital facilities, (ii) up to $50 in purchase money debt or capital lease obligations, (iii) up to $10 in debt for general corporate purposes and (iv) additional subordinated debt if the Company satisfies the leverage ratio specified in the indenture, although the Company does not expect to satisfy such ratio for the foreseeable future.

STT Crossing has provided a commitment, subject to certain conditions, documentation and completion of any necessary collateral filings, to increase the availability under the Bridge Loan Facility by $25, to $125. This additional $25 is intended to be advanced in early November to meet the Company’s anticipated liquidity needs through November by which time the Company believes that the secured debt financing by GCUK can be

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

completed with currently anticipated proceeds of $300 or more. This financing, together with a working capital facility, are intended to meet the Company’s long-term funding requirements. If the GCUK debt financing is not completed in November 2004, the Company would require additional funding from ST Telemedia as discussed below. The Company can provide no assurance that the GCUK secured debt financing will be completed.

In order to permit any secured debt financing by GCUK and any working capital facility to proceed, the Company has entered into a restructuring agreement with STTC, STT Crossing and STT Hungary. The restructuring agreement contemplates that the following would occur simultaneously with the closing of a secured debt financing by GCUK: (1) the security interests securing the Senior Secured Notes and the Bridge Loan Facility would be released; (2) $50 (plus any amount borrowed under the additional $25 Bridge Loan Facility commitment) of the Senior Secured Notes would be repaid; and (3) the Bridge Loan Facility and the remaining Senior Secured Notes would be refinanced by $250 principal amount of 4.7% payable-in-kind secured debt instruments that would be mandatorily convertible into common equity of GCL after four years, or converted earlier at ST Crossing’s and STT Hungary’s option, into approximately 16.2 million shares of common stock of the Company (assuming conversion after four years), subject to certain adjustments. The new secured debt instruments would be secured in a manner substantially similar to the Senior Secured Notes, except that they would not have liens on assets of GCUK. The restructuring agreement contains general descriptions of these transactions and is subject to completion of definitive documentation satisfactory to the parties and a number of other material conditions described therein. The Company can provide no assurance that the restructuring contemplated in the restructuring agreement will be completed.

If the Company cannot arrange additional financing by the end of November 2004, ST Telemedia has also indicated to Grant Thornton its non-binding intention, based on the Company’s operating plan and commitment to adhere to that plan, to provide up to $155 of financial support to the Company (which support may come, in part, in the form of a restructuring or refinancing of the Bridge Loan Facility, including by way of providing the additional $25 commitment) to be used as additional working capital to fund the needs of the Company’s business as required through the first quarter 2005, on such terms and conditions as the Company and ST Telemedia may agree. While ST Telemedia has indicated its intention to provide this financial support to the Company if necessary and management expects that ST Telemedia would make such financial support available, neither ST Telemedia nor any of its affiliates has any contractual obligation to provide financial support to the Company, and the Company can provide no assurance that ST Telemedia would provide any such financial support.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

34. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents selected unaudited operating results of the Predecessor for 2002, three quarters ended September 30, 2003, and the period from October 1 through December 9, 2003, and selected unaudited operating results of the Successor for the period December 10, 2003 through December 31, 2003. For a description of the restatement and the effect on the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003, see Note 2, “Restatement of Previously Issued Financial Statements.”

	Predecessor
	Three Months Ended
	March 31, 2003			June 30, 2003
	As Previously Reported	Adjustment	As Restated	As Previously Reported	Adjustment	As Restated
Revenue	$735	$—	$735	$744	$—	$744
Operating loss	(48)	(25)	(73)	(31)	(17)	(48)
Income (loss) applicable to common shareholders	(72)	(25)	(97)	(10)	(17)	(27)
Loss applicable to common shareholders per basic share	(0.08)	(0.03)	(0.11)	(0.01)	(0.02)	(0.03)
Loss applicable to common shareholders per diluted share	(0.08)	(0.03)	(0.11)	(0.01)	(0.02)	(0.03)
Shares used in computing basic (loss) income per share	909,232,279	909,232,279	909,232,279	909,457,012	909,457,012	909,457,012
Shares used in computing diluted (loss) income per share	909,232,279	909,232,279	909,232,279	909,457,012	909,457,012	909,457,012

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

	Predecessor
	Period Ended
	July 1, 2003 to September 30, 2003			October 1, 2003 to December 9, 2003
	As Previously Reported	Adjustment	As Restated	As Previously Reported	Adjustment	As Restated
Revenue	$734	$—	$734	$541	$—	$541
Operating loss	(28)	(13)	(41)	(26)	(10)	(36)
Income (loss) applicable to common shareholders	(67)	(13)	(80)	24,888	55	24,943 [1]
Loss applicable to common shareholders per basic share	(0.07)	(0.02)	(0.09)	27.36	0.06	27.42
Loss applicable to common shareholders per diluted share	(0.07)	(0.02)	(0.09)	26.13	0.06	26.19
Shares used in computing basic (loss) income per share	909,463,931	909,463,931	909,463,931	909,522,997	909,522,997	909,522,997
Shares used in computing diluted (loss) income per share	909,463,931	909,463,931	909,463,931	952,569,465	952,569,465	952,569,465

	Successor
	Period December 10, 2003 to December 31, 2003
	As Previously Reported	Adjustment	As Restated
Revenue	$178	$—	$178
Operating loss	(8)	(2)	(10)
Income (loss) applicable to common Shareholders	(9)	(2)	(11)
Loss applicable to common shareholders per basic share	(0.41)	(0.09)	(0.50)
Loss applicable to common shareholders per diluted share	(0.41)	(0.09)	(0.50)
Shares used in computing basic (loss) income per share	22,000,000	22,000,000	22,000,000
Shares used in computing diluted (loss) income per share	22,000,000	22,000,000	22,000,000

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

	Predecessor
	2002 Quarter Ended
	March 31		June 30	September 30	December 31
Revenue	$801		$790	$760	$765
Operating loss	(193)		(87)	(54)	(100)
(Loss) income from continuing operations	(372)		(146)	68	154
Net (loss) income	(432	) [2]	(221)	539 [3]	768 [4]
(Loss) income applicable to common shareholders	(451)		(221)	539	768
(Loss) income from continuing operations applicable to common shareholders per common share	(0.44	) [5]	(0.16)	0.08	0.17
(Loss) income applicable to common shareholders per common share	(0.50)		(0.24)	0.59	0.85
Shares used in computing basic and diluted (loss) income per share	896,184,896		902,318,163	908,761,371	908,762,710

[1]	Includes $23,934 and $1,100 of debt and equity restructuring adjustments of Predecessor in accordance with the recapitalization provisions of fresh start accounting (see Note 4).
[2]	Includes $102 reorganization items expense related to the write off of deferred finance costs (see Note 23).
[3]	Includes an after tax gain of $546 on the abandonment of PCL which was recorded as gain from discontinued operations (see Note 8) and $200 reorganization items gain on vendor settlements (see Note 23).
[4]	Includes an after tax gain of $638 on the abandonment of AGC which was recorded as gain from discontinued operations (see Note 8) and $55 reorganization items gain on vendor settlements (see Note 23).
[5]	Included in the calculation of loss from continuing operations applicable to common shareholders per common share for the quarter ended March 31 is $19 of preferred stock dividends.

ANNEX C TO PROXY STATEMENT

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(Attached pages excerpted from 2003 Annual Report on Form 10-K/A)

Explanatory Note

The financial information and related disclosures included in this Annex C reflect, where appropriate, changes as a result of the restatement of our financial statements that is the subject of our amended 2003 annual report on Form 10-K/A filed with the Securities and Exchange Commission (the “SEC”) on October 8, 2004. The restatement arose from the understatement of our accrued cost of access liabilities due to a material weakness in our internal control over financial reporting. See Note 2, “Restatement of Previously Issued Financial Statements,” to the consolidated financial statements included in Annex B for a detailed description of the impacts of the restatement.

No attempt has been made in this Annex C to modify or update other disclosures presented in our original 2003 Form 10-K filing on March 26, 2004 (the “Original Form 10-K Filing”), except as described in the immediately preceding paragraph and except for the updated (as of October 8, 2004) liquidity disclosure included in Note 33, “Subsequent Events,” to the consolidated financial statements included in Annex B. This Annex C generally does not reflect events occurring after the Original Form 10-K Filing or modify or update those disclosures affected by subsequent events. Rather, except as described above, information is unchanged and reflects the disclosures made at the time of the Original Form 10-K Filing on March 26, 2004. Accordingly, this Annex C should be read in conjunction with the Original Form 10-K Filing and our filings made subsequent thereto, including any amendments to those filings. In furtherance and not in limitation of the foregoing, reference is made to our amended 2003 annual report on Form 10-K/A and our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2004 and June 30, 2004, all of which were filed with the SEC on October 8, 2004, and to our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2004, which was filed with the SEC on November 15, 2004.

In this Annex C, “New GCL” refers to Global Crossing Limited, a company formed under the laws of Bermuda in 2002, and “Old GCL” refers to Global Crossing Ltd., our predecessor company which was formed under the laws of Bermuda in 1997 (“Old GCL”). Except as otherwise noted herein, references in this Annex C to “Global Crossing,” “the Company,” “we,” “our” and “us” in respect of time periods on or prior to December 9, 2003 mean Old GCL and its subsidiaries (collectively, the “Predecessor”), while such references in respect of time periods after December 9, 2003 mean New GCL and its subsidiaries (collectively, the “Successor”).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our consolidated financial statements and related notes appearing in this Annual Report.

Some of the statements contained in the following discussion of our financial condition and results of operations refer to future expectations and business strategies or include other “forward-looking” information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived from numerous assumptions. See Item 1, “Business—Cautionary Factors That May Affect Future Results,” of the Original Form 10-K Filing for risk factors that should be considered when evaluating forward-looking information detailed below. These factors could cause our actual results to differ materially from the forward-looking statements.

Except as described in the Explanatory Note at the beginning of this Annual Report, no attempt has been made in this document to modify or update disclosures presented in the Original Form 10-K Filing. Thus, all forward-looking statements contained in this Annual Report speak as of March 26, 2004, the date of the Original Form 10-K Filing, and have not been updated to reflect subsequent events, except for forward-looking statements regarding cost of access charges and the effect of such charges on gross margins. This is the case even with respect to forward-looking statements that purport to indicate our “current” or “present” expectations or forecasts; in such cases, the words “current,” “present” and similar expressions should be understood to relate back to our expectations as of March 26, 2004. However, these forward-looking statements have been updated, where appropriate, in the Company’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004, which were filed with the SEC on October 8, 2004.

Restatement of Previously Issued Financial Statements

In the course of preparing the Company’s financial statements for the first quarter of 2004 in early April 2004 after the filing of the Company’s 2003 annual report on Form 10-K, management became concerned about the adequacy of the Company’s accrued cost of access liabilities. Cost of access primarily comprises usage-based voice charges paid to other carriers to originate and/or terminate switched voice traffic and charges for leased lines for dedicated facilities. The Company immediately undertook extensive procedures to quantify and understand the reasons for the apparent accrual shortfall and promptly reported the situation to the Company’s Audit Committee.

A preliminary assessment was provided to the Company’s Audit Committee on April 26, 2004. The Audit Committee was informed that management believed an increase to the cost of access accrual as at December 31, 2003 in the range of $50 million to $80 million would be needed. On April 27, 2004, the Company issued a press release disclosing the anticipated increase to the cost of access accrual and that the Company expected to restate previously reported financial statements. The Company also stated that its previously reported financial statements for the years ended December 31, 2003 and 2002 should be disregarded pending the outcome of the Company’s review of its cost of access liabilities.

On April 29, 2004, the Company filed with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K indicating that Grant Thornton LLP (“Grant Thornton”), the auditors of the Company’s financial statements for fiscal periods from January 1, 2001 through December 31, 2003, had withdrawn its reports dated March 8, 2004, December 23, 2003 and September 10, 2003 on the Company’s financial statements, and that its reports could no longer be relied upon.

On May 3, 2004, the Company announced that the Audit Committee had retained Deloitte & Touche LLP (“Deloitte & Touche”) to conduct an independent investigation of the facts and circumstances surrounding the underestimate of the cost of access liabilities and expenses and the causes that may have given rise thereto, including, if relevant, associated internal control issues and issues of management integrity. Deloitte & Touche’s engagement did not encompass an investigation of the size of or the appropriate accounting treatment for the cost of access adjustment. On May 3, 2004, the Company also announced that the Audit Committee had retained Grant Thornton to (i) evaluate the Company’s procedures with respect to determining the cost of access liabilities and expenses and the related internal control environment, and the independent review thereof by Deloitte & Touche, (ii) perform procedures necessary to evaluate the Company’s determination regarding the restatement of its financial statements, (iii) determine whether Grant Thornton could re-issue its previously withdrawn audit reports or some other report, and (iv) issue the appropriate report(s) unless precluded from doing so by law, professional standards or similar circumstances.

On June 21, 2004, the Company announced that Deloitte & Touche had completed its investigation and that the investigative procedures it performed, including reading more than 90,000 e-mails and numerous other documents and interviewing 26 employees, did not reveal any management integrity issues related to the cost of access liabilities and expenses, or any management knowledge of an underestimate until after the filing of the December 31, 2003 financial statements in the Company’s annual report on Form 10-K on March 26, 2004.

Based upon the investigative procedures it performed, Deloitte & Touche observed that the Company had in place detailed processes and procedures for its cost of access accounting and that the issues surrounding the cost of access accounting in North America did not appear to exist in the Company’s operations in the United Kingdom and Europe, where far fewer invoices (particularly manual invoices) and less regulatory complexity allow for the expensing of invoices upon receipt and the simultaneous reversal of related estimates. However, in its report to the Audit Committee, Deloitte & Touche also identified certain control issues in the processes, procedures and controls in North America related to the Company’s cost of access accounting. These internal control issues included the failure to reconcile estimates of aggregate cost of access expenses to aggregate vendor invoiced amounts.

A reconciliation of North American cost of access charges at the individual invoice level is impracticable given the magnitude of invoices received (particularly manual invoices), the incompatibility of vendor billing information with our cost of access estimation systems, and the high frequency of disputed charges. However, the remediation measures implemented in the second and third quarters of 2004 as a result of the cost of access review include a monthly rebuilding of the cost of access accrual on a 90 day lag basis using aggregate vendor invoiced amounts and actual cash payment data in respect of the relevant time periods.

In July 2004, the Company concluded that the required cost of access adjustment aggregated $67 million for the year ended December 31, 2003. In addition, there is a separate adjustment for a $12 million balance sheet reclassification related to certain pre-petition settlements with access providers that were incorrectly applied to post-petition cost of access liability accounts and due to certain cost of access liability amounts that were incorrectly eliminated in fresh start accounting.

On July 21, 2004, Grant Thornton expressed to the Audit Committee its preliminary view that the proper accounting for the cost of access adjustment is as a change in estimate under APBO No. 20 and not as the correction of an error as the Company had previously disclosed. In that same meeting, Ernst & Young LLP (“E&Y”), the Company’s current independent auditor, expressed its preliminary view that the appropriate accounting is as the correction of an error. Shortly following this meeting, the Audit Committee engaged FTI Consulting Inc. (“FTI”), a professional consultant on accounting matters, to provide advice regarding the appropriate accounting treatment for the cost of access adjustment. Upon completion of its review, FTI expressed to the Audit Committee that the appropriate method of accounting for the cost of access adjustment was as a change in estimate under APBO No 20.

As noted above, the Company’s preliminary view had been that the appropriate accounting was as the correction of an error requiring the restatement of previously reported financial statements. However, after extensive consideration of the pertinent facts and circumstances and consultations with Grant Thornton and FTI concerning the relevant accounting principles and their application to the facts, the Company determined that the proper accounting treatment for the cost of access adjustment was as a change in estimate, to be accounted for in the three-month period ended March 31, 2004. Before arriving at this determination, the Company also considered the position of E&Y, which was of the view that the adjustment should be accounted for as the correction of an error requiring the restatement of previously reported financial statements. Upon reaching its decision, the Company determined that a request to the Staff of the SEC concerning the appropriate accounting treatment for the adjustment should be made before it issued any financial statements reflecting a change in estimate (or any other) conclusion or made any related filings under the Securities Exchange Act of 1934 (the “Exchange Act”). The Company has since consulted with the Staff of the SEC regarding the appropriate accounting treatment.

After careful analysis and deliberation, the Company has concluded that treatment of this adjustment as the correction of an error under APBO No. 20 is the appropriate accounting treatment and, as such, the Company has restated its previously reported financial statements for the year ended December 31, 2003. Grant Thornton, FTI, E&Y and the Audit Committee concur with this accounting treatment. The Company has confirmed, through a rebuilding of historical cost of access accruals using aggregate vendor invoiced amounts and actual cash payment data in respect of the relevant time periods, that no adjustment in respect of such accruals is required for periods prior to January 1, 2003.

On September 15, 2004, Grant Thornton advised the Company’s Audit Committee that it could no longer rely on representations made by a senior officer in the Company’s finance department and that it therefore required the performance of additional procedures and additional support for the representations to be given by management to Grant Thornton in connection with the issuance of Grant Thornton’s audit report. The officer has been reassigned to a position outside of the Company’s financial reporting function. The Company engaged FTI to assist the Company in performing the additional procedures and providing additional support for management’s representations to Grant Thornton. The additional procedures and support focused on areas where the reassigned officer had previously played an important role in the process of drafting the financial statements.

In the course of its review, the Company examined the $67 million cost of access adjustment to the 2003 financial statements to determine the principal contributing factors that caused the Company to underestimate its cost of access expenses. The root causes identified included inaccuracies in third party, industry standard rating databases used to estimate the rates associated with minutes purchased by us from access vendors, the impact of changing traffic routing practices of emerging telecommunications industry competitors on our cost estimation models, our increased reliance on competitive local exchange carriers (“CLECs”) to originate and terminate traffic, and disparities between the systems used by the Company and its third party service provider to manage fixed line costs. The Company’s view is that the control issues surrounding cost of access accounting in North America specified in Item 9A, “Controls and Procedures,” including the failure to make use of available information to conduct an aggregate “true-up” to actual cash payments made to access providers, in the aggregate constituted a material weakness in our internal control over financial reporting within the meaning of Auditing Standard No. 2 adopted by the Public Company Accounting Oversight Board. This material weakness resulted in an adjustment which constituted the correction of an error under APBO No. 20 requiring a restatement of 2003 financial statements.

The cost of access adjustments have no impact on cash balances for any historical period. However, the Company’s consolidated statements of cash flows have been restated to reflect the impact of the adjustments, which result in changes in individual components of cash used in operating activities. These individual impacts offset each other such that there is no net change in cash used in operating activities.

The Company has restated its previously issued consolidated financial statements as of December 31, 2003 and for the periods January 1, 2003 to December 9, 2003 and December 10, 2003 to December 31, 2003 and as of and for the three months ended March 31, 2003, June 30, 2003 and September 30, 2003. The restatement results in (i) an increase in the cost of access liabilities of $79 million from $150 million to $229 million as of

December 31, 2003; (ii) an increase in cost of access expense of $2 million for the period December 10, 2003 to December 31, 2003, resulting in an increase in the operating loss for this period from $8 million to $10 million and an increase in the loss applicable to common shareholders from $9 million to $11 million for this period; and (iii) an increase in cost of access expense of $65 million for the period January 1, 2003 to December 9, 2003, resulting in an increase in the operating loss for this period from $133 million to $198 million and an increase in the net loss excluding gains on emergence from bankruptcy from $230 million to $295 million. As indicated above, included in the $79 million adjustment to the cost of access liabilities at December 31, 2003 is a separate adjustment for a $12 million balance sheet reclassification.

The Company has also restated its previously issued condensed consolidated financial statements for the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003 and its previously issued December 9, 2003 balance sheet within the footnotes to the accompanying consolidated financial statements. These restatements result in (i) increases in the cost of access liabilities of $35 million from $214 million to $249 million as of March 31, 2003, of $55 million from $195 million to $250 million as of June 30, 2003, of $68 million from $199 million to $267 million as of September 30, 2003 and of $77 million from $207 million to $284 million as of December 9, 2003; (ii) an increase in cost of access expense of $25 million for the quarter ended March 31, 2003, resulting in an increase in the operating loss for this period from $48 million to $73 million and an increase in the net loss from $72 million to $97 million for this period; (iii) an increase in cost of access expense of $17 million for the quarter ended June 30, 2003, resulting in an increase in the operating loss for this period from $31 million to $48 million and an increase in the net loss from $10 million to $27 million for this period; and (iv) an increase in cost of access expense of $13 million for the quarter ended September 30, 2003, resulting in an increase in the operating loss for this period from $28 million to $41 million and an increase in the net loss from $67 million to $80 million for this period.

Executive Summary

Overview

We are a global provider of telecommunications services to carriers and commercial enterprises around the world. The principal services we offer to our customers include voice, data and conferencing services. We offer these services using a global IP-based network that directly connects more than 300 cities in over 30 countries and delivers services to more than 500 major cities in over 50 countries around the world. The majority of our telecommunications services revenues and cash flows are generated based on monthly recurring services. We also provide installation and maintenance services for subsea telecommunications systems through our Global Marine subsidiary.

Industry and Economic Factors

The telecommunications industry remains highly competitive. Over the last two years many of our competitors have attempted to reorganize or have completed reorganizations, which has resulted in competitors emerging from bankruptcy with significant improvements in their financial condition and competitiveness. The result to the industry has been significant price erosion for voice and data products and services. We believe there will be significant continued pricing pressure in the future. Slow economic growth rates in most developed countries’ economies have hindered growth rates in demand for telecommunications products and services. We believe that if the growth rate in these economies increases, demand for telecommunication services will improve, but not at a rate sufficient to eliminate the impacts of price erosion.

Strategy

We differentiate ourselves from our competition through our IP service platform and our extensive broadband network. The industry shift of business applications to IP-based platforms favors our assets. We are striving to become the market leader in global data and IP services, building upon our extensive broadband network and technology advantages and the way we bring these to our customers.

Since emergence from bankruptcy, the Company has shifted its focus on customer acquisition rather than customer retention, which had been the focus during our bankruptcy proceedings. Specific target markets include regional and multi-national enterprises, federal government agencies, international and domestic carriers, Internet service providers and wireless providers. Our distribution system has been realigned around these customers using both direct and indirect channels, including partnerships with system integrators, to reach these targeted customers. We anticipate that this shift in our customer segmentation strategy and our ability to migrate our existing customers to advanced IP services will support a change in our revenue and product mix towards higher margin services and customers. In addition, the shift in voice traffic from traditional TDM equipment to VoIP significantly reduces our capital cost per minute. Our ability to provide voice services over a network optimized for IP to customers in both the carrier and commercial channels provides significant unit cost efficiencies for the Company which is expected to assist our penetration into the higher margin customers we target and improve our profitability.

Our carrier business is expected to remain a critical channel going forward throughout the execution of the above change in customer segmentation. We are driving more of our carrier traffic towards targeted customers such as wireless providers and cable and Internet service providers as opposed to the current concentration of CLECs and resellers within our carrier revenue mix. We anticipate that the carrier market will enhance our revenue and margin, as a result of increased network utilization that will lead to greater economies of scale. We will also continue to pursue a number of key initiatives including strategic purchasing agreements with access providers (including shifting of providers where necessary) and network optimization.

Key Performance Indicators

We utilize a focused group of financial and non-financial key performance indicators, which are reviewed by senior management at least monthly. This reporting facilitates timely and effective communication of results and key decisions, allowing our global business to react more quickly to changing requirements and shortfalls in our key performance indicators.

The Company and its senior management were required to focus on cash performance during the bankruptcy proceedings in order to survive the reorganization process and this focus has continued post-emergence. We have daily reporting of our cash position and our performance against our expected cash flows is measured and updated weekly. The expected impact on short-term and long-term cash performance is a critical topic in each significant business decision. Our most important cash related key performance indicator is “cash margin”. Cash margin is determined by comparing the cash collections from recurring service contracts in our telecommunications services business to the cash disbursements processed to our access providers. As discussed below in “Liquidity and Capital Resources”, our cash margin approximated $775 million in 2003. Improvement in this metric in 2004 will not only reflect improvements in cash management, but it will serve as an early indicator that our margin initiatives are working and our payment terms with vendors are becoming more favorable post-bankruptcy.

We have implemented a very successful headcount management reporting process within the Company, based upon our globally structured organization. All employees have been categorized into, and are managed within, globally integrated functional groups such as sales, customer service, network operations, information technology, finance, legal and human resources. Our headcount in the telecommunications services segment is approximately 4,000 as of March 1, 2004. This metric is tracked monthly via a system-generated report from our human resources database maintained on our SAP software system. Actual records are tracked against budgeted headcount not only by the functions mentioned, but also by location and against expected payroll dollars.

As discussed above, there are several non-financial metrics captured periodically, which measure our service capabilities (e.g., days required to provision a circuit between two of our points of presence), network performance (e.g., average availability), IP traffic growth (e.g., voice minutes carried over IP platform) and cost management (e.g., headcount). In order to achieve our strategic objectives and the profitability needed to succeed as a business, the tracking and execution of these non-financial objectives is just as important as our cash performance metrics discussed above and the following financial key performance indicators.

Financial key performance indicators in our business are focused on margin improvement and on our cost structure, including our direct costs to sell, especially third party access costs. Our cost of access management team executes cost initiatives, which are tracked each month to measure how the initiatives are impacting needed cost reductions to offset the declining pricing currently being experienced across all our product lines. The initiatives include facility network access optimization which includes extending the access network closer to the customer as well as migrating lower speed circuits to higher speeds, switched network access optimization through direct end office trunking versus tandem switching termination, use of competitive access alternate providers (evidenced by the signing of significant new access agreements by the Company over the last several months) and other traditional means such as revenue assurance (access charges to billing reconciliations) and dispute resolution.

Another key measure for our margin performance is average revenue per minute (ARPM). ARPM inherently reflects the “quality” of the minutes sold and is a key indicator of whether our customer segment mix is shifting in line with our goals. This metric is closely tracked each week to assist the Company in identifying targeted customers and product sets that are deteriorating in ARPM. It also serves to assist us in our volume and pricing statistics, which are closely monitored to track the performance of the sales organization throughout the year.

2003 Highlights and 2004 Outlook

Our revenues for both the telecommunications services and installation and maintenance segments continued to decline in 2003 as a result of continued pricing reductions for telecommunications services, lower demand for the installation and maintenance of subsea cables systems and customer concerns over our ability to emerge from bankruptcy. While we were in bankruptcy our primary focus was to maintain our revenue base by focusing on customer retention, rather than growing through new customer acquisitions. During 2003 we increased our overall volumes of telecommunications services sold but the average pricing decreases of approximately 10% for voice services and over 20% for data services resulted in a net decrease in our telecommunications segment revenues. In 2004, we will be focusing on acquiring customers and growing our business with them. We will focus on key market segments including regional and multinational enterprises, wireless providers, federal government agencies and systems integrators. In 2004, on an actual results basis, we expect to see a decrease in our telecommunications services segment revenues compared with 2003 due primarily to the elimination of certain low margin lines of business, continued price declines and the impact of fresh start accounting on deferred revenue, which reduces the revenue recognized for IRUs sold in prior periods. Price declines are expected in 2004 at an average of over 15% for voice and data services in the carrier and the commercial sales channels, which the Company anticipates to offset with its customer segmentation strategy, which will include migrating customers to advanced IP services resulting in a shift of the revenue mix towards higher margin services and customers. We anticipate a revenue reduction in the range of $75 million to $125 million annually as a result of tightening our pricing and payment terms particularly within the international voice long distance reseller customer base. Management expects to improve cash flow through reviewing its lines of business to specifically address volatile and low margin services. The anticipated revenue decreases are expected to be partially offset by anticipated volume increases in voice and data services. We also expect a slight increase in the higher margin data services revenue as a percentage of total revenue in 2004 as a result of our emergence from bankruptcy and our bringing to market an advanced suite of IP and data products. Excluding the impacts of the reduction of amortization of prior period IRU revenue ($78 million) and the impact of the international long distance initiative (up to $125 million), we expect our telecommunications services segment revenue to be flat to slightly higher in 2004.

We expect installation and maintenance segment revenue to decline in 2004 due in large part to the expiration of a significant ($53 million in revenue in 2003) maintenance contract as of January 1, 2004. We expect to see some recovery in installation revenue in the second half of 2004 through increased activity in the Middle and Far East as well as demand for regional networks. On February 27, 2004 we retained Citigroup Global Markets Inc. as our financial advisor to assist in exploring strategic alternatives regarding our Global

Marine installation and maintenance services business, including the potential sale of that business. Any strategic transaction involving Global Marine would require approval of New GCL’s Board of Directors. In the event of a sale of Global Marine, any net proceeds received by us, after settlement of liabilities and deal costs, would be required to be used to repay the New Senior Secured Notes.

Our cost of access expense represents the most significant portion of our consolidated operating expenses at 63% of the total in 2003. Although in 2003 our overall sales volumes increased, our cost of access charges decreased as a result of cost of access reduction initiatives. These initiatives included shifting suppliers, contract and tariff renegotiations to lower access rates, facility network access optimization, switched network access optimization through direct end office trunking and increased review of access charges, special promotions and disputes resolution. The result of the improvement in cost of access charges on the overall telecommunications segment, offset by significant pricing declines for our telecommunications services offerings, was a decrease in telecommunications gross margin and a relatively stable telecommunications gross margin percentage. In 2004, we expect to see further declines in cost of access as a result of additional access initiatives and a modest change in revenue mix towards higher margin data services, resulting in higher telecommunications gross margin and gross margin percentage. The Company is also pursuing significant strategic access purchasing agreements, some of which have already been signed, that over time are expected to result in significantly lowering our access costs over the term of the agreements.

Telecommunications gross margin for the years ended December 31, 2003 and 2002 is calculated as follows:

	December 31, 2003 (in millions) (restated)	% of telecom segment revenues	December 31, 2002 (in millions)	% of total telecom segment revenues
Telecommunications services segment revenue	$2,763	100%	$2,903	100%
Cost of access	1,982	72%	2,047	71%

Telecommunications services segment gross margin	$781	28%	$856	29%

We experienced negative cash flow from operations in 2003. At December 31, 2003, we had $290 million of unrestricted cash and cash equivalents. We expect our available liquidity to decline in 2004 due to operating cash flow requirements and expect disbursements in 2004 of approximately $128 million for deferred reorganization costs, and $30 million for final fees and expenses of retained professionals in the bankruptcy proceedings. We anticipate the need to raise up to $100 million in financing to have adequate financial resources through January 1, 2005. We are currently seeking to arrange a working capital facility or other financing to provide us this necessary liquidity. If we cannot raise this financing, ST Telemedia has indicated its non-binding intention to provide us up to $100 million of financial support subject to certain restrictions. See Note 33, “Subsequent Events,” to the consolidated financial statements included in this Annual Report for updated disclosures regarding the state of our liquidity.

The financial information presented in this report comprises the consolidated financial information of (i) Successor at December 31, 2003 and for the period from December 10, 2003 to December 31, 2003; and (ii) Predecessor at and for the years ended December 31, 2002 and 2001 and for the period from January 1, 2003 to December 9, 2003 and for the year ended December 31, 2002. The consolidated financial statements of the Predecessor for the period from January 1, 2003 to December 9, 2003 reflect the results of the Predecessor while it was still engaged in chapter 11 proceedings and, accordingly, were prepared in accordance with SOP 90-7. These financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that would have resulted had Predecessor not been accounted for as a going concern.

Successor emerged from chapter 11 bankruptcy proceedings on December 9, 2003. On the Effective Date, we executed fresh start accounting in accordance with SOP 90-7. Unlike the consolidated financial statements for Predecessor contained herein, the consolidated financial statements for Successor reflect reorganization adjustments for the discharge of debt, the elimination of the Predecessor’s capital structure including all accumulated losses, and the adoption of fresh start reporting. This resulted in significant changes to the following balance sheet captions: cash and cash equivalents (including restricted cash), other long-term assets, property and equipment, deferred revenue, deferred reorganization costs, liabilities subject to compromise, and stockholders’ equity (deficit).

Reorganization

As a result of the downturn in the telecommunications industry in 2001, increased competition, downward pricing trends, customer demand falling short of expectations and the deterioration of our operating performance, on January 28, 2002, Old GCL and fifty-four of its wholly-owned subsidiaries filed voluntary petitions of relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. On the same date, Old GCL and certain Bermuda subsidiaries commenced insolvency proceedings in the Bermuda Court. Additional subsidiaries filed petitions in the Bankruptcy Court and commenced insolvency proceedings in the Bermuda Court during 2002. In March 2002, the Bankruptcy Court approved a bidding and auction process for the sale of our business, either in whole or in part. The eventual outcome of the auction process was an agreement for the sale of a 61.5% equity interest in New GCL for $250 million to ST Telemedia. After receiving the necessary regulatory, Bankruptcy Court and Bermuda Court approvals, the Successor emerged from bankruptcy on December 9, 2003. See “Our Chapter 11 Reorganization” under Item 1 of the Original Form 10-K Filing for a more complete description of our reorganization.

The consummation of the Plan of Reorganization on December 9, 2003 resulted in the following:

•	Payment of $535 million in cash (including $7 million paid to the liquidating trust), the issuance of 38.5% of the equity in New GCL and transfer of the entire beneficial interest in the liquidating trust to the GC Debtors’ pre-petition creditors;

•	Payment of $221 million in cash deferred beyond the Effective Date and payable under terms up to 24 months) to holders of secured and priority tax claims and to certain of our pre-petition vendors in accordance with settlements approved by the Bankruptcy Court;

•	Payment of all administrative claims in the GC Debtors’ chapter 11 cases (certain payments of admin claims were deferred beyond the Effective Date), including payments to retained professionals (including $54 million on the Effective Date), payment of $2 million on the Effective Date of indenture trustees’ fees and payment of $7 million in cash on the Effective Date to estate representatives to fund the post-emergence administration expenses for winding up the bankruptcy estates of Old GCL and Old GCHL, resolving disputed claims, and pursuing causes of action against third parties;

•	Issuance of 18 million shares of New GCL Preferred Stock (convertible into 18 million shares of New GCL Common Stock) and 6.6 million shares of New GCL Common Stock to a subsidiary of ST Telemedia in consideration for a cash equity investment of $250 million (the New GCL Preferred Stock and New Common Stock issued to ST Telemedia will represent a 61.5% equity ownership interest);

•	Issuance of $200 million in aggregate principal amount of 11% New Senior Secured Notes to ST Telemedia for gross proceeds of $200 million, which gross proceeds were distributed to our pre-petition and unsecured creditors (which amounts are included in the $535 million cash payment noted above); and

•	Discharge of all pre-petition claims against the GC Debtors and the cancellation of all pre-petition equity interests in Old GCL (whether in the form of preferred stock, common stock, or options) and all pre-petition preferred equity interests in Old GCHL.

After giving effect to the Purchase Agreement, the board of directors of New GCL consists of ten members, comprised of leaders with distinguished backgrounds in industry and government. Eight members of the board of directors have been designated by ST Telemedia, and two members of the board of directors have been designated by the former creditors of Old GCL. The following individuals are now directors of New GCL: Edward C. “Pete” Aldridge Jr., Archie Clemins, Donald L. Cromer, Richard R. Erkeneff, Lee Theng Kiat, Charles Macaluso, Michael Rescoe, Robert J. Sachs, Peter Seah Lim Huat, and Lodewijk Christiaan van Wachem.

Accounting Impact of Reorganization

As a result of our chapter 11 filing in the Bankruptcy Court, the consolidated financial statements of Predecessor have been prepared in accordance with SOP 90-7. SOP 90-7 requires an entity to distinguish pre-petition liabilities as subject to compromise from post-petition liabilities on its consolidated balance sheet. The liabilities subject to compromise reflect our estimate of the amount of pre-petition claims that were restructured in the GC Debtors’ chapter 11 cases. In addition, our consolidated statement of operations reflects ongoing operations separately from any revenues, expenses, realized gains and losses, and provisions resulting from the reorganization, otherwise known as reorganization items, except those required to be reported as discontinued operations and extraordinary items in conformity with Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, as amended by SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”, and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

On the Effective Date, we implemented the “fresh start” accounting provisions of SOP 90-7 to the financial statements of Successor. Under fresh start accounting, we allocated the reorganization value to our assets and liabilities based upon their estimated fair values. The reorganization value of $407 million was determined pursuant to our Plan of Reorganization and ST Telemedia’s $250 million equity investment for 61.5% ownership. The fair value of the assets and liabilities of Successor, on the Effective Date, of approximately $2.3 billion comprised $200 million in New Senior Secured Notes, $407 million in New GCL common and preferred stock and additional paid in capital and approximately $1.7 billion of other liabilities, including obligations under various capital leases, that were not eliminated or discharged under the terms of the Plan of Reorganization. As described in Item 1 of the Original Form 10-K Filing under “Our Chapter 11 Reorganization,” the Plan of Reorganization resulted in the cancellation of all Old GCL outstanding common and preferred stock and additional paid in capital and all pre-petition indebtedness of the GC Debtors. See Note 4, “Fresh Start Accounting,” to the accompanying consolidated financial statements for a full description of the impact of fresh start accounting on Successor’s consolidated balance sheet on the Effective Date. As a result of these changes to the capital structure, Successor’s interest expense and preferred dividend obligations will be significantly less than we incurred in periods prior to our bankruptcy filing.

Restructuring

We commenced a restructuring of our costs in August 2001. Since that time through December 31, 2003, 5,700 employees have been terminated and 257 sites consisting of approximately 4.1 million square feet have been vacated as a result of our restructuring plans. These announced restructuring efforts initially centered around the realignment and integration of our then current regional organizational structure into integrated global functions such as network operations, customer care, information systems, finance and sales and marketing functions.

From August 2001 through December 31, 2003, these efforts resulted in aggregate charges related to employee related costs of $135 million; costs related to facility closures of $354 million; and $62 million of other charges. See Note 7, “Restructuring Costs and Related Impairments,” to the accompanying consolidated financial statements for further information on our restructuring activities.

On January 1, 2003 we adopted SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”), for any exit or disposal activities initiated after December 31, 2002.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The preparation of these financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Management continually evaluates its judgments, estimates and assumptions, including those related to the critical accounting policies described below based on historical experience and available information. The following are our critical accounting policies that affect significant areas of our financial statements and involve significant judgment, assumptions, uncertainties and estimates. If actual results or events differ materially from those contemplated by management in making these estimates, the impact on our consolidated financial statements could be material. For a full description of our significant accounting policies, see Note 5, “Basis of Presentation and Significant Accounting Policies,” to the accompanying consolidated financial statements.

Fresh Start Accounting and Reporting

Upon emergence from bankruptcy, we adopted fresh start accounting and reporting which resulted in material adjustments to the historical carrying amount of our assets and liabilities. Fresh start accounting and reporting was applied in accordance with SOP 90-7, which required us to allocate the reorganization value to our assets and liabilities based upon their estimated fair values. The fair value of the assets, as determined for fresh start reporting, was based on estimates of anticipated future cash flows of these assets discounted at appropriate current rates. Liabilities existing at the Effective Date were stated at the present values of expected amounts to be paid discounted at appropriate current rates. The Company engaged an independent appraiser to assist in the allocation of the reorganization value and in determining the fair market value of its property and equipment and intangible assets. Deferred taxes were reported in conformance with existing generally accepted accounting principles. Debt issued in connection with the Plan of Reorganization was recorded at fair value. The determination of the fair values of assets and liabilities was subject to significant estimation and assumption.

Revenue Recognition and Related Reserves

Telecommunications Services

Revenues derived from telecommunication and maintenance services, including sales of capacity under operating type leases, are recognized as services are provided. Payments received in advance of providing services are deferred until the period in which these services are provided.

Telecommunications Installation Revenues

We recognize revenue related to telecommunication installation services and equipment in accordance with guidance included in SEC Staff Accounting Bulletin 101, “Revenue Recognition in Financial Statements” (“SAB No. 101”) as amended by SEC Staff Accounting Bulleting 104, “Revenue Recognition” (SAB No. 104). Under the provisions of SAB No. 101, as amended by SAB No. 104, installation revenues and the associated costs related to installation are to be recognized over the longer of the contractual period or expected customer relationship. We have determined our average expected customer relationship to be approximately 2 years as at December 31, 2003 and as such, that is the period over which we amortize our installation revenue unless the contractual period exceeds two years. The determination of the term of our average expected customer relationship is based on historical experience and future expectations that are subject to significant estimation and assumption.

Percentage-of-Completion

Revenue and estimated profits under long-term contracts for subsea telecommunication installation by Global Marine are recognized under the percentage-of-completion method of accounting, whereby sales and profits are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs to complete. Provisions for anticipated losses are made in the period in which they first become determinable. The determination of estimated costs to complete involves significant estimation and assumption.

Sales Credit Reserves

During each reporting period we must make estimates for potential future sales credits to be issued in respect of current revenues, related to billing errors, service interruptions and customer disputes. We analyze historical credit activity and changes in customer demands related to current billing and service interruptions when evaluating our credit reserve requirements. We reserve known billings errors and service interruptions as incurred. We review customer disputes and reserve against those we believe to be valid claims. We also estimate a general sales credit reserve related to unknown billing errors and disputes based on such historical credit activity. The determination of the general sales credit and customer dispute credit reserve requirements involves significant estimation and assumption.

Allowance for Doubtful Accounts

During each reporting period we must make estimates for potential losses resulting from the inability of our customers to make required payments. We analyze our reserve requirements using several factors, including the length of time the receivables are past due, changes in the customer’s creditworthiness, the customer’s payment history, the length of the customer’s relationship with us, the current economic climate, current industry trends and other relevant factors. A specific reserve requirement review is performed on customer accounts with larger balances. A general reserve requirement is performed on most accounts utilizing the factors previously mentioned. We have historically experienced significant changes month to month in reserve level requirements, primarily due to unanticipated large customer bankruptcy filings or other insolvency proceedings. Due to the current economic climate, the competitive environment in the telecommunications sector and the volatility of the financial strength of particular customer segments including resellers and CLECs, the collectibility of receivables and credit worthiness of customers can become more difficult and unpredictable. Changes in the financial viability of significant customers, worsening of economic conditions and changes in our ability to meet service level requirements may require changes to our estimate of the recoverability of the receivables. In some cases receivables previously charged off are recovered through litigation and are recognized as a reduction in bad debt expense in the period realized. Appropriate adjustments will be recorded to the period in which these changes become known. The determination of both the specific and general allowance for doubtful accounts reserve requirements involves significant estimation and assumption.

Cost of Access Accruals

Background

Our cost of access primarily comprises usage-based voice charges paid to other carriers to originate and/or terminate switched voice traffic and charges for leased lines for dedicated facilities. Cost of access is our single largest expense, amounting to approximately 72% of telecommunications services segment revenue in 2003, which segment represented approximately 94% of consolidated revenue in 2003.

As a result of a review we initiated in April 2004, we determined that there was a material weakness in our internal control over financial reporting related to cost of access accounting in our North American operations, including the failure to make use of available information to conduct an aggregate true-up of estimated cost of access expenses to actual cash payments made to access providers. This weakness resulted in an understatement of cost of access in 2003 and gave rise to the restatement of our 2003 financial statements that is the subject of our amended 2003 annual report on Form 10-K/A filed with the SEC on October 8, 2004. A description of this weakness and the remediation measures that have been and are being undertaken by us is set forth in Item 9A, “Controls and Procedures,” of the amended 2003 annual report on Form 10-K/A.

Set forth below is a summary of our current policy and procedures regarding cost of access accounting after giving effect to changes made in light of our cost of access review. This summary reflects significant changes in the processes utilized to validate the monthly estimates of the cost of access accrual produced by our underlying cost of access expense estimation processes in North America. Except for the implementation of the COA Overlay (as defined below), the overall design of our cost of access estimation process remains materially unchanged, although refinements have been made to improve the accuracy of inputs to the process.

Policy and Use of Management Estimates

Our policy is to record access expense as services are provided by vendors. Access costs for switched voice traffic are estimated and expensed based on the volume of access services purchased, as measured by the Company’s internal cost of access expense systems, and the access rates determined by contracts between the Company and its access providers and/or tariff rates obtained from industry data sources. Access costs for leased lines are expensed based on invoice data and on estimates of the impact of circuits acquired or disconnected during the applicable month. We make a preliminary estimate of monthly access costs incurred based on this information. We then adjust this preliminary estimate based on an analysis of historical differences between such preliminary monthly estimates and the comparable amounts determined by the validation procedures described below, including the rebuilding of the cost of access accrual on a 90 day lag basis using aggregate cash payment information. The amount of the adjustment to our preliminary estimate is referred to in this Annual Report as the “COA Overlay.” The recognition of access costs involves the use of significant management estimates and assumptions and requires reliance on non-financial systems.

The estimation and validation of cost of access expense is extremely complex due to the following: changing regulations regarding access rules and related charges; the frequency of pricing changes in the market; constantly changing traffic patterns; the volume of information and inconsistency or deficiencies in external databases, particularly regarding line ownership information; delays in invoicing by access vendors; and the receipt of multiple invoices from the same vendor. This is particularly true in North America, where approximately 85% of our total access charges were incurred in 2003. Thus, our estimates of access charges are imprecise and may differ from the actual costs for the relevant periods when they are finally settled in the ordinary course of business. As a result of the improved cost of access expense estimation and accrual validation processes reflected in the below summary, we believe that we have now established appropriate reserves for our accrued cost of access liabilities.

Principal Estimation Systems

For switched voice traffic, each month the minutes recorded by our switches (the “minutes of use” or “MOUs”) are multiplied by the estimated rate for those minutes for that month; the result, after adjusting for any applicable COA Overlay, is the usage expense and accrued usage cost recorded for that month. We use proprietary systems to identify, capture, and measure usage-based voice charges in North America using multiple sources of data, including: MOU data recorded by the Company’s switches; vendor identification and rate information in widely used industry databases; rate element estimates for smaller vendors; historical data; and actual contract rates for certain usage-based charges.

For leased lines, each month the expense is calculated based on the number of circuits and the average circuit costs, according to our leased line inventory system, adjusted for contracted rate changes. Our inventory system is based on invoices received from facilities providers, which generally bill in advance of the period in which services are provided, as adjusted to track the daily changes in our circuit inventory due to customer acquisitions and disconnections. An outside service provider assists us in maintaining and managing our circuit inventory.

We monitor the accuracy of our systems to measure network volumes and track circuits, and our rate tables are updated frequently to maintain the accuracy of the rate structure we have with our access providers and per the current regulated tariff rates.

Accounting Entries for Cost of Access

The initial expenses estimated by our cost of access systems are expensed each month in our consolidated financial statements, with a corresponding increase in the cost of access accrual. As invoices for MOUs purchased or access lines leased in North America are received and approved for payment, the Company records balance sheet entries to reduce the accrual and increase accounts payable. Similarly, disbursement of cash to North American access vendors is also a balance sheet entry, reducing accounts payable and cash. Outside of North America, invoices are expensed upon receipt and the related estimates are reversed. This methodology is practicable outside of North America because there are far fewer invoices (particularly manual invoices) and access vendors and a lower level of regulatory complexity in those regions.

Validation of the North American Cost of Access Accrual

A reconciliation of North American cost of access charges at the individual invoice level is impracticable given the magnitude of invoices received (particularly manual invoices), with approximately 15,000 invoices being received each month, the incompatibility of vendor billing information with our cost of access estimation systems, and the high frequency of disputed charges. We therefore use procedures designed to validate the cost of access accrual established by our cost of access estimation systems.

The primary validation procedures now used in North America are: a monthly rebuilding of the cost of access accrual on a 90 day lag basis using aggregate cash payment information from our financial systems; a comparison, by type of expense (e.g., domestic or international MOUs), of the expense estimates produced by our cost of access estimation systems to the actual vouchered amounts billed by major vendors; a corroborative review between experienced and knowledgeable employees in the operational and financial cost of access management organizations; and a statistical analysis of the timing of the receipt and vouchering of cost of access invoices and their related service periods. Due to invoicing delays by access vendors, which result in the receipt of invoices up to 90 days after the end of the month in which services were provided, it is not possible to complete a comprehensive true-up to actual cash payments at the time of the issuance of the Company’s balance sheet within the time frames required by applicable periodic reporting requirements under the Exchange Act. Thus, cost of access accrual estimates are subject to the imprecision discussed above even after giving effect to the application of the Company’s cost of access estimate validation processes. Any mis-estimates reflected in a given balance sheet that are discovered through a subsequent true-up procedure are addressed through change in estimate adjustments made in the preparation of the ensuing balance sheet. We believe that our improved cost of access expense estimation and accrual validation processes allow us to establish appropriate reserves for our accrued cost of access liabilities and that any such change in estimate adjustments will therefore be immaterial.

Disputes

We perform monthly bill verification procedures to identify errors in vendors’ billing processes. The bill verification procedures include the examination of bills, comparing billed rates with rates used by the cost of access expense estimation systems during the cost of access monthly close process, evaluating the trend of invoiced amounts by vendors, and reviewing the types of charges being assessed. These procedures do not include a comparison of invoiced amounts to amounts accrued in the financial statements. If we discover a bill that appears to contain possible inaccuracies in rate or volume data, we record a charge to the cost of access expense and a corresponding increase to the access accrual for the disputed amounts, unless past experience or other corroborating evidence indicates that it is not probable that the Company will ultimately be required to pay. If we ultimately reach an agreement with an access vendor in which we settle a disputed amount for less than the corresponding accrual, we recognize the resultant settlement gain in the period in which the settlement is reached. Previously unaccrued disputes are tracked in a log and reviewed periodically to assess whether a loss has now become probable and reasonably estimable, in which case an accrual is established. We generally withhold payments on all amounts subject to dispute until the dispute is settled.

Impairment of Goodwill and Other Long-Lived Assets

We assess the possible impairment of long-lived assets composed of property and equipment, goodwill, other intangibles and other assets held for a period longer than one year, whenever events or changes in circumstances indicate that the carrying amount of the asset(s) may be impaired. Goodwill and other intangible assets are also reviewed annually for impairment whether or not events have occurred that may indicate impairment. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the undiscounted net future cash flows expected to be generated by the asset. If these projected future cash flows are less than the carrying amount, impairment would be recognized, resulting in a write-down of the assets with a corresponding charge to earnings. The impairment loss is measured by the amount by which the carrying amounts of the assets exceed their fair value. Calculating the future net cash flows expected to be generated by assets to determine if impairment exists and to calculate the impairment involves significant assumptions, estimation and judgment. The estimation and judgment involves, but is not limited to, industry trends including pricing, estimating long term revenues, revenue growth, operating expenses, capital expenditures, and expected periods the assets will be utilized.

During the year ended December 31, 2001, long-lived tangible and intangible asset impairments of $17.181 billion were recorded to continuing operations in the accompanying consolidated statement of operations. Additional long-lived asset impairments of $2.399 billion were recorded to discontinued operations during the year ended December 31, 2001. These impairment charges were recorded in accordance with SFAS No. 121. See Note 6, “Impairment of Long-Lived Assets,” to the accompanying consolidated financial statements included in this Annual Report for a further description of these impairment charges.

As discussed in Note 4, “Fresh Start Accounting,” to the accompanying consolidated financial statements included in this Annual Report, we adopted fresh start accounting upon our emergence from bankruptcy under SOP 90-7, which resulted in a change in the value of our long-lived assets. The change was a result of allocating the reorganization value to our assets and liabilities based upon their estimated fair values.

Pension and Other Post Retirement Benefits

We maintain benefit plans for our employees, including defined benefit pension plans and other post retirement benefit plans. On a consolidated basis, the fair value of benefit obligations exceeds pension plan assets resulting in expense. Other post retirement benefit plans are immaterial. The calculation of pension expense and pension liability requires the use of a number of estimates and assumptions. Significant benefit plan assumptions include the assumed discount rate used, the long-term rate of return of plan assets and rate of future increases in compensation. The assumptions we use are based on historical experience and by evaluating predictions on matters such as rates of return and mortality provided by third party advisors such as actuaries and investment advisors. Changes in these assumptions can result in different expense and liability amounts, and future actual experience can materially differ from the assumptions.

Deferred Taxes

Our current and deferred income taxes, and associated valuation allowances, are impacted by events and transactions arising in the normal course of business as well as in connection with special and non-recurring items. Assessment of the appropriate amount and classification of income taxes is dependent on several factors, including estimates of the timing and realization of deferred income tax on income and deductions. Actual realization of deferred tax assets and liabilities may materially differ from these estimates as a result of changes in tax laws as well as unanticipated future transactions impacting related income tax balances.

The assessment of a valuation allowance on deferred tax assets is based on the weight of available evidence that some portion or all of the deferred tax asset will not be realized. Deferred tax liabilities were first applied to the deferred tax assets reducing the need for a valuation allowance. Future utilization of the remaining net deferred tax asset would require the ability to forecast future earnings. Based on past performance resulting in net loss positions, sufficient evidence exists to require a full valuation allowance on the net asset balance.

As a result of our bankruptcy, estimates have been made that impact the deferred tax balances. The factors resulting in estimation include but are not limited to the fresh start valuation of assets and liabilities, implications of cancellation of indebtedness income and various other matters. Additional information and analysis is required in order to finalize these preliminary calculations.

Restructuring

We have engaged in restructuring activities, which require us to make significant judgments and estimates in determining restructuring charges, including, but not limited to, future severance costs and other employee separation costs, sublease income or disposal costs, length of time on market for abandoned rented facilities, and contractual termination costs. Such estimates are inherently judgmental and changes in such estimates, especially as they relate to contractual lease commitments and related anticipated third party sub-lease payments, could have a material effect on the restructuring liabilities and consolidated results of operations.

See further discussions in this Item and Note 7, “Restructuring Costs and Related Impairments,” to the accompanying consolidated financial statements included in this Annual Report, for information on restructuring activities for the period December 10 to December 31, 2003, the period January 1 to December 9, 2003 and the years ended December 31, 2002 and 2001.

Telecommunications Installation Costs

We recognize costs related to the purchase of third party telecommunication installation services and equipment in accordance with the guidance included in SAB No. 101 as amended by SAB No. 104. Under this guidance, installation costs are recognized over the longer of the contractual period or expected customer relationship. We have determined our average expected customer relationship to be approximately 2 years as at December 31, 2003 and, as such, this is the period over which we amortize our third party installation costs unless the contractual period exceeds two years. The determination of the term of our expected customer relationship is based on historical experience and future expectations that are subject to significant estimation and assumption.

Stock-Based Compensation

On December 9, 2003, Successor adopted the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), to stock option awards granted or modified commencing with the stock option award issued in connection with the emergence event on December 9, 2003. Once the fair value of a stock option is calculated we estimate the number of options expected to actually vest (total options granted less options reduced by expected employee attrition) to determine total expected stock compensation expense. The total expected stock compensation expense is amortized on a straight-line basis over the option vesting term; provided that the amount amortized as of a given date may be no less than the portion of the options vested as of such date. We used the Black-Scholes option pricing model to determine the fair value of a stock option awarded under SFAS No. 123. The Black-Scholes model requires several subjective inputs including expected volatility, expected life of the option and expected dividend yield. As we have restructured our business through the bankruptcy process, we do not have appropriate historical experience (especially towards the volatility input due to our short market trading history as of December 31, 2003) to assist us in determining the inputs and have therefore based our inputs, excluding dividend yield which is based on our expectation, on the average of a select group of our competitors’ assumptions. The assumptions used to calculate the fair value of the options are a 70% expected volatility, a 5-year expected life of the option and 0% dividend yield. The estimated 6% employee attrition was based on a review of historical attrition, prior to entering into bankruptcy, and current telecommunications market trends. The determination of inputs used in the Black-Scholes option pricing model and expected employee attrition involves significant estimation and assumption. The impact on compensation expense recognized by Successor during the period December 10 to December 31, 2003 relating to the December 9, 2003 stock option grant was an expense of approximately $1 million.

For a description of our stock-based compensation programs, see Note 25, “Stock Option Plan”, to the accompanying consolidated financial statements included in this Annual Report.

Comparison of Financial Results

In light of events and circumstances that occurred during the years ended December 31, 2003, 2002 and 2001, the results between periods are not necessarily comparable due to the following factors:

•	As a result of the consummation of the Plan of Reorganization and emergence from bankruptcy on December 9, 2003, we discharged certain pre-petition liabilities subject to compromise, restructured our equity and adopted fresh start accounting in accordance with SOP 90-7. This resulted in recording a gain on settlement of pre-petition liabilities and recapitalization of $23.934 billion and a gain of $1.100 billion related to fresh start accounting adjustments, including the elimination of $1.405 billion in deferred revenue. This adjustment of deferred revenue will decrease revenue in 2004 in excess of $75 million compared to 2003.

•	We filed for bankruptcy protection on January 28, 2002, which had a profound effect on our results, including the cessation of interest accruing on all of our outstanding indebtedness and dividends on outstanding preferred stock; significant reduction of operating expenses through lease and contract rejections resulting from the exercise of our rights under the Bankruptcy Code; improvements in working capital cash flows due to the stay orders of the court applying to our pre-petition liabilities; and erosion of revenues in 2003 and 2002 from levels experienced in 2001 following the bankruptcy filing.

•	Material impairment charges to continuing operations aggregating approximately $17.181 billion during the year ended December 31, 2001 were recorded to long-lived assets which substantially reduced depreciation and amortization expense in the year ended December 31, 2002 compared to prior periods.

•	We restructured our cost environment commencing August 2001, when we made our initial announcement of employee reductions, asset abandonments and real estate portfolio rationalization. The cost restructuring and the January 2002 bankruptcy filing resulted in an overall reduction to cost levels in 2003 and 2002 versus the levels incurred in 2001 and 2000. We have recorded cumulative restructuring costs of $551 million from the commencement of the restructuring activities in August 2001 through December 31, 2003. As a result, other operating expenses were reduced from $2.080 billion in 2001 to $1.208 billion in 2002 to $908 million in 2003. Cash capital expenditures were also significantly reduced from $2.643 billion in 2001 to $281 million in 2002 to $152 million in 2003.

•	We disposed of our web-hosting business, GlobalCenter, on January 10, 2001; our ILEC business on June 29, 2001; and the IPC trading systems business on December 20, 2001. These asset sales had a significant impact on the tax provision and tax benefit reflected in the consolidated statement of operations. The decline in the value of the Exodus Communications, Inc. stock received in connection with the sale of GlobalCenter also contributed significantly to the greater than $2 billion in realized losses recorded by us in 2001 in our investments portfolio. In addition, Asia Global Crossing was abandoned effective November 17, 2002, the date Asia Global Crossing filed for bankruptcy protection. The ILEC business, GlobalCenter, IPC and Asia Global Crossing are all reflected in results from discontinued operations for all periods presented although the dates of disposal occurred at various points throughout the period being discussed below.

•	The performance of the telecommunications industry declined as a whole. As a result of an excess of supply over demand, significant price deflation occurred throughout the period, as discussed further below.

Inclusion of Results of Operations of Successor and Predecessor during 2003

On the Effective Date, New GCL emerged with a new capital structure and with no retained earnings or accumulated losses. This resulted in a new reporting entity under a new basis of accounting, thereby resulting in a second accounting period in 2003 for the Company. Following the transaction closing late in the business day on December 9, 2003, Successor commenced operations on December 10, 2003 and thus experienced a 22 day operating period in 2003. The results for the period January 1, 2003 through December 9, 2003 represent the Predecessor’s operations.

As required by Item 303(a) of Regulation S-K, the below discussion and analysis of results covers all periods for which financial statements are presented, even when those periods relate to periods shorter than a full 12 month period. Such shortened periods are not directly comparable to full-year periods. Therefore, in order to provide an informative comparison of results in this Item 7, we use pro forma information below for the entire 2003 fiscal year by combining the results of operations of Predecessor from January 1, 2003 through December 9, 2003 with the results of operations of Successor from December 10, 2003 through December 31, 2003.

Pro Forma Combined Results of Operations for the Year Ended December 31, 2003 and Predecessor Results of Operations for the Year Ended December 31, 2002

The following discussion compares the restated results of operations of Successor and Predecessor on a combined basis for the year ended December 31, 2003 with the historical results of operations of Predecessor for the year ended December 31, 2002. The discussion is provided for comparative purposes only, but the value of such a comparison may be limited. The pro forma combined results of operations for the year ended December 31, 2003 combines the results of operations for Predecessor for the period from January 1, 2003 to December 9, 2003 with the results of operations for Successor for the period from December 10, 2003 to December 31, 2003. Such pro forma combined financial information does not reflect the results of operations that either Predecessor or Successor would have achieved for a full 12-month operating cycle in 2003. The pro forma combined financial information for the year ended December 31, 2003 is merely additive and does not give pro forma effect to the Predecessor’s results as if the consummation of the Plan of Reorganization and the related fresh start and other adjustments had occurred at the beginning of the period presented. In addition, Successor has a significantly different capital structure than Predecessor as a result of the reorganization.

The tables and discussion below reflect the selected statement of operations data for the years ended December 31, 2003 and December 31, 2002 as a combination of the results of Predecessor for the year ended December 31, 2002 and the period from January 1, 2003 to December 9, 2003, and the results of Successor, for the period from December 10, 2003 to December 31, 2003.

Revenues. Revenues for the years ended December 31, 2003 and 2002 reflect the following changes:

	December 31, 2003	December 31, 2002	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Commercial	$1,048	$1,252	$(204)	(16)%
Consumer	28	44	(16)	(36)%
Carrier:
Service revenue	1,609	1,533	76	5%
Amortization of prior period IRUs	78	74	4	5%

Total carrier	1,687	1,607	80	5%

Total telecommunications services segment revenue	2,763	2,903	(140)	(5)%
Total installation and maintenance segment revenue, net of eliminations	169	213	(44)	(21)%

Total revenues	$2,932	$3,116	$(184)	(6)%

Commercial revenues. Commercial revenues relates to the provision of voice, data and conferencing services to our customers, other than carriers and consumers.

	December 31, 2003	December 31, 2002	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Voice services revenue	$470	$557	$(87)	(16)%
Data services revenue	497	576	(79)	(14)%
Conferencing services revenue	81	119	(38)	(32)%

Total commercial revenues	$1,048	$1,252	$(204)	(16)%

In 2003 our commercial revenues decreased as a result of pricing declines in both voice and data services and volume declines in the financial services sector customers resulting from customers’ continued uncertainty regarding our financial viability. The decline in conferencing services was more severe as we were the primary providers of conferencing services to many customers including multinational corporations. We believe the prolonged bankruptcy period and related uncertainty directly contributed to this attrition. Data revenue declined less than voice revenue despite significant pricing declines, reflecting the greater difficulty and cost required for customers to switch to alternative providers of data services than voice services in light of the increased need for customer premises equipment in the provision of data versus voice services. Commercial data revenues held up well with our global managed service customers, particularly in the United Kingdom, although we experienced a significant decrease in commercial data revenue in the financial services sector, where we have a substantial concentration of customers, which has been hit hard by the economic climate. In 2004, we expect commercial revenues to increase marginally as a result of our emergence from bankruptcy and aggressive targeting of regional and multinational enterprises, federal government agencies and systems integrators. We expect to see continued pricing declines for both voice and data services products but expect the overall increase in commercial volumes to exceed the pricing decline. We expect a slight change in overall sales mix towards the higher margin data services revenues as a percentage of total commercial revenues.

Consumer revenues. We continued to minimize investment in our consumer business during 2003 as we had previously determined that this business was not core to our strategy and plans for the period. There are no plans to grow this business as the costs to maintain and acquire customers are expected to exceed the benefits to our future profitability. In addition, price levels for consumer services continue to decline, as a result of new competitive entry and substantial increases in network capacity. In 2004, we expect to continue to see declines in our consumer revenues.

Carrier revenues. Service revenue in the carrier channel relates to the provision of voice and data services to our telecommunications carrier customers.

	December 31, 2003	December 31, 2002	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Voice services revenue	$1,394	$1,288	$106	8%
Data services revenue	215	245	(30)	(12)%

Total carrier service revenues	$1,609	$1,533	$76	5%

While the total carrier service revenue increased over prior years, we experienced a shift in our sales mix from the higher margin data services (13% of carrier service revenue in 2003 versus 16% in 2002) to lower margin voice services (87% of carrier service revenue in 2003 versus 84% in 2002). The decrease in data services revenue was as a result of continued industry pricing declines and reductions in capacity maintenance revenues as a result of the termination of several significant IRU agreements either through customer settlement agreements or through the bankruptcy proceedings of the customers that had purchased the capacity from us. Carrier voice services revenue increased as a result of aggressive marketing of voice services to compensate for the reduction in data services revenue. The increase was a result of significant increases in volume offset by continued pricing declines. The prolonged period in bankruptcy had less of an impact on carrier voice services revenue as carriers often used several voice services providers to meet their traffic demands, thereby reducing the overall risk of relying on one carrier supplier for voice services. Further, because of short lead times to change voice services providers, there was less risk of a disruption in service if a change in providers were to become necessary as compared with data services which required a much longer lead time to switch providers. In 2004, we expect to see total carrier service revenues decline marginally as a result of our tightening the payment and pricing terms for certain international voice long distance reseller customers to improve the cash flow position for this line of business, which will reduce revenue in 2004 versus 2003 by approximately $75-$125 million, and continued pricing declines for both data and voice services. The decrease will be partially offset by increases in volume. We expect the sales mix to change towards a higher percentage of data services revenues as a percentage of total revenues.

The revenue recognized in 2003 relating to the amortization of IRUs sold in prior periods increased as a result of new activations of capacity related to IRUs. Upon the consummation of the Plan of Reorganization and adoption of fresh start accounting we eliminated $1.405 billion of deferred revenue related to prepaid IRUs and other long term agreements to adjust the deferred revenue to its fair value (approximately a 90% reduction). As a result of the elimination of the deferred revenue, the revenue recognized related to the previously signed IRUs will significantly decrease in 2004, resulting in at least a $75 million decrease in this revenue stream in 2004 versus 2003.

Installation and maintenance revenues

	December 31, 2003	December 31, 2002	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Maintenance revenue	$127	$145	$(18)	(12)%
Installation revenue	42	68	(26)	(38)%

Total installation and maintenance revenues, net of eliminations	$169	$213	$(44)	(21)%

Maintenance revenue decreased primarily due to the loss of maintenance contracts and a reduction in spare part purchasing by customers for their subsea systems due to tighter system capital spending. Installation revenue decreased due to a continued decline in installation contract revenue as a result of the oversupply of subsea capacity in the global telecommunications market since late 2001 and the early termination of two sub-charter agreements in 2003 that were in effect for all of 2002. In 2004, we expect to see additional reductions in revenue due to the expiration of a significant maintenance contract as of January 1, 2004, which provided $53 million in revenues in 2003.

Operating Expenses. Components of operating expenses for the years ended December 31, 2003 and 2002 were as follows:

	December 31, 2003 (restated)	December 31, 2002	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Cost of access and maintenance	$2,094	$2,205	$(111)	(5)%
Other operating expenses	908	1,208	(300)	(25)%
Depreciation and amortization	153	137	16	12%
Termination of ship charter	(15)	—	(15)	NM

Total operating expenses	$3,140	$3,550	$(410)	(12)%

NM—not meaningful

Cost of access and maintenance. Cost of access and maintenance (“COA&M”) primarily includes the following: (i) usage based voice charges paid to local exchange carriers (“LECs”) and interexchange carriers (“IXCs”) to originate and/or terminate switched voice traffic; (ii) charges for leased lines for dedicated facilities and local loop (“last mile”) charges from both domestic and international carriers; and (iii) third party maintenance costs incurred in connection with maintaining the terrestrial network, subsea fiber optic network (“wet maintenance”) and cable landing stations.

	December 31, 2003 (restated)	December 31, 2002	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Cost of access	$1,982	$2,047	$(65)	(3)%
Maintenance expenses	112	158	(46)	(29)%

Total COA&M	$2,094	$2,205	$(111)	(5)%

Cost of access decreased as a result of cost of access initiatives (including, but not limited to: shifting suppliers, contract and tariff renegotiations to lower access rates, facility network access optimization including extending the access network closer to the customer as well as migrating lower trunks speeds to higher speeds, switched network access optimization through direct end office trunking and increased review of access charges, special promotions and disputes resolution) to eliminate non-revenue generating usage and negotiate lower cost of access unit prices. Usage based access charges increased $14 million, or 1%, to $1.339 billion in 2003 from $1.325 billion in 2002. The increase in usage based charges was a result of overall unit volume increases and increases in our sales of certain voice products requiring higher levels of usage based access charges, partially offset by pricing reductions negotiated in unit costs, the use of lower-priced alternative access providers and other actions to reduce access costs. As indicated above, the pricing levels for our voice revenues decreased 10% in 2003. However, we were able to execute similar access pricing rate decreases and thereby minimize margin erosion for usage based services. Leased line based usage charges decreased $79 million, or 11%, to $643 million in 2003 from $722 million in 2002. Revenue related to the leased line usage charges decreased at a similar level in 2003. Our leased line revenues are related to our higher margin data services and our cost of access initiatives were successful in maintaining an almost equal decrease in cost of access which helped to increase the overall margin percentage for the data services. In 2004, we expect to continue our cost of access initiatives to reduce costs and improve utilization of our existing leased lines. In addition, with the expected slight decrease in revenues and minor increase in our sales mix to higher margin data services sales, we expect a minor decrease in our cost of access but a slight increase in our telecommunications services segment gross margin and gross margin percentage. Using IP technology to terminate IP calls will also provide savings in the future, as will newly executed commercial access agreements with such carriers as XO Communications, Allegiance and Covad.

Third party maintenance expenses decreased primarily as a result of our ability to eliminate certain terrestrial, cable station, and equipment maintenance contracts, the transition of certain third party managed costs into employee managed maintenance at lower costs (which is included in “other operating expenses” below) and the re-negotiation of terms and conditions, including price reductions, of existing contracts for maintenance during the bankruptcy. In 2004, we expect third party maintenance expenses to be similar to 2003 levels, as we do not anticipate significant elimination or amendments to our maintenance requirements.

Other operating expenses. Other operating expenses from our telecommunications services segment primarily consist of (i) cost of sales, relating to our managed services and conferencing services; (ii) real estate and network operations related expenses, including all administrative real estate costs; (iii) selling and marketing expenses; (iv) bad debt expense; (v) non-income taxes, including property taxes on owned real estate and trust fund related taxes such as gross receipts taxes, franchise taxes and capital taxes; and (vi) general and administrative expenses (“G&A”), including all administrative employee related expenses, regulatory costs, insurance and professional fees. The components of other operating expenses for our installation and maintenance segment include (i) cost of sales, consisting of all direct costs on installation projects and direct operating costs of the maintenance business, including all vessel and direct manning costs, and (ii) general and administrative expenses (“G&A”), including all administrative employee related expenses, bad debt expense, administrative real estate, insurance and professional fees.

(in millions)	December 31, 2003	% of Revenue	December 31, 2002	% of Revenue	$ Increase/ (Decrease)	% Increase/ (Decrease)
Telecommunications Services Segment:
Cost of sales	$47	1.6%	$49	1.6%	$(2)	(4)%
Real estate and network operations	388	13.3%	519	16.6%	(131)	(25)%
Sales and marketing	123	4.2%	156	5.0%	(33)	(21)%
Bad debt expense	47	1.6%	75	2.4%	(28)	(37)%
Non-income taxes	30	1.0%	27	0.9%	3	11%
General and administrative	106	3.6%	141	4.5%	(35)	(25)%

Total other operating expenses	741	25.3%	967	31.0%	(226)	(23)%

Installation And Maintenance Segment:
Cost of sales	133	4.5%	184	5.9%	(51)	(28)%
General and administrative	34	1.2%	57	1.8%	(23)	(40)%

Total other operating expenses	167	5.7%	241	7.7%	(74)	(31)%

Consolidated Other Operating Expenses:	$908	31.0%	$1,208	38.7%	$(300)	(25)%

Telecommunications Services Segment Other Operating Expenses—

Cost of sales for managed services and conferencing services were 1.6% of revenue in both 2003 and 2002. The vast majority of these expenses are governed by long term contracts or leases, which were reduced through negotiations in 2002 following our filing for bankruptcy. These reductions were offset by higher costs resulting from increased managed services revenue in 2003 compared with 2002. The increases in revenue required us to lease additional equipment to connect our customers to our network to deliver our managed services product.

Real estate and network operations related expenses declined 25% as a result of (i) significant real estate restructuring activities initiated during the first and second quarters of 2002, for which there was a full year impact recognized in 2003 (as of December 31, 2003, 257 sites, consisting of approximately 4.1 million square feet had been vacated), (ii) significant network operations employee termination restructuring activities initiated during the first and second quarters of 2002, for which there was a full year impact recognized in 2003, (iii) additional minor real estate restructuring activities along with additional minor network operations employee termination restructuring activities in 2003, and (iv) lower real estate tax charges due primarily to a one-time real estate tax rebate of $13 million for a property tax assessment in the United Kingdom. In addition, employee related costs in this category were lower in 2003 from 2002 levels as no annual bonus expenses were incurred during 2003.

Sales and marketing expenses decreased 21% as a result of (i) significant sales and marketing employee termination restructuring activities initiated during the first and second quarters of 2002, for which there was a full year impact recognized in 2003 and (ii) reductions in sales commission payments resulting from not only the employee termination activities described above, but also due to a revised sales compensation plan and a lower revenue base against which commissions were paid. In addition, employee related costs in this category were lower in 2003 from 2002 levels as no annual bonus expenses were incurred during 2003.

Bad debt expense decreased 37%, primarily due to (i) improvements in the aging of our account receivables, focused collection efforts, enhanced evaluations of customers’ creditworthiness and limits, and recovery of significantly aged amounts through settlements and (ii) lower incidences of significant carrier customer bankruptcy actions in 2003 as compared with 2002 due to elimination of several less financially stable customers in the latter part of 2002.

Non-income taxes increased $3 million, primarily resulting from property tax credits received during 2002 from certain jurisdictional taxing authorities on owned real estate and other assets, including equipment. Property tax credits received during 2002 were primarily attributable to local taxing authorities utilizing lower property values more in line with fair values than in prior periods. This result was consistent with the impairment charges recorded by the Company in December 2001.

G & A costs decreased 25% as a result of (i) significant administrative employee termination restructuring activities initiated during the first and second quarters of 2002, for which there was a full year impact recognized in 2003, (ii) additional minor administrative employee termination restructuring activities in 2003 and (iii) continued cost management of discretionary G&A spending, including, but not limited to, travel and entertainment, advertising and consulting. In addition, employee related costs in this category were lower in 2003 from 2002 levels as no annual bonus expenses were incurred during 2003. G&A in 2003 includes $1 million in stock compensation expense relating to the December 9, 2003 Effective Date stock option grant.

Installation and Maintenance Segment Other Operating Expenses—

Cost of sales pertaining to our installation and maintenance segment decreased $51 million, primarily as a result of reduced installation projects and maintenance contract requirements (resulting in lower third party project costs in 2003) and aggressive cost reduction efforts by the Company in response to the cyclical downturn in the segment’s market. These aggressive cost reduction efforts commenced in the latter part of 2002 and continued through the end of 2003, and resulted in significantly reduced vessel related costs, manning charges and overhead expenses.

General and administrative costs pertaining to our installation and maintenance segment decreased 40%. This was primarily attributable to staff reductions in connection with Global Marine’s restructuring initiatives along with a reduction in bad debt expenses. In 2002, bad debt expense was significantly higher due to the impact of the bankruptcies in the telecommunications industry.

In 2004, we expect cost of sales levels relating to managed services to remain substantially the same percentage of revenue. We also expect real estate and network operations costs to remain consistent with 2003 levels, reflecting some required modest increases in spending to maintain the network, offset by a slight increase in additional property tax rebates expected. While increases in selling and marketing expenses are expected to meet the revenue plan of the Company, G&A expenses are expected to remain constant. We expect to see modest declines in bad debt expense as a result of continued focused collection efforts, although this is an area of significant judgment and is dependent upon the continued health of the customers in the carrier sales channel, which is uncertain. We expect to see an overall decrease in employee related expenses in 2004 full year results reflecting the impact of the additional staff reduction executed in 2003. Offsetting these overall continued declines in other operating expenses for the telecommunications services segment will be stock compensation expense of approximately $30 million. In addition, if certain objectives are achieved an annual bonus award will be recognized, which did not occur in 2003. For our Global Marine business in 2004, we expect cost of sales to decrease as a result of reductions in the size of the vessel fleet and associated manning levels along with reduced sales activity. Actual results could differ significantly from these expectations.

Depreciation and amortization. Depreciation and amortization consists of depreciation of property and equipment, amortization of customer installation costs and amortization of identifiable intangibles. The increase in depreciation and amortization is directly attributable to the impact of depreciating the first post-impairment period (2002) of capital purchases for a full year, along with the depreciation of capital purchases during 2003. In addition, the increase to the carrying value of property and equipment and goodwill and intangibles created as a result of fresh start accounting on the Effective Date also increased depreciation and amortization levels during the intervening period (see Note 4, “Fresh Start Accounting,” to the accompanying consolidated financial statements for further information on the impact to property and equipment and goodwill as a result of fresh start accounting). In 2004, we expect depreciation and amortization to increase as compared with 2003 as a result of (i) additional capital purchases and (ii) the impact of including a full year’s depreciation and amortization of the revalued property and equipment and intangibles resulting from the fresh start accounting impacts from the Effective Date.

Termination of ship charter. Global Marine was the lessor under a ship charter with an Asian cable-laying operator, which was terminated during 2003. Global Marine received a total of $20 million in cash from the ship charter, a $10 million initial payment in the first quarter and $10 million at the time of formal termination in the third quarter. During the intervening period from the initial payment to the final termination payment, the initial payment served as prepaid sub-charter rent. The unamortized balance of the initial $10 million payment not recognized as sub-charter installation revenue by the time of termination ($5 million), and the final termination payment of $10 million, were recorded as a separate component of operating income in 2003.

Other income statement items. Other significant components of our consolidated statements of operations for the years ended December 31, 2003 and 2002 include the following:

	December 31, 2003 (restated)	December 31, 2002	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Interest expense	$(27)	$(75)	$(48)	(64)%
Other income, net	61	204	(143)	(70)%
Reorganizations items, net	(127)	(95)	(32)	(34)%
Gain on settlement of liabilities subject to compromise and recapitalization	23,934	—	23,934	NM
Gain from fresh start accounting adjustments	1,100	—	1,100	NM
Benefit (provision) for income taxes	(6)	102	(108)	NM
Income from discontinued operations	—	950	(950)	(100)%

NM—not meaningful

Interest expense. The decrease in interest expense is directly attributable to our bankruptcy filing on January 28, 2002. We ceased recording interest expense on our outstanding debt upon commencement of our bankruptcy proceedings in accordance with SOP 90-7. In January 2002 we recorded $43 million of interest expense on existing indebtedness that was subsequently stayed as a result of the bankruptcy filing. The balance of the interest expense in 2002 relates to interest expense related to capital lease obligations. In 2003, the interest expense relates to capital lease obligations, except for approximately $1 million related to interest expense on the New Senior Secured Notes issued on the Effective Date. In 2004, we expect our interest expense to be significantly higher than in 2003 due to a full year recognition of interest expense on the New Senior Secured Notes which will be approximately $22 million. We expect interest on capital lease obligations to remain relatively consistent, as the interest component recognized on new capital leases is not expected to be significant.

Other income, net. The decrease in other income, net is primarily a result of changes in the amount of income recorded related to the extinguishment of our obligations under certain long-term and prepaid lease agreements for services on our network through either customer settlement agreements or bankruptcy proceedings of the customers that had purchased the services from us, gains and losses on the sale of property and equipment, and changes in gains or losses resulting from foreign currency impacts on transactions. In 2003 we recorded $32 million of other income related to the extinguishment of our liabilities to customers related to long-term and prepaid lease agreements as compared with $97 million in 2002. The decrease is a result of the majority of settlement agreements with customers being signed within the first year of filing our petition for bankruptcy protection and the level of bankruptcies of our customers decreasing in 2003 as compared with 2002. In 2003 we recorded a $2 million gain on the sale of property and equipment, net as compared with a gain of $57 million for 2002. Foreign currency transactions gains decreased in 2003 to $17 million compared to $26 million for 2002. In 2004, further material extinguishments are not expected as a result of our significant reduction of deferred revenue of over $1.405 billion on the Effective Date.

Reorganization items, net. Reorganization items represent expenses and income that are incurred or realized as a direct result of the reorganization under bankruptcy that commenced on January 28, 2002. Reorganization items are reported separately in the consolidated statements of operations in accordance with the provisions of SOP 90-7. The reorganization items comprise (i) costs related to the employee retention programs, (ii) non-cash charges relating to the write-off of deferred financing fees, (iii) retained professional fee costs associated with the reorganization, (iv) interest income attributable to increased GC Debtors’ cash balances as a result of the bankruptcy, (v) adjustments to liabilities subject to compromise to the settlement claim amounts allowed by the Bankruptcy Court, and (vi) costs incurred in connection with our continued restructuring efforts (see “Restructuring Charges” above for further discussion). The reorganization items consisted of the following:

	December 31, 2003	December 31, 2002	$ Increase/ (decrease)	% Increase/ (decrease)
	(in millions)
Professional fees	$(115)	$(133)	$18	14%
Restructuring costs	(46)	(95)	49	52%
Retention plan costs	(22)	(40)	18	45%
Vendor settlements	45	255	(210)	(82)%
Deferred finance costs	—	(102)	102	100%
Interest income	11	20	(9)	(45)%

Total reorganization items	$(127)	$(95)	$(32)	(34)%

The gain from vendor settlements decreased as the majority of negotiations to settle certain pre-petition liabilities with key network vendors were finalized in 2002. The decrease in deferred finance costs was a result of a complete write-off of them on January 28, 2002 due to the bankruptcy filing in accordance with SOP 90-7. The restructuring charges decreased as we initiated the majority of our restructuring activities in 2001 and 2002. In 2003, we entered into additional restructuring activities, with a smaller impact than in 2002, to further reduce our operating expenses. Following another modest work force reduction in January 2004 and a lease termination near the end of the first quarter 2004, our restructuring efforts are expected to be completed. Professional fees decreased primarily as a result of a reduction in fees in 2003 associated with investigations as compared with 2002 (see Item 3, “Legal Proceedings,” of the Original Form 10-K Filing). The number of retained professional advisors serving the Company and the pre-petition creditors increased in 2003 over 2002 primarily due to the regulatory approval process. However, the monthly run rates of the retained professionals decreased during the second and third quarters of 2003 (the sixth and seventh quarters of the bankruptcy proceedings). Retention plan costs decreased as a result of a decrease in the number of retention plan programs and a lower number of employees being entitled to the retention plans due to restructuring efforts.

In 2004, we do not intend to continue to sponsor any retention compensation programs due to our emergence on December 9, 2003; however, any cash incentive compensation expense in connection with our annual bonus program, to the extent earned, will be included in other operating expenses, and interest income will be included in interest income in our consolidated statement of operations. Restructuring costs, if incurred, will be a separate component of operating income in accordance with SFAS No. 146.

Gain on settlement of liabilities subject to compromise and recapitalization. On the Effective Date we recognized a $23.934 billion gain on settlement of liabilities subject to compromise and recapitalization as a result of transactions contemplated by the Plan of Reorganization. This included elimination of $16.068 billion of the Predecessor equity structure, settling $8.710 billion of liabilities subject to compromise for cash, restricted cash, and equity of New GCL on the Effective Date of approximately $535 million, including $7 million in cash paid to the liquidating trust, and deferred payment plans totaling $221 million.

Fresh start accounting adjustments. As a result of our adoption of fresh start accounting, upon consummation of the Plan of Reorganization on the Effective Date, we recorded certain adjustments to our assets and liabilities to reflect their fair values. The fresh start adjustments, which resulted in a gain of $1.100 billion, consist of the elimination of $1.405 billion of deferred revenue, elimination of $45 million of other liabilities, establishment of $113 million of intangible assets and a step-up in value of $128 million for property and equipment, net, offset by a write-down of $99 million of other assets and elimination of $415 million of accumulated other comprehensive loss. These amounts were all a result of recording required adjustments to our asset, liability and other equity accounts in order to appropriately allocate our reorganization value and eliminate all accumulated losses of Predecessor in accordance with SOP 90-7.

Benefit (provision) for income taxes. The decrease in tax benefit for income taxes was primarily attributable to recognizing United States income tax refunds during 2002 as a result of loss carrybacks from 2001 and 2002 to prior tax years. No loss carrybacks were available in 2003. The 2003 tax provision is primarily related to minimum taxes in various foreign tax jurisdictions.

Income from discontinued operations. We had no discontinued operations during 2003. During 2002, certain subsidiaries were deemed abandoned due to our loss of control through our equity interest and lack of continuing involvement. The results of such subsidiaries were therefore classified as discontinued operations under Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. For further information on our discontinued operations see Note 8, “Discontinued Operations and Disposition,” in the accompanying consolidated financial statements.

Successor Results of Operations for the 22-day period from December 10, 2003 to December 31, 2003

Revenue during the 22-day period was $178 million, including $164 million for the telecommunications services segment and $14 million for the installation and maintenance segment. This level of activity was similar to the level of performance earlier in the fourth quarter. Operating expenses totaled $188 million, including $182 million for the telecommunications services segment and $6 million for the installation and maintenance segment. The net loss for the period was $11 million. The results during this short 22-day period are not necessarily indicative of the future performance of the Company over longer periods. No comparable period results for the Predecessor exist. As discussed elsewhere in this Item 7, the Company is continuing and will continue to experience losses subsequent to the reorganization on December 9, 2003. See “Cash Management Impacts and Working Capital” within “Liquidity and Capital Resources” below for a discussion of the cash performance of the Successor during the 22 day period.

Predecessor Results of Operations for the period from January 1, 2003 to December 9, 2003 and the year ended December 31, 2002

The following discussion provides a comparison of the results of operations of Predecessor for the period from January 1, 2003 to December 9, 2003 to the year ended December 31, 2002 as required by Item 303(a) of Regulation S-K. This discussion and analysis of the results below relates to Predecessor operations during bankruptcy and includes a comparison of two periods that are not equal in length and is therefore of limited use. The period from January 1 to December 9, 2003 has 22 days less activity (approximately 6% of the calendar year) than the year ended December 31, 2002 and, therefore, contributes to the decrease or lower increase in categories period over period when compared with the pro forma combined analysis previously discussed herein. Further, these periods are not directly comparable to the subsequent periods presented as a result of the impact of the Plan of Reorganization discussed above.

	Predecessor		$ Increase/ Decrease	% Increase/ Decrease
	January 1 to December 9, 2003 (restated)	Year ended December 31, 2002
	(in millions)
REVENUES:
Commercial	$988	$1,252	$(264)	(21)%
Consumer	26	44	(18)	(41)%
Carrier:
Service revenue	1,507	1,533	(26)	(2)%
Amortization of prior period IRU’s	78	74	4	5%

Total carrier	1,585	1,607	(22)	(1)%

Total telecommunications services segment revenue	2,599	2,903	(304)	(10)%
Total installation and maintenance segment revenue, net of eliminations	155	213	(58)	(27)%

Total revenues	$2,754	$3,116	$(362)	(12)%

OPERATING EXPENSES:
Cost of access and maintenance	$1,969	$2,205	$(236)	(11)%
Other operating expenses	854	1,208	(354)	(29)%
Depreciation and amortization	144	137	7	5%
Termination of ship charter	(15)	—	(15)	NM

Total operating expenses	$2,952	$3,550	$(598)	(17)%

OTHER SIGNIFICANT COMPONENTS OF OUR CONSOLIDATED STATEMENT OF OPERATIONS:
Interest expense	$(24)	$(75)	$(51)	(68)%
Other income, net	59	204	(145)	(71)%
Reorganizations items, net	(127)	(95)	32	34%
Gain on settlement of liabilities subject to compromise and recapitalization	23,934	—	23,934	NM
Gain from fresh start accounting adjustments	1,100	—	1,100	NM
Benefit (provision) for income taxes	(5)	102	(107)	NM
Income from discontinued operations	$—	$950	$(950)	(100)%

NM—not meaningful

Commercial revenues. In 2003 our commercial revenues decreased as a result of pricing declines in both voice and data services and volume declines in the financial markets base of customers resulting from customers’ continued uncertainty regarding our financial viability. Data revenue declined less than voice revenue despite significant pricing declines, reflecting the greater difficulty and cost required for customers to switch to alternative providers of data services than voice services in light of the increased need for customer premises equipment in the provision of data versus voice services. Commercial data revenues held up well with our global managed service customers, particularly in the United Kingdom, although we experienced a significant decrease in commercial data revenue in the financial services sector, where we have a substantial concentration of customers, which has been hit hard by the economic climate.

Consumer revenues. Consumer revenues decreased as we continued to minimize our investment in this business as we have determined it is not core to our strategy and plans for the future. There are no plans to grow this business as the costs to acquire and maintain customers are expected to exceed the benefits to our future profitability. In addition, price levels for consumer services continue to decline, as a result of new competitive entry and substantial increases in network capacity.

Carrier revenues. While the total carrier service revenue increased over 2002, we experienced a shift in our sales mix from the higher margin data services to lower margin voice services. The decrease in data services was as a result of continued industry pricing declines and reductions in capacity maintenance revenues as a result of the termination of several significant IRU agreements either through customer settlement agreements or through the bankruptcy proceedings of the customers that had purchased the capacity from us. Carrier voice services revenue increased as a result of aggressive marketing of voice services to compensate for the reduction in data services revenue. The increase was a result of significant increases in volume offset by continued pricing declines. The prolonged period in bankruptcy had less of an impact on carrier voice services revenue as carriers often use several voice services providers to meet their traffic demands, thereby reducing the overall risk of relying on one carrier supplier for voice services. Further, because of short lead times to change voice services providers there is less risk of a disruption in service if a change in providers were to become necessary as compared with data services which require a much longer lead time to switch providers.

The revenue recognized relating to the amortization of IRUs signed in prior periods increased as a result of new activations of capacity related to IRUs.

Installation and maintenance revenues. Installation and maintenance revenues decreased primarily due to the loss of maintenance contracts and a reduction in spare part purchasing by customers for their subsea systems due to tight system capital spending, a continued decline in installation contract revenue as a result of the oversupply of subsea capacity in the global telecommunications market since late 2001 and the early termination of two sub-charter agreements in 2003 that were in effect for all of 2002.

Cost of access and maintenance. Cost of access decreased as a result of cost of access initiatives (including, but not limited to: shifting suppliers, contract and tariff renegotiations to lower access rates, facility network access optimization including extending the access network closer to the customer as well as migrating lower trunk speeds to higher speeds, switched network access optimization through direct end office trunking and increased review of access charges, special promotions and disputes resolution) to eliminate non-revenue generating usage and negotiate lower cost of access unit prices.

Third party maintenance expenses decreased primarily as a result of our ability to eliminate certain terrestrial, cable station, and equipment maintenance contracts, the transition of certain third party managed costs into employee managed maintenance at lower costs (which is included in “other operating expenses” below) and the renegotiation of terms and conditions including price reductions, of existing contracts for maintenance during the bankruptcy.

Other operating expenses.

	Predecessor
	January 1 to December 9, 2003	% of Revenue	Year ended December 31, 2002	% of Revenue	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Telecommunications Services Segment:
Cost of sales	$44	1.6%	$49	1.6%	$(5)	(10)%
Real estate and network operations	369	13.3%	519	16.6%	(150)	(29)%
Selling and marketing	113	4.1%	156	5.0%	(43)	(28)%
Non-income taxes	29	1.0%	27	0.9%	2	7%
General and administrative	93	3.4%	141	4.5%	(48)	(34)%
Bad debts expense	44	1.6%	75	2.4%	(31)	(41)%

Total telecommunication services segment—other operating expenses	$692	25.0%	$967	31.0%	$(275)	(28)%

Installation and Maintenance Segment:
Cost of sales	$132	4.8%	$184	5.9%	$(52)	(28)%
General and administrative	30	1.2%	57	1.8%	(27)	(47)%

Total installation and maintenance segment—other operating expenses	$162	6.0%	$241	7.7%	$(79)	(33)%

Total consolidated other operating expenses	$854	31%	$1,208	38.7%	$(354)	(29)%

Telecommunications Services Segment Other Operating Expenses

Cost of sales for managed services and conferencing services were 1.6% of revenue in both 2003 and 2002. The vast majority of these expenses are governed by long term contracts or leases, which were reduced through negotiations in 2002 following our filing for bankruptcy. These reductions were offset by higher costs resulting from increased managed services revenue in 2003 compared with 2002. The increases in revenue required us to lease additional equipment to connect our customers to our network to deliver our managed services product.

Real estate and network operations related expenses declined as a result of (i) significant real estate restructuring activities initiated during the first and second quarters of 2002, for which there was a full year impact recognized in 2003, (ii) significant network operations employee termination restructuring activities initiated during the first and second quarters of 2002, for which there was a full year impact recognized in 2003, (iii) additional minor real estate restructuring activities along with additional minor network operations employee termination restructuring activities in 2003, and (iv) lower real estate tax charges due primarily to a one-time real estate tax rebate of $13 million for a property tax assessment in the United Kingdom. In addition, employee related costs in this category were lower in 2003 from 2002 levels as no annual bonus expenses were incurred during 2003.

Sales and marketing expenses decreased 28% as a result of (i) significant sales and marketing employee termination restructuring activities initiated during the first and second quarters of 2002, for which there was a full year impact recognized in 2003 and (ii) reductions in sales commission payments resulting from not only the employee termination activities described above, but also due to a revised sales compensation plan and a lower revenue base against which commissions were paid. In addition, employee related costs in this category were lower in 2003 from 2002 levels as no annual bonus expenses were incurred during 2003.

Bad debt expense decreased 41% primarily due to (i) improvements in the aging of our account receivables, focused collection efforts, enhanced evaluations of customers’ creditworthiness and limits, and recovery of significantly aged amounts through settlements and (ii) lower incidences of significant carrier customer bankruptcy actions in 2003 as compared with 2002 due to elimination of several less financially stable customers in the latter part of 2002.

Non-income taxes increased $2 million, primarily resulting from property tax credits received during 2002 from certain jurisdictional taxing authorities on owned real estate and other assets, including equipment. Property tax credits received during 2002 were primarily attributable to local taxing authorities utilizing lower property values more in line with fair values than in prior periods. This result was consistent with the impairment charges recorded by the Company in December 2001.

G&A costs decreased 34% as a result of (i) significant administrative employee termination restructuring activities initiated during the first and second quarters of 2002, for which there was a full year impact recognized in 2003, (ii) additional minor administrative employee termination restructuring activities in 2003 and (iii) continued cost management of discretionary G&A spending, including, but not limited to, travel and entertainment, advertising and consulting. In addition, employee related costs in this category were lower in 2003 from 2002 levels as no annual bonus expenses were incurred during 2003.

Installation and Maintenance Segment Other Operating Expenses

Cost of sales pertaining to our installation and maintenance segment decreased primarily as a result of reduced installation projects and maintenance contract requirements (resulting in lower third party project costs in 2003) and aggressive cost reduction efforts by the Company in response to the cyclical downturn in the segment’s market. These aggressive cost reduction efforts commenced in the latter part of 2002 and continued through the end of 2003, and resulted in significantly reduced vessel related costs, manning charges and overhead expenses.

General and administrative costs pertaining to our installation and maintenance segment decreased primarily as a result of staff reductions in connection with Global Marine’s restructuring initiatives along with a reduction in bad debt expenses. In 2002, bad debt expense was significantly higher due to the impact of the bankruptcies in the telecommunications industry.

Depreciation and amortization. Depreciation and amortization consists of depreciation of property and equipment, amortization of customer installation costs and amortization of other identifiable intangibles. The increase in depreciation and amortization is attributable to the depreciation of Predecessor capital purchases during 2002 and 2003.

Termination of ship charter. Global Marine was the lessor under a ship charter with an Asian cable-laying operator, which was terminated during 2003. Global Marine received a total of $20 million in cash from the ship charter, a $10 million initial payment in the first quarter and $10 million at the time of formal termination in the third quarter. During the intervening period from the initial payment to the final termination payment, the initial payment served as prepaid sub-charter rent. The unamortized balance of the initial $10 million payment not recognized as ship sub-charter installation revenue by the time of termination ($5 million), and the final termination payment of $10 million, were recorded as income in a separate component of operating expenses in 2003.

Interest expense. The decrease in interest expense is directly attributable to our bankruptcy filing on January 28, 2002. We ceased recording interest expense on our outstanding debt upon commencement of our bankruptcy proceedings in accordance with SOP 90-7. In January 2002 we recorded $43 million of interest expense on existing indebtedness that was subsequently stayed as a result of the bankruptcy filing. The balance of the interest expense in 2002 and the amount in 2003 relates to interest expense related to capital lease obligations.

Other income, net. The decrease in other income, net is primarily a result of changes in the amount of income recorded related to the extinguishment of our obligations under certain long-term and prepaid lease agreements for services on our network through either customer settlement agreements or bankruptcy proceedings of the customers that had purchased the services from us, gains and losses on the sale of property and equipment, and changes in gains or losses resulting from foreign currency impacts on transactions. In 2003 we recorded $32 million of other income related to the extinguishment of our liabilities to customers related to long-term and prepaid lease agreements as compared with $97 million in 2002. The decrease is a result of the majority of settlement agreements with customers being signed within the first year of filing our petition for bankruptcy protection and the level of bankruptcies of our customers decreasing in 2003 as compared with 2002. In 2003 we recorded a $2 million gain on the sale of property and equipment, net as compared with a gain of $57 million, net for 2002. Foreign currency transactions gains decreased in 2003 to $15 million compared to $26 million for 2002.

Reorganization items, net. Reorganization items represent expenses and income that are incurred or realized as a direct result of the reorganization under bankruptcy that commenced on January 28, 2002. Reorganization items are reported separately in the consolidated statements of operations in accordance with the provisions of SOP 90-7. The reorganization items consisted of the following:

	Predecessor
	January 1 to December 9, 2003	Year Ended December 31, 2002	$ Increase/ (decrease)	% Increase/ (decrease)
	(in millions)
Professional fees	$(115)	$(133)	$18	14%
Restructuring costs	(46)	(95)	49	52%
Retention plan costs	(22)	(40)	18	45%
Vendor settlements	45	255	(210)	(82)%
Deferred finance costs	—	(102)	102	100%
Interest income	11	20	(9)	(45)%

Total reorganization items	$(127)	$(95)	$(32)	(34)%

The gain from vendor settlements decreased as the majority of negotiations to settle certain pre-petition liabilities with key network vendors were finalized in 2002. The decrease in deferred finance costs was a result of a complete write-off of them on January 28, 2002 as a result of the bankruptcy filing in accordance with SOP 90-7. The restructuring charges decreased as we initiated the majority of our restructuring activities in 2001 and 2002. In 2003, we entered into additional restructuring activities, with a smaller impact than in 2002, to further reduce our operating expenses. Professional fees decreased primarily as a result of a reduction in fees in 2003 associated with investigations as compared with 2002 (see Item 3, “Legal Proceedings,” of the Original Form 10-K Filing). The number of retained professional advisors serving the Company and pre-petition creditors increased in 2003 over 2002 primarily due to the regulatory approval process. However, the monthly fee and expense run rates of the retained professionals decreased during the second and third quarters of 2003 (the sixth and seventh quarters of the bankruptcy proceedings). Retention plan costs decreased as a result of a decrease in the number of retention plan programs and a lower number of employees being entitled to the retention plans due to restructuring efforts.

Gain on settlement of liabilities subject to compromise and equity restructuring. On the Effective Date we recognized a $23.934 billion gain on settlement of liabilities subject to compromise and recapitalization as a result of transactions contemplated by the Plan of Reorganization. This included elimination of $16.068 billion of the Predecessor equity structure, settling $8.710 billion of liabilities subject to compromise for cash, restricted cash and equity of New GCL on the Effective Date of approximately $535 million, including $7 million in cash paid to the liquidating trust and deferred payment plans totaling $221 million.

Fresh start accounting adjustments. As a result of our adoption of fresh start accounting, upon consummation of the Plan of Reorganization on the Effective Date, we recorded certain adjustments to our assets and liabilities to reflect their fair values. The fresh start adjustments, which resulted in a gain of $1.100 billion, consist of the elimination of $1.405 billion of deferred revenue, elimination of $45 million of other liabilities, establishment of $113 million of intangible assets and a step-up in value of $128 million for property and equipment, net, offset by a write-down of $99 million of other assets and elimination of $415 million of accumulated other comprehensive loss. These amounts were all a result of recording required adjustments to our asset, liability and other equity accounts in order to appropriately allocate our reorganization value and eliminate all accumulated losses of Predecessor in accordance with SOP 90-7.

Benefit (provision) for income taxes. The movement in the tax benefit for income taxes was primarily attributable to recognizing United States income tax refunds during 2002 as a result of loss carry backs from 2001 and 2002 to prior tax years. No loss carrybacks were available in 2003. The 2003 tax provision is primarily related to minimum taxes in various foreign tax jurisdictions.

Income from discontinued operations. We had no discontinued operations during 2003. During 2002, certain subsidiaries were deemed abandoned due to our loss of control through our equity interest and lack of continuing involvement. The results of such subsidiaries were therefore classified as discontinued operations under Statement of Financial Accounting standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. For further information on our discontinued operations see Note 8, “Discontinued Operations and Disposition,” in the accompanying consolidated financial statements.

Results of Operations for the Years Ended December 31, 2002 and December 31, 2001

Revenues. Our bankruptcy filing in January 2002, the continued worsening of the macroeconomic environment throughout 2002, bankruptcy filings by several of our carrier customers, the overcapacity in the telecommunications sector, related price competition throughout the industry in both voice and data products in the United States and Europe and the uncertainties about our ability to emerge from bankruptcy all contributed to declines in telecommunications services segment revenue levels year over year. In addition, in 2002 the installation and maintenance segment was significantly impacted by the overbuild of subsea cable capacity in recent years, resulting in substantial declines in its installation and maintenance revenue.

Actual reported revenues for the years ended December 31, 2002 and 2001 reflect the following changes:

	Predecessor
	December 31, 2002	December 31, 2001	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Commercial	$1,252	$1,395	$(143)	(10)%
Consumer	44	110	(66)	(60)%
Carrier:
Service revenue	1,533	1,519	14	1%
Sales type lease revenue	—	18	(18)	(100)%
Amortization of prior period IRUs	74	80	(6)	(8)%

Total carrier	1,607	1,617	(10)	(1)%

Total telecommunications services segment revenue	2,903	3,122	(219)	(7)%
Total installation and maintenance segment revenue, net of eliminations	213	537	(324)	(60)%

Total revenues	$3,116	$3,659	$(543)	(15)%

Our bankruptcy filing and pricing declines had an adverse effect on customer attrition in the commercial sales channel resulting in declines in commercial sales revenue. This was primarily due to a $192 million or 22% decrease, to $676 million revenue generated from voice services in 2002 compared with $868 million in 2001. This included a $54 million, or 31%, decline in 2002 conferencing revenue from the prior period total of $173 million. While a portion of this reduction was due to disconnects, or customers altogether moving off our network, the majority was due to customers directing their traffic to other carriers for the sake of redundancy. In addition, some of the revenue reduction was a result of repricing existing customer contracts as they came up for renewal during our bankruptcy. While revenue levels were declining, volume levels were declining to a lesser extent or increasing, depending on the product offering. The decline in the conferencing product offering was more severe as we were the primary provider of conferencing services to many conferencing customers including several large multinational corporations. We believe these customers became hesitant to rely on us as a primary provider of this critical service to their businesses while there was uncertainty as a result of our bankruptcy and strategy for emerging from bankruptcy. The declines in voice services were offset by increases of $50 million, or 10%, to $576 million in 2002 in the sale of data services. Our data services were not as severely impacted by our bankruptcy due to the logistics of the relationship with the existing customers as we have deployed equipment at customers’ premises to provide Frame Relay, ATM, and Managed Services products. The attrition experienced in commercial voice services was much greater as customers perceived that migrating this service to another provider would be less risky and that it would be less costly to switch to an alternative provider.

We did not invest in supporting our consumer business during 2002 as we determined that this business was not core to our strategy and plans for the period. There are no plans to grow this business as the costs to maintain and acquire customers are expected to exceed the benefits to our future profitability. In addition, price levels for consumer services continue to decline, as a result of new competitive entry and substantial increases in network capacity.

Our bankruptcy had a significant impact on the mix of carrier revenue in 2002 compared with 2001. Carriers often use several suppliers to meet their traffic demands and the risk of relying on one carrier supplier is not as prevalent as in the case of commercial businesses previously discussed. The overall flatness in growth was a result of an increase in voice services of $178 million, or 16%, to $1.288 billion in 2002 from $1.110 billion in 2001, offset by a decrease in data services of $164 million, or 40%, to $245 million in 2002 from $409 million in 2001. The 16% increase in revenue generated from voice services includes an increase in international voice services of $140 million, or 52%, to $408 million in 2002 from $268 million in 2001. The international voice market was highly competitive, experiencing a 20% annualized price decline in 2002 compared with 2001. Revenue from data services experienced even larger declines in pricing period over period, including from contract repricing, and volume growth could not be attained by the carrier sales force to compensate for these declines. Additional data revenues were lost as several carrier customers filed for bankruptcy protection resulting in the cancellation of longer term data contracts.

We had no sales of capacity under sales-type lease arrangements in 2002, compared with one contract for $18 million in 2001. The revenue recognized in 2002 relating to the amortization of IRUs signed in prior periods decreased as a result of a few factors, including significantly fewer IRUs signed in 2002 than in 2001 and therefore very limited incremental amortization revenue. In addition, certain agreements for services were terminated either through customer settlements or through bankruptcy proceedings of the customers that had purchased services from us. We recognized $97 million of the deferred revenue related to these obligations into “other income,” as a result of our no longer having an obligation to provide services; however, the suspension of these agreements resulted in a reduced revenue stream.

Installation revenue decreased $296 million, or 81%, in 2002 to $68 million from $364 million in 2001. This was primarily due to the rapid decline in subsea installation projects as a result of the oversupply of subsea capacity in the global telecommunications market. Maintenance revenue also decreased $28 million or 16% in 2002 to $145 million, from $173 million in 2001. This is primarily due to the loss of the North Sea cable maintenance contract and a reduction in spare part purchasing by customers for their subsea systems due to tighter system capital spending.

Operating Expenses. Components of operating expenses for the years ended December 31, 2002 and 2001 were as follows:

	Predecessor
	December 31, 2002	December 31, 2001	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Cost of access and maintenance	$2,205	$2,152	$53	2%
Other operating expenses	1,208	2,080	(872)	(42)%
Depreciation and amortization	137	1,548	(1,411)	(91)%
Asset impairment charges	—	17,181	(17,181)	(100)%
Restructuring charges	—	410	(410)	(100)%

Total operating expenses	$3,550	$23,371	$(19,821)	(85)%

Cost of access and maintenance. Cost of access increased $86 million, or 4%, to $2.047 billion in 2002 from $1.961 billion in 2001, primarily due to increases in usage based voice charges of $187 million, or 17%, necessary to meet the increased level of voice services revenue, which resulted in increased minute volumes with other carriers to originate and/or terminate traffic. This was offset by decreases in dedicated leased facility charges as a result of our rejection of certain contracts in accordance with our rights under bankruptcy. As discussed above, the higher margin products in the commercial sales channel and sales of higher margin data services in the carrier channel both declined as a percentage of total revenue in 2002 when compared to 2001. Although certain cost of access rate reductions were achieved within broad categories of COA&M expenses, aggregate costs of access increased due to having a higher percentage of lower margin carrier voice services.

Third party maintenance expenses decreased $33 million, or 17%, in 2002 to $158 million from $191 million in 2001 primarily as a result of our ability to eliminate certain terrestrial, cable station and equipment maintenance contracts, transition certain third party managed costs into employee managed maintenance at lower costs (which is included within “other operating expenses” below) and the renegotiation of terms and conditions, including pricing reductions, of existing contracts for maintenance during the bankruptcy.

Other operating expenses. Other operating expenses primarily consist of (i) real estate and non-income tax related costs; (ii) selling and general and administrative expenses (“SG&A”), including all employee-related expenses and professional fees; (iii) bad debt expense; and (iv) cost of goods sold for the cable installation and maintenance segment and for the managed services products sold within the telecommunications services segment.

SG&A expenses decreased substantially primarily as a result of our cost reduction and restructuring efforts beginning in August 2001 and continuing throughout 2002. SG&A decreased $482 million, or 39% to $744 million in 2002 from $1.226 billion in 2001. The restructuring efforts have resulted in significant declines in employee-related costs including salaries, employee benefits, temporary labor, commissions and travel. As of December 31, 2002, approximately 5,300 employees had been terminated from employment since the restructuring plan commenced in August 2001. Cost of sales decreased $238 million, or 51%, to $233 million in 2002 as a result of a reduction of installation projects in 2002 and cost reduction efforts by the installation and maintenance segment, including the reduction of manning costs and other fleet-related expenses. Cost of sales related to installation revenue declined $214 million, or 69% to $97 million in 2002 from $311 million in 2001 as a result of these events. However, since a significant portion of cost of sales related to installation revenue represents fixed vessel-related costs, we were unable to reduce such costs enough to offset the rapid decline in subsea installation projects and, as a result, margins on installation projects were negative in 2002. Real estate and other tax related costs declined 35% to $154 million in 2002, which reflects the impacts of our anticipated exit of certain leased facilities as defined in our restructuring plans. As of December 31, 2002, 247 sites, consisting of approximately 4 million square feet, had been vacated under the real estate restructuring plan. Non-income taxes, specifically taxes on owned real estate and personal property, declined significantly in 2002 as a result of the substantial impairment of our long-lived asset values. Bad debt expense also declined from $124 million in 2001 to $77 million in 2002 as a result of improvements in the aging of our account receivables, due to focused collection efforts, enhanced evaluations of customers’ creditworthiness and limits, and recovery of significantly aged amounts through settlements.

Depreciation and amortization. Depreciation and amortization consists of depreciation expense of our property and equipment, non-cash costs of capacity sold, amortization of customer installation costs and goodwill and other identifiable intangibles amortization. The decrease in depreciation and amortization expense in 2002 from 2001 was directly related to the $17.181 billion impairment charges we recorded during the year ended December 31, 2001, which are more fully described in the next paragraph.

Asset Impairment Charges. We evaluated our long-lived assets for impairment under the provisions of SFAS No. 121 in the fourth quarter of 2001 due to the continuing economic slowdown, the significant cost reduction and restructuring efforts across our business, the sale of three businesses by us between January 2001 and December 2001 (GlobalCenter, ILEC and IPC), the change in our business outlook due primarily to the overcapacity in the telecommunications market, and difficulty in obtaining new revenue to fill our recently completed global IP network.

Our bankruptcy filing on January 28, 2002 and the capital structure contemplated for our planned reorganization further demonstrated impairments in our long-lived asset carrying values. As a result of the cumulative impact of these factors, we recorded a long-lived asset impairment charge of $16.636 billion for continuing operations in the fourth quarter of 2001 in accordance with the guidelines set forth under SFAS No. 121, which resulted in a full write-off of $8.028 billion of goodwill and other identifiable intangibles and a remaining net carrying value of property and equipment for continuing operations of $1.000 billion, following a tangible asset impairment charge of $8.608 billion. In addition, when we were actively seeking to sell our Global Marine business, we recorded an impairment charge in the third quarter of 2001 relating to the entire net carrying value of remaining goodwill and other identifiable intangibles of $545 million in our installation and maintenance segment as we believed these assets would not be realized through the sale of the business, based upon available information.

Restructuring Charges. Restructuring charges were $95 million in 2002 (reflected in reorganization items, net, in accordance with SOP 90-7) compared to $410 million in 2001. In August 2001, we announced our original restructuring efforts centered around the realignment and integration of our then regional organization structure into integrated global functions such as network operations, customer care, information systems, finance and sales and marketing. This effort continued throughout 2002 following our bankruptcy filing on January 28, 2002 and increased cost reduction efforts.

The employee-related costs included in the restructuring charges for the years ended December 31, 2002 and 2001 were $51 million and $71 million, respectively. This is composed primarily of severance-related payments and outplacement costs for all employees involuntarily terminated. The costs related to facility closures included in the restructuring charges for the years ended December 31, 2002 and 2001 were $51 million and $270 million, respectively. In 2001, the $270 million of costs included continuing building lease obligations and estimated decommissioning costs and broker commissions for 130 sites, offset by anticipated third-party sublease payments. It also includes $63 million of impairments to the facility-related assets such as leasehold improvements and abandoned office equipment related to these facility closures. In 2002, the net costs related to facility closures included continuing building lease obligations and estimated decommissioning costs and broker commissions for an additional 133 sites, offset by anticipated third-party sublease payments. The charge initially recorded was further reduced by the release of the related reserve for United States facilities rejected through the chapter 11 bankruptcy process and other sites terminated with the landlords. In 2002, we filed petitions in the Bankruptcy Court to reject the operating leases for 131 sites in the United States, resulting in a rejection claim liability of $66 million as of December 31, 2002, included in our liabilities subject to compromise.

As of December 31, 2002, 247 sites, consisting of approximately 4 million square feet, had been vacated and approximately 5,300 employees had been terminated as a result of these restructuring plans.

Other components of our consolidated statements of operations for the years ended December 31, 2002 and 2001 included the following:

	Predecessor
	December 31, 2002	December 31, 2001	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Interest income	$2	$21	$(19)	(90)%
Interest expense	(75)	(506)	(431)	(85)%
Loss from write-down and sale of investments, net	—	(2,041)	(2,041)	(100)%
Other income, net	204	(87)	291	NM
Reorganizations items, net	(95)	—	95	NM
Benefit for income taxes	102	1,847	(1,745)	(94)%
Income (loss) from discontinued operations	950	(1,916)	2,866	NM
Preferred stock dividends	(19)	(238)	(219)	(92)%

NM—not meaningful

Interest income. Interest income earned following the commencement of our bankruptcy proceedings is reflected in reorganization items, net, in accordance with the provisions of bankruptcy reporting pursuant to SOP 90-7. Therefore, the interest income in 2002 reflects interest for the month of January 2002 only for the GC Debtors, whereas 2001 includes interest income for all entities for the full year.

Interest expense. The decrease in interest expense is directly attributable to our bankruptcy filing on January 28, 2002. We ceased accruing for all interest on our outstanding debt following the date of the commencement of our bankruptcy proceedings in accordance with the provisions of bankruptcy reporting contained within SOP 90-7. The balance of the 2002 amount represents interest expense relating to capitalized lease obligations.

Loss from write-down and sale of investments. As of December 31, 2001, substantially all of the carrying value of our strategic investment portfolio was permanently impaired in accordance with the provisions of SFAS No. 115. The $2.041 billion in losses incurred in 2001 relate to the permanent impairment charges of $2.097 billion and realized gains of $67 million, offset by realized losses of $11 million in our marketable securities portfolio. The permanent impairment charges includes $1.918 billion relating to the full impairment of our investment in the common stock of Exodus as no recovery was expected as a result of its bankruptcy filing in September 2001.

Other income, net. The increase in other income, net is partially attributable to the extinguishment of obligations under certain long-term and prepaid lease agreements for services on our network either through customer settlement agreements or through the bankruptcy proceedings of the customers that had purchased such services from us. As a result, we had no further requirement to provide services and, therefore, the remaining deferred revenue relating to these agreements of $97 million was realized into “other income” during 2002. The derecognition of these liabilities was in accordance with the guidelines described within SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” and did not result in any revenue recognition. The balance of the increase in other income was primarily attributable to foreign currency transaction gains (losses). Further, in 2001 we recognized a $114 million impairment charge related to an equity investment held in Latin America.

Reorganization Items. Reorganization items represent expenses and income that are incurred or realized as a direct result of the reorganization under bankruptcy that commenced on January 28, 2002. Reorganization items are reported separately in the consolidated statements of operations in accordance with the provisions of SOP 90-7. The reorganization items in 2002 were comprised of (i) costs related to the employee retention programs, (ii) non-cash charges relating to the write-off of deferred financing fees, (iii) retained professional fee costs associated with the reorganization, (iv) interest income attributable to increased GC Debtors’ cash balances as a result of the bankruptcy, (v) adjustments to liabilities subject to compromise to the settlement claim amounts allowed by the Bankruptcy Court, and (vi) costs incurred in connection with our continued restructuring efforts (see “Restructuring Charges” above for further discussion).

Benefit for income taxes. The 2002 income tax benefit is primarily attributable to the United States income tax refunds received in the fourth quarter of 2002 and in the third quarter of 2003 as a result of loss carrybacks from 2001 and 2002 to prior tax years. The income tax benefit in 2001 is primarily attributable to the reversal of $535 million of deferred tax expense recorded in 2000 and the use of losses and other tax attributes of continuing operations to offset the taxes provided for on the sales and results of operations of the ILEC and IPC of $1.096 billion reflected in the results of discontinued operations.

Income (loss) from discontinued operations. The increase in income from discontinued operations in 2002 was primarily attributable to the $1.184 billion gain on abandonment of Asia Global Crossing. We have classified the financial position and results of operations of Asia Global Crossing as discontinued operations for all periods presented in the accompanying consolidated financial statements in accordance with SFAS No. 144. The net loss of Asia Global Crossing’s operations decreased $1.982 billion to $236 million in 2002 from $2.218 billion in 2001. The loss from Asia Global Crossing’s operations in 2002 was primarily due to interest costs of $100 million, and operating expenses of $205 million, offset by revenue of $93 million. The 2001 loss from Asia Global Crossing’s operations was primarily a result of long-lived asset impairment charges of $2.399 billion, equity investment impairment of $450 million and operating losses of $300 million offset by $949 million in losses to minority interests of Asia Global Crossing. The Asia Global Crossing impairment charges were recorded in accordance with the provisions of SFAS No. 121 and APB No. 18 in the fourth quarter of 2001. These impairment charges represented the shortfall between Asia Global Crossing’s long-lived asset net carrying values from the discounted future cash flow stream and the estimated long-lived asset fair value in the then-pending sales of Asia Global Crossing, its PCL subsidiary and its 50% interest in the HGC joint venture to Asia Netcom, Pivotal, and Hutchison, respectively. The aggregate impairment charges of $2.399 billion and $450 million in the year ended December 31, 2001, which are included as “discontinued operations” in the accompanying consolidated statements of operations, include the full impairment of $100 million in goodwill and other identifiable intangibles, the write-off of $450 million in connection with Asia Global Crossing’s 50% investment in the HGC joint venture and tangible asset impairment charges of $2.299 billion, including PCL.

In 2001, we sold our GlobalCenter, ILEC and IPC businesses. The ILEC and IPC businesses were sold for losses of $206 million and $120 million, respectively. The gain on sale of GlobalCenter was deferred and was to be recognized over a 10-year period as a reduction of operating expense. As a result of fresh-start accounting on the Effective Date, the remaining deferred gain was eliminated. In addition, a deferred tax expense of $600 million was recorded in the third quarter of 2000 in connection with the sale of the ILEC. This deferred tax expense and related liability restated in the third quarter of 2000 are completely reversed in the second quarter of 2001 to deferred tax benefit from discontinued operations. The corresponding current tax liability was offset by losses and other tax attributes of continuing operations in the fourth quarter of 2001.

Preferred stock dividends. Preferred stock dividends decreased in 2002 as we ceased accruing all preferred stock dividends on January 28, 2002 upon our filing for bankruptcy protection in accordance with SOP 90-7.

Liquidity and Capital Resources

Financial Condition and State of Liquidity

The below disclosure regarding our liquidity has not been updated from that set forth in the Original Form 10-K Filing. For updated liquidity disclosure, see Note 33, “Subsequent Events,” to the accompanying consolidated financial statements.

At December 31, 2003, our available liquidity consisted of $290 million of unrestricted cash and cash equivalents. In addition, we held $21 million ($6 million of which is included in long-term other assets) in restricted cash. This amount represents collateral relating to certain letters of credit, guarantees, performance bonds and deposits.

We expect our available liquidity to substantially decline in 2004 due to operating cash flow requirements and Plan of Reorganization related payments in 2004 of $128 million for deferred reorganization costs and $30 million for the final fees and expenses of retained professionals under the bankruptcy proceedings. We currently expect that we will need to obtain up to $100 million in financing to fund our anticipated liquidity requirements through the end of 2004. We are currently seeking to arrange a working capital facility or other financing to provide us with this necessary liquidity. We are in the midst of substantial planning for periods beyond 2004, having just recently emerged from reorganization. Based on our current projections, we will need to raise substantial additional financing to meet our anticipated liquidity needs beyond 2004. If the Company is unable to raise substantial financing or improve the Company’s operating results to achieve positive operating cash flows in the future, the Company would be unable to meet its anticipated liquidity requirements.

If we cannot arrange a working capital facility or raise other financing during 2004, ST Telemedia has indicated its intention to provide us with up to $100 million of financial support to fund our operating needs on such terms and conditions as we and ST Telemedia may agree. ST Telemedia’s intention is based on our commitment to adhere to an operating plan requiring no more than $100 million in additional funds in 2004. If provided, this financial support could be in the form of (1) a guarantee or other support by ST Telemedia in respect of borrowings by us under a working capital facility or other financing or (2) a subordinated loan from ST Telemedia. The indenture for the New Senior Secured Notes does not permit ST Telemedia to lend to us directly on a secured or senior basis. While ST Telemedia has indicated its intention to provide financial support to us and management expects ST Telemedia to make such financial support available, ST Telemedia does not have any contractual obligation to provide financial support to us, and we can provide no assurance that ST Telemedia will provide any such financial support.

We can provide no assurance that our cash flows will improve or that we will be able to arrange financing sufficient to meet our liquidity needs for 2004 and beyond. It is likely that amendments to the indenture for the New Senior Secured Notes will be required by lenders as a condition to their willingness to provide financing. Although a wholly owned subsidiary of ST Telemedia currently holds the New Senior Secured Notes, ST Telemedia is under no obligation to continue to hold such notes for any designated period.

The indenture for the New Senior Secured Notes imposes certain restrictions on our ability to raise additional financing. See “Indebtedness” below for a description of these restrictions.

Our core network was substantially completed in mid-2001. Since then our Company has continued to evolve its focus from network construction to service capabilities and therefore we have reduced our capital expenditure requirements substantially. The several billion dollars of capital expenditures spent between 1998 and 2001 decreased to $281 million in 2002 and even further to $152 million in 2003. Since our focus is on service capabilities to our customers, over 70% of our anticipated capital spending in 2004 will consist of capital spending focused towards meeting the needs of our expanding relationships with existing customers and meeting the requirements of new customers. All of this spending is directly tied to revenue that will occur primarily at the edge of our network. As a result of the Company’s current state of liquidity, our flexibility in expanding our capital spending higher than current levels could limit our ability in meeting customer requirements. The telecommunications industry remains highly capital-intensive so our cost advantage from our already completed network differentiates us. However, the size of our network demands certain maintenance requirements, which have been strained due to cost constraints during the 22-month bankruptcy period. The drastic decline in our capital expenditures may result in increased longer-term maintenance requirements, although it is not possible at this time to make predictions in this regard.

As a holding company, all of our revenues are generated by our subsidiaries and substantially all of our assets are owned by our subsidiaries. As a result, we are dependent upon dividends and inter-company transfer of funds from our subsidiaries to meet our debt service and other payment obligations. Our subsidiaries are incorporated and are operating in various jurisdictions throughout the world. A number of our subsidiaries have cash on hand that exceeds their immediate requirements but that cannot be distributed or loaned to us or our other subsidiaries to fund our or their operations due to contractual restrictions or legal constraints related to the solvency of such entities. These restrictions could cause us or certain of our other subsidiaries to become and remain illiquid while other subsidiaries have sufficient liquidity to meet their liquidity needs.

Global Marine has experienced significant declines in revenues since 2001 and is expected to experience negative cash flows in 2004. Global Marine expects to be in default under one financial ratio covenant under two agreements, a capital lease and a ship charter as of June 30, 2004 and in default under a second such financial ratio covenant as of the end of 2004. Global Marine is in discussions with the counterparties to these agreements to address the expected breaches of such financial covenants, and is discussing with its other principal ship charter creditors a possible restructuring of the payment schedules under its agreements with such creditors. If Global Marine is unsuccessful in these efforts, these parties could terminate such agreements and accelerate Global Marine’s required payments thereunder. Such an action would trigger cross-default provisions in Global Marine’s other ship charters and capital lease obligations, as well as the cross-default provisions under the indenture for the New Senior Secured Notes and other financing agreements of ours which could accelerate our repayment of indebtedness. On February 27, 2004, we retained Citigroup Global Markets Inc. as our financial advisor to assist in exploring strategic alternatives regarding Global Marine, including the potential sale of that business. Any strategic transaction involving Global Marine would require approval of New GCL’s Board of Directors. In the event of a sale of Global Marine, any net proceeds received by us, after settlement of liabilities and deal costs, would be required to be used to repay the New Senior Secured Notes.

Indebtedness

Prior to the Effective Date, Predecessor had $6.641 billion pre-petition indebtedness outstanding included in “liabilities subject to compromise.” On the Effective Date and pursuant to the Plan of Reorganization all of this pre-petition indebtedness was discharged.

On the Effective Date, Global Crossing North America Holdings, Inc. (“GCNAH”), one of Successor’s U.S. subsidiaries, issued $200 million in aggregate principal amount of New Senior Secured Notes to ST Telemedia. On March 12, 2004, ST Telemedia transferred the New Senior Secured Notes to a subsidiary. The notes will mature on the third anniversary of their issuance. Interest accrues at 11% per annum and is due June 15 and December 15 each year.

The New Senior Secured Notes are guaranteed by New GCL and all of its material subsidiaries. The New Senior Secured Notes are senior in right of payment to all other indebtedness of New GCL and its material subsidiaries, except that they will be equal in right of payment with (i) one or more working capital facilities in an aggregate principal amount of up to $150 million (the “Working Capital Facilities”) and (ii) a limited amount of certain other senior indebtedness. The New Senior Secured Notes are secured by a first priority lien on the stock and assets of Global Marine and GCUK and their material subsidiaries. In addition, any sale of those entities will trigger mandatory repayment of the New Senior Secured Notes to the extent of the proceeds of any such sale. To the extent proceeds of any such sales are other than cash, such proceeds shall be substituted for the collateral. Payment of the New Senior Secured Notes is also secured by a lien on substantially all the other assets of Successor and its material subsidiaries, such lien to be second in priority to the lien on the Working Capital Facilities if and when such Working Capital Facilities are provided.

GCNAH may redeem the New Senior Secured Notes, plus accrued and unpaid interest, at any time without penalty or premium. In the event of a change of control, GCNAH will be obligated to offer to redeem the notes at 101% of the outstanding principal amount plus accrued and unpaid interest.

The New Senior Secured Notes were issued under an indenture which includes covenants and events of default that are customary for high-yield senior note issuances. These provisions include (i) limitations on the indebtedness of Successor, (ii) limitations on dividend and other payments to equity holders (including ST Telemedia), (iii) limitations on investments and sale and leaseback transactions, (iv) restrictions on asset sales, consolidations, and mergers, (v) limitations on granting additional liens and (vi) cross-default provisions which could result in the acceleration of our repayment obligations in the event that one or more of our subsidiary companies were to default on any capital lease obligation or other debt obligation totaling more than $2.5 million or the bankruptcy or insolvency of any or our subsidiaries. The covenants permit Successor to enter into the Working Capital Facilities and have limited exceptions, baskets, and carve-outs. The limitation on indebtedness covenant, in particular, permits the incurrence of the following: (i) up to $150 million in additional debt under one or more working capital facilities, (ii) up to $50 million in purchase money debt or capital lease obligations, (iii) up to $10 million in debt for general corporate purposes and (iv) additional subordinated debt if we satisfy the leverage ratio specified in the indenture, although we do not expect to satisfy such ratio for the foreseeable future. In order to secure any financing with a third-party, the Company expects that the holders of the New Senior Secured Notes (ST Telemedia) will need to agree to certain modifications to the terms and conditions of the New Senior Secured Notes pertaining to the priority of liens on assets securing the debt.

The New Senior Secured Notes were issued to ST Telemedia in a private placement transaction pursuant to Section 4(2) of the Securities Act and subsequently transferred to a subsidiary of ST Telemedia on March 12, 2004. The New Senior Secured Notes are therefore “restricted securities” for purposes of the rules and regulations promulgated by the SEC under the Securities Act. In addition, the initial holder of the New Senior Secured Notes (i.e., a subsidiary of ST Telemedia) is a control person of the issuer of the securities within the meaning of Section 2(11) of the Securities Act. ST Telemedia’s subsidiary may sell or otherwise transfer the New Senior Secured Notes only pursuant to a registration statement declared effective by the SEC or an exemption from Securities Act registration requirements. We have agreed in principal to grant customary registration rights to ST Telemedia’s subsidiary in respect of the New Senior Secured Notes.

Cash Management Impacts and Working Capital

Condensed Consolidated Statements of Cash Flows

	Successor	Predecessor	Pro forma Combined	Predecessor
	December 10, to December 31, 2003 (restated)	January 1, to December 9, 2003 (restated)	Year Ended December 31, 2003 (restated)	Year Ended December 31, 2002	$ Increase (Decrease)
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income (loss)	$(11)	$24,739	$24,728	$654	$24,074
Discontinued operations and asset sale gains	—	(1)	(1)	(1,073)	1,072
Reorganization items	—	(24,907)	(24,907)	95	(25,002)
Deferred reorganization costs	(51)	(13)	(64)	—	(64)
Depreciation, amortization, stock compensation and bad debt expense	13	189	202	214	(12)
Amortization revenue of prior period IRU’s	—	(78)	(78)	(74)	(4)
Cash used in reorganization items	(12)	(391)	(403)	(292)	(111)
Other changes in operating assets and liabilities	(17)	120	103	525	(422)

Cash flows provided by (used in) operating activities	(78)	(342)	(420)	49	(469)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Capital expenditures	(11)	(141)	(152)	(281)	129
Proceeds from sale of fixed assets	9	10	19	62	(43)
Other investing activities	5	(13)	(8)	(16)	8

Cash flows provided by (used in) investing activities	3	(144)	(141)	(235)	94

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Capital & debt infusion—controlling shareholder	—	450	450	—	450
Other	(2)	(20)	(22)	2	(24)

Cash flows provided by (used in) financing activities	(2)	430	428	2	426

NET CHANGE IN CASH AND CASH EQUIVALENTS	$(77)	$(56)	$(133)	$(184)	$51

Our working capital decreased $464 million to a negative working capital of $148 million at December 31, 2003 (Successor) compared to December 31, 2002 (Predecessor) primarily due to the costs and related impacts to our business of the prolonged bankruptcy period, the impacts of the required Effective Date cash flows, fresh start accounting and the cash performance of the business during the year. Unrestricted cash and cash equivalents decreased from $423 million at December 31, 2002 to $290 million at December 31, 2003. This $133 million decline reflects the cash infusion of $450 million from ST Telemedia for a 61.5% equity ownership in New GCL valued at $250 million and to purchase the $200 million 11% New Senior Secured Notes. The prolonged bankruptcy period resulted in 2003 cash outflows in excess of $467 million (including $13 million of restricted cash payments) for payments in connection with the reorganization. On the Effective Date, all of the subject to compromise liabilities totaling $8.710 billion (not included in working capital at December 31, 2002) were settled for unrestricted cash payments of $213 million and an additional $221 million representing deferred reorganization payments remaining beyond emergence as a component within working capital. The December 31, 2003 working capital calculation contains $128 million of such deferred reorganization costs ($42 million additionally remains in long-term liabilities). The Company also incurred cash costs of approximately $190 million during the year relating to real estate restructuring costs, severance-related costs, retention costs and payments to retained professionals of the bankruptcy case. The significant changes in other attributes of the working capital change included a significant reduction in restricted cash, which was $312 million less at December 31, 2003 versus prior year due primarily to the Effective Date restricted cash payments to pre-petition creditors aggregating approximately $322 million (including $309 million in an escrow account representing proceeds of the December 2001 sale of IPC plus interest and $13 million in an account in control of the JPLs; see Note 5 to the accompanying consolidated financial statements) to complete the settlement of the subject to compromise liabilities previously mentioned in accordance with the Plan of Reorganization. Additionally, in fresh start accounting the current portion of deferred revenue was substantially reduced resulting in a December 31, 2003 deferred revenue current portion balance $187 million less than the balance at December 31, 2002. The remaining positive recurring working capital performance of the business, which benefited from cash collections on pre-existing IRU contracts, was more than offset by required capital expenditures of $152 million in the calendar year. The balance of the changes in working capital primarily relate to the $61 million decline in accounts receivable during the year serving as evidence to the Company’s strong collections efforts.

Cash Flow Activity for the 22-Day period ended December 31, 2003—Successor

Cash and cash equivalents declined from $367 million immediately following the Effective Date to $290 million as of December 31, 2003. This net cash outflow was primarily attributable to $63 million of restructuring and reorganization related disbursements during the brief 22-day period, along with $11 million in cash capital expenditures. In late December Global Marine collected $8 million early on a note receivable related to the sale of a vessel that had occurred earlier in 2003. A $15 million installment under the settlement with Microsoft (see Item 3, “Legal Proceedings,” of the Original Form 10-K Filing) was received on December 31, 2003.

Cash Flow Activity for the period January 1, 2003 to December 9, 2003—Predecessor

Cash and cash equivalents declined from $423 million on December 31, 2002 to $367 million immediately following the Effective Date. As depicted in Note 4, “Fresh Start Accounting”, in the accompanying financial statements, cash and cash equivalents at the commencement of the Effective Date was $196 million. During the emergence closing activities the Company received a combined debt and equity infusion of $450 million from ST Telemedia and subsequently disbursed $279 million of that cash to satisfy closing day payment requirements to pre-petition creditors $213 million as previously mentioned, $10 million to fund escrow requirements for existing letters of credit and payments of $56 million to professionals retained in the bankruptcy proceedings and indenture trustee costs. The January 1, 2003 to December 8, 2003 decline in cash of $227 million ($423 million to $196 million) was primarily related to the cash paid for non-Effective Date reorganization costs of $122 million comprised primarily of real estate restructuring costs, severance-related costs, retention costs and payments to retained professionals and cash capital expenditures of $141 million, offset by other positive recurring working capital performance of the business, which benefited from collection of tax refunds and strong collections performance, including collections on pre-existing IRU contracts.

Combined Proforma Cash Flow Activity for January 1, 2003—December 31, 2003

As discussed previously, the net cash outflow of the proforma combined Predecessor and Successor operations in 2003 was $133 million ($583 million after reflecting the $450 million cash infusion from ST Telemedia). Reorganization cost requirements ($467 million), capital expenditures ($152 million) and capital lease obligations ($18 million) were slightly offset by other positive recurring working capital of the business ($36 million) and asset sale proceeds ($19 million) during the year.

In 2002, the net cash outflow of the Company was $184 million. However, in 2002 no external financing occurred during a period in which $292 million in reorganization requirements were funded and capital expenditures were higher than 2003 levels at $281 million. The Company’s working capital benefited from the bankruptcy (i.e. payables due at the time of the filing were stayed while the Company continued its collection efforts from customers) in 2002 by an amount that exceeded the reorganization requirements in the year. In addition the Company collected on pre-existing IRU contracts and received $93 million in tax refunds.

In 2004, the Company is expecting to incur approximately $190 million of cash costs relating to payment of deferred reorganization costs, real estate restructuring costs, and final fees and expenses to be paid to professionals retained in the bankruptcy proceedings. Cash capital expenditures for the telecommunications services segment are expected to range between $145-$165 million and interest costs under the New Senior Secured Notes will be $22 million. The Company expects improvements in working capital from 2003 levels, as payment terms should improve substantially with vendors now that the Company has emerged from bankruptcy protection. As previously discussed herein, the Company ended 2003 with $290 million in unrestricted cash and cash equivalents and anticipates obtaining $100 million of work capital financing to fund operations through January 1, 2005.

Cash Flows from Operating Activities—

Cash flows from operations declined $469 million in 2003 from the 2002 performance due primarily to the working capital benefits experienced by the Company immediately following the bankruptcy filing in January 2002 as previously mentioned. The cash used in operating activities in 2003 of $420 million is primarily comprised of $467 million in reorganization costs incurred offset by $36 million net inflows from other working capital.

A further direct cash flow analysis of 2003 working capital performance reveals that cash collections from telecommunications operations approximated $2.775 billion in 2003 and the installation and maintenance segment collected approximately $195 million in cash during the year from its collection efforts, termination of ship charter ($15 million) and sales of vessels and other marine equipment ($15 million). The telecommunications services segment receipts just mentioned do not include approximately $65 million of collections under IRU contracts during 2003, including $27 million from one customer, which represented the fourth and final installment under a contract that originated in 1999, and approximately $33 million from another customer for whom we are providing significant capacity to on our UK network. In addition, during 2003, the Company’s cash needs due to the bankruptcy and restructuring related costs were assisted by the receipt of significant nonrecurring cash receipts, including $23 million and $20 million related to the Microsoft and Softbank settlements (see Item 3 “Legal Proceedings,” of the Original Form 10-K Filing), respectively, and $35 million in tax refunds.

Cash disbursements for cost of access approximated $2 billion in 2003, which is representative of the continuing strict enforcement of payment terms by our vendors throughout 2003 and a reduction in the access liability of $6 million year over year. Operating cash disbursements (including those relating to the segment’s restructuring efforts) at the installation and maintenance services segment approximated $190 million for 2003. However, the cumulative net cash flow of the above mentioned items was not adequate to cover the 2003 telecommunications services segment operating cash disbursements (including cost of sales, real estate, payroll, 2002 annual bonus costs, third party maintenance and general and administrative costs) of approximately $910 million.

Cash Flows from Investing Activities—

Capital expenditures declined $129 million in 2003 from 2002 levels. In the prolonged period of bankruptcy the Company’s capital requirements diminished as it operated in a customer retention operating model requiring less capital to maintain the existing revenue stream. The majority of the decline was represented by outflows in 2002 by foreign subsidiaries of the Company, not protected from local vendors under the bankruptcy laws in the United States, to their respective vendors for capital projects completed prior to the bankruptcy filing in January 2002. Certain of these payments continued into 2003, but not at the levels that were experienced in 2002. The remainder of the 2003 capital expenditures was necessary to meet customer requirements and network maintenance demands. The decline in capital expenditures was offset by a decrease in proceeds received from the sale of fixed assets. The Company actively sold unnecessary equipment and real estate related assets in its telecommunications services segment early in the bankruptcy proceedings. A majority of the 2003 fixed asset sale activity occurred in the installation and maintenance segment as Global Marine continued to reduce its cost structure by selling certain vessels.

Cash Flows from Financing Activities—

Results from financing activities improved $428 million in 2003 from 2002 levels due directly to the $450 million capital and debt infusion by ST Telemedia on the Effective Date. The remainder of the financing activities in 2003 largely comprise required payments under capital leases, primarily by GC UK relating to their rail network and Global Marine related to their fleet of vessels. In 2002, $17 million in proceeds from short-term borrowings offset the capital lease cash activity.

Contractual Cash Commitments

The following table summarizes our contractual cash commitments at December 31, 2003:

	Total	Less than 1 year (2004)	1-3 years (2005-2006)	3-5 years (2007-2008)	More than 5 years (2009-2119)
	In millions
Long-term debt obligations(1)	$266	$22	$244	$—	$—
Capital lease obligations	421	36	59	57	269
Operating lease obligations	1,342	170	286	226	660
Purchase obligations(2)	2,286	669	795	346	476

Total	$4,315	$897	$1,384	$629	$1,405

(1)	Amounts represent contractual amounts due, including interest.
(2)	Amounts represent contractual commitments with third parties to purchase network access services ($1.248 billion), maintenance services for portions of our network ($328 million), other purchase order commitments ($67 million), rental payments for restructured properties ($473 million), and deferred reorganization costs related to our bankruptcy proceedings ($170 million). Included in the $67 million of other purchase order commitments is approximately $5 million related to our 2004 estimated incremental expenditures to implement the Network Security Agreement. We expect to incur approximately $2.5 million of incremental expenditures annually for years beyond 2004. The term of the Network Security Agreement is as long as ST Telemedia holds more than 10% of the equity in New GCL. As the term is indeterminable we have not included the commitment beyond 2004.

Credit Risk

We are subject to concentrations of credit risk in our trade receivables. Although our receivables are geographically dispersed and include customers both large and small and in numerous industries, our revenue in our carrier sales channel is generated from services to other carriers in the telecommunications industry. In 2003, our revenues from the carrier sales channel represented approximately 58% of our consolidated revenues.

Off-balance sheet arrangements

We have approximately $20 million of letter of credit, performance and surety bond requirements as of December 31, 2003 relating to our workmen’s compensation and employee liability insurance policies, real estate lease obligations, customer performance obligations and license and permit obligations to governmental agencies. Approximately $18 million of these requirements are collateralized with restricted cash as reflected in the accompanying consolidated financial statements.

From time to time, New GCL and certain of its wholly owned subsidiaries may enter into guarantees on behalf of other wholly owned subsidiaries.

Recently Issued Accounting Pronouncements

See Note 5, “Basis of Presentation and Significant Accounting Policies,” to the accompanying consolidated financial statements for a full description of recently issued accounting pronouncements including the date of adoption and effects on results of operations and financial condition.

Inflation

We do not believe that our business is impacted by inflation to a significantly different extent than the general economy.

ANNEX D TO PROXY STATEMENT

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

(Excerpted from 2003 Annual Report on Form 10-K)

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As of December 9, 2003, Predecessor had obligations relating to our cumulative convertible preferred stock, mandatorily redeemable preferred stock, senior notes, credit facilities, and other debt. All such obligations were cancelled either in exchange for other consideration or without consideration upon our emergence from Chapter 11 pursuant to the Plan of Reorganization and, therefore, do not subject us to future market risk.

On December 9, 2003, the effective date of the Company’s emergence from chapter 11 bankruptcy proceedings, Successor issued $200 million aggregate principal amount of the New Senior Secured Notes. The notes will mature on the third anniversary of their issuance. Interest will accrue at a fixed rate of 11% per annum and will be paid semi-annually. The New Senior Secured Notes will be guaranteed by Successor and all of its material subsidiaries.

Interest Rate Risk

Our cash flows and earnings are subject to fluctuations resulting from changes in interest rates and changes in foreign currency exchange rates and we selectively use financial instruments to manage these risks.

For the period December 10 to December 31, 2003 we were not subject to interest rate fluctuations as our indebtedness had fixed interest rates See “Liquidity and Capital Resources” for information on our indebtedness. For future indebtedness, to the extent we are subject to interest rate risk, our policy will be to manage interest rates through use of a combination of fixed and floating rate debt. Interest rate swaps may be used to adjust interest rate exposures when appropriate based upon market conditions. Our objective in managing exposure to changes in interest rates is to reduce volatility on earnings and cash flow associated with such changes.

As the payment of principal and interest on the GC Debtors’ pre-petition indebtedness was stayed under the Bankruptcy Code, there was no interest rate risk for our indebtedness for the period January 1, 2003 to December 9, 2003.

Foreign Currency Risk

We did not enter into any forward currency contracts during 2003 and 2002 as a result of constraints while in bankruptcy. The Euro and pound sterling were the principal foreign currencies held by us in 2003 and 2002.

D-1

For our subsidiaries using the U.S. dollar as their functional currency, translation adjustments are recorded in the accompanying consolidated statements of operations. Our foreign exchange transaction gains (losses) for the period December 10, 2003 to December 31, 2003, the period January 1, 2003 to December 9, 2003, and the years ended December 31, 2002 and 2001 were $2 million, $15 million, $(26) million and $(21) million, respectively.

For our subsidiaries not using the U.S. dollar as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the period. Resulting translation adjustments are recorded directly to a separate component of shareholders’ equity. For the period December 10, 2003 to December 31, 2003, the period January 1, 2003 to December 9, 2003 and the years ended December 31, 2002 and 2001, losses from foreign currency translations were $4 million, $68 million, $65 million and $ 77 million, respectively.

We have not entered into, and do not intend to enter into, financial instruments for speculation or trading purposes. Additional information regarding financial instruments is contained in Note 26, “Derivative Instruments and Hedging Activities,” and Note 27, “Financial Instruments,” to the accompanying consolidated financial statements included in this Annual Report.

D-2

ANNEX E TO PROXY STATEMENT

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR

THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(Excerpted from Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share information)

	Successor
	September 30, 2004	December 31, 2003
	(unaudited)	(Restated)
ASSETS:
Current assets:
Cash and cash equivalents	$88	$216
Restricted cash and cash equivalents	5	12
Accounts receivable, net of allowances of $111 and $125	313	402
Other current assets and prepaid costs	98	145
Current assets of discontinued operations	—	117

Total current assets	504	892
Property and equipment, net	1,059	1,133
Intangible assets, net	63	110
Other assets.	54	44
Non current assets of discontinued operations	2	69

Total assets	$1,682	$2,248

LIABILITIES:
Current liabilities:
Short-term borrowings with controlling shareholder	$80	$—
Accounts payable	144	128
Accrued cost of access	224	229
Accrued restructuring costs	41	31
Deferred revenue—current portion	88	78
Deferred reorganization costs—current portion	51	128
Other current liabilities	346	386
Current liabilities of discontinued operations	—	60

Total current liabilities	974	1,040
Debt with controlling shareholder	200	200
Obligations under capital leases	92	84
Deferred revenue.	134	148
Accrued restructuring costs	111	155
Deferred reorganization costs	31	42
Other deferred liabilities	46	36
Non current liabilities of discontinued operations	—	150

Total liabilities	1,588	1,855

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, 45,000,000 shares authorized, par value $0.10 per share, 18,000,000 shares issued and outstanding with controlling shareholder as of September 30 2004 and December 31, 2003	2	2
Common stock, 55,000,000 shares authorized, par value $0.01 per share, 22,000,000 (6,600,000 with the controlling shareholder) shares issued and outstanding as of September 30, 2004 and December 31, 2003	—	—
Additional paid-in capital	423	406
Accumulated other comprehensive income (loss)	4	(4)
Accumulated deficit	(335)	(11)

	94	393

Total liabilities and shareholders’ equity	$1,682	$2,248

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in millions, except share and per share information)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
		(Restated)		(Restated)
REVENUES	$617	$696	$1,907	$2,084
OPERATING EXPENSES:
Cost of access and maintenance	463	524	1,450	1,594
Other operating expenses	194	186	579	563
Depreciation and amortization	45	34	127	100

	702	744	2,156	2,257

OPERATING LOSS	(85)	(48)	(249)	(173)
OTHER INCOME (EXPENSE):
Interest expense, net	(13)	(4)	(28)	(12)
Other income (expense), net	2	(3)	7	21

LOSS BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	(96)	(55)	(270)	(164)
Reorganization items, net	—	(30)	—	(36)
Gain on preconfirmation contingencies	5	—	5	—

LOSS FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(91)	(85)	(265)	(200)
Provision for income taxes	(6)	(1)	(33)	(4)

LOSS FROM CONTINUING OPERATIONS	(97)	(86)	(298)	(204)
Discontinued operations, net of income tax	(4)	6	(26)	—

NET LOSS	(101)	(80)	(324)	(204)
Preferred stock dividends	(1)	—	(3)	—

LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(102)	$(80)	(327)	$(204)

LOSS PER COMMON SHARE, basic and diluted:
Loss from continuing operating applicable to common shareholders	$(4.46)	$(0.09)	$(13.68)	$(0.22)

Income (loss) from discontinued operations, net	$(0.18)	$—	$(1.18)	$—

Loss applicable to common shareholders	$(4.64)	$(0.09)	$(14.86)	$(0.22)

Shares used in computing basic and diluted loss per share	22,000,000	909,457,012	22,000,000	909,345,266

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Nine Months Ended September 30,
	2004	2003
		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(324)	$(204)
Adjustments to reconcile net loss to net cash used in continuing operations:
Loss from discontinued operations	26	—
Depreciation and amortization	127	100
Amortization of prior period IRUs	(3)	(63)
Stock related expenses	20	—
Non cash income tax provision	24	—
Reorganization items, net	—	36
Deferred reorganization costs	(84)	—
Gain on preconfirmation contingencies	(5)	—
Bad debt expense	14	38
Non cash other income	—	(12)
Other	2	5
Changes in operating assets and liabilities	69	128

Net cash (used in) provided by continuing operations	(134)	28
Net cash used in discontinued operations	(12)	(15)
Net cash used in reorganization items	—	(112)

Net cash used in operating activities	(146)	(99)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(75)	(118)
Proceeds from sale of property and equipment	—	1
Proceeds from sale of discontinued operations	1	—
Change in restricted cash and cash equivalents	—	(3)
Proceeds from sale of marketable securities	19	2
Proceeds from sale of equity interest in holding companies	4	—

Net cash used in investing activities	(51)	(118)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings with controlling shareholder	80	—
Repayment of capital lease obligations	(10)	(9)
Other	(2)	—

Net cash provided by (used in) financing activities	68	(9)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1	6

NET DECREASE IN CASH AND CASH EQUIVALENTS	(128)	(220)
CASH AND CASH EQUIVALENTS, beginning of period	216	367

CASH AND CASH EQUIVALENTS, end of period	$88	$147

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) for income taxes, net	$2	$(33)

Cash paid for interest[1]	$20	$6

[1]	No interest has been capitalized since December 31, 2001.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except number of sites, square footage, employees, share and per share information)

1. BACKGROUND AND ORGANIZATION

Global Crossing Limited (formerly GC Acquisition Ltd.), a company organized under the laws of Bermuda in 2002 (“New GCL”), became the successor to Global Crossing Ltd., a company organized under the laws of Bermuda in 1997 (“Old GCL”), as a result of the consummation of the transactions contemplated by the Joint Plan of Reorganization, as amended (the “Plan of Reorganization”) of Old GCL and certain of its debtor subsidiaries (Old GCL, collectively with its debtor subsidiaries, the “GC Debtors”), pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) on December 9, 2003 (the “Effective Date”). In these notes to the condensed consolidated financial statements, references to the “Company” in respect of time periods preceding the Effective Date are references to Old GCL and its consolidated subsidiaries (collectively, the “Predecessor”), while such references in respect of time periods commencing with the Effective Date are references to New GCL and its consolidated subsidiaries (collectively, the “Successor”).

The Company provides telecommunication services using a global IP-based network that directly connects more than 300 cities in over 30 countries and delivers services to more than 500 major cities in over 50 countries around the world. The Company serves many of the world’s largest corporations, providing a full range of managed data and voice products and services. The Company operates throughout the Americas and Europe. The Company provides services throughout the Asia/Pacific region through commercial arrangements with other carriers. Through its former Global Marine Systems Limited (“GMS” or “Global Marine”) subsidiary, prior to August 13, 2004, the Company also provided installation and maintenance services for subsea telecommunications systems (see Note 4).

The Company’s strategy is to be a premier provider of global data and Internet Protocol (“IP”) services in commercial centers worldwide by building on its extensive broadband network and technological capabilities.

At September 30, 2004, the Company’s available liquidity consisted of $88 of unrestricted cash and cash equivalents. At September 30, 2004, the Company also held $17 ($12 of which is included in long-term other assets) in restricted cash. This restricted cash represents collateral relating to certain letters of credit, guarantees, performance bonds and deposits.

The Company expects that its available liquidity will continue to decline during the remainder of 2004 due to operating cash flow requirements and estimated payments of $28 for deferred reorganization costs, and that the Company will require substantial additional cash to fund operating cash flow requirements in future quarters.

On May 18, 2004, the Company reached agreement with a subsidiary of Singapore Technologies Telemedia Pte Ltd, the Company’s indirect majority stockholder (“ST Telemedia”), to provide the Company with up to $100 in financing under a senior secured loan facility (the “Bridge Loan Facility”). The Bridge Loan Facility was entered into by the Company’s primary operating company subsidiary in the United Kingdom, Global Crossing (UK) Telecommunications Limited (“GCUK”), and STT Communications Ltd. (“STTC”). STTC subsequently assigned its rights and obligations under the Bridge Loan Facility to STT Crossing Ltd., another subsidiary of ST Telemedia (“STT Crossing”). All $100 of availability under the Bridge Loan Facility had been borrowed by October 1, 2004. On November 2, 2004, the Bridge Loan Facility was amended to increase the availability thereunder to $125, and the Company borrowed the additional $25 on November 5, 2004. The Bridge Loan Facility was originally scheduled to mature on December 31, 2004 and initially bore interest at a rate equal to one-month LIBOR plus 9.9%. Every 90 days after the May 18, 2004 closing, the spread over LIBOR increases by 0.5%. In addition, the Company is required to pay a fee of 1.0% per annum on any undrawn portion of the Bridge Loan Facility.

On November 5, 2004, STT Crossing and STT Hungary Liquidity Management Limited Liability Company (“STT Hungary”), the subsidiary of ST Telemedia that holds the $200 of senior secured notes issued on the

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, employees, share and per share information)

Effective Date (the “Senior Secured Notes”), agreed to the deferral of certain payments on the Bridge Loan Facility and the Senior Secured Notes. Specifically, STT Crossing and STT Hungary agreed to defer approximately $15 in aggregate interest payments otherwise due in December 2004 until the earlier of January 15, 2005 and the completion of the GCUK secured debt financing referred to below. STT Crossing also agreed to defer the final maturity date of the Bridge Loan Facility from December 31, 2004 to the earlier of January 15, 2005 or the completion of the GCUK secured debt financing (when borrowings under the Bridge Loan Facility would be refinanced, as described below). As a result of these deferrals, the Company has sufficient liquidity to meet its anticipated liquidity needs through December 2004, by which time the Company believes that it can complete the recapitalization plan described below (the “Recapitalization Plan”). If the Company is unable to complete the Recapitalization Plan this December and to improve operating results to achieve positive operating cash flows in the future, the Company will be unable to meet its anticipated liquidity requirements.

During 2004, the Company has been seeking to arrange financing to provide it with additional liquidity. Such financing has been expected to include a secured debt financing by GCUK and a working capital facility secured by certain accounts receivable. The indenture for the Senior Secured Notes permits the Company to incur the following (now subject to the terms of the restructuring agreement described below): (i) up to $150 in additional debt under one or more working capital facilities, (ii) up to $50 in purchase money debt or capital lease obligations, (iii) up to $10 in debt for general corporate purposes and (iv) additional subordinated debt if the Company satisfies the leverage ratio specified in the indenture, although the Company does not expect to satisfy such ratio for the foreseeable future.

Although the indenture for the Senior Secured Notes permits the Company to borrow up to $150 under one or more working capital facilities, discussions with potential lenders revealed that an amendment of the collateral security provisions of the Senior Secured Notes would be required in order for the Company to obtain financing under such a working capital facility. In addition, the Company’s long-term financing requirements are substantially in excess of the amounts permitted to be incurred under the Senior Secured Notes indenture. Thus, in order to permit a secured debt financing by GCUK and a working capital facility to proceed, on October 8, 2004 the Company entered into a restructuring agreement with STTC, STT Crossing and STT Hungary (the “Restructuring Agreement”).

The Restructuring Agreement contemplates the simultaneous occurrence of the following transactions: (1) the closing of a secured debt financing by GCUK, through which the Company believes it can raise gross proceeds of $300 or more; (2) the release of the security interests securing the Senior Secured Notes and the Bridge Loan Facility; (3) the repayment of $75 of the Senior Secured Notes; and (4) the refinancing of the Bridge Loan Facility and the remaining Senior Secured Notes by $250 principal amount of 4.7% payable-in-kind secured debt instruments (the “GCL Convertible Notes”) that will be mandatorily convertible into common equity of GCL after four years, or converted earlier at ST Crossing’s and STT Hungary’s option, into approximately 16.2 million shares of common stock of the Company (assuming conversion after four years at the conversion price of $18.60 per share), subject to certain adjustments. The GCL Convertible Notes will be secured in a manner substantially similar to the Senior Secured Notes, except that they will not have liens on assets of GCUK. In addition, the Restructuring Agreement contemplates that STT Crossing and STT Hungary will negotiate in good faith with prospective lenders under a working capital facility to be secured by certain accounts receivable regarding the intercreditor arrangements relating to the collateral security provisions of such facility. The Restructuring Agreement contains general descriptions of these transactions and is subject to completion of definitive documentation satisfactory to the parties and a number of other material conditions described therein. The Company can provide no assurance that the Recapitalization Plan will be completed.

Based on the Company’s operating plan and commitment to adhere to that plan, ST Telemedia previously indicated, in early October 2004, to our prior independent public accountants, Grant Thornton LLP, ST

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, employees, share and per share information)

Telemedia’s non-binding intention, if the Company cannot arrange additional financing by the end of November 2004, to provide up to $155 of financial support to the Company (which support could come, in part, in the form of a restructuring or refinancing of the $125 Bridge Loan Facility and the interest payments due thereunder) to be used as additional working capital to fund the needs of the Company’s business as required through the first quarter of 2005, on such terms and conditions as the Company and ST Telemedia may agree. While ST Telemedia has indicated its intention to provide this financial support to the Company if necessary and management expects that ST Telemedia would make such financial support available if the Recapitalization Plan does not close on a timely basis, neither ST Telemedia nor any of its affiliates has any contractual obligation to provide financial support to the Company, and the Company can provide no assurance that ST Telemedia would provide any such financial support.

Restatement of Previously Issued Financial Statements

In April 2004, in the course of preparing the Company’s condensed consolidated financial statements for the first quarter of 2004, management of the Company became concerned with the adequacy of the Company’s accrued cost of access liabilities. Upon review, the Company concluded that its December 31, 2003 cost of access liabilities were understated by $79. After substantial review and evolution as to how the Company should account for the understatements, the Company finally concluded, after consultation with the Staff of the Securities and Exchange Commission, that a restatement of 2003 previously reported periods was required. The condensed consolidated financial statements as of and for the three and nine months ended September 30, 2003, included in this quarterly report on Form 10-Q, reflect the impact of the restatement related to these periods. For more information regarding the restatement and its impact on all previously issued financial statements affected, see the consolidated financial statements included in the Company’s amended annual report on Form 10-K/A for the year ended December 31, 2003.

2. BASIS OF PRESENTATION

Basis of Presentation and Use of Estimates

The accompanying unaudited interim condensed consolidated financial statements as of September 30, 2004, and for the three and nine months ended September 30, 2004 and 2003 have been prepared in accordance

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, employees, share and per share information)

with accounting principles generally accepted in the United States (“U.S. GAAP”) and include the accounts of New GCL and its consolidated subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The unaudited interim condensed consolidated financial statements reflect all adjustments, consisting of normal recurring items, which are, in the opinion of management, necessary to present a fair statement of the results of the interim period presented in accordance with Regulation S-X Rule 10-01. The results of operations for any interim period are not necessarily indicative of results for the full year. As a result of entering into a series of agreements for the sale of GMS and the transfer of the Company’s forty-nine percent shareholding in S.B. Submarine Systems Company Ltd. (“SBSS”) on August 13, 2004, the results of their operations and their assets and liabilities have been classified as a discontinued operation for all periods presented and the Company’s only remaining reportable segment is telecommunications services.

The preparation of unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the unaudited interim condensed consolidated financial statements and the accompanying notes, as well as the reported amounts of revenue and expenses during the reporting period. Actual amounts and results could differ from those estimates. The estimates the Company makes are based on historical factors, current circumstances and the experience and judgment of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the Company’s evaluations.

The accompanying unaudited condensed consolidated financial statements do not include all footnotes and certain financial presentations normally required under U.S. GAAP. Therefore, these financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s amended annual report on Form 10-K/A for the fiscal year ended December 31, 2003.

Old GCL and certain subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code and accordingly the accompanying unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2003 have also been prepared in accordance with Statement of Position No. 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”). SOP 90-7 requires an entity’s statement of operations to portray the results of operations of the entity during Chapter 11 proceedings. As a result, any revenues, expenses, realized gains and losses, and provisions resulting from the reorganization and restructuring of the organization should be reported separately as reorganization items, except those required to be reported as discontinued operations and extraordinary items in conformity with Accounting Principles Board Opinion No. 30 (“APB No. 30”), “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, as amended by Statement of Financial Accounting Standards (“SFAS”) No. 145 (“SFAS No.145”), “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”, and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”).

Reclassifications

Certain prior year amounts have been reclassified in the accompanying unaudited condensed consolidated financial statements for consistent presentation to current period amounts.

Recently Issued Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board (“FASB”) completed its deliberations regarding the proposed modification to FASB Interpretation No. 46, “Consolidation of Variable Interest Entities

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, employees, share and per share information)

an interpretation of ARB No. 51” (“FIN 46”), and issued FASB Interpretation Number 46R, “Consolidation of Variable Interest Entities-an Interpretation of ARB No. 51” (“FIN 46R”). The decisions reached included a deferral of the effective date and provisions for additional scope exceptions for certain type of variable interests. Application of FIN 46R is required in financial statements of public entities that have interests in variable interest entities (“VIEs”), or potential VIEs commonly referred to as special-purpose entities, for periods ending after December 15, 2003. Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods ending after March 15, 2004. Based on the analysis performed by the Company to date, FIN 46R does not have any effect on the condensed consolidated financial statements.

In December 2003, the FASB issued SFAS No. 132 (Revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (“SFAS No. 132R”). SFAS No. 132R increases the existing U.S. GAAP disclosure requirements by requiring more details about pension plan assets, benefit obligations, cash flows, benefit costs and related information. Companies are now required to segregate plan assets by category, such as debt, equity and real estate, and to provide certain expected rates of return and other informational disclosures. In addition, SFAS No. 132R requires companies to disclose various elements of pension and postretirement benefit costs in interim-period financial statements for quarters beginning after December 15, 2003 which have been included in these notes to condensed consolidated financial statements (see Note 6).

In May 2004, the FASB issued FASB Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP No. 106-2”). FSP No. 106-2, which replaced the same titled FSP No. 106-1, provides guidance on the accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Improvement Act”) that was signed into law in December 2003. Under FSP No. 106-1, the Company elected to defer the accounting for the effects of the Medicare Improvement Act. FSP No. 106-2 is effective for quarters beginning after June 15, 2004. The Company is evaluating the impact of the Medicare Improvement Act and FSP No. 106-2. Accordingly, the Company’s postretirement benefit obligation and net postretirement health care costs included in the condensed consolidated financial statements do not reflect the effects of the Medicare Improvement Act.

3. FRESH START ACCOUNTING

The Company implemented “fresh start” accounting and reporting in accordance with the American Institute of Certified Public Accountants (“AICPA”) SOP 90-7, upon its emergence from bankruptcy on the Effective Date. Fresh start accounting required the Company to allocate the reorganization value to its assets and liabilities based upon their estimated fair values. The reorganization value of $407 was determined pursuant to the Company’s Plan of Reorganization and ST Telemedia’s $250 equity investment for 61.5% ownership. Adopting fresh start accounting has resulted in material adjustments to the historical carrying amount of the Company’s assets and liabilities. The reorganization value was allocated by the Company to its assets and liabilities based upon their preliminary estimated fair values. The Company engaged an independent appraiser to assist in the allocation of the reorganization value and in determining the fair market value of its property and equipment and intangible assets. The fair values of the assets as determined for fresh start reporting were based on estimates of anticipated future cash flow. Liabilities existing on the Effective Date are stated at the present values of amounts to be paid discounted at appropriate rates. As provided by the accounting rules, the Company uses a one-year period following the Effective Date to finalize the allocation of the reorganization value to our assets and liabilities, excluding changes in amounts related to pre-confirmation contingencies which are included in the determination of net income in accordance with AICPA Practice Bulletin 11, “Accounting for Preconfirmation Contingencies in Fresh Start Reporting.” The determination of fair values of assets and liabilities is subject to significant estimation and assumptions.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, employees, share and per share information)

The following table reflects the debt and equity restructuring, reorganization adjustments and the adoption of fresh start reporting adjustments to the Company’s consolidated balance sheet as of the Effective Date.

	Predecessor December 9, 2003	Debt & Equity Restructuring		Reorganization Adjustments		Fresh Start Adjustments		Successor December 9, 2003
	As Restated	As Restated		As Reported		As Restated		As Restated
ASSETS:
Current Assets:
Cash and cash equivalents	$131	$—		$450	(a)	$—		$302
				(279	)(b)
Restricted cash and cash equivalents	329	—		(322	)(c)	—		17
				10	(d)
Accounts receivable, net	363	—		—		(3	)(k)	360
Other current assets and prepaid costs	161	—		—		(27	)(k)	134
Current assets of discontinued operations	110					(3	)(k)	107

Total current assets	1,094	—		(141)		(33)		$920
Property and equipment, net	980	—		—		130	(l)	1,110
Intangibles, net	—	—		—		110	(l)	110
Other assets	110	—		—		(43	)(l)	44
Non current assets of discontinued operations	75	—		—		1	(l)	76

Total assets	$2,259	$—		$(141)		$142		$2,260

LIABILITIES:
Current liabilities not subject to compromise:
Accounts payable	$82	$—		$—		$(3	)(m)	$79
Accrued cost of access	286	—		—		(2	)(m)	284
Accrued restructuring costs—current portion	30	—		—		—		30
Deferred revenue—current portion	211	—		—		(151	)(n)	60
Deferred reorganization costs—current portion	—	202	(e)	(13	)(g)	—		189
Other current liabilities	455	—		(56	)(g)	(15	)(m)	414
Current liabilities of discontinued operations	101	—		—		(30)		71

Total current liabilities	1,165	202		(69)		(171)		1,127
Debt with controlling shareholder	—	—		200	(h)	—		200
Obligations under capital leases	80	—		—			—	80
Deferred revenue	1,337	—		—		(1,247	)(n)	90
Deferred reorganization costs	—	32	(e)	—		—		32
Other deferred liabilities	175	—		—		(1	)(m)	174
Non current liabilities of discontinued operations	173					(23	)(m)	150
				(522	)(f)			—
Liabilities subject to compromise	8,710	(8,031	)(f)	(157	)(f)	—		—

Total liabilities	11,640	(7,797)		(548)		(1,442)		1,853

CUMULATIVE CONVERTIBLE PREFERRED STOCK	1,894	(1,894	)(l)	—		—		—

SHAREHOLDERS’ EQUITY (DEFICIT):
Preferred stock	—	—		2	(j)	—		2
Common stock	9	(9	)(i)	—		—		—
Treasury stock	(209)	209	(i)	—		—		—
Additional paid-in capital	14,374	(14,374	)(i)	405	(j)	—		405
Accumulated other comprehensive loss	(415)	—		—		415	(o)	—
Accumulated deficit	(25,034)	23,934	(o)	—		1,100	(o)	—

	(11,275)	9,760		407		1,515		407

Total liabilities and shareholders’ equity	$2,259	$69		$(141)		$73		$2,260

Debt and equity restructuring, reorganization adjustments, emergence date and fresh start accounting adjustments consist primarily of the following:

(a)	To record the receipt of the $250 equity infusion from ST Telemedia and the $200 of cash proceeds for ST Telemedia’s purchase of the New Senior Secured Notes.

(b)

To record the payment of $200 of unrestricted cash to the secured and unsecured creditors and to record the payment of $56 in professional fees to the advisors to the unsecured and secured creditors, joint

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, employees, share and per share information)

provisional liquidators, the indenture trustees and their counsels and certain of the Company’s advisors. The balance of this amount was utilized to cash collateralize certain letter of credit requirements ($10), pay post emergence professional fees to the estate ($7), fund the Class G distribution ($3) and pay certain vendor settlements that were not deferred past the emergence date ($3).

(c)	To record the payment out of restricted cash of $315 to the secured creditors and $7 to unsecured creditors in accordance with the Plan of Reorganization.

(d)	To record cash restricted at closing to establish collateral for certain Company letter of credit requirements.

(e)	To establish $234 of deferred reorganization costs representing subject to compromise liabilities not required to be funded at emergence as described in the related settlement agreements and/or the Plan of Reorganization. Certain settlement payments in connection with access vendors (approximately $12) and the Federal tax settlement (approximately $15) are due beyond one year of the emergence date.

(f)	To record the discharge of subject to compromise liabilities in consideration for the $522 in cash settlements at emergence referred to in (b) and (c) and 38.5% of the common stock (valued at $157 in the Plan of Reorganization) in New GCL including indebtedness of $6,641 for pre-petition debt obligations, $526 of pre-petition mandatorily redeemable preferred stock (classified as a liability in accordance with SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,”) and $1,547 of pre-petition liabilities including accrued cost of access, accrued construction costs, and other liabilities.

(g)	To record the payment of required emergence costs including professional fees and vendors settlements.

(h)	To reflect the outstanding principal amount under the Senior Secured Notes, in accordance with the Plan of Reorganization.

(i)	To cancel all of the outstanding preferred and common stock, including the treasury stock, of Old GCL in accordance with the Plan of Reorganization.

(j)	To record the issuance of equity in New GCL consisting of 18 million shares of preferred stock and 6.6 million shares of common stock to ST Telemedia for 61.5% ownership, the issuance of 13 million shares of common stock for 32.5% ownership to the unsecured creditor classes and 2.4 million shares of common stock to the secured creditors for 6% ownership all in accordance with the Plan of Reorganization.

(k)	To adjust the carrying value of receivables, certain prepaid lease and maintenance agreements and certain value-added tax recoverable positions of foreign entities to fair value in accordance with fresh start accounting.

(l)	To adjust the carrying value of property and equipment, intangibles and investments in unconsolidated affiliates to fair value in accordance with fresh start accounting. The Company engaged an independent appraiser to assist in the allocation and valuation of these assets.

(m)	To adjust the carrying value of certain liabilities to fair value in accordance with fresh start accounting.

(n)	To adjust the carrying value of deferred revenue to fair value in accordance with fresh start accounting.

(o)	To close out the remaining equity balances of Old GCL in accordance with the recapitalization provisions of fresh start accounting, including accumulated other comprehensive loss of $415, and accumulated deficit of $23,934 and $1,100, respectively.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, employees, share and per share information)

4. DISCONTINUED OPERATIONS AND DISPOSITIONS

Sale of Global Marine Systems

On August 3, 2004, the Company’s board of directors approved a plan to divest GMS, a non-core business, and on August 13, 2004, the Company consummated a series of agreements with Bridgehouse Marine Ltd. (“Bridgehouse”) for the sale of GMS and the transfer of the Company’s forty-nine percent shareholding in SBSS, a joint venture primarily engaged in the subsea cable installation and maintenance business in China, to Bridgehouse for consideration up to $15, subject to certain conditions as defined in the agreements. The Company has sold these assets, because they are not considered core to its strategy. During the third quarter of 2004, the Company completed the sale of GMS for proceeds of $1 in cash, a portion of which was received at the closing and the balance of which will be received when audited financial statements for GMS are delivered, which is expected in the fourth quarter of 2004. No gain was recorded on the sale. The sale of the Company’s holdings in SBSS is currently subject to the approval of the other joint venture holder and regulatory approval of the Chinese government, which is expected to occur by mid-2005. The Company’s agreement to transfer its shareholding in SBSS expires in October 2005.

As a result of these transactions Bridgehouse has assumed all of GMS’s capital and operating lease commitments and the Company is no longer subject to cross-defaults that could have been triggered under the indenture for the Senior Secured Notes and the Bridge Loan Facility as a result of pending defaults by GMS under such lease commitments.

Under the indenture for the Senior Secured Notes, in the event of a sale of GMS, any net proceeds received by the Company, after settlement of liabilities and deal costs, were required to be used to repay the Senior Secured Notes. However, the Company received a waiver of this requirement from STT Hungary, the holder of the Senior Secured Notes, which is a subsidiary of ST Telemedia.

The following is a summary of the net assets and operating results of GMS included in discontinued operations for the three and nine months ended September 30, 2004 and 2003:

	September 30, 2004	December 31, 2003
	(unaudited)
Balance Sheet Data:
Current assets	$—	$117
Property and equipment	—	53
Other assets	2	16

Total assets	2	186

Current liabilities	—	60
Obligations under capital leases	—	116
Other deferred liabilities	—	34

Total liabilities	—	210

Net assets (liabilities)	$2	$(24)

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, employees, share and per share information)

	Three Months Ended September 30, 2004	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2003
	(unaudited)		(unaudited)
Statement of Operations Data:
Revenue	$14	$38	$70	$139
Operating expenses	(20)	(31)	(100)	(128)

Operating income (loss)	(6)	7	(30)	11
Interest expense, net	(2)	(3)	(7)	(10)
Other expense, net	4	2	11	3
Reorganization items	—	—	—	(4)

Discontinued operations, net	$(4)	$6	(26)	$—

5. DEFERRED REORGANIZATION COSTS

Deferred reorganization costs consist of the following:

	Successor
	September 30, 2004	December 31, 2003
	(unaudited)
Access providers	$34	$109
Income taxes	25	25
Non-income taxes	13	21
Other	10	15

Total	82	170
Less—current portion	51	128

Total long-term deferred reorganization costs	$31	$42

In accordance with the Plan of Reorganization certain reorganization costs were not due and payable in full on the Effective Date. The payment terms were negotiated with the claimants during the settlement process. Many of the Company’s access providers are receiving their settlements in twelve equal monthly installments commencing thirty days after the Effective Date. Some access providers agreed to twenty-four monthly installment terms. Most of the telecommunications equipment vendors and other reorganization costs were paid within thirty days of the Effective Date. Certain of the tax claims in the case have payment terms of up to nine years.

6. EMPLOYEE BENEFIT PLANS

The Company sponsors a number of both contributory and non-contributory employee pension plans available to eligible employees of Global Crossing North America, Inc. (f/k/a Frontier Corporation) and GCUK. In addition, the Company also sponsors a post retirement benefit plan for eligible employees of Global Crossing North America, Inc. The plans provide defined benefits based on years of service and final average salary.

In 2004, the Company expects to contribute approximately $3 to its pension plans. The sale of GMS to Bridgehouse was completed on August 13, 2004 and all related pension plan funding requirements were transferred.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, employees, share and per share information)

Details on the effect of operations of the Company’s pension plans are as follows:

	Successor	Predecessor	Successor	Predecessor
	Pension Plans		Pension Plans
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Service cost	$—	$—	$1	$1
Interest cost on projected benefit obligation	1	1	3	2
Expected return on plan assets	(1)	(1)	(4)	(3)
Net amortization and deferral	—	—	—	—

Net cost	$—	$—	$—	$—

The effect of operations of the post retirement benefit plan was less than $1 during the periods presented.

7. STOCK-BASED COMPENSATION

Stock options

For the three and nine months ended September 30, 2003, the Company accounted for employee stock options using the intrinsic method in accordance with APB No. 25 as amended by SFAS No. 123 and, as a result, did not recognize compensation expense. Had compensation expense been determined and recorded based upon the fair value recognition provisions of SFAS No. 123, net loss and loss per share for the Predecessor would have been the following pro forma amounts for the three and nine months ended September 30, 2003 restated:

	Predecessor
	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2003
	(Restated)	(Restated)
	(unaudited)
Loss applicable to common shareholders, as reported	$(80)	$(204)
Stock-based employee compensation expense determined under fair-value-based method	(47)	(143)

Pro forma loss applicable to common shareholders	$(127)	$(347)

Loss per common share, basic and diluted as reported	$(0.09)	$(0.22)

Pro forma	$(0.14)	$(0.38)

Upon consummation of the Company’s Plan of Reorganization on December 9, 2003, all outstanding options in respect of the Predecessor’s common stock were canceled.

On December 9, 2003, the Company adopted the fair value provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” related to stock option awards granted or modified on December 9, 2003 and thereafter. The stock compensation expense recognized for the three and nine months ended September 30, 2004 relating to stock option awards granted under Global Crossing Limited 2003 Stock Incentive Plan (the “2003 Stock Incentive Plan”) was approximately $4 and $13, respectively, included in Successor’s net loss as a component of other operating expenses. Under the fair value provisions of SFAS No. 123, the fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model. As New GCL did not have

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, employees, share and per share information)

a historical basis for determining the volatility and expected life assumptions in the model due to New GCL’s short market trading history, the assumptions used are an average of those used by a select group of telecommunications companies. The assumptions used to calculate stock based compensation are an expected volatility of 70%, weighted average risk free rate of return of 3.25%, expected life of 5 years, attrition rate of 6%, and zero dividend yield.

Restricted stock units

During the nine months ended September 30, 2004, the Company awarded 1,183,475 restricted stock units to employees, officers and members of the Board of Directors under the 2003 Global Crossing Stock Incentive Plan. The restricted stock units vest and convert into common shares of New GCL over a period between one and five years, with higher seniority employees having five year vesting periods. Granted but unvested units are forfeited upon termination of employment. The fair value of the restricted stock units on the date of the grant, after reductions for assumed attrition, is amortized to stock compensation expense on a straight-line basis over the vesting period. Compensation expense relating to the restricted stock units was approximately $3 and $7, respectively, included in Successor’s net loss for the three and nine months ended September 30, 2004.

8. OPERATING EXPENSES

Operating expenses consist of the following:

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
		(Restated)		(Restated)
	(unaudited)		(unaudited)
OPERATING EXPENSES:
Cost of access and maintenance:
Cost of access	$435	$496	$1,364	$1,499
Third-party maintenance	28	28	86	95

Total cost of access and maintenance	$463	$524	$1,450	$1,594

Other operating expenses:
Cost of sales	$8	$14	$34	$36
Real estate, network, and operations	99	96	294	299
Sales and marketing	33	32	100	93
Stock-related expenses	7	—	20	—
General and administrative	34	24	97	72
Non-income taxes	6	8	20	25
Bad debt expense	7	12	14	38

Total other operating expenses	$194	$186	$579	$563

Depreciation and amortization	$45	$34	$127	$100

Total operating expenses	$702	$744	$2,156	$2,257

Restructuring charges and incentive compensation under employee retention programs for the three and nine months ended September 30, 2003 were included in reorganization items, net (see Note 9).

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, employees, share and per share information)

9. REORGANIZATION ITEMS

Reorganization items are expenses or income that were incurred or realized by the GC Debtors as a result of the reorganization and are disclosed separately in the Company’s condensed consolidated statement of operations as required by SOP 90-7. These items include professional fees, restructuring costs and retention plan costs relating to the reorganization. These expenses and costs were offset by gains on vendor settlements as well as interest earned on cash accumulated as a result of the GC Debtors’ not paying their pre-petition liabilities during the pendency of the bankruptcy cases as well as vendor settlements. Reorganization items for the three and nine months ended September 30, 2003 were as follows:

	Predecessor
	Three Months Ended September 30, 2003	Nine Months Ended September 30, 2003
	(unaudited)
Professional fees	$(20)	$(62)
Retention plan costs	(6)	(18)
Vendor settlements	—	44
Restructuring costs	(7)	(8)
Interest income, net	3	8

Total reorganization items, net	$(30)	$(36)

Net cash used in reorganization items was $112 for the nine months ended September 30, 2003.

Preconfirmation Contingencies

During the three months ended September 30, 2004, the Company settled various third-party unasserted disputes and revised its estimated liability for other unasserted disputes related to periods prior to the commencement of chapter 11 proceedings. The Company has accounted for this in accordance with AICPA Practice Bulleting 11—Accounting for Preconfirmation Contingencies in Fresh Start Reporting. The resulting gain on the settlements and change in estimated liability of $5 is included within Reorganization Items in the condensed consolidated statement of operations for the three and nine months ended September 30, 2004.

10. RESTRUCTURING ACTIVITY

The Company accounts for exit and disposal activities initiated after January 1, 2003, in accordance with SFAS No. 146, “Accounting for Cost Associated with Exit or Disposal Activities.” During the first quarter of 2004, the Company adopted a restructuring plan primarily to combine previously segregated customer support functions for efficiency and realigning these customer support functions from supporting customer retention and maintenance to supporting customer acquisition as a result of the Company’s emergence from bankruptcy and certain other targeted reductions. The plan resulted in the elimination of approximately 100 employees. As a result, in the first quarter of 2004, the Company recorded $2 of restructuring charges related to severance and related benefit obligations related to the eliminated employees.

During the third quarter of 2004, the Company adopted a restructuring plan to consolidate staff in a particular region into a single location to reduce overhead charges and improve functional efficiency. The restructuring plan resulted in the closure of one facility. As a result in the third quarter of 2004 the Company recorded $1 of restructuring charges related to facility closure costs.

During the nine months ended September 30, 2004 the Company paid ongoing severance payments and continuing lease obligations committed to in previously announced restructuring plans.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, employees, share and per share information)

The table below details the activity associated with the restructuring reserve for the nine months ended September 30, 2004 (unaudited):

	Employee Separations	Facility Closings	Total
Balance at January 1, 2004	$7	$179	$186
Additions	2	1	3
Deductions	(2)	(32)	(34)
Currency impact	—	(3)	(3)

Balance at September 30, 2004	$7	$145	$152

Restructuring costs are recognized in other operating expenses in the condensed consolidated statement of operations for the three and nine months ended September 30, 2004. The Company recognized $8 of restructuring costs for the nine months ended September 30, 2003. See Note 16 for further information on restructuring activities entered into by the Company subsequent to September 30, 2004.

11. COMPREHENSIVE LOSS

The components of comprehensive loss consist of the following:

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
		(Restated)		(Restated)
	(unaudited)		(unaudited)
Net loss	$(101)	$(80)	$(324)	$(204)
Foreign currency translation adjustment	(1)	(13)	8	(75)

Comprehensive loss	$(102)	$(93)	$(316)	$(279)

Foreign currency translation adjustments are not adjusted for income taxes since they relate to investments that are permanent in nature.

12. LOSS PER COMMON SHARE

Basic loss per common share is computed as net loss available to common stockholders divided by the weighted-average number of common shares outstanding for the period. Loss applicable to common stockholders includes preferred stock dividends for the three and nine months ended September 30, 2004. Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, since the Company had a net loss for the three and nine months ended September 30, 2004 and 2003 restated, respectively, diluted loss per common share is the same as basic loss per common share, as any potentially dilutive securities would reduce the loss per common share from continuing operations.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, employees, share and per share information)

The following is a reconciliation of the numerators and the denominators of the basic and diluted loss per share:

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
		(Restated)		(Restated)
	(unaudited)		(unaudited)
Net loss from continuing operations	$(97)	$(86)	$(298)	$(204)
Preferred stock dividends	(1)	—	(3)	—

Loss from continuing operations applicable to common shareholders	$(98)	$(86)	$(301)	$(204)

Weighted average shares outstanding:
Basic and diluted	22,000,000	909,463,931	22,000,000	909,385,256

Loss from continuing operations applicable to common shareholders
Basic and diluted	$(4.46)	$(0.09)	$(13.68)	$(0.22)

For the three and nine months ended September 30, 2004 potentially dilutive securities not included in diluted loss per common share include 18,000,000 shares of convertible preferred stock, 2,139,000 stock options, and 1,117,375 restricted stock units. In addition, stock options and warrants having an exercise price greater than the average market price of the common shares of 87 million and 92 million, calculated on a weighted average basis, for the three and nine months ended September 30, 2003, respectively, were excluded from the computation of diluted loss per share.

13. INCOME TAXES

The Company’s reorganization has resulted in a significantly modified capital structure as a result of applying fresh-start accounting in accordance with SOP 90-7 on the Effective Date. Fresh-start accounting has important consequences on the accounting for the realization of valuation allowances, related to net deferred tax assets that existed on the Effective Date but which arose in pre-emergence periods. Specifically, fresh start accounting requires the reversal of such allowances to be recorded as a reduction of intangible assets until exhausted and thereafter as additional paid in capital and not a benefit that culminates in the earnings process.

For the three and nine months ended September 30, 2004, the Company’s provision for income taxes was $6 and $33, respectively, of which $3 and $24, respectively, were attributable to the tax on current earnings, which was offset by realized pre-emergence net deferred tax assets. The reversal of the related valuation allowance that existed at the fresh start date, which would have benefited earnings under Statement of Financial Accounting Standards No 109, “Accounting for Income Taxes,” has instead been recorded as a reduction of intangible assets. Once intangible assets are reduced to zero, any remaining realization of pre-emergence net deferred tax assets will be recorded as an increase to additional paid in capital. This treatment does not result in any change in liabilities to taxing authorities or in cash flows.

14. CONTINGENCIES

Under the Plan of Reorganization, which became effective on December 9, 2003, essentially all claims against the GC Debtors that arose prior to the commencement of the chapter 11 cases were discharged. Claims

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, employees, share and per share information)

for monetary damages (and equitable claims that give rise to a right to payment), including most of the legal proceedings pending against the Company at that time, were included in that discharge. However, certain claims pending at that time could affect the Successor. The following is a description of those claims and of claims alleged to have arisen after the commencement of the chapter 11 cases.

SBC Communications Inc. Claim

On September 8, 2004, the Company was notified by SBC Communications Inc. (“SBC”) that they believe the Company is engaging in the misrouting of call traffic through third party intermediaries for the purpose of avoiding proper access charges, allegedly in violation of Federal Communications Commission orders. SBC asserts that the Company owes it approximately $19 through July 15, 2004 and has threatened litigation for injunctive and monetary relief if the Company does not pay it this amount and agree to refrain from this allegedly improper activity by September 15, 2004. The Company has responded to SBC denying the claim in the entirety.

Restatement Class Action Litigation

Following the Company’s April 27, 2004 announcement that the Company expected to restate certain of its consolidated financial statements as of and for the year ended December 31, 2003, eight separate class action lawsuits all purporting to be brought on behalf of Company shareholders were commenced against the Company and certain of its officers and directors in the United States District Courts in New Jersey, New York and California.

The complaints in the lawsuits allege that the Company defrauded the public securities markets by (i) understating its access costs and accrued access liabilities, (ii) misrepresenting that the Company monitored the accuracy of systems that measured access costs and that the Company adjusted its “best estimates” of access costs according to data generated from those monitoring systems, (iii) failing to disclose that the Company lacked sufficient internal controls over accounting matters, and (iv) publishing overstated financial results in violation of generally accepted accounting principles.

The complaints assert claims under the federal securities laws, specifically Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and allege that, during the applicable class period, the Company failed to disclose or misrepresented that the Company had materially understated its accrued cost of access liability by $50 to $80 and that the Company had insufficient internal controls to detect the understatement of costs. Plaintiffs contend that such misstatement or omissions artificially inflated the price of the Company’s stock, which declined when the “true” costs were disclosed. Plaintiffs seek compensatory damages as well as other relief.

On June 4, 2004, the Company asked the Judicial Panel on Multidistrict Litigation (the “MDL Panel”) to centralize all of the related cases (and any others that might be filed) before a single court. Originally, the Company requested that the cases be consolidated in the United States District Court for the District of New Jersey. After discussions with two plaintiff groups, however, a joint request was made to transfer the cases to Judge Gerard Lynch of the United States District Court for the Southern District of New York based on his past involvement in prior cases involving the Company. In an order dated October 22, 2004, the MDL Panel granted the joint request and reassigned the cases to Judge Lynch. There are also applications by two of the plaintiffs to be appointed as lead plaintiff in the class actions. The Company anticipates that once lead plaintiff and lead counsel are appointed, they will file a consolidated amended complaint. Defendants then will have a chance to move to dismiss the amended complaint.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, employees, share and per share information)

Securities and Exchange Commission Investigation

On February 5, 2002, the SEC commenced a formal investigation into the Company’s concurrent transactions for purchase and sale of telecommunications capacity services between the Company and our carrier customers and related accounting and disclosure issues. The Company has been cooperating with the SEC by providing documents and other information to the SEC staff, which has taken testimony from current and former officers and directors of Old GCL. To resolve the SEC’s investigation, the Company and certain former officials have entered into negotiations with the SEC staff with a view to settlement, although to date a final settlement has not been reached.

As part of the chapter 11 process, the SEC filed a proof of claim asserting contingent and unliquidated amounts against the Company. However, on November 14, 2003, the Bankruptcy Court approved a stipulation among Predecessor, the SEC and the Company’s unsecured creditors committee in which the SEC withdrew its proof of claim, with prejudice.

Department of Justice Inquiry

In early 2002, the U.S. Attorney’s Office for the Central District of California, in conjunction with the Federal Bureau of Investigation (the “FBI”), began conducting an investigation into the Company’s concurrent transactions and related accounting and disclosure issues. The Company has provided documents to the U.S. Attorney’s office and the FBI, and FBI representatives have interviewed a number of current and former officers and employees of the Company. The Company does not know whether the investigation is ongoing or has concluded.

Department of Labor Investigation

The Department of Labor (“DOL”) is conducting an investigation related to the Company’s administration of its benefit plans, including the acquisition and maintenance of investments in the Company’s 401(k) employee savings plans. The Company has been cooperating with the DOL by providing documents and other information to the DOL staff, and the DOL has interviewed a number of the officers and employees of the Company. Following its investigation, the DOL and certain current and former directors, officers and employees of Old GCL entered into settlement agreements in July 2004 resolving that investigation. Neither Old GCL nor New GCL is a party to any of those agreements. Any claims arising out of the DOL’s ability to impose a civil monetary penalty on the Company was discharged upon consummation of the Plan of Reorganization.

Claim by the United States Department of Commerce

A claim was filed in the Company’s bankruptcy proceedings by the United States Department of Commerce (the “Claimant”) on October 30, 2002 asserting that an undersea cable owned by Pacific Crossing Limited (“PCL”), a former subsidiary of the Company, violates the terms of a Special Use permit issued by the National Oceanic and Atmospheric Administration. The Company believes responsibility for the asserted claim rests entirely with the Company’s former subsidiary. An identical claim has also been filed in the bankruptcy proceedings of the former subsidiary in Delaware. On July 11, 2003, the Company and the Global Crossing Creditors’ Committee filed an objection to this claim with the bankruptcy court. Subsequently, Claimant agreed to limit the size of the pre-petition portion of its claim to $13.5. Negotiations with PCL to resolve the remaining issues are ongoing but no final resolution has been reached.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, employees, share and per share information)

United Kingdom Anti-Trust Investigation

In 2002, an investigation was commenced by the United Kingdom Office of Fair Trading (“OFT”) regarding an allegation that various subsea cable operator entities, including the Company, had engaged in an illegal agreement to collectively boycott a location in the United Kingdom as a means for the landing of subsea telecommunications cables in the United Kingdom. The Company responded to that investigation in 2002 denying the allegation.

In August 2003, the OFT extended its investigation in respect of allegations of price fixing and information sharing on the level of fees that the subsea entities would pay landowners for permission to land submarine telecommunication cables on their land in the United Kingdom. The Company responded to those allegations on October 10, 2003. In July 2004, the Company received a request for the production of certain information and documentation, to which it responded in August 2004.

The Company has cooperated fully with the investigation and has supplied additional factual materials including a number of formal witness statements. In the event that the OFT determines that the Company engaged in anti-competitive behavior, the OFT may impose a fine up to a maximum of 10% of the responsible party’s revenue in the field of activity in the United Kingdom for up to three years preceding the year on which the infringement ended. No findings have been made against the Company and the Company continues to deny any wrongdoing.

Qwest Rights-of-Way Litigation

In May 2001, a purported class action was commenced against three of the Company’s subsidiaries in the United States District Court for the Southern District of Illinois. The complaint alleges that the Company had no right to install a fiber optic cable in rights-of-way granted by the plaintiffs to certain railroads. Pursuant to an agreement with Qwest Communications Corporation, the Company has an indefeasible right to use certain fiber optical cables in a fiber optic communications system constructed by Qwest within the rights-of-way. The complaint alleges that the railroads had only limited rights-of-way granted to them that did not include permission to install fiber optic cable for use by Qwest or any other entities. The action has been brought on behalf of a national class of landowners whose property underlies or is adjacent to a railroad right-of-way within which the fiber optic cables have been installed. The action seeks actual damages in an unstated amount and alleges that the wrongs done by the Company involve fraud, malice, intentional wrongdoing, willful or wanton conduct and/or reckless disregard for the rights of the plaintiff landowners. As a result, plaintiffs also request an award of punitive damages. The Company made a demand of Qwest to defend and indemnify the Company in the lawsuit. In response, Qwest has appointed defense counsel to protect the Company’s interests.

The Company’s North American network includes capacity purchased from Qwest on an Indefeasible Rights of Use (“IRU”) basis. Although the amount of the claim is unstated, an adverse outcome could have an adverse impact on the Company’s ability to utilize large portions of the Company’s North American network. This litigation was stayed against the Company pending the effective date of the Plan of Reorganization, and the plaintiffs’ pre-petition claims against the Company were discharged at that time in accordance with its Plan of Reorganization. By agreement between the parties, the Plan of Reorganization preserved plaintiffs’ rights to pursue any post-confirmation claims of trespass or ejectment. If the plaintiffs were to prevail, the Company could lose its ability to operate large portion of its North American network, although it believes that it would be entitled to indemnification from Qwest for any losses under the terms of the IRU agreement under which Global Crossing originally purchased this capacity.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, employees, share and per share information)

In September 2002, Qwest and certain of the other telecommunication carrier defendants filed a proposed settlement agreement in the United States District Court for the Northern District of Illinois. On July 25, 2003, the court granted preliminary approval of the settlement and entered an order enjoining competing class action claims, except those in Louisiana. The settlement and the court’s injunction are opposed by some, but not all, of the plaintiffs’ counsel and are on appeal before the U.S. Court of Appeals for the Seventh Circuit. If the pending settlement is rejected by the Court of Appeals and claimants ultimately prevail, the Company believes that it is entitled to indemnification from Qwest for any losses.

Customs Tax Audit

A foreign tax authority has concluded a preliminary audit of the Company’s books and records for the years ended December 31, 2001 and 2000 and has made certain initial findings adverse to the Company including the following: failure to disclose discounts on certain goods imported into the country, failure to include the value of software installed on certain computer equipment, and clerical errors in filed import documents.

The Company has now received a formal assessment in the amount of $9.3. The potential customs and duties exposure, including possible treble penalties to the Company, could be as high as $25-$35. The Company is continuing to work with the tax authority to resolve the audit.

Administrative Claims from the Chapter 11 Case

Under the Plan of Reorganization, claims arising after the commencement of the GC Debtors’ chapter 11 cases (“Administrative Claims”) are to be paid in full. As is typical in chapter 11 cases, Administrative Claims were asserted against the GC Debtors that far exceed the amount owed. The Successor has assumed these obligations and is in the process of resolving such Administrative Claims. The Company does not believe that the resolution of those claims will have an adverse effect on the Successor.

Network Rail Copper Lease

A portion of the GCUK Network is subject to a finance lease with Network Rail, the owner of the railway infrastructure in the UK. The finance lease includes provisions addressing copper cable and PABX equipment used by the Company to deliver managed voice services to UK train operating companies (the “Copper Provisions”). Under a prior agreement, the Copper Provisions of the finance lease could have been terminated on 12 months notice. In connection with its plans to modernize the signaling system on the UK railways, Network Rail issued a notice to terminate the Copper Provisions, which termination would have become effective March 31, 2005.

As this prospective termination of the Copper Provisions raised an issue regarding the Company’s ability to continue to provide managed voice services to train operating companies in the UK and could also have led to breaches of certain customer contracts pursuant to which the Company agreed to provide these services beyond March 31, 2005, negotiations were entered into with Network Rail to put in place a new agreement. On November 11, 2004, a new five-year agreement was put in place, enabling the Company to continue to serve these customers on commercially acceptable terms, and furthermore providing a revenue stream for services being provided to Network Rail over the same period.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, employees, share and per share information)

15. RELATED PARTY TRANSACTIONS

Commercial relationships between the Company and ST Telemedia

During the three and nine months ended September 30, 2004, the Company provided approximately $0.2 and $1.0 of telecommunications and cable maintenance services to subsidiaries and affiliates of ST Telemedia. Further, during the three and nine months ended September 30, 2004 the Company received approximately $0.2 and $1.0 of co-location services from an affiliate of ST Telemedia.

In May 2004, the Company reached agreement with a subsidiary of ST Telemedia to provide the Company with up to $100 in financing under the Bridge Loan Facility. Under this facility, the Company borrowed $40 on June 1, 2004, an additional $40 on August 2, 2004, and a final $20 on October 1, 2004.

On June 15, 2004, the Company paid $11.3 of interest on the Senior Secured Notes to a subsidiary of ST Telemedia.

Other relationships between the Company and the STT Shareholder Group

Various contractual arrangements were entered into between the Company and subsidiaries of ST Telemedia in connection with the latter’s investments in the Senior Secured Notes and in the capital stock of New GCL. The material provisions of the indenture and other agreements governing the terms of the Senior Secured Notes are summarized in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” under the heading “Liquidity and Capital Resources-Indebtedness,” in the Company’s amended 2003 annual report on Form 10-K/A. The special voting, registration and other rights of STT Crossing in its capacity as an equity holder are summarized in Item 5, “Market for Registrant’s Common Equity and Related Stockholder Matters,” of the Company’s 2003 annual report on Form 10-K.

See Note 1 for a description of the Bridge Loan Facility and the Restructuring Agreement.

Commercial relationships between the Company and Carlos Slim

According to filings made with the Securities Exchange Commission, Carlos Slim Helu and members of his family (collectively, the “Slim Family”), together with entities controlled by the Slim Family, held greater than 10% of New GCL’s common stock as of September 30, 2004. The members of the Slim Family may therefore be considered related parties of the Company. During the three and nine months ended September 30, 2004, the Company engaged in various commercial transactions in the ordinary course of business with telecommunications companies controlled by or subject to significant influence from the Slim Family (“Slim-Related Entities”). Specifically, during the three and nine months ended September 30, 2004, the Company provided approximately $3 and $4, respectively, of telecommunications services to Slim-Related Entities and purchased approximately $1 and $3, respectively, of access related services from Slim-Related Entities.

16. SUBSEQUENT EVENTS

Business Restructuring Plan

On October 8, 2004, the Company’s board of directors approved a restructuring plan designed to focus on businesses that are consistent with the Company’s overall strategy—to be a premier provider of global data and

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, employees, share and per share information)

Internet Protocol (“IP”) services by building on its extensive broadband network and technological capabilities. The restructuring plan involves concentrating the Company’s efforts in areas that the Company anticipates will provide profitable growth opportunities and moving away from a number of unprofitable and non-strategic parts of the business. The Company has begun to implement the restructuring plan during the fourth quarter of 2004. The Company has developed the restructuring plan in light of ongoing adverse conditions in the telecommunications industry, in particular the continued pricing pressures for telecommunications services. The Company believes that the implementation of the restructuring plan will, over time, reduce the Company’s financing requirements, accelerate the date by which its operating cash flow will be sufficient to satisfy its anticipated liquidity requirements and lead to overall profitability for the Company. The restructuring plan has the following three principal elements.

First, the Company will downsize, discontinue, harvest or exit several business areas. These include small business and consumer local and long distance, financial industry trader voice, calling card, and other low margin services. The Company plans to accomplish this through a series of actions, including commercial actions intended to improve profitability and dispositions and other strategic alternatives. The most significant business that will be affected by these actions is the Company’s legacy North American voice business. The Company anticipates that the restructuring actions will result in significant reductions in revenue from this business area, while continuing with a core, higher margin revenue base sufficient to maintain network efficiencies.

Second, the Company will implement workforce reductions, facilities consolidation and other cost savings initiatives. The Company expects that these restructuring efforts will result in the elimination of approximately 600 positions, representing approximately 15% of its workforce, by March 2005 across a range of business functions and job classes, principally in the Company’s North American operations. The Company expects to achieve approximately $40 to $45 in annual cost savings from the elimination of these positions. As part of the restructuring plan, the Company also plans to close and consolidate a number of offices and other real estate facilities, with associated anticipated annual cost savings of approximately $1 to $2. The restructuring plan also includes outsourcing initiatives intended to reduce ongoing operating expenses, principally in the area of non-access related procurement.

Third, the Company will place greater emphasis on several new business development initiatives in areas where it can capitalize on the Company’s IP network and capabilities. These initiatives are focused principally on global IP offerings and new carrier data offerings and on expanding the Company’s distribution capabilities through systems integrators and other indirect channels. The Company plans to redeploy certain personnel and reorganize its sales and marketing efforts around these initiatives.

As a result of these efforts, the Company estimates that it will incur cash restructuring charges of approximately $12 to $14 for severance and benefits in connection with the anticipated workforce reduction and approximately $4 to $5 related to the real estate consolidation. In addition, the Company is in the process of identifying and evaluating specific vendor contracts implicated by the restructuring in order to estimate the associated restructuring charge, which is expected to be material. Once determined, such estimate will be disclosed in a subsequent SEC report. Based on current plans, the majority of the restructuring charges related to severance and benefits will occur in the final quarter of 2004 and the restructuring charges related to real estate consolidations and termination of vendor contracts will occur in 2005. As a result of these restructuring activities, the Company will perform a review of its long-lived assets to determine if any impairment exists. As of the date of the filing of this quarterly report on Form 10-Q, the Company has eliminated approximately 250 employee positions under this restructuring plan.

DETACH HERE

PROXY

GLOBAL CROSSING LIMITED

Proxy for Extraordinary General Meeting of Shareholders

February 28, 2005

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John J. Legere and Mitchell C. Sussis, and each of them, with power of substitution, as proxies at the extraordinary general meeting of shareholders of GLOBAL CROSSING LIMITED to be held on February 28, 2005, and at any adjournment thereof, and to vote shares of stock of the company which the undersigned would be entitled to vote if personally present.

This proxy will be voted as directed with respect to the proposal referred to in Item 1 on the reverse side, but in the absence of such direction this proxy will be voted FOR the proposal referred to in Item 1.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

		FOR	AGAINST	ABSTAIN
1.	Proposal to approve the anti-dilution provisions of Global Crossing’s $250 million aggregate principal amount of 4.7% Senior Secured Mandatory Convertible Notes due 2008 and to ratify the issuance of such notes and the Board of Director’s approval of the issuance of the common shares into which they are convertible.	☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

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